UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Cleco Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which the transaction applies: Common Stock, $1.00 par value
(2)

Aggregate number of securities to which the transaction applies:

60,875,561 shares of Cleco Corporation Common Stock, which consists of 60,377,666 shares of Cleco Corporation Common Stock, 397,628 shares subject to awards of restricted stock; and 100,267 restricted stock units granted under Cleco equity plans

(3)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the per unit price is $55.37, which is equal to the per share cash consideration to be paid in the merger described herein.

	(4)	Proposed maximum aggregate value of the transaction: $3,370,679,813
(5)

Total fee paid:

$391,673 in accordance with Section 14(g) of the Securities and Exchange Act of 1934, as amended, the filing fee was calculated by multiplying 0.0001162 by the proposed maximum aggregate value of the transaction $3,370,679,813.

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2014

PROPOSED MERGER TRANSACTION—YOUR VOTE IS VERY IMPORTANT

[                    ], 201[5]

Dear Shareholder:

Cleco Corporation has entered into an Agreement and Plan of Merger, dated as of October 17, 2014, referred to as the Merger Agreement, with Como 1 L.P. which we refer to as Parent, an entity formed by a consortium of investors, including Macquarie Infrastructure Partners III, L.P., Macquarie Capital Group Limited (UK Branch), British Columbia Investment Management Corporation, John Hancock Financial and other infrastructure investors, and Como 3 Inc., which we refer to as Merger Sub, an indirect, wholly-owned subsidiary of Parent. Under the Merger Agreement, Cleco Corporation will be acquired through a merger of Merger Sub with and into Cleco Corporation with Cleco Corporation becoming an indirect, wholly-owned subsidiary of Parent. We refer to this transaction as the Merger. If the Merger is completed, you will be entitled to receive $55.37 in cash, without interest, for each outstanding share of Cleco Corporation Common Stock that you own.

You are cordially invited to attend a special meeting of our shareholders, to be held at the Country Inn & Suites by Carlson, located at 2727 Monroe Highway, Pineville Convention Center, Ft. Randolph Room, Pineville, Louisiana 71360, on [                    ], 2015, at 10:00 a.m., Central time. At the special meeting, the shareholders will be asked to consider and vote upon the following proposals:

1.	Merger Proposal: Approval of the Merger Agreement;

2.	Merger Compensation Proposal: Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to the named executive officers of Cleco Corporation in connection with the completion of the Merger; and

3.	Adjournment Proposal: Approval of an adjournment of the special meeting, if necessary or appropriate, to allow Cleco Corporation to solicit additional proxies if there are not sufficient votes at the time of the adjournment to approve the Merger Agreement.

We do not presently expect to transact any other business at the special meeting.

The Board of Directors of Cleco Corporation has unanimously determined that the Merger and the other transactions contemplated thereby are fair to, and in the best interests of, Cleco Corporation and its shareholders, and has approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors of Cleco Corporation unanimously recommends that the shareholders of Cleco Corporation vote “FOR” each of the foregoing proposals. Approval of the Merger Proposal is necessary to complete the Merger. Under Louisiana law, approval of the Merger Proposal will require the affirmative vote (in person or by proxy) of the holders of a majority of the votes entitled to be cast at the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card or voting instruction form in the accompanying prepaid reply envelope, or submit your proxy or voting instructions via the Internet. Your failure to vote will have the same effect as a vote “AGAINST” approval of the Merger Proposal.

A copy of the Merger Agreement is attached as Annex A to the proxy statement. I encourage you to read carefully the proxy statement, including its annexes, in its entirety.

If you have any questions or need assistance voting your shares of Cleco Corporation Common Stock, please contact Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, our proxy solicitor, by calling toll-free at (888) 813-7651. Intermediaries may call collect at (203) 658-9400.

Sincerely,

Bruce A. Williamson

Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosure of this document. Any representation to the contrary is a criminal offense.

This document is dated [                    ], 201[5], and is first being mailed, along with the enclosed proxy card, to the shareholders of Cleco Corporation on or about [                    ], 201[5].

Notice of

Special Meeting

of Shareholders

To be held on [                    ], 2015, at 10:00 a.m., Central time

To the Shareholders of Cleco Corporation:

A special meeting of the Shareholders of Cleco Corporation, a Louisiana corporation (“Cleco”), will be held at 10:00 a.m., Central time, on [                    ], 2015, at the Country Inn & Suites by Carlson, located at 2727 Monroe Highway, Pineville Convention Center, Ft. Randolph Room, Pineville, Louisiana 71360, for the following purposes:

1.	Merger Proposal: To approve the Agreement and Plan of Merger, dated as of October 17, 2014 (the “Merger Agreement”), among Cleco, Como 1 L.P., a Delaware limited partnership (“Parent”), and Como 3 Inc., a Louisiana corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), whereby Merger Sub will be merged with and into Cleco, with Cleco being the surviving corporation (the “Merger”).

2.	Merger Compensation Proposal: To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Cleco in connection with the completion of the Merger.

3.	Adjournment Proposal: To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at that time to approve the proposal to approve the Merger Agreement.

We do not presently expect to transact any other business at the special meeting.

Your vote is very important. Under Louisiana law, approval of the Merger Proposal will require the affirmative vote (in person or by proxy) of the holders of a majority of the votes entitled to be cast at the special meeting.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card or voting instruction form in the accompanying prepaid reply envelope or submit your proxy or voting instructions via the Internet prior to the special meeting to ensure that your shares of Common Stock of Cleco will be represented and voted at the special meeting. Failure to return your proxy card or voting instruction form, or failure to submit your proxy or voting instructions via the Internet, will result in your shares of Common Stock of Cleco not being counted for purposes of determining whether a quorum is present at the special meeting. Failure to vote will have the same effect as a vote against the Merger Proposal. For more information concerning the special meeting, the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, please read the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A thereto.

All shareholders at the close of business on [                    ], 201[5], the record date with respect to the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

For more details on our admission procedures, please refer to page 30 of the accompanying proxy statement.

The Board of Directors of Cleco has unanimously approved the Merger Agreement and recommends that you vote “FOR” each of the foregoing proposals.

No dissenters’ rights will be available to shareholders in connection with the Merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS VIA THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY OR VOTING INSTRUCTIONS PREVIOUSLY SUBMITTED.

Please carefully read the enclosed proxy statement for more information concerning Cleco, the Merger Agreement, the Merger and the proposals to be considered at the special meeting.

By order of the Board of Directors,

Julia E. Callis

Associate General Counsel & Corporate Secretary

[                    ], 201[5]

This document is dated [                    ], 201[5], and is first being mailed, along with the enclosed proxy card, to the shareholders of Cleco on or about [                    ], 201[5].

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Cleco from documents that are not included in or delivered with this document. You may obtain, free of charge, a copy of the documents incorporated by reference into this proxy statement by following the instructions in the section entitled “Where You Can Find More Information.”

For additional questions about the Merger, assistance in submitting proxies or voting shares of our Common Stock or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and brokers call: 1-203-658-9400

Call toll-free: 1-888-813-7651

6	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

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Macquarie Capital Group Limited (UK Branch), Macquarie Infrastructure and Real Assets, and Macquarie Infrastructure Partners III, L.P. are not authorized deposit-taking institutions for the purposes of the Banking Act 1959 (Commonwealth of Australia) and their obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of any Macquarie entity referred to in this document.

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SUMMARY TERM SHEET

SUMMARY TERM SHEET

This summary highlights selected information that is contained elsewhere in this proxy statement. It does not contain all of the information that may be important to you with regard to the Merger, the Merger Agreement or the special meeting. On October 17, 2014, Cleco Corporation, which we refer to as Cleco, entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, among Cleco, Como 1 L.P., a Delaware limited partnership, which we refer to as Parent, and Como 3 Inc., a Louisiana corporation and an indirect, wholly-owned subsidiary of Parent, which we refer to as Merger Sub, whereby Merger Sub will be merged with and into Cleco, with Cleco being the surviving corporation, which we refer to as the Merger. Accordingly, you should read carefully this proxy statement in its entirety, including its annexes, as well as the other documents referred to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement (excluding exhibits) without charge by following the instructions under “Where You Can Find More Information” on page 90. Parenthetical page references have been included to direct you to a more complete description of the topics presented in this summary.

This proxy statement and a proxy card are first being sent or given on or about [                    ], 201[5] to shareholders as of the close of business on [                    ], 201[5]. Unless the context requires otherwise, the term “shareholder” or “shareholders” throughout this proxy statement refers to a holder of our $1.00 par value Common Stock, and the term “Cleco,” “we,” “us” or “our” refers to Cleco Corporation, a Louisiana corporation.

Parties to the Merger (page 25)

Cleco

We are a public utility holding company and owner of the regulated electric utility Cleco Power LLC, which we refer to as Cleco Power, engaged primarily in the generation, transmission, distribution and sale of electricity primarily in Louisiana. Cleco Power owns 11 generating units with a total nameplate capacity of 3,340 megawatts. Cleco Power serves approximately 284,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi. We had approximately $1.1 billion in net operating revenues for the fiscal year ended December 31, 2013, and $371.4 million and $964.8 million, respectively, in net operating revenues for the three and nine months ended September 30, 2014.

Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana, 71360-5226, and our telephone number is (318) 484-7400. Shares of our Common Stock trade on the New York Stock Exchange, or NYSE, under the ticker symbol “CNL.”

Parent

Como 1 L.P.

125 West 55th Street

New York, New York 10019

(212) 231-1000

Parent is a Delaware limited partnership that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Parent has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Parent was formed by a consortium of investors, including Macquarie Infrastructure Partners III, L.P., Macquarie Capital Group Limited (UK Branch), British Columbia Investment Management Corporation, John Hancock Financial and other infrastructure investors.

Macquarie Infrastructure Partners III, L.P.

Macquarie Infrastructure Partners III, L.P., a Delaware limited partnership, which we refer to as MIP III, headquartered in New York, is a diversified, unlisted fund focusing on infrastructure investments in the United States and Canada. MIP III is managed by an entity within the Macquarie Infrastructure and Real Assets operating division of Macquarie Group Limited, which we refer to as MIRA. MIRA is the world’s largest infrastructure asset manager and an investor in real estate, agriculture and energy assets. MIRA manages more than 50 public and private funds with over $105 billion of assets under management invested in 120 businesses in 27 countries as of June 30, 2014. MIRA, through MIP III and its predecessor funds, has invested more than $6.0 billion in the acquisition of North American infrastructure businesses including utilities Puget Energy, Aquarion Water, and Duquesne Light, as well as port terminals, toll roads, telecommunications towers, and waste collection and disposal businesses and an additional $7.0 billion in post-acquisition capital projects.

Macquarie Capital Group Limited (UK Branch)

Macquarie Capital Group Limited (UK Branch) is the UK branch of an Australian holding and operating company, used to conduct principal transactions in the UK and Europe for various Macquarie businesses, to provide funding for other Macquarie Group companies as and when required, and employs staff and enters into arrangements to provide the services of its staff to companies within the Macquarie Group.

British Columbia Investment Management Corporation

British Columbia Investment Management Corporation, which we refer to as bcIMC, is based in Victoria, B.C. and was created by legislative act of the B.C. provincial government to invest funds on behalf of government bodies and designated institutions. bcIMC manages investments across asset classes and invests on behalf of public sector pension plans, the Province of British Columbia, provincial government bodies including Crown corporations and institutions, and publicly

10	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

SUMMARY TERM SHEET

administered trust funds. bcIMC’s portfolio includes regulated companies in the energy generation, transmission/distribution, water and wastewater sectors, as well as transportation. As of March 31, 2014, bcIMC had assets under management of C$114 billion.

John Hancock Financial

John Hancock Financial is a division of Manulife, a Canada-based financial services group with principal operations in Asia, Canada, and the United States. Operating as Manulife in Canada and Asia and primarily as John Hancock in the United States, the group of companies offers clients a diverse range of financial protection products and wealth management services through its network of employees, agents, and distribution partners. Funds under management by Manulife and its subsidiaries were C$637 billion (US$597 billion) as of June 30, 2014.

Merger Sub

Como 3 Inc.

125 West 55th Street

New York, New York 10019

(212) 231-1000

Merger Sub is a Louisiana corporation and an indirect wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.

The Merger (page 32)

The Merger Agreement provides that, upon satisfaction or waiver of the conditions to the Merger, Merger Sub will merge with and into Cleco, and Cleco will become an indirect, wholly-owned subsidiary of Parent. Cleco will be the surviving corporation in the Merger, which we refer to as the Surviving Corporation. As a result of the Merger, Cleco will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. Following completion of the Merger, all capital stock of the Surviving Corporation will be indirectly held by Parent. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety as it is the document that governs the Merger.

Merger Consideration. In the Merger, each issued and outstanding share of our Common Stock (other than shares owned by Parent, Merger Sub or us or any of their or our direct or indirect, wholly-owned subsidiaries, which we refer to collectively as excluded shares) will be converted into the right to receive an amount in cash equal to $55.37 per share, which we refer to as the Merger Consideration, without interest and less any applicable withholding taxes.

Consequences if the Merger is not Completed. If the Merger is not completed, whether because the Merger Agreement is not approved by our shareholders or for any other reason, we will remain an independent public company, and our Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay to Parent, or be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement. Under specified circumstances, we also may be obligated to reimburse Parent and its affiliates for their documented out-of-pocket fees and expenses incurred in connection with the Merger. For more information, see “The Merger Agreement—Termination Fee Payable by Cleco” beginning on page 78 and “The Merger Agreement—Termination Fee Payable by Parent” beginning on page 79.

The Special Meeting (page 27)

The special meeting of our shareholders will be held at the Country Inn & Suites by Carlson, located at 2727 Monroe Highway, Pineville Convention Center, Ft. Randolph Room, Pineville, Louisiana 71360, on [                    ], 2015 at 10:00 a.m., Central time. At the special meeting, our shareholders will be asked to take the following actions:

1.	approve the Merger Agreement, which we refer to as the Merger Proposal;

2.	approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the completion of the Merger, which we refer to as the Merger Compensation Proposal; and

3.	approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the adjournment to approve the Merger Agreement, which we refer to as the Adjournment Proposal.

We do not presently expect to transact any other business at the special meeting.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	11

SUMMARY TERM SHEET

Record Date and Quorum (page 27)

We have fixed [                    ], 201[5] as the record date for the special meeting, which we refer to as the record date. Only shareholders of record of Common Stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, there were [                ] shares of Common Stock issued and outstanding.

Each shareholder of record of Common Stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders at the special meeting.

The presence, in person or by proxy, of a majority of the votes entitled to be cast by the holders of Common Stock will constitute a quorum for the special meeting.

Shareholder Vote Required to Adopt Each Proposal (page 28)

Under Louisiana law, approval of the Merger Proposal will require the affirmative vote (in person or by proxy) of the holders of a majority of the votes entitled to be cast at the special meeting.

Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy with respect to such matter at the special meeting.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes present in person or by proxy with respect to such matter at the special meeting.

Recommendation of Our Board (page 42)

Our Board of Directors, which we refer to as the Board, after considering a number of factors and after consulting with its legal and financial advisors, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has determined that the Merger is fair to, and in the best interests of, Cleco and our shareholders, and therefore unanimously recommends that you vote “FOR” the Merger Proposal.

Opinion of Goldman, Sachs & Co. (see page 42 and Annex B)

Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered to the Board its opinion that, as of October 17, 2014 and based upon and subject to the factors and assumptions set forth therein, the $55.37 in cash per share of Common Stock to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 17, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Cleco’s shareholders are encouraged to read Goldman Sachs’ opinion, this section and the summary of Goldman Sachs’ opinion beginning on page 42 carefully and in their entirety. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the transactions contemplated by the Merger Agreement or any other matter. The engagement letter between Cleco and Goldman Sachs provides for compensation to be paid to Goldman Sachs of $15 million, in connection with the transactions contemplated by the Merger Agreement, $7.5 million of which was paid upon announcement of the Merger and the remainder of which is contingent upon consummation of the Merger. Goldman Sachs may also receive an additional fee in our discretion of up to $3 million. In addition, we have has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Tudor, Pickering, Holt & Co. Advisors, LLC (see page 46 and Annex C)

Tudor, Pickering, Holt & Co. Advisors, LLC, which we refer to as TPH, was retained by Cleco to act as its financial advisor in connection with the Merger. On October 17, 2014, TPH rendered its written opinion, consistent with its oral opinion rendered on the same date, to our Board that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by TPH as set forth in its written opinion, the Merger Consideration to be received by our shareholders (other than to holders of certain excluded shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders.

12	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

SUMMARY TERM SHEET

The full text of the TPH opinion, dated October 17, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinion, is incorporated by reference into this proxy statement and attached as Annex C hereto. The summary of the TPH opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Cleco shareholders are urged to read the TPH opinion carefully and in its entirety. TPH provided its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The TPH opinion was not intended to and does not constitute a recommendation as to the amount of the Merger Consideration or how any holder of interests in Cleco should vote or act with respect to the Merger or any other matter.

Pursuant to the terms of the engagement of TPH, we agreed to pay TPH a fee for its services, (i) $4.5 million of which was paid upon delivery of TPH’s opinion, (ii) $4.5 million of which is payable upon the consummation of the Merger and (iii) $2 million of which is payable in our sole discretion. In addition, we have agreed to reimburse TPH for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. We have also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for liabilities arising in connection with or as a result of its rendering of services under its engagement, including liabilities under the federal securities laws.

Effects of the Merger (Page 63)

As a result of the Merger, Merger Sub will be merged with and into Cleco, with Cleco surviving the Merger as an indirect wholly-owned subsidiary of Parent. At the Effective Time (as defined below), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than excluded shares) will be converted automatically into the right to receive the Merger Consideration, all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto, other than the right to receive the Merger Consideration. Following the completion of the Merger, our shareholders will cease to have any ownership interest in Cleco.

Treatment of Common Stock, Restricted Stock and Restricted Stock Units (page 64)

Common Stock

At the time that the Articles of Merger with respect to the Merger are filed with the Secretary of State of the State of Louisiana or at such other time as we and Parent agree and as specified in the Articles of Merger, which we refer to as the Effective Time, each share of our Common Stock issued and outstanding immediately prior to the Effective Time (other than excluded shares) will be converted into the right to receive the Merger Consideration, without interest.

Restricted Stock

Immediately prior to the Effective Time, each unvested share of restricted stock granted pursuant to an equity incentive plan or arrangement of Cleco, which we refer to as Restricted Stock, will, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such shares of Restricted Stock will lapse, and each such share of Restricted Stock will be converted into the right to receive the Merger Consideration less any applicable withholding taxes (except that applicable taxes will not be withheld with respect to such shares held by non-employee directors), without interest. Shares of Restricted Stock granted on or before October 17, 2014 that are subject to performance criteria will vest based on target performance levels without proration for the early termination of the applicable performance period, and for any shares of Restricted Stock granted after October 17, 2014, such performance criteria will be deemed to have been satisfied at target levels of attainment and will vest on a pro-rata basis according to when the closing of the Merger occurs in the three-year performance period.

Restricted Stock Units

Immediately prior to the Effective Time, each outstanding restricted stock unit, performance stock unit and dividend equivalent unit, which we refer to collectively as Restricted Stock Units, will, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Stock Unit, will lapse. The holder of each Restricted Stock Unit will be entitled to receive a payment in cash equal to the product of the Merger Consideration and the number of shares represented by such Restricted Stock Units or the value of such units that are maintained in the form of dividend equivalents, less any applicable withholding taxes (except that applicable taxes will not be withheld with respect to such shares held by non-employee directors). In the case of any Restricted Stock Unit that constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, payment will occur on the date that it would otherwise occur under the applicable plan or award agreement, to the extent necessary to avoid any incremental U.S. federal income tax or related penalties. No interest will be paid or accrued on any cash payable with respect to any Restricted Stock Unit.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	13

SUMMARY TERM SHEET

Financing for the Merger (page 70)

Parent and Merger Sub estimate that the total amount of funds necessary to complete the Merger and the related transactions and financings, including the refinancing of certain of Cleco’s outstanding indebtedness and payment of related fees and expenses, will be approximately $3.5 billion. Parent and Merger Sub have obtained the following equity commitments and debt commitments, the aggregate proceeds of which are expected to be sufficient to fund this amount:

•

equity financing commitments from MIP III, MCGL, bcIMC, Alberta Teachers Retirement Fund, The Northwestern Mutual Life Insurance Company, GCM Infrastructure Holdings I, L.P., Lombard Odier Macquarie Infrastructure Fund L.P., Halifax Regional Municipality Master Trust, John Hancock Life Insurance Company (U.S.A.) and Allstate Insurance Company, or other parties to whom they assign a portion of their respective commitments, which we collectively refer to as the Investors, in an aggregate amount of up to $2.17 billion, which is described under “The Merger Agreement—Financing for the Merger—Equity Financing” on page 70; and

•

debt financing commitments from each of Canadian Imperial Bank of Commerce, New York Branch, Credit Agricole Corporate and Investment Bank, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and RBS Securities Inc., which we refer to collectively as the Lenders, to provide (i) an acquisition loan facility of up to $1.45 billion, (ii) a five-year revolving loan facility in the aggregate principal amount of $100 million and (iii) a five-year revolving loan facility in the aggregate principal amount of $350 million, which is described under “The Merger Agreement—Financing for the Merger—Debt Financing” beginning on page 71.

Limited Guarantee (page 72)

The Investors have guaranteed, pursuant to the terms of a limited guarantee, the payment of a certain termination fee and certain other reimbursable amounts that may be payable by Parent to Cleco under the Merger Agreement.

Interests of Our Directors and Executive Officers in the Merger (page 52)

In considering the recommendation of our Board with respect to the Merger Proposal, you should be aware that our executive officers and directors may have certain interests in the Merger that may be different from, or in addition to, the interests of our shareholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by our shareholders. These interests include, but are not limited to, the following:

•	accelerated vesting and cash-out of stock-based awards (including Restricted Stock and Restricted Stock Units) based on the Merger Consideration;

•

enhancement of benefits and accelerated vesting under the Cleco Corporation Supplemental Executive Retirement Plan, which we refer to as our SERP, upon terminations of employment that may occur in connection with or following the Merger;

•

pursuant to our Executive Severance Plan and Mr. Bruce Williamson’s employment agreement, the payment of severance obligations upon certain terminations of employment that may occur following the Merger;

•	existing indemnification and advance of expenses for our directors and officers will be continued if the Merger is completed;

•

directors’ and officers’ liability insurance coverage of our directors and officers for matters occurring prior to the Effective Time will be continued after the Merger is completed for a period of six years; and

•

it is expected that many of our executive officers will remain officers of Cleco or Cleco Power following the closing of the Merger; however, no definitive agreements have been made regarding the continued service or compensation of any of our executive officers after the closing of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 58)

The exchange of shares of our Common Stock for cash pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Shareholders who are U.S. holders (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 58) and who exchange their shares of our Common Stock in the Merger for cash will generally recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and their adjusted tax basis in their shares of our Common Stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should consult your tax advisor for a complete analysis of the U.S. federal, state, local and foreign tax consequences of the Merger.

14	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

SUMMARY TERM SHEET

Regulatory Authorizations (page 57)

We currently anticipate completing the Merger during the second half of 2015, subject to approval of the Merger Agreement by our shareholders at the special meeting and the satisfaction or waiver of the other closing conditions. To complete the Merger, we and Parent must obtain authorizations or consents from, or make filings with, a number of U.S. federal regulatory authorities and the Louisiana Public Service Commission, which we refer to as the LPSC. The regulatory authorizations, consents and filings that constitute conditions to the parties’ completion of the Merger are as follows:

•

the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and its related rules and regulations;

•	authorization from the Federal Energy Regulatory Commission, or the FERC, under the Federal Power Act, which we refer to as the FPA;

•	authorization from the LPSC;

•

authorization from the Federal Communications Commission, which we refer to as the FCC, for the transfer of control over certain FCC licenses for private internal communications held by Cleco Power; and

•	clearance by the Committee on Foreign Investments in the United States, which we refer to as CFIUS.

Each of Parent and Cleco is required to use its reasonable best efforts to take all actions necessary to obtain the required consents and authorizations. However, no party is required to take any action or agree to any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon or otherwise affecting, directly or indirectly, Parent, Cleco, their respective subsidiaries, any direct or indirect owner of Parent or any Cleco joint venture, in any consent or approval or law relating to the Merger that has or would be reasonably likely to have a material adverse effect on Cleco and our subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole and after giving effect to the Merger (in each case, calculated as if Cleco and our subsidiaries, in the aggregate, have the assets, liabilities, businesses and results of operations of a hypothetical company that has 50% of the aggregate assets, liabilities, businesses and results of operations of Cleco and our subsidiaries), which we refer to collectively as a Burdensome Effect, but excluding certain regulatory commitments to which the parties have agreed.

We and Parent have made or intend to make various filings and submissions for the above-mentioned authorizations and approvals. Although we believe that we and Parent will receive the required consents and authorizations to complete the Merger, we cannot give any assurance as to the timing of these consents and authorizations or as to Parent’s or our ultimate ability to obtain such consents or authorizations (or any additional consents or authorizations which may otherwise become necessary). We also cannot ensure that we will obtain such consents or authorizations on terms and conditions satisfactory to us or Parent.

No Solicitation (page 68)

The Merger Agreement provides that from October 17, 2014 until the earlier of the Effective Time and the termination of the Merger Agreement, we, our subsidiaries and our representatives may not, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiry, offer or the making of any proposal that constitutes, or could reasonably be expected to lead to, a takeover proposal from any person;

•	engage in, continue or otherwise participate in any negotiations or discussions regarding any actual or potential takeover proposal;

•	furnish any non-public information related to us or our subsidiaries, to any person in connection with any actual or potential takeover proposal;

•	approve, endorse or recommend any takeover proposal; or
•	grant any amendment or release under any standstill or confidentiality agreement, or fail to enforce any standstill or confidentiality agreement.

At any time before the Merger Agreement is approved by our shareholders, however, we may, upon the terms and subject to the conditions set forth in the Merger Agreement, provide information to and engage in discussions or negotiations with any person who makes an unsolicited bona fide written takeover proposal that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a superior proposal, if the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law. See “The Merger Agreement—No Solicitation” beginning on page 68 and “The Merger Agreement—Termination Fee Payable by Cleco” beginning on page 78.

Conditions to the Merger (page 76)

The respective obligations of Cleco, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the following:

•	approval of the Merger Agreement by our shareholders;

•	the absence of any temporary restraining order or injunction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger;
•

the absence of any federal, state or local law prohibiting or rendering illegal the consummation of the Merger or which, if enacted for the purpose of imposing terms, conditions, liabilities, obligations, commitments or sanctions in connection with the Merger, constitutes a Burdensome Effect;

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	15

SUMMARY TERM SHEET

•	receipt of certain regulatory approvals without imposing, individually or in the aggregate, a Burdensome Effect;

•	the accuracy of the representations and warranties of the parties; and
•	compliance by the parties with their respective obligations under the Merger Agreement.

See “The Merger Agreement—Conditions to the Merger” beginning on page 76.

Termination of the Merger Agreement (page 77)

General

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time. In addition, with certain exceptions, either we or Parent may terminate the Merger Agreement at any time before the Effective Time if:

•

any governmental authority has denied any required regulatory approval (other than the FCC approval) and such denial has become final and nonappealable or any law or order permanently restraining, enjoining or otherwise making the consummation of the Merger illegal will have become final and nonappealable;

•

the Merger has not been consummated by October 17, 2015 (which may be extended to April 17, 2016, if all required regulatory approvals have not been obtained by that date or if such required regulatory approvals have been obtained but the marketing period has not started or has started and has not been completed by that date), which we refer to as the Termination Date; or

•	shareholder approval of the Merger Agreement is not obtained at the special meeting.

We may also terminate the Merger Agreement at any time before the Effective Time:

•

if there has been a breach of any of the covenants or agreements or any of the representations or warranties made by Parent or Merger Sub in the Merger Agreement, which breach, either individually or in the aggregate, would result in the failure of the condition to the closing of the Merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the Merger Agreement, and such breach or failure to be true is not cured within 45 days following written notice to Parent or by its nature or timing cannot be cured within such time period (provided that we will not have this right to terminate if we are then in material breach of the Merger Agreement);

•

prior to obtaining shareholder approval to enter into a transaction with respect to a superior proposal after following the procedures set forth in the Merger Agreement as described in more detail in “The Merger Agreement—No Solicitation” beginning on page 68 if we pay a termination fee to Parent of $120 million; or

•

if (i) the marketing period has ended and all of the conditions to closing the Merger have been satisfied, (ii) we have irrevocably notified Parent that our conditions to closing the Merger have been satisfied or irrevocably waived by us and we are ready, willing and able to consummate the Merger, and (iii) Parent and Merger Sub fail to complete the closing on the earlier of the first business day preceding the Termination Date on which the debt financing can be funded under the terms of the Debt Commitment and five business days following the delivery of our notice.

Parent may also terminate the Merger Agreement at any time before the Effective Time if:

•

there has been a breach of any of the covenants or agreements or any of the representations or warranties made by us in the Merger Agreement, which breach, either individually or in the aggregate, would result in the failure of the condition to the closing of the Merger relating to the accuracy of our representations and warranties or compliance by us with our obligations under the Merger Agreement, and such breach or failure to be true is not cured within 45 days following written notice to us or by its nature or timing cannot be cured within such time period (provided that Parent will not have this right to terminate if Parent or Merger Sub are then in material breach of the Merger Agreement); or

•

(i) the Board fails to make the recommendation that our shareholders vote to approve the Merger Agreement, (ii) the Board makes a change of recommendation, whether or not permitted by the terms of the Merger Agreement or (iii) we have materially breached or are deemed to have materially breached our obligations described under “The Merger Agreement—No Solicitation” beginning on page 68.

Termination Fee and Expense Reimbursement Payable by Cleco

We must pay a cash termination fee in the amount of $120 million to Parent or its designee if:

•

prior to the receipt of approval by our shareholders of the Merger Agreement at the special meeting (or any adjournment or postponement thereof), Parent terminates the Merger Agreement because (i) our Board fails to recommend that our shareholders approve the Merger Agreement, (ii) our Board makes a change of recommendation or (iii) we materially breach our obligations under the Merger Agreement relating to no solicitation;

•	we terminate the Merger Agreement to enter into a superior proposal;

•

either we or Parent terminate the Merger Agreement because the Termination Date has passed or our shareholders have not approved the Merger Agreement at the special meeting (or any adjournment or postponement thereof), and a takeover proposal has been publicly announced after the date of the Merger Agreement and prior to such termination and within 12 months after such termination we enter into a takeover agreement with respect to a takeover transaction for at least 50% of our assets or voting power or we consummate a takeover transaction for at least 50% of our assets or voting power; or

•

Parent terminates the Merger Agreement because we have breached a representation, warranty, covenant or agreement we made in the Merger Agreement, subject to certain materiality standards and cure periods, and a takeover proposal has been publicly announced after the

16	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

SUMMARY TERM SHEET

date of the Merger Agreement and prior to such termination and within 12 months after such termination we enter into a takeover agreement with respect to a takeover transaction for at least 50% of our assets or voting power or we consummate a takeover transaction for at least 50% of our assets or voting power.

We have agreed to reimburse Parent for all the documented out-of-pocket expenses incurred by it, Merger Sub and their respective affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum of $18 million if Parent terminates the Merger Agreement because our shareholders fail to approve the Merger Agreement at the special meeting (or any adjournment or postponement thereof).

See “The Merger Agreement—Termination Fee Payable by Cleco,” beginning on page 78, for additional information.

Termination Fee Payable by Parent

Parent must pay a cash termination fee in the amount of $180 million to us if:

•

we terminate the Merger Agreement because (i) the marketing period has ended and all of the conditions to closing the Merger have been satisfied, (ii) we have irrevocably notified Parent that our conditions to closing the Merger have been satisfied or irrevocably waived by us and we are ready, willing and able to consummate the Merger and

(iii) Parent and Merger Sub fail to complete the closing on the earlier of the first business day preceding the Termination Date on which the debt financing can be funded under the terms of the Debt Commitment and five business days following the delivery of our notice;

•

we terminate the Merger Agreement because Parent has breached a representation, warranty, covenant or agreement made by it in the Merger Agreement, subject to certain materiality standards and cure periods, relating to Parent’s financing obligations and commitments and such breach has resulted in the debt financing (including any alternative financing) not being able to be funded on the terms set forth in the debt commitments;

•

we terminate the Merger Agreement because Parent has breached a covenant or agreement made by it in the Merger Agreement relating to Parent’s regulatory commitments and such breach has resulted in the failure of the conditions to closing relating to the receipt of the required regulatory approvals to be satisfied or to be capable of being satisfied; or

•

Parent terminates the Merger Agreement because the Termination Date has passed and at the time of Parent’s termination of the Merger Agreement, we would have been entitled to terminate the Merger Agreement as described in the three bullet points above.

See “The Merger Agreement—Termination Fee Payable by Parent,” beginning on page 79, for additional information.

Delisting and Deregistration of Common Stock (page 62)

If the Merger is completed, our Common Stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will no longer be required to file reports or proxy or information statements with the Securities and Exchange Commission, or the SEC, on account of our

Common Stock. We currently expect that, after the Effective Time (as defined below), Cleco Power will continue to file annual, quarterly and current reports with the SEC pursuant to Section 15(d) of the Exchange Act with respect to publicly issued debt of Cleco Power.

Litigation Related to the Merger (page 60)

In connection with the proposed Merger, as of November 25, 2014, four lawsuits were filed in the Ninth Judicial District Court for Rapides Parish, Louisiana, and three lawsuits were filed in the Civil Judicial District Court for Orleans Parish, Louisiana. The lawsuits were filed against, among others, Cleco, Parent, Merger Sub and members of our Board.

The complaints generally allege, among other things, that the members of our Board breached their fiduciary duties by, among other things, conducting an allegedly inadequate sale process and agreeing to the

Merger at a price that allegedly undervalues Cleco, and that Parent, Cleco, Merger Sub and, in some cases, certain of the Investors, aided and abetted those supposed breaches of duty. The complaints seek various remedies, including an injunction against the Merger and monetary damages, including attorneys’ fees and expenses.

All defendants deny any wrongdoing in connection with the proposed Merger and plan to vigorously defend against all pending claims.

Dissenters’ Rights Under Louisiana Law (page 83)

No dissenters’ rights will be available to shareholders in connection with the Merger.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	17

SUMMARY TERM SHEET

Market Price of Common Stock (Page 84)

The closing price of our Common Stock on the New York Stock Exchange, which we refer to as the NYSE, on October 17, 2014, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $48.27 per share of Common Stock. On [                    ], 201[5], the most recent practicable date before this

proxy statement was mailed to our shareholders, the closing price for our Common Stock on the NYSE was $[                ] per share of Common Stock. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

18	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important. Please refer to the “Summary Term Sheet” beginning on page 10 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement (excluding exhibits), without charge, by following the instructions under “Where You Can Find More Information” beginning on page 90.

Q. Why am I receiving this proxy statement and proxy card or voting instruction form?

A. You are receiving this proxy statement and proxy card or voting instruction form because you own shares (directly or through the Cleco Power LLC Savings and Investment Plan, which we refer to as the Cleco 401(k) plan or the Employee Stock Purchase Plan, which we refer to as the ESPP) of our Common Stock as of the close of business on [                    ], 201[5]. This proxy statement describes matters relating to the Merger on which our shareholders are entitled to vote. You are receiving this proxy statement in connection with the solicitation by the Board of proxies of Cleco’s or our shareholders in favor of the proposal to approve the Merger Agreement and the other matters to be voted on at the special meeting. In order to complete the Merger, the Merger Agreement must be approved by our shareholders. Your vote is important. We encourage you to vote as soon as possible.

Q. What is the Merger and what effect will it have on Cleco?

A. The Merger is the proposed acquisition of Cleco by Parent, pursuant to the Merger Agreement, in which Merger Sub will be merged with and into Cleco with Cleco being the surviving corporation. If the Merger Proposal is approved by our shareholders and the other closing conditions set forth in the Merger Agreement have been satisfied or waived, and the Merger is consummated, Cleco will become an indirect, wholly-owned subsidiary of Parent. Following the Merger, our Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer be required under Sections 13 or 14 of the Exchange Act to file periodic reports and proxy or information statements. It is anticipated that Cleco Power will continue to file annual, quarterly and current reports with the SEC pursuant to Section 15(d) of the Exchange Act with respect to publicly issued debt of Cleco Power. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety as it is the document that governs the Merger.

Q. What will I receive if the Merger is completed?

A. Upon completion of the Merger, you (or, if applicable, your Cleco 401(k) plan account or ESPP account) will be entitled to receive the

Merger Consideration of $55.37 in cash, without interest, less any applicable withholding taxes, for each share of our Common Stock that you own as of the Effective Time. For example, if you own 100 shares of our Common Stock, you will receive $5,537.00 in cash in exchange for your shares of our Common Stock, less any applicable withholding taxes. Upon completion of the Merger, you will not own any shares of the capital stock in the Surviving Corporation.

Q. How does the Merger Consideration compare to the market price of our Common Stock prior to the announcement of the Merger?

A. The Merger Consideration represents a premium of 14.8% to the closing price of Common Stock of $48.22 on October 16, 2014, the last trading day before the date Cleco entered into the Merger Agreement.

Q. When do you expect the Merger to be completed?

A. We are working to consummate the Merger as soon as possible. Assuming timely receipt of all required regulatory authorizations and the satisfaction of other closing conditions, including approval by our shareholders of the Merger Agreement, we anticipate that the Merger will be completed in the second half of 2015.

Q. What happens if the Merger is not completed?

A. If the Merger Agreement is not approved by our shareholders or if the Merger is not completed for any other reason, you will not receive any payment for your shares in connection with the Merger. Instead, we will remain an independent public company and our Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay to Parent, or be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement, and/or to reimburse Parent and its affiliates for expenses in connection with the Merger, as described under “The Merger Agreement—Termination Fee Payable by Cleco,” beginning on page 78, and “The Merger Agreement—Termination Fee Payable by Parent,” beginning on page 79.

Q. What conditions must be satisfied to complete the Merger?

A. We, Parent and Merger Sub are not required to complete the Merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) approval of the Merger Proposal by Cleco shareholders, which will require the affirmative vote (in person or by proxy) of the holders of a majority of the votes entitled to be cast at the special meeting under Louisiana law; (ii) the absence of any temporary restraining order or injunction preventing, prohibiting, restraining, enjoining, or rendering illegal the consummation of the Merger; (iii) the absence of any federal, state or local law prohibiting or rendering illegal the consummation of the Merger or which, if enacted for the purpose of imposing terms, conditions, liabilities, obligations, commitments or sanctions in connection with the Merger, constitutes a Burdensome Effect; (iv) authorizations from the FERC and the LPSC without

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	19

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

imposing, individually or in the aggregate with any orders or consents, a Burdensome Effect; (v) expiration or termination of the waiting periods under the HSR Act; and (vi) other customary closing conditions, including (a) accuracy of each party’s representations and warranties (subject to customary materiality qualifiers) and (b) each party’s compliance with its obligations and covenants contained in the Merger Agreement. For more information about the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 76.

Q. Is the Merger expected to be taxable to me?

A. Generally, yes. The exchange of shares of our Common Stock for cash pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 58) and you exchange your shares of our Common Stock in the Merger for cash, you will generally recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Please note that this response does not address the U.S. federal income tax consequence to shares of our Common Stock held in Cleco 401(k) accounts or the ESPP. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 58 for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should consult your tax advisor for a complete analysis of the U.S. federal, state, local and foreign tax consequences of the Merger.

Q. When and where is the special meeting?

A. The special meeting of our shareholders will be held on [                    ], 2015 at 10:00 a.m., Central time, at the Country Inn & Suites by Carlson, located at 2727 Monroe Highway, Pineville Convention Center, Ft. Randolph Room, Pineville, Louisiana 71360.

Q. What am I being asked to vote on at the special meeting?

A. You are being asked to consider and vote on the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal.

Q. Who is entitled to vote at the special meeting?

A. If you are a shareholder of record and wish to vote in person please provide a valid form of government-issued photo identification. If you hold shares in street name and wish to vote your shares in person at the special meeting, you must first obtain a valid legal proxy from the intermediary. A complete list of the registered shareholders entitled to vote on the record date, certified by the secretary or agent of Cleco, will be available for inspection at the special meeting.

Q. Do I need to attend the special meeting in person?

A. No. It is not necessary for you to attend the special meeting in person in order to vote your shares of Common Stock.

Q. How does our Board recommend that I vote?

A. Our Board recommends that you vote “FOR” approval of the Merger Proposal, “FOR” approval of the Merger Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Q. Why am I being asked to consider and vote on the Merger Compensation Proposal?

A. Under SEC rules, we are required to conduct a non-binding, advisory vote of shareholders regarding the compensation that may be paid or become payable to our named executive officers in connection with the completion of the Merger.

Q. What will happen if our shareholders do not approve the Merger Compensation Proposal?

A. The vote to approve the Merger Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Approval of the Merger Compensation Proposal is not a condition to completion of the Merger, and it is advisory in nature only, meaning that it will not be binding on Cleco or Parent. Accordingly, if the Merger is completed, then the compensation that is related to the Merger will be payable to the extent that Cleco is contractually obligated to pay such compensation, regardless of the outcome of the advisory vote.

Q. Do any of our directors or executive officers have interests in the Merger that differ from or are in addition to my interests as a shareholder?

A. Yes. In considering the recommendation of our Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger, and in recommending that the Merger Agreement be approved by our shareholders. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 52 and “Merger Compensation Advisory Vote” beginning on page 81.

Q. What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and you can attend the special meeting and vote in person. You can also vote your shares by proxy without attending the special meeting in any of the ways specified in “The Special Meeting—Voting and Proxies—How to Vote Shares Registered in Your Own Name.” If your shares are held by a broker, trustee, bank, other financial intermediary or nominee, referred to as an intermediary, you are considered the beneficial owner of shares held in “street name,” and the intermediary is considered the shareholder of record with respect to these shares.

Q. If my shares of Common Stock are held in “street name” by an intermediary, will the intermediary vote my shares of Common Stock for me?

A. The intermediary will only be permitted to vote your shares of our Common Stock if you instruct the intermediary how to vote. If you are a participant in our 401(k) plan or the ESPP, you hold shares of our Common Stock allocated to your plan accounts through the trustee of the Cleco 401(k) plan or custodian of the ESPP, as applicable. The trustee of the Cleco 401(k) plan or the custodian of the ESPP, as applicable, will only be permitted to vote your shares of our Common Stock if you instruct the trustee or custodian how to vote. You should

20	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

follow the procedures provided by the applicable intermediary regarding the voting of your shares. Under NYSE rules, intermediaries that are members of the NYSE and who hold shares for customers in street name have the authority to vote in their discretion only on “routine” matters. On non-routine matters, an intermediary is permitted to vote shares held for customers in street name only in accordance with the customers’ instructions. Each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal is considered a non-routine matter. As a result, if you are a beneficial owner and you do not provide the intermediary with voting instructions, your shares of our Common Stock will not be voted, which is referred to as a broker non-vote.

Q. How do I vote if my shares are held by an intermediary?

A. If you hold shares in “street name,” the intermediary through which you hold such shares will provide you with a voting instruction form which will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet.

In addition, because any shares of Common Stock you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Common Stock held in “street name” are voted, you should instruct your intermediary to vote your shares.

Q. What constitutes a quorum at the special meeting?

A. Under Louisiana law and our Bylaws, the presence, either in person or by proxy, of the holders of a majority of the shares of our Common Stock issued and outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the special meeting, except that a quorum is not required for a vote on the Adjournment Proposal. Abstentions are counted for the purpose of determining the existence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q. What vote is required for our shareholders to approve the Merger Proposal?

A. Approval of the Merger Proposal under Louisiana law will require the affirmative vote (in person or by proxy) of the holders of a majority of the votes entitled to be cast at the special meeting.

Because the Merger Proposal must be approved by a majority of the votes entitled to be cast at the special meeting, both abstentions and broker non-votes will be counted as votes “against” the Merger Proposal.

Q. What vote of our shareholders is required to approve the Merger Compensation Proposal?

A. Approval of the non-binding Merger Compensation Proposal requires the approval of a majority of votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal, assuming a quorum is present.

Q. What vote of our shareholders is required to approve the Adjournment Proposal?

A. Approval of the Adjournment Proposal, if necessary, to solicit additional proxies if there are not sufficient votes at that time to approve the Merger Agreement, requires the approval of a majority of votes present in person or by proxy at the special meeting. Abstentions will count as a vote against the Adjournment Proposal, and broker non-votes will have no effect on the outcome of the Adjournment Proposal. A vote on the Adjournment Proposal does not require the presence of a quorum.

Q: Am I entitled to exercise dissenters’ rights?

A: No dissenters’ rights will be available to shareholders in connection with the Merger.

Q: What effects will the Merger have on Cleco?

A: If the Merger Proposal is consummated, Merger Sub will merge with and into Cleco, with Cleco being the surviving corporation. As a result of the Merger, Cleco will become an indirect, wholly-owned subsidiary of Parent and will no longer be a publicly held corporation. In addition, following the Merger, the Common Stock will no longer be listed with, or traded on, the NYSE or any other stock exchange or quoted on any quotation system and the registration of the Common Stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC.

Q. How do I vote?

A. Shareholders of Record. If you are a shareholder of record, you may vote your shares at the special meeting in any of the following ways:

Via Our Internet Voting Site at www.proxyvote.com. Follow the instructions for Internet voting printed on your proxy card.

By Mail. You can vote by completing, signing, dating and returning the proxy card in the postage-paid envelope enclosed with the proxy statement.

In Person. You may attend the special meeting and cast your vote at the special meeting.

The Internet voting facilities for shareholders will close at 11:59 p.m., Eastern time, on [                    ], 2015.

Beneficial Owners. If you are a beneficial owner, please refer to the voting instructions provided by the intermediary.

Q: What must I bring to the special meeting?

A. If you are a shareholder of record and wish to vote in person please provide a valid form of government-issued photo identification.

Q. Who is soliciting my vote?

A: Our Board is soliciting your proxy, and we will bear the cost of soliciting proxies. We have retained Morrow & Co., LLC, which we refer to as Morrow, to assist with the solicitation of proxies. Morrow will be paid approximately $38,500 and will be reimbursed for its documented out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers or other nominees to beneficial owners of shares of Common Stock, in which case these parties will be reimbursed for their documented out-of-pocket expenses. Proxies may also be solicited in person or by facsimile, electronic mail or other electronic medium by Morrow or, without additional compensation, by our directors, officers and employees.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	21

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q: What do I need to do now?

A: Read this proxy statement carefully, including the attached annexes and the documents referred to or incorporated by reference in this proxy statement, and consider how the Merger affects you. Whether or not you plan to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q. As a participant in Cleco’s 401(k) plan or the ESPP, how do I vote the portion of my account that is allocated to Cleco’s Common Stock?

A. If you are a participant in the Cleco 401(k) plan or the ESPP, you hold shares of Common Stock allocated to your plan accounts through the trustee of the Cleco 401(k) plan or the custodian of the ESPP, respectively, each of whom is considered the shareholder of record. You may direct the voting of the number of shares of Common Stock allocated to your Cleco 401(k) plan account or the ESPP on the record date, which date is [                    ], 201[5], which number is printed on the enclosed voting instruction form, in accordance with the directions provided. By filling out and returning the voting instruction form or transmitting voting instructions via the Internet, you will be providing the plan trustee or custodian with instructions on how to vote the shares of Common Stock allocated to your 401(k) plan or ESPP account, respectively. If you do not provide instructions, shares of Common Stock will not be voted by the plan trustee or custodian, as applicable.

Q. How can I change or revoke my vote?

A. If you own shares in your own name as of the record date, you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•	sending a written statement to that effect to our Corporate Secretary, Cleco, P.O. Box 5000, Pineville, Louisiana 71361-5000, which must be received by us before the special meeting;

•	submitting a properly signed proxy card dated a later date;

•	submitting a later dated proxy via the Internet; or

•	attending the special meeting in person and voting your shares.

If you hold shares in “street name,” you should contact the intermediary for instructions on how to change your previously submitted voting instructions.

Participants in the Cleco 401(k) plan or the ESPP must contact the trustee or custodian, respectively, of those plans for instructions on how to revoke any prior voting instructions or change voting instructions. The trustee of the Cleco 401(k) plan can be reached by telephone at 1-800-345-2345 or by mail at the following address: Great-West Financial Retirement Plan Services, LLC, Attn. The Cleco Power LLC 401(k) Plan, 11500 Outlook Street, Overland Park, Kansas 66211-1804. The custodian of the ESPP can be reached by telephone at 1-732-512-3172 or 1-800-709-1644, by regular mail at Computershare Inc., P.O. Box 43021, Providence, Rhode Island 02940 or by overnight mail at Computershare Inc., Attn: ESPP/SOP, 250 Royall Street, Canton, Massachusetts 02021.

Q. If a shareholder gives a proxy, how are the shares of Common Stock voted?

A. Regardless of the method you choose to vote, the individuals named on the proxy card will vote your shares of our Common Stock as you indicate. When casting your vote by proxy card, or via the Internet, you may specify whether your shares of our Common Stock should be voted “for” or “against” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal, or whether such individuals should “abstain” from voting your shares of Common Stock on any or all of the proposals. If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet, but do not indicate how you wish your shares to be voted, the shares represented by your proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Merger Compensation Proposal and, if submitted to a vote, “FOR” approval of the Adjournment Proposal.

Q. What if I receive more than one proxy or set of voting instructions?

A. If you received more than one proxy card, your shares are likely registered in different names, under different addresses or in multiple accounts. You must vote the shares shown on each proxy card and comply with each set of voting instructions that you receive in order for all of your shares to be voted at the special meeting.

Q. What happens if I sell my shares of Common Stock before the special meeting?

A. The record date for shareholders entitled to vote at the special meeting is [                    ], 201[5], which is earlier than the date of the special meeting. If you own your shares on the record date, you can vote your shares with respect to the proposals discussed herein at the special meeting. If you sell or otherwise transfer your shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares. If a Cleco 401(k) plan participant sells shares of Common Stock allocated to his or her plan account after the record date, the participant still would be entitled to vote those shares of Common Stock sold by providing voting instructions to the trustee, but the participant will not be entitled to receive Merger Consideration with respect to those shares.

Q. What happens if I sell or otherwise transfer my shares of Common Stock after the special meeting but before the Effective Time?

If the Merger Proposal is approved by our shareholders and you sell or otherwise transfer your shares after the special meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

Q: When will I receive the cash consideration for my shares?

A: After the Merger is completed, when you properly complete and return the letter of transmittal and required documentation, you will

22	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

receive from the paying agent a payment of the cash consideration for your shares. If Common Stock is allocated to your accounts in the Cleco 401(k) plan or ESPP, when the Merger is completed, the plan trustee or custodian, respectively, will complete a letter of transmittal and submit any required documentation on your behalf. The plan trustee or custodian, as applicable, will receive from the paying agent the cash consideration for your shares, which will be allocated to your plan accounts.

Q: What is householding and how does it affect me?

A: The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if Cleco provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the special meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials.

Q: When will Cleco announce the voting results of the special meeting, and where can I find the voting results?

A: We intend to announce the preliminary voting results at the special meeting, and will disclose the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the special meeting.

Q. Should I send in my stock certificates now?

A. No. If you hold a stock certificate, following the completion of the Merger, you will receive a letter of transmittal and other materials describing how you may exchange your shares of Common Stock for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy card or voting instructions.

Q. Who can help answer any other questions I might have?

A. If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the proxy statement or a replacement proxy card, please contact Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, our proxy solicitor, by calling toll-free at (888) 813-7651. Intermediaries may call collect at (203) 658-9400.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	23

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Statements in this or other documents referred to or incorporated by reference include “forward-looking statements” about future events, circumstances and results within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this proxy statement and the exhibits furnished or filed in connection with this proxy statement, including, without limitation, statements containing the words “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and similar expressions, are statements that could be deemed forward-looking statements. These statements are based on the current expectations of Cleco’s management.

Although Cleco believes that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties that could cause the actual results and events in future periods to differ materially from Cleco’s expectations and those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks, uncertainties and other factors include, but are not limited to:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; or could otherwise cause the failure of the Merger to close, including the failure to obtain shareholder approval for the Merger;

•	the failure to obtain regulatory approvals required for the Merger, or required regulatory approvals delaying the Merger or causing the parties to abandon the Merger;

•	the failure to obtain any financing necessary to complete the Merger;

•	risks related to disruption of management’s attention from Cleco’s ongoing business operations due to the transaction;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Cleco or others relating to the Merger Agreement;

•	the risk that the pendency of the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the Merger;
•	the fact that actual or expected credit ratings of Cleco or any of its affiliates, or otherwise relating to the Merger, may be different from what the parties expect;

•	the effect of the announcement of the Merger on Cleco’s relationships with its customers, employees, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the receipt of an unsolicited offer from another party to acquire assets or capital stock of Cleco that could interfere with the Merger;

•	future regulatory or legislative actions that could adversely affect Cleco; and

•	other economic, business, regulatory, competitive and/or other factors that could have a material adverse effect on future results, performance or achievements of Cleco.

Additional factors that may cause results to differ materially from these described in the forward-looking statements are set forth in Cleco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 25, 2014, under the headings Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in subsequently filed Forms 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to Cleco or persons acting on its behalf are expressly qualified in their entirety by the factors identified above. Forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or the date of such other filing, as the case may be. We do not undertake any obligation to publicly release any revision to our forward-looking statements to reflect events or circumstances after the date of this proxy statement. New factors emerge from time to time, and it is not possible for us to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on Cleco’s or Cleco Power’s businesses (either individually or collectively), or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any specific factors that may be provided should not be construed as exhaustive.

24	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

PROPOSAL #1: APPROVAL OF MERGER AGREEMENT

PROPOSAL #1: APPROVAL OF MERGER AGREEMENT

PARTIES TO THE MERGER

Cleco

We are a public utility holding company and owner of regulated electric utility Cleco Power engaged primarily in the generation, transmission, distribution and sale of electricity primarily in Louisiana. Cleco Power owns 11 generating units with a total nameplate capacity of 3,340 megawatts. Cleco Power serves approximately 284,000 customers in Louisiana through its retail business and supplies wholesale power in Louisiana and Mississippi. We had approximately $1.1 billion in net operating revenues for the fiscal year ended December 31, 2013, and $371.4 million and $964.8 million, respectively, in net operating revenues for the three and nine months ended September 30, 2014.

Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana, 71360-5226, and our telephone number is (318) 484-7400. Shares of our Common Stock trade on the NYSE, under the ticker symbol “CNL.” Our web address is www.cleco.com. This web address is provided for convenience only, and none of the information on our website is incorporated by reference into or otherwise deemed to be a part of this proxy statement.

This proxy statement incorporates important business and financial information about us from other documents that are not included in or delivered with this proxy statement. For a list of the documents that are incorporated by reference, see the section entitled “Where You Can Find More Information” beginning on page 90.

Parent

Como 1 L.P.

125 West 55th Street

New York, New York 10019

(212) 231-1000

Parent is a Delaware limited partnership that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Parent has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Parent was formed by a consortium of investors, including Macquarie Infrastructure Partners III, L.P., Macquarie Capital Group Limited (UK Branch), British Columbia Investment Management Corporation, John Hancock Financial and other infrastructure investors.

Macquarie Infrastructure Partners III, L.P.

MIP III, a Delaware limited partnership, headquartered in New York, is a diversified, unlisted fund focusing on infrastructure investments in the United States and Canada. MIP III is managed by MIRA, the world’s largest infrastructure asset manager and an investor in real estate, agriculture and energy assets. MIRA manages more than 50 public and private funds with over $105 billion of assets under management invested in 120 businesses in 27 countries as of June 30, 2014. MIRA, through MIP III and its predecessor funds, has invested more than $6.0 billion in the acquisition of North American infrastructure businesses including utilities Puget Energy, Aquarion Water, and Duquesne Light, as well as port terminals, toll roads, telecommunications towers, and waste collection and disposal businesses and an additional $7.0 billion in post-acquisition capital projects.

Macquarie Capital Group Limited (UK Branch)

Macquarie Capital Group Limited (UK Branch) is the UK branch of an Australian holding and operating company, used to conduct principal transactions in the UK and Europe for various Macquarie businesses, to provide funding for other Macquarie Group companies as and when required, and employs staff and enters into arrangements to provide the services of its staff to companies within the Macquarie Group.

British Columbia Investment Management Corporation

bcIMC is based in Victoria, B.C. and was created by legislative act of the B.C. provincial government to invest funds on behalf of government bodies and designated institutions. bcIMC manages investments across asset classes and invests on behalf of public sector pension plans, the Province of British Columbia, provincial government bodies including Crown corporations and institutions, and publicly administered trust funds. bcIMC’s portfolio includes regulated companies in the energy generation, transmission/distribution, water and wastewater sectors, as well as transportation. As of March 31, 2014, bcIMC had assets under management of C$114 billion.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	25

PROPOSAL #1: APPROVAL OF MERGER AGREEMENT

John Hancock Financial

John Hancock Financial is a division of Manulife, a Canada-based financial services group with principal operations in Asia, Canada, and the United States. Operating as Manulife in Canada and Asia and primarily as John Hancock in the United States, the group of companies offers clients a diverse range of financial protection products and wealth management services through its network of employees, agents, and distribution partners. Funds under management by Manulife and its subsidiaries were C$637 billion (US$597 billion) as of June 30, 2014.

Merger Sub

Como 3 Inc.

125 West 55th Street New

York, New York 10019

(212) 231-1000

Merger Sub is a Louisiana corporation and an indirect wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.

26	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

THE SPECIAL MEETING

THE SPECIAL MEETING

Our Board has directed that this proxy statement be used to solicit proxies from our shareholders in connection with the special meeting.

Purpose of the Special Meeting

The following table summarizes the proposals to be considered by our shareholders at the special meeting, along with the voting recommendation of our Board with regard to each proposal.

Proposal Number	Description of Proposal	Board’s Recommendation
1	Merger Proposal: Approval of the Merger Agreement.	FOR
2	Merger Compensation Proposal: Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to the named executive officers of Cleco in connection with the completion of the Merger.	FOR
3	Adjournment Proposal: Approval of an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the adjournment to approve the Merger Agreement.	FOR

Our Board has unanimously declared the Merger advisable, fair to and in the best interests of Cleco and our shareholders and has unanimously approved the Merger Agreement and directed that it be submitted to our shareholders for approval. Our Board unanimously recommends that our shareholders vote “FOR” each of the foregoing proposals. See “The Merger—Reasons for the Merger; Recommendation of Our Board” beginning on page 40 for additional information.

Date, Time and Place of the Special Meeting

The special meeting will be held at the Country Inn & Suites by Carlson, located at 2727 Monroe Highway, Pineville Convention Center, Ft. Randolph Room, Pineville, Louisiana 71360, on [                    ], 2015 at 10:00 a.m., Central time.

If you are a shareholder of record and plan to vote in person at the special meeting, you must present a valid form of government-issued photo identification.

Please note that cameras, recording equipment and other electronic devices will not be permitted at the special meeting.

Record Date and Quorum

Our Board has fixed the close of business on [                    ], 201[5] as the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting. Our Common Stock is our only class of capital stock. Only holders of record of shares of our Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or any postponements of the special meeting that occur within one month of the date on which the special meeting was originally scheduled. Each shareholder is entitled to one vote for each share of our Common Stock held at the close of

business on the record date. As of the record date for the special meeting, there were approximately [            ] shares of our Common Stock issued and outstanding. In order to constitute a quorum to conduct the special meeting, the presence, in person or by proxy, of a majority of the votes entitled to be cast by the holders of Common Stock will constitute a quorum for the special meeting, except that a quorum is not required for a vote on the Adjournment Proposal. In the absence of a quorum, the special meeting may be adjourned.

Abstentions and Broker Non-Votes

An abstention will occur if a shareholder attends the special meeting in person and abstains from voting or expressly directs the proxy holder to abstain from voting. A broker non-vote will occur when an intermediary holding shares in “street name” does not receive voting instructions from the beneficial owner of the shares on a matter for which the intermediary lacks discretionary authority to vote because the matter is not considered routine. Shares registered in the name of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be present at the special meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted and will not be considered as voting for any purposes as to the matters to which no vote is indicated. The NYSE precludes brokers from exercising

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	27

THE SPECIAL MEETING

voting discretion on certain proposals, including the election of directors, executive compensation proposals and other “non-routine” proposals.

Each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal is considered to be a non-routine matter.

Shareholder Vote Required to Adopt Each Proposal

The table below summarizes the votes required for approval of each matter to be brought before the special meeting, as well as the treatment of abstentions and broker non-votes:

Proposal Number	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non-Votes
1	Merger Proposal	Affirmative vote of majority of the shares entitled to vote.	Will be counted as a vote AGAINST, because the vote is dependent on the total shares entitled to vote.	Will be counted as a vote AGAINST, because the vote is dependent on the total shares entitled to vote.
2	Merger Compensation Proposal	Majority of the votes cast.	No effect on outcome.	No effect on outcome.
3	Adjournment Proposal, if submitted to a vote	Majority of the votes present.	Will be counted as a vote AGAINST, because the vote is dependent on the total votes present.	No effect on outcome.

Voting by Cleco’s Directors and Executive Officers

As of the record date for the special meeting, our directors and executive officers collectively had the right to vote approximately [    ]% of our Common Stock issued, outstanding and entitled to vote at the special meeting.

We currently expect that our directors and executive officers will vote their shares of our Common Stock in favor of each of the proposals to be considered at the special meeting, although none of them has entered into any agreement obligating them to do so.

Voting and Proxies

Providing a proxy means that a Cleco shareholder authorizes the persons named in the proxy to vote such shareholder’s shares at the special meeting in the manner that such shareholder directs. If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet, but do not indicate how you wish your shares to be voted, the shares represented by your proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Merger Compensation Proposal and, if submitted to a vote, “FOR” approval of the Adjournment Proposal. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies.

How to Vote Shares Registered in Your Own Name

You may vote by proxy without attending the special meeting in any of the following ways:

Via our Internet Voting Site at www.proxyvote.com. Follow the instructions for Internet voting printed on your proxy card.

By Mail. You can vote by completing, signing, dating and returning the proxy card in the accompanying postage-paid envelope.

If you are a shareholder of record and wish to vote in person please provide a valid form of government-issued photo identification.

The Internet voting facilities for shareholders will close at 11:59 p.m., Eastern time, on [                    ], 2015. Your signed proxy card or the proxy you grant via the Internet will be voted in accordance with your instructions.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet, but do not indicate how you wish your shares to be voted, your shares will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal, and, if submitted to a vote, the Adjournment Proposal.

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly submitted to the vote of the shareholders at the special meeting.

If you received more than one proxy card, your shares are likely registered in different names, under different addresses or in multiple accounts. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the special meeting.

Shares of Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity.

How to Vote Shares Held in “Street Name”

If you hold shares in “street name” through an intermediary, you will not receive a proxy card. Rather, you will receive a voting instruction form

28	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

THE SPECIAL MEETING

from that intermediary that will explain how to direct the voting of your shares through such intermediary, which may include the ability to provide voting instructions via the Internet.

If your shares are held in street name through a brokerage firm that is a member of the NYSE, and you wish to vote on any of the proposals to be submitted to a vote at the special meeting, you must indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet, if applicable. Absent such instructions the broker will not vote your proxy. A broker non-vote with respect to each proposal will have the effect set forth under “The Special Meeting—Shareholder Vote Required to Adopt Each Proposal” on page 28. Accordingly, if your shares are held in street name, it is important that you provide voting instructions to your broker or other intermediary as to each proposal so that your vote will be counted.

If you hold shares in street name and wish to vote your shares in person at the special meeting, you must first obtain a valid legal proxy from the intermediary.

If you received more than one voting instruction form, your shares are likely held in different names or with different addresses or in multiple accounts. You must separately follow the foregoing voting procedures for each voting instruction form that you receive in order for all of your shares to be voted at the special meeting. In addition, because any shares of Common Stock you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Common Stock held in “street name” are voted, you should instruct your intermediary to vote your shares.

The Internet voting facilities for shares held in street name will close at 11:59 p.m., Eastern time, on [                    ], 2015.

Shares Held Through Certain Plans

Cleco Power LLC 401(k) Savings and Investment Plan

You may direct the voting of the number of shares of our Common Stock allocated to your Cleco 401(k) plan account on the record date,

which is printed on the enclosed voting instruction form, in accordance with the directions provided. By completing, dating, signing and returning the voting instruction form or transmitting voting instructions via the Internet, you will be providing the plan trustee, who is considered the shareholder of record, with instructions on how to vote the shares of our Common Stock allocated to your Cleco 401(k) plan account.

If you do not provide voting instructions for these plan shares on a matter, the Cleco 401(k) plan trustee will not vote the shares allocated to your account. You will not be able to vote these plan shares in person. If you wish to revoke any prior voting instructions or change your instructions you must contact the trustee of the Cleco 401(k) plan for instructions on how to do so.

The Internet voting facilities for participants in the Cleco 401(k) plan will close at 11:59 p.m., Eastern time, on [                     ], 2015.

Employee Stock Purchase Plan

You may direct the voting of the number of shares of our Common Stock allocated to your ESPP account on the record date. The number of shares will be printed on the enclosed voting instruction form and voted in accordance with the directions provided. By completing, dating, signing and returning the voting instruction form or transmitting voting instructions via the Internet, you will be providing the ESPP custodian, who is considered the shareholder of record, with instructions on how to vote the shares of our Common Stock allocated to your ESPP account.

If you do not provide voting instructions for these plan shares on a matter, the ESPP custodian will not vote the shares allocated to your account. You will not be able to vote these plan shares in person. If you wish to revoke any prior voting instructions or change your instructions you must contact the custodian of the ESPP for instructions on how to do so.

The Internet voting facilities for participants in the ESPP will close at 11:59 p.m., Eastern time, on [                    ], 2015.

Revocation of Proxies

If you own shares registered in your own name, you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•	sending a written statement to that effect to our Corporate Secretary, Cleco, P.O. Box 5000, Pineville, Louisiana 71361-5000, which we must receive before the special meeting;

•	submitting a properly signed proxy card form dated a later date;

•	submitting a later dated proxy via the Internet; or

•	attending the special meeting in person and voting your shares.

Attendance at the special meeting will not in itself constitute a revocation of a prior proxy.

If you hold shares in street name, you should follow the instructions provided on your voting instruction form or contact your broker or other intermediary for instructions on how to change your vote.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	29

THE SPECIAL MEETING

Attending the Special Meeting in Person

Admission Procedures

If you are a shareholder of record and plan to vote at the special meeting in person, you must present a valid form of government-issued photo identification.

Under our Bylaws, our Board or the chairman of the special meeting may impose additional reasonable restrictions on the conduct of the special meeting and the ability of individuals to attend the special meeting in person.

For the address of our principal executive offices, see “Parties to the Merger—Cleco” on page 25.

Solicitation Costs

We will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. We have engaged Morrow to assist in the solicitation of proxies for the special meeting. We will pay Morrow an estimated fee of $38,500 plus all reasonable, out-of-pocket expenses for these solicitation services. We have also agreed to indemnify Morrow and its shareholders, officers, directors, employees, agents and affiliates, against certain direct claims, costs, damages, liabilities, judgments and expenses, including the reasonable and customary fees, costs and expenses of its legal counsel.

In addition to the use of the mails, our officers, directors and employees may solicit proxies personally, by telephone, in person or by facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Arrangements may also be made with intermediaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse intermediaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

Postponement or Adjournment

In the event that a quorum is not present at the time the special meeting is to be convened, we may postpone, recess or adjourn the special meeting without a vote of the shareholders.

If we convene the special meeting, and there are not sufficient votes to approve the Merger Proposal, we may adjourn the special meeting for the purpose of soliciting additional proxies. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies may revoke them at any time prior to their use. See “Adjournment of the Special Meeting” on page 82.

The chairman of the special meeting shall have the power to recess or adjourn the special meeting, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve any of the proposals or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. We may also postpone the special meeting under certain circumstances. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow Cleco’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

If we adjourn or postpone the special meeting and such adjournment or postponement is for more than one month from the day the special meeting was originally scheduled or, if after the adjournment or postponement, a new record date is fixed for the adjourned or postponed special meeting, notice of the adjourned or postponed special meeting will be given to each shareholder of record entitled to vote at the special meeting in accordance with our Bylaws.

Shareholder List

A complete list of the registered shareholders entitled to vote on the record date, certified by the secretary or agent of Cleco, will be available at the special meeting.

Exchange of Stock Certificates

Our shareholders should not send stock certificates with their proxies or voting instructions. If the Merger is consummated, separate transmittal documents for the surrender of stock certificates in exchange for the Merger Consideration will be mailed to registered holders promptly following the Effective Time, and in any event within five business days thereafter. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. See “The Merger Agreement—Exchange and Payment Procedures” beginning on page 63 for additional information.

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Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Morrow, by calling toll-free at (888) 813-7651. Intermediaries may call collect at (203) 658-9400.

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THE MERGER

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger Agreement provides that, upon consummation of the Merger, Merger Sub will merge with and into Cleco. Cleco will be the Surviving Corporation in the Merger. As a result of the Merger, Cleco will cease to be a publicly traded company and will become an indirect, wholly-owned subsidiary of Parent. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation in the Merger. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety as it is the document that governs the Merger.

Merger Consideration

In the Merger, each issued and outstanding share of our Common Stock (other than excluded shares) will be converted at the Effective Time into the right to receive an amount in cash equal to $55.37 per share, without interest and less any applicable withholding taxes.

Background of the Merger

The Board, together with Cleco’s senior management, regularly reviews Cleco’s business and operations, its long-term business plan and potential strategic alternatives, including, among others, potential business combination transactions.

In September 2012, senior management of another company, which we refer to as Party A, contacted Bruce Williamson, Cleco’s chief executive officer, and Darren Olagues, who was then Cleco’s chief financial officer, to express an interest in discussing a potential business combination with Cleco. This call was followed by an in-person meeting among the senior management of Party A and Cleco.

In connection with these discussions and its broader consideration of strategic alternatives, Cleco retained Goldman Sachs and TPH as financial advisors. Goldman Sachs and TPH were engaged because of their experience with transactions in the electric utility and energy industries, their investment banking reputations and their experience in advising companies and boards of directors in connection with potential business combination transactions.

Cleco and Party A entered into a confidentiality and standstill agreement and continued reviewing the possibility of a business combination between the parties for several months. As part of this process, Party A conducted due diligence on Cleco and participated in management presentations with the senior management of Cleco.

In the spring of 2013, while Cleco was still considering a potential business combination transaction with Party A, the chief executive officer of another party, which we refer to as Party B, contacted Mr. Williamson to express interest in a potential business combination transaction with Cleco. Party B entered into a confidentiality and standstill agreement and conducted due diligence on Cleco. In April 2013, Party B participated in management presentations with senior management of Cleco.

During this period, management updated the Board regarding developments in the discussions with each of Party A and Party B as they occurred, and the Board provided oversight and authority to senior management with respect to these discussions as well as management’s ongoing consideration of strategic alternatives.

Later in the spring of 2013, after several meetings between the senior management of Cleco and each of Party A and Party B, neither Party A nor Party B elected to continue pursuing a business combination transaction with Cleco.

In late 2013, a number of other parties contacted Mr. Williamson concerning the possibility of exploring a business combination transaction with Cleco. Mr. Williamson informed each of them that Cleco was focused on filing its formal application and obtaining the LPSC’s approval of the extension of Cleco Power’s existing formula rate plan.

On January 31, 2014, the Board held a regular meeting at which certain members of senior management and representatives of Goldman Sachs and TPH were present. At this meeting, the Board considered a variety of strategic alternatives, including remaining as an independent, standalone company, possible business combination transactions and potential acquisitions of third parties. The Board concluded that while an acquisition of a third party was unlikely to enhance shareholder value, a cash-based business combination transaction might present an interesting alternative for Cleco and its shareholders. However, the Board determined that senior management should remain focused on filing the formal application and obtaining the LPSC’s approval of the extension of Cleco Power’s existing formula rate plan.

In the spring of 2014, several parties (including MIP III) contacted Mr. Williamson concerning the possibility of exploring a business combination transaction. All of these inquiries were preliminary, Cleco did not enter into a confidentiality and standstill agreement with any of the parties and none of the parties specified a price at which it would be willing to enter into a business combination transaction with Cleco. Mr. Williamson informed each of them that Cleco was focused on filing its formal application and obtaining the LPSC’s approval of the extension of Cleco Power’s existing formula rate plan.

On April 19, 2014, Cleco Power filed with the LPSC its formal application for the extension of its existing formula rate plan.

On April 24, 2014, the Board held its annual meeting which was attended by certain members of senior management, and portions of

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THE MERGER

which were attended by representatives of Goldman Sachs, TPH and Phelps Dunbar LLP, Cleco’s outside regulatory counsel, which we refer to as Phelps Dunbar. During this meeting, and as part of the Board’s ongoing consideration of Cleco’s strategic alternatives, the Board discussed the valuation of Cleco’s Common Stock and whether Cleco might be able to capture a premium valuation for its shareholders through a business combination transaction. The Board considered data prepared by the financial advisors showing that Cleco’s projected price to earnings multiple, which we refer to as a P/E multiple, for 2014, 2015 and 2016 exceeded the projected P/E multiples of its peers and that an acquisition premium might already be reflected in Cleco’s current stock price based on market speculation. The representatives of Goldman Sachs and TPH discussed certain recent transactions in the gas and electric utility industry. The representatives of Phelps Dunbar discussed with the Board the regulatory issues and procedures of the LPSC that would pertain to a change of control of Cleco. Mr. Williamson discussed with the Board various inquiries made by parties in prior months expressing interest in a potential business combination transaction. After discussion of potential business combination transactions, the Board determined to defer any exploration of such opportunities until Cleco had obtained the LPSC’s approval of the extension of Cleco Power’s formula rate plan. At this meeting, the independent directors of the Board also decided to hire legal counsel to assist them in evaluating Cleco’s strategic alternatives along-side Cleco’s outside counsel, Locke Lord LLP, which we refer to as Locke Lord. After the meeting, the independent directors engaged Hunton & Williams LLP, which we refer to as Hunton & Williams, as their legal counsel.

On May 20, 2014, the independent directors of the Board held a meeting attended by representatives of Hunton & Williams to discuss matters relating to consideration of Cleco’s strategic alternatives.

On May 27, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. During this meeting, the Board discussed a tentative settlement of the extension of Cleco Power’s existing formula rate plan. Mr. Williamson then recounted the inquiries made by various parties in late 2013 and the spring of 2014 expressing interest in a potential business combination transaction with Cleco. He noted that with news of the settlement of the extension of Cleco Power’s formula rate plan expected to become public soon, at least some of these parties would likely contact Cleco again as they had generally been informed that Cleco would not consider such a transaction until that time. The Board decided it would further consider Cleco’s strategic alternatives at its regularly scheduled annual strategy meeting to be held on June 12 and 13, 2014.

On June 6, 2014, an administrative law judge conducted a public hearing on the uncontested settlement of the extension of Cleco Power’s existing formula rate plan, as modified in the settlement.

Between June 6 and June 10, 2014, Cleco received written, nonbinding preliminary indications of interest from two parties, which we refer to as Party C and Party D, respectively, and MIP III, on behalf of itself and a consortium of investors, which we refer to as the MIP III consortium, expressing interest in a potential business combination transaction with Cleco. All of the indications of interest were subject to conducting due diligence, negotiating definitive agreements and obtaining internal approvals. Mr. Williamson called Mr. William Marks, Cleco’s lead independent director, to inform him of the indications of interest.

On June 12 and 13, 2014, the Board held its regularly scheduled annual strategy meeting, portions of which were attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. Cleco’s senior management presented a review of Cleco’s utility operations and long-term strategic plan, including a long-term forecast. As part of its ongoing consideration of strategic alternatives, the Board considered, among other things, that Cleco (1) recently completed a multi-year generation construction and acquisition effort that left it with excess generating capacity; (2) is unlikely to grow its rate base significantly in the near term; (3) faces pressure to reduce its rates, which at the time were the highest rates charged by an electric utility in Louisiana; and (4) was entering a phase of limited growth over the next five years before additional generation would offer material new investment opportunities, which opportunities would depend upon the success of a wholesale electric marketing initiative. The Board also considered that Cleco’s remaining as an independent standalone company would leave Cleco shareholders exposed to various risks and uncertainties, including, among others, utility industry risks, risks related to economic conditions in Louisiana, the potential for downward pressure on industry P/E multiples in light of current market valuations and other risks related to regulatory and legislative matters. The Board also considered the extent to which Cleco could enhance shareholder value through dividends and stock repurchases. Cleco’s general counsel and Locke Lord then reviewed with the Board the directors’ fiduciary duties in connection with its business decisions, including its consideration of a potential business combination transaction. The representatives of Goldman Sachs and TPH discussed with the Board certain recent gas and electric utility transactions. The representatives of Goldman Sachs and TPH then discussed with the Board various strategic alternatives, including continuing to pursue Cleco’s long-term strategy as an independent standalone company, as well as a potential business combination transaction involving Cleco. During this discussion, the representatives of Goldman Sachs and TPH identified companies that might be interested in a business combination transaction, including industry counterparties and financial counterparties such as private equity funds and infrastructure funds. A representative of Frederic W. Cook & Co., the independent compensation consultant to the Compensation Committee of the Board, also discussed with the Board Cleco’s severance and change-in-control arrangements that could be implicated by a business combination transaction, including amounts that could become payable to senior management in connection with such a transaction.

The Board then discussed the written indications of interest received from Party C, Party D and the MIP III consortium. During this discussion, the Board considered Cleco’s prospects as an independent standalone company under its long-term strategic plan and the value that might be realized in a business combination transaction. The Board determined that Cleco’s long-term strategic plan was viable, but that a business combination transaction might enhance shareholder value, particularly in light of the high P/E multiples at which Cleco’s Common Stock was trading at the time and Cleco’s limited growth prospects in the near-term. The Board discussed with senior management and its outside advisors various matters regarding how to respond to the indications of interest, including whether to solicit interest from additional counterparties. The Board also considered the process for obtaining approval from the LPSC of any such transaction, including the likely terms that would be required to obtain that approval. Following discussion, the Board determined that

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THE MERGER

Cleco should evaluate the indications of interest by undertaking a broader review of potential business combination transactions, although no decision was made that Cleco should enter into any such transaction. The Board requested that senior management, in consultation with representatives of Goldman Sachs and TPH, identify a list of potential counterparties and make a recommendation for the Board’s consideration at its next meeting.

On June 13, 2014, the administrative law judge submitted the proposed settlement of the extension of Cleco Power’s existing formula rate plan, as modified in the settlement, together with her report of the settlement hearing, to the LPSC for review and decision.

On June 18, 2014, at its open public meeting, the LPSC voted to approve the settlement providing for the extension of Cleco Power’s existing formula rate plan, as modified in the settlement, as submitted to the LPSC by the administrative law judge on June 13, 2014. On June 27, 2014, the LPSC issued its order approving the settlement.

Beginning on June 19, 2014, various media articles were published and market rumors emerged regarding a possible business combination transaction involving Cleco. As a result, the trading price of Cleco’s Common Stock became volatile and the stock traded at a high volume. The NYSE contacted Cleco and requested a response from Cleco regarding the stock price and trading activity.

On June 22, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. Cleco’s general counsel and Locke Lord reviewed with the Board the directors’ fiduciary duties in connection with its consideration of a business combination transaction. In light of the market rumors and the NYSE’s request to Cleco regarding its stock price and trading activity, senior management and the Board discussed the advisability of issuing a press release that would acknowledge the receipt of indications of interest and state that the Board would review such indications of interest and other potential opportunities in comparison to Cleco’s standalone strategic plan. The Board approved the issuance of a press release by Cleco to that effect. Senior management and representatives of Goldman Sachs and TPH then reviewed a list of potential counterparties, including both industry and financial counterparties. After discussion, the Board directed senior management and representatives of the financial advisors to contact nine potential counterparties on the list (which consisted of five industry and four financial counterparties) that the Board determined, following consultation with Goldman Sachs and TPH, to be the most likely to have the financial resources, strategic intent and commitment to obtain regulatory approval to complete a business combination transaction on terms attractive to Cleco, to determine whether they were interested in exploring a business combination transaction with Cleco. These potential counterparties included Party C, Party D and the MIP III consortium as well as certain other parties that had previously contacted Cleco to express their potential interest in a business combination transaction with Cleco (including Party A and Party B). The Board further authorized senior management and Cleco’s financial advisors to provide limited due diligence information to each interested counterparty (and any other potential counterparty that subsequently initiated contact with Cleco), subject to their execution of an appropriate confidentiality and standstill agreement, and to request from each interested counterparty an indication of interest prior to the next Board meeting so the Board could determine, based on the indications of interest, whether to continue its consideration of a potential business combination transaction.

On June 23, 2014, Cleco issued a press release stating that it had received indications of interest with respect to a potential business combination transaction and that it would work with its financial and legal advisors to review and evaluate any proposals and compare them to Cleco’s standalone strategic plan.

In the wake of the market rumors and following Cleco’s press release, certain LPSC commissioners made public statements expressing concern about a business combination transaction involving Cleco and noting various regulatory issues that any potential buyer would need to address in connection with seeking approval from the LPSC for such a transaction.

On June 24, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. At this meeting, representatives of Goldman Sachs updated the Board on the initial communications with potential counterparties.

In the following days, representatives of Goldman Sachs continued reaching out to the nine potential counterparties selected by the Board at its June 22 meeting. In addition, four other potential counterparties contacted Cleco or representatives of Goldman Sachs or TPH to express their interest in exploring a possible business combination transaction with Cleco. Of the nine potential counterparties contacted, six of them (including Party A and Party B) indicated they were not interested in exploring a business combination transaction with Cleco. The other three potential counterparties selected by the Board (consisting of Party C, Party D and MIP III), as well as the four additional counterparties that had contacted Cleco or representatives of Goldman Sachs or TPH regarding a possible business combination transaction involving Cleco, signed confidentiality and standstill agreements. The draft confidentiality and standstill agreement provided by Cleco to each of these seven potential counterparties contained customary standstill provisions and additional provisions intended to provide the Board with control over the process of soliciting acquisition proposals and to maximize the value of such proposals in such process. The standstill provision included in each draft contained a provision stating that a potential counterparty was not permitted to ask for a waiver of the standstill (a “no-ask, no-waiver” provision). This provision was intended to incentivize potential counterparties to put forth their best and highest offer for Cleco as part of Cleco’s strategic review process by seeking to negate their ability to make such an offer outside of the process or after Cleco announced an alternative transaction. Five of the seven potential counterparties negotiated modifications to the standstill provisions to permit them to submit proposals to the Board in the event Cleco were to enter into a definitive transaction agreement with a third party. Ultimately, only Party F (discussed below) and one other party that executed a confidentiality and standstill agreement agreed to standstills with no-ask, no-waiver provisions, but neither party submitted a proposal to effect a business combination transaction with Cleco. In addition, the confidentiality and standstill agreement that Party B entered into in 2013 contains a standstill provision with a no-ask, no-waiver provision that remains in effect. The standstill provision in the confidentiality and standstill agreement entered into in 2012 with Party A had already expired at this time.

During late June and early July 2014, the seven potential counterparties that signed confidentiality and standstill agreements were provided access to an electronic data room containing due diligence information about

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Cleco and were offered the opportunity to attend a presentation by Cleco management at which representatives of Goldman Sachs and TPH were present.

On July 1, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. At this meeting, representatives of Goldman Sachs updated the Board on the status of the due diligence review by the potential counterparties. The Board also discussed concerns expressed by certain LPSC commissioners regarding a business combination transaction involving Cleco and how to address those concerns.

On July 8, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. At this meeting, the representatives of Goldman Sachs updated the Board on the status of the due diligence review by the various potential counterparties. Shortly after the meeting, and at the direction of the Board, representatives of Goldman Sachs sent a process letter to the potential counterparties that had executed confidentiality and standstill agreements requesting that they submit a written, non-binding proposal to Cleco by July 22, 2014.

On July 14, 2014, representatives of the MIP III consortium attended a presentation by Cleco senior management at which representatives of Goldman Sachs and TPH were present.

On July 15, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. At this meeting, representatives of Goldman Sachs updated the Board on the status of the due diligence review by the various potential counterparties. The representatives of Goldman Sachs and TPH also discussed with the Board their preliminary financial analyses with respect to Cleco.

On July 22, 2014, Cleco received written, non-binding proposals from the MIP III consortium, Party C and another potential counterparty, which we refer to as Party E. The proposals were subject to completion of due diligence, negotiation of definitive agreements and obtaining internal approvals. The proposal from the MIP III consortium provided for an acquisition of Cleco in an all cash transaction at an indicative price of $55.25 per share. The proposal from Party C provided for an acquisition of Cleco in an all cash transaction at an indicative price of $59.25 per share. Party C also described in general terms an alternative proposal in which Cleco would be merged with a newly formed public company that would also hold certain of Party C’s assets and in which Cleco shareholders would receive stock of the surviving corporation in the merger. The proposal from Party E and its potential co-investors provided for an acquisition of Cleco in an all cash transaction at an indicative price between $57.00 and $59.00 per share. In connection with their proposals, Party C and MIP III also requested that Cleco enter into an agreement providing for a period of exclusive negotiations. Cleco also received a verbal proposal from Party D expressing interest in an acquisition of Cleco in an all cash transaction. Although Party D did not specify a purchase price, it communicated a per share valuation of Cleco Common Stock in the mid-$50s. An additional potential counterparty, which we refer to as Party F, indicated its possible interest in a business combination transaction with Cleco but did not propose a specific purchase price, and indicated it would only be willing to continue discussions at a per share price below the then-current market price. The other potential counterparties that signed confidentiality and standstill agreements declined to submit a proposal and withdrew their interest in exploring a business combination transaction with Cleco.

On July 24 and 25, 2014, the Board held its regularly scheduled quarterly meeting, portions of which were attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. The representatives of Goldman Sachs and TPH reviewed the proposals received from the five potential counterparties. In reviewing the proposals, the Board considered that various interested counterparties had noted Cleco’s Common Stock was trading at a high P/E multiple relative to its peers and had also expressed concern about the impact of the recent settlement of the extension of Cleco Power’s existing formula rate plan on Cleco’s projected financial performance. The Board also considered that Party E was still in the process of forming an investor consortium and, therefore, its proposal was subject to change based on the valuation and other views of its potential co-investors. The Board also discussed with senior management and representatives of Goldman Sachs and TPH Party C’s alternative proposal to merge Cleco with a newly formed public company in which Cleco shareholders would receive shares of common stock in exchange for their Cleco Common Stock. The Board concluded such a merger was not attractive because, among other things, it would require additional regulatory approvals, might raise additional or more difficult issues with respect to LPSC approval, was more complex than potential alternatives and would require Cleco to expend considerable time and effort in conducting due diligence on Party C’s assets to be contributed to such newly formed public company. The Board also considered the letter from Party F, which was smaller in market capitalization and, in the Board’s judgment, after consultation with Goldman Sachs and TPH, had more limited financial capabilities than Cleco. After conferring with senior management and representatives of Goldman Sachs and TPH, the Board concluded that Party F was not likely to have the financial capability to complete a business combination transaction on terms attractive to Cleco. Following further discussion, the Board determined to continue the strategic review process with Party C, Party D, Party E and the MIP III consortium. The Board decided not to grant Party C’s or MIP III’s request for exclusive negotiations at that time.

Shortly afterwards, Party D informed Cleco that it was no longer interested in exploring a business combination transaction between the two parties.

Between July 26, 2014 and August 22, 2014, Cleco’s management provided the MIP III consortium and Party C with access to additional due diligence information, including non-public financial information regarding Cleco, and participated in due diligence calls with representatives and outside advisors of each of the MIP III consortium and Party C. Party E was also provided with this additional due diligence information and participated in due diligence calls with Cleco management during early August, but by August 12, 2014, it had not assembled a consortium of equity investors and advised Cleco that it was withdrawing its interest in a business combination transaction with Cleco.

On August 1, 2014, Cleco provided a draft merger agreement to the MIP III consortium and Party C and requested that they submit markups of the merger agreement with updated proposals the week of August 18th.

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THE MERGER

Also on August 1, 2014, senior management of Cleco and representatives of the MIP III consortium met to discuss the terms of a possible transaction between the two parties and potential regulatory commitments that would be considered important by the LPSC.

On August 5, August 12 and August 19, 2014, the Board held meetings to discuss the strategic review process and a potential business combination transaction, each of which were attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. At these meetings, senior management of Cleco and representatives of Goldman Sachs and TPH updated the Board on the process and the meetings with representatives of the MIP III consortium and Party C.

On August 6, 2014, the LPSC held its regularly scheduled Business & Executive meeting which Mr. Williamson, Mr. Marks (Cleco’s lead independent director) and three other outside directors of Cleco attended at the LPSC’s request. Mr. Williamson and the independent directors responded to questions from the LPSC commissioners regarding any potential business combination transaction involving Cleco. During this meeting, the LPSC commissioners expressed concerns about the consequences of a business combination transaction involving Cleco, including with respect to whether such a transaction would result in a change in customer rates and whether a counterparty would maintain Cleco’s employee headcount, headquarters location and charitable contribution practices, among other things. The LPSC commissioners also expressed concern about the implications of foreign investors acquiring Cleco. The LPSC commissioners provided extensive guidance on the regulatory commitments that a potential buyer would be expected to accept in connection with a business combination transaction with Cleco.

On August 8, 2014, representatives of MIP III, bcIMC (which the Board had been informed was a member of the MIP III consortium), Macquarie Capital and their advisors attended a management and due diligence presentation by the senior management of Cleco, at which representatives of Goldman Sachs and TPH also attended.

On August 8, 2014, the MIP III consortium’s outside counsel, Kirkland & Ellis LLP, which we refer to as Kirkland & Ellis, sent to Locke Lord a preliminary issues list concerning the draft merger agreement.

On August 13, 2014, representatives of MIP III and Macquarie Capital met with senior management of Cleco and representatives of Goldman Sachs and TPH to discuss the potential terms of a business combination transaction and the types of regulatory commitments the MIP III consortium should consider in formulating its proposal.

On August 18, 2014, Kirkland & Ellis sent a preliminary markup of the draft merger agreement to Locke Lord.

On August 20, 2014, Locke Lord and Kirkland & Ellis had a conference call concerning the preliminary issues list previously provided by Kirkland & Ellis to Locke Lord and discussed certain provisions in Kirkland & Ellis’ markup of the draft merger agreement. Also on August 20, 2014, representatives of Party C met with senior management of Cleco and representatives of Goldman Sachs and TPH to discuss the types of regulatory commitments that Party C should consider in formulating its proposal.

On August 22, 2014, Cleco received updated written proposals from the MIP III consortium and Party C, including a markup of the merger agreement and a description of commitments that each party would be willing to make to obtain the LPSC’s approval of the proposed business combination transaction. The MIP III consortium proposed to acquire Cleco in an all cash transaction at an indicative price of $55.25 per share, which was the same as its previous indication of interest. MIP III also requested that Cleco enter into an exclusivity agreement. Party C proposed to acquire Cleco in an all cash transaction at an indicative price of $58.75 per share, which was lower than its previous indication of interest.

On August 25, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. Cleco’s general counsel and Locke Lord reviewed with the Board the directors’ fiduciary duties in connection with their consideration of a potential business combination transaction. The representatives of Goldman Sachs and TPH then reviewed the proposals submitted by the MIP III consortium and Party C. Locke Lord reviewed the terms and conditions in the initial markups of the merger agreement by the MIP III consortium and Party C, including (i) the scope of the parties’ required efforts to obtain regulatory authorizations (particularly from the LPSC) and the commitments each party would be willing to accept to obtain the LPSC’s approval, (ii) various deal protection provisions, particularly the terms of the non-solicitation provision and the amount and conditions for payment by Cleco of a termination fee and (iii) in the case of the MIP III consortium, the amount and conditions for payment of a reverse termination fee and provisions relating to its proposed debt and equity financing. The Board determined to continue the strategic review process, and authorized representatives of Goldman Sachs and TPH and senior management to move forward with both Party C and the MIP III consortium in parallel negotiations and to reject MIP III’s request for exclusivity. In addition, the Board instructed senior management and Locke Lord to seek to negotiate more favorable terms in the draft merger agreements with respect to, among other things, various deal protection provisions and the covenant regarding the parties’ respective obligations to obtain required regulatory approvals. The Board also discussed a letter received on August 22, 2014, from a party that was not part of the ongoing process and had not signed a confidentiality and standstill agreement and therefore had no access to the electronic data room, purporting to be associated with Party E and indicating this party would submit a proposal to acquire Cleco during the next week. After consulting with senior management and representatives of Goldman Sachs and TPH, the Board concluded that the letter was not likely to result in a credible proposal, as the party had not signed a confidentiality and standstill agreement, engaged in any due diligence or put forth terms for any arranged financing.

On August 26, 2014, representatives of Goldman Sachs informed MIP III and Party C that the Board desired to continue to pursue a possible business combination transaction with each party. MIP III informed them that the MIP III consortium would only be willing to continue negotiations if Cleco entered into an exclusivity agreement, which the Board had rejected.

On August 28, 2014, senior management of Cleco and senior management of Party C met to discuss the terms of a potential business combination transaction between the two parties and the commitments

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Party C would be expected to make to obtain the LPSC’s approval of the transaction. A representative of Phelps Dunbar and Party C’s outside regulatory counsel were also present for these discussions. After this meeting, Cleco provided additional due diligence materials in the electronic data room in response to requests from Party C.

On August 29, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. At this meeting, representatives of Goldman Sachs updated the Board on discussions with the MIP III consortium and Party C. The Board again considered MIP III’s request for an exclusivity agreement and determined again that it should be rejected.

On August 31, 2014, Locke Lord sent a revised draft of the merger agreement to Party C’s legal counsel. During the following week, Locke Lord and Party C’s legal counsel extensively negotiated the terms of the potential merger agreement.

On September 2 and 3, 2014, Party C’s representatives conducted site visits of various Cleco facilities in Louisiana. Also on September 3, 2014, senior management of Cleco and senior management of Party C met to discuss Cleco’s overall business and the terms of a potential business combination transaction between the parties.

On September 3, 2014, the chief executive officer of MIP III contacted Mr. Williamson and expressed the MIP III consortium’s willingness to continue further discussions regarding a potential business combination transaction with Cleco and indicated that the discussions would not be conditioned on entering into an exclusivity agreement. Mr. Williamson responded that Cleco was willing to continue discussions with the MIP III consortium.

On September 5, 2014, senior management of Party C contacted Mr. Williamson and communicated that Party C was working through a number of issues relating to potential regulatory commitments and due diligence issues relating to Cleco’s operations, that it hoped to resolve the issues over the next seven to ten days, and that if it was unable to do so it would discontinue its efforts to pursue a business combination transaction with Cleco.

Also on September 5, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. Senior management updated the Board on its discussions with Party C. Specifically, senior management informed the Board that Party C was unwilling to obligate itself in the merger agreement to various regulatory commitments that senior management believed were necessary to obtain the LPSC’s approval of a business combination transaction, based on, among other things, the regulatory commitments identified by the LPSC commissioners at the August 6, 2014 Business & Executive meeting of the LPSC. Mr. Williamson also explained that Party C continued to assess the regulatory approval process and various due diligence issues and had thus elected to delay obtaining its internal approvals for the transaction. The Board also discussed the MIP III consortium’s decision to continue its discussions regarding a potential business combination transaction and agreed that Cleco should continue such discussions with the MIP III consortium. The Board also discussed the August 22 letter previously received from the party purporting to be associated with Party E. Representatives of Goldman Sachs informed the Board that it had contacted such party and that there had not been any proposal or subsequent communications from the party.

Throughout early September 2014, Cleco continued to facilitate the due diligence review and meet with representatives of each of Party C and the MIP III consortium.

On September 8, 2014, senior management of Cleco and representatives of MIP III, Macquarie Capital and Goldman Sachs met to discuss due diligence issues, the potential terms and conditions of a definitive merger agreement and various issues relating to potential regulatory commitments.

On September 16, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. At this meeting, the Board was updated on the status of the negotiations with Party C and the MIP III consortium. Among other things, the Board expressed concern that Party C was unwilling to obligate itself in the merger agreement to make various regulatory commitments that senior management believed were necessary to obtain the approval of the LPSC. Senior management also discussed the operational due diligence issues that Party C was still assessing. After the Board meeting, senior management of Cleco, Mr. Marks (Cleco’s lead independent director) and a representative of Phelps Dunbar met with representatives of the MIP III consortium and its outside regulatory counsel to discuss the likely requirements to obtain the LPSC’s approval of a business combination, including those previously communicated by the LPSC. After this meeting and in response to Mr. Williamson’s request for an increase in the MIP III consortium’s price, representatives of MIP III informed Mr. Williamson that the MIP III consortium would consider increasing its indicative price to acquire Cleco, but it was not willing to do so unless Cleco entered into an exclusivity agreement.

During that same week, Party C’s outside advisors contacted a representative of Goldman Sachs and communicated that Party C and its outside advisors had ceased their due diligence review of Cleco and stopped pursuing a business combination transaction with Cleco.

On September 19, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. At this meeting, the Board discussed Party C’s decision to no longer pursue a potential business combination transaction with Cleco. After further discussions with senior management and representatives of Goldman Sachs about Party C’s due diligence review and its unwillingness to take the actions that senior management believed were necessary to obtain the LPSC’s approval of a business combination transaction with Cleco, the Board determined that Party C was not likely to re-engage in discussions with Cleco. The Board then considered the status of the MIP III consortium’s due diligence review and its request for exclusivity. The Board decided that it was in the best interest of Cleco and its shareholders to continue exploring a potential business combination transaction with the MIP III consortium, but that senior management should continue to seek an increase in the MIP III consortium’s price. Following discussion, the Board authorized Cleco’s senior management to enter into an exclusivity agreement with MIP III for three weeks to allow the MIP III consortium to complete its due diligence and negotiate the terms and conditions of a merger agreement. Cleco and MIP III signed an exclusivity agreement that day.

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On September 22, 2014, Locke Lord sent a revised draft of the merger agreement to Kirkland & Ellis. Over the next several days, Locke Lord and Kirkland & Ellis discussed various provisions of the draft merger agreement, including provisions relating to required regulatory commitments, financing, non-solicitation, termination fees and expense reimbursement.

On September 24 and 25, 2014, representatives of the MIP III consortium conducted site visits of various Cleco facilities in Louisiana. Cleco continued to post additional due diligence materials in the electronic data room in response to requests from the MIP III consortium.

On September 27, 2014, Kirkland & Ellis sent a revised draft of the merger agreement to Locke Lord.

Between September 29 and October 1, 2014, senior management of Cleco and senior management of the MIP III consortium met to discuss the terms of the regulatory commitments and the regulatory approval process, and the related terms of the merger agreement. Regulatory counsel for each of the parties participated in these discussions. During these discussions, the MIP III consortium agreed to make various commitments in the merger agreement relating to obtaining the LPSC’s approval of a business combination transaction between the two parties. Also during this period Locke Lord continued negotiating the terms and conditions of the merger agreement with Kirkland & Ellis based on guidance it received from the Board and senior management. These negotiations focused on the scope of the parties’ required efforts to obtain regulatory authorizations, including the regulatory commitments the MIP III consortium would be required to accept to obtain the LPSC’s approval, provisions relating to the MIP III consortium’s proposed debt and equity financing, and various deal protection provisions, including the non-solicitation provision and the amounts of the termination fee payable by Cleco and the reverse termination fee payable by the MIP III consortium, the cap on Cleco’s obligation to reimburse the MIP III consortium for its expenses, and the circumstances under which such fees and expenses would be payable. The MIP III consortium’s initial proposal was $100 million (or approximately 3.0% of the proposed transaction’s equity value) for the termination fee, $150 million (or approximately 4.5% of the proposed transaction’s equity value) for the reverse termination fee and $33.5 million (or approximately 1% of the proposed transaction’s equity value) for the cap on Cleco’s obligation to reimburse the MIP III consortium for its expenses, in each case under specific circumstances.

On September 30, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. Senior management updated the Board on the status of discussions with the MIP III consortium, including with respect to the regulatory commitments that the MIP III consortium was willing to make in the merger agreement to obtain the LPSC’s approval and the scope of the MIP III consortium’s efforts to obtain such approval. Locke Lord also updated the Board on the current negotiations concerning the other outstanding issues under the draft merger agreement. Among other things, Locke Lord reviewed the MIP III consortium’s position on the various deal protection provisions, particularly the terms of the non-solicitation provision and the amount and conditions for payment by Cleco of the termination fee and by the MIP III consortium of the reverse termination fee and the cap on Cleco’s obligation to reimburse the MIP III consortium for its expenses. Following discussion, the Board instructed Locke Lord and senior management to seek more favorable terms with respect to the terms and conditions of the transaction and to reiterate Cleco’s request for a price increase from the MIP III consortium. The Board was also informed that neither Party C nor any other party had contacted Cleco or its financial advisors with respect to a potential business combination transaction since the Board meeting on September 19th.

On October 3, 2014, Kirkland & Ellis sent a revised draft of the merger agreement to Locke Lord.

On October 6, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord, Hunton & Williams and Phelps Dunbar. Representatives from MIP III and bcIMC attended for a portion of the meeting to discuss, among other things, their proposed financing of the transaction, their approach to the regulatory approval process and the commitments they would be willing to make to obtain the approval of the LPSC. After the representatives of MIP III and bcIMC left the meeting, Cleco’s general counsel and Locke Lord reviewed with the Board the directors’ fiduciary duties, the process followed by the Board in connection with considering the transaction and the status of the negotiations regarding the terms and conditions of the draft merger agreement with the MIP III consortium. Members of senior management and representatives of Phelps Dunbar then discussed the regulatory approval process and their assessment of the proposed transaction and the MIP III consortium from a regulatory perspective. Representatives from Goldman Sachs and TPH then discussed their preliminary financial analyses with respect to Cleco. The Board also reviewed with senior management Cleco’s standalone business plan compared to the value that would be realized by shareholders in the business combination transaction with the MIP III consortium. The Board also considered the extent to which the trading price of Cleco’s Common Stock might decline and trade at a lower P/E multiple if Cleco did not enter into a business combination transaction. Representatives from Locke Lord then reviewed the terms and conditions of the current draft of the merger agreement, including the terms of the regulatory efforts covenant, the deal protection provisions and the proposed termination fee, reverse termination fee and expense reimbursement amounts.

During the week of October 6, 2014, Locke Lord negotiated and exchanged revised drafts of the merger agreement with Kirkland & Ellis. During these negotiations, Cleco proposed a reverse termination fee equal to $200 million and a cap of $15 million on its obligation to reimburse the MIP III consortium for its expenses. Locke Lord and Cleco also received initial drafts of the equity commitment letter and limited guarantee and exchanged revised drafts of these documents with Kirkland & Ellis. Members of Cleco’s senior management met with representatives of the MIP III consortium to discuss certain outstanding due diligence matters, the terms of the MIP III consortium’s regulatory commitments and the regulatory approval process.

On October 9, 2014, Cleco and MIP III executed an extension of their exclusivity agreement through October 17, 2014.

On October 10, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. Management updated the

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Board on the discussions with the MIP III consortium concerning the merger agreement, including the amount of the termination fee, the reverse termination fee and the cap on Cleco’s expense reimbursement obligation, the Board’s ability to grant waivers under standstill agreements, and the equity and debt financing process for the MIP III consortium. Following discussion, the Board agreed that it was in the best interests of Cleco and its shareholders to continue pursuing a business combination transaction with the MIP III consortium.

Over the weekend and during the week of October 13, 2014, Locke Lord and Kirkland & Ellis continued negotiating the terms of the merger agreement, the equity commitment letter and the limited guarantee, and exchanged revised drafts of each of these documents. In these drafts, the MIP III consortium proposed a termination fee of $120 million, a reverse termination fee of $175 million and an expense reimbursement cap of $20 million.

On October 15, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. Cleco’s general counsel and Locke Lord reviewed with the Board the directors’ fiduciary duties in connection with the strategic review process and a business combination transaction. Locke Lord then reviewed the terms of the current draft of the merger agreement, including the parties’ positions on the termination fee, reverse termination fee and expense reimbursement cap amounts. The representatives of Goldman Sachs reviewed MIP III’s proposed co-investors and their equity commitments and updated the Board on the equity commitment process. Locke Lord also discussed the structure and terms of the equity commitment letter and the limited guarantee. Mr. Williamson indicated that he would request that the MIP III consortium submit its final price for the Board’s consideration by October 16th.

On October 15, 2014, MIP III provided an initial draft of the MIP III consortium’s debt commitment letter and Locke Lord reviewed and commented on the debt commitment letter.

By the end of the day on October 15, 2014, the remaining issues between the MIP III consortium and Cleco relating to the merger agreement had been resolved other than the MIP III consortium’s final proposed purchase price and the amount of the termination fee, the reverse termination fee and the expense reimbursement cap.

On October 16, 2014, Mr. Williamson and the chief executive officer of MIP III discussed the remaining issues in the merger agreement. The MIP III consortium agreed to increase its purchase price from $55.25 to $55.37 per share. The MIP III consortium also agreed to increase the amount of the reverse termination fee to $180 million (or approximately 5.4% of the proposed transaction’s equity value) and to cap its expense reimbursement at $18 million (or approximately 0.5% of the proposed transaction’s equity value) with a termination fee equal to $120 million (or approximately 3.6% of the proposed transaction’s equity value).

Afterwards, Mr. Williamson contacted all of the directors to inform them of the terms of the MIP III consortium’s final proposal.

On October 17, 2014, the Board held a meeting attended by certain members of senior management and representatives of Goldman Sachs, TPH, Locke Lord and Hunton & Williams. Representatives of Locke Lord summarized the negotiations that had taken place since the Board’s prior meeting and presented the final Merger Agreement, noting the changes made to the prior draft provided to the Board. The representatives of Goldman Sachs reviewed with the Board Goldman Sachs’s financial analysis of the proposed transaction. Representatives of Goldman Sachs delivered its oral opinion to the Board (which was subsequently confirmed by delivery of a written opinion dated October 17, 2014), that, as of October 17, 2014, and based upon and subject to the factors and assumptions set forth in its opinion, the $55.37 in cash per share of outstanding Common Stock to be paid to holders (other than Parent and its affiliates) of such Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The representatives of TPH provided to the Board its financial analysis of the proposed transaction and delivered to the Board its oral opinion (which was subsequently confirmed by delivery of a written opinion dated October 17, 2014), to the effect that, as of October 17, 2014, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by TPH as set forth in its opinion, the merger consideration of $55.37 in cash per share of outstanding Common Stock to be paid to holders of such Common Stock (other than excluded holders (as defined in the section entitled “Opinion of Tudor, Pickering, Holt & Co. Advisors, LLC”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Locke Lord then reviewed with the Board the terms and conditions of Parent’s debt commitment letter and the related documentation Parent had negotiated with its lenders, under which the debt financing would be provided, subject to the satisfaction or waiver of certain conditions set forth therein. Locke Lord then reviewed the equity commitment letter and the limited guarantee that had been discussed at the Board meeting on October 15th. The Board was also informed that neither Party C nor any other party had contacted Cleco with respect to a potential business combination transaction since the Board’s meeting on September 19th. After further discussion and considering a variety of factors, including the items discussed in the section entitled “—Reasons for the Merger; Recommendation of Our Board” beginning on page 40, the Board unanimously determined that the Merger is fair to and in the best interests of Cleco and its shareholders and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, and resolved that the Merger Agreement be submitted for consideration by the holders of Cleco’s Common Stock at a special meeting of shareholders, and recommended that such shareholders of Cleco vote to approve the Merger Agreement.

After the meeting, Parent, Cleco and Merger Sub executed the Merger Agreement. On October 20, 2014, Parent and Cleco issued a press release announcing the execution of the Merger Agreement prior to the commencement of trading on the NYSE.

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THE MERGER

Reasons for the Merger; Recommendation of Our Board

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the transactions contemplated in the Merger Agreement, the Board held 21 meetings, including 16 executive sessions of the independent directors, and consulted with Cleco’s senior management, Locke Lord, Phelps Dunbar, Hunton & Williams, Goldman Sachs and TPH.

In reaching a determination to approve the Merger Agreement and the transactions contemplated in the Merger Agreement, the Board considered a number of factors, both positive and negative, and potential benefits and detriments of the Merger to Cleco, including the following factors and benefits of the Merger that the Board generally believes support its decision:

•

the Board’s familiarity with, and understanding of, Cleco’s business, growth prospects, current and projected financial condition, assets, results of operations, business strategy and current and prospective regulatory environment;

•	the effects of the June 2014 extension of the formula rate plan on Cleco’s business;

•

the Board’s analysis of other strategic alternatives for Cleco, including to operate as a stand-alone company and the potential to acquire, be acquired by or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the Board’s assessment that none of these alternatives was reasonably likely to present superior opportunities for Cleco to create greater value for Cleco’s shareholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•

the risk-adjusted probabilities associated with achieving Cleco’s long-term strategic plan as a stand-alone company as compared to the opportunity afforded to Cleco’s shareholders via the Merger Consideration;

•

the process undertaken by the Board, following receipt of indications of interest to acquire Cleco, to explore strategic alternatives, which included communicating with 13 parties, including Macquarie, to determine their interest in a strategic transaction;

•	that the Merger Consideration is payable in cash, providing Cleco’s shareholders with liquidity and certainty of value;

•	Cleco’s ability under the terms of the Merger Agreement to continue to pay regular quarterly dividends to shareholders prior to the consummation of the Merger;

•

the financial analysis of Goldman Sachs and TPH, including their written opinions, each dated October 17, 2014, that, as of such date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to holders of Common Stock (other than specific excluded holders);

•

that the Merger Consideration of $55.37 per share of Common Stock represents a premium of 14.8% to the closing price of Common Stock of $48.22 on October 16, 2014, the last trading day before the date Cleco entered into the Merger Agreement;

•

the Board’s belief, following discussions with Goldman Sachs and TPH and based on knowledge of the industry and the operations of Cleco, that it was unlikely that any other buyer would be willing to pay more than the per share Merger Consideration payable in the Merger;

•

the high trading price of Cleco’s Common Stock as a multiple of earnings for 2014, 2015 and 2016 relative to Cleco’s peers, and the consideration that Cleco’s Common Stock price and trading multiples, as well as those of selected companies within the electric utility industry, were high relative to 5-year historical levels and subject to risk of decline at some point as a result of industry and economic factors;

•

the potential that the price of Cleco’s Common Stock prior to the Transaction already included a merger premium given, without limitation, (i) speculation that Cleco was a potential acquisition target as a single state, mid-cap utility following several electric and gas utility company acquisitions that had occurred over the last twelve months, (ii) various media articles and market rumors regarding a possible business combination transaction involving Cleco that emerged on and around June 19, 2014, and (iii) Cleco’s June 23, 2014 press release stating that it had received indications of interest with respect to a potential business combination transaction, and the possibility that if Cleco remained a publicly owned corporation, in the event of a decline in the market price of Cleco’s Common Stock or the stock market in general, the price that might be received by holders of Common Stock in the open market or in a future transaction might be less than the Merger Consideration of $55.37 per share in cash to be paid pursuant to the Merger;

•

the fact that the terms and conditions of the Merger Agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the Merger Consideration, are fair and reasonable;

•

the likelihood that the Merger will be completed based on, among other things, the fact that (i) each party has committed to use its reasonable best efforts to obtain regulatory approvals as promptly as practicable, (ii) the Merger Agreement contains limited closing conditions and does not include a financing or due diligence condition to the closing, (iii) the reputation of the Investors, (iv) the ability of the Investors to complete large acquisition transactions and their familiarity with us and (v) the receipt of the Debt Commitment, the terms thereof and the reputation of the debt financing sources;

•	the fact that Cleco has the ability to seek specific performance by Parent of its obligations to consummate the Merger contained in the Merger Agreement under certain circumstances;

•	the ability of the Board to change its recommendation to Cleco shareholders that they vote to approve the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement;

•	the fact that Cleco has the right to terminate the Merger Agreement in order to accept a superior proposal, subject to certain conditions

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described in the Merger Agreement (including the right of Parent to match any competing bid) and the payment of a termination fee by Cleco of $120 million;

•

the provisions in the Merger Agreement in which Parent agreed, among other things, to maintain (i) the continuity of the operating business, including that the operating facilities will remain substantially unaffected, (ii) Cleco’s headquarters in Pineville, Louisiana, (iii) headcount, salaries and benefits substantially consistent with or better than current levels, in the aggregate across the company, for a minimum of two years and (iv) Cleco’s existing levels of charitable contributions and community involvement, all of which are expected to facilitate regulatory authorization and which may be considered by the Board under Louisiana law;

•	the fact that Parent has agreed that the Board of Cleco Power after the Merger will include at least four directors who will be Louisiana residents and one of whom will be the Chairman; and

•

the Board’s belief that Parent will continue Cleco’s strategy of providing safe and reliable electric service to Cleco’s utility customers and has the platform and expertise required to maintain Cleco’s existing relationships with regulators, employees and customers.

The Board also identified and considered the potential adverse impact of other factors weighing negatively against the Merger, including, but not limited to, the following:

•

the risk that the Merger may not be completed in a timely manner or at all, including the risks of adverse regulatory or other governmental reactions, along with the risk that the transaction could prompt regulatory or legislative actions that could prevent the Merger and adversely affect the ongoing regulatory position of Cleco;

•	the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than the equity commitments of the Investors;

•

the fact that Cleco’s ability to enforce Parent’s obligation to consummate the Merger is limited to certain circumstances set forth in the Merger Agreement and that Cleco’s remedy in the event of breach of the Merger Agreement by Parent and Merger Sub may be limited to receipt of the $180 million termination fee payable by Parent and that, under certain circumstances, Cleco may not be entitled to receive such a fee;

•

the fact that while payment of such termination fee is guaranteed by the Investors, the obligations of the Investors are pro rata and several, not joint, and that enforcing the Investors’ obligations may be complex due to the number of Investors;

•	the risk that the financing contemplated by the Debt Commitment for the consummation of the Merger might not be obtained;

•

the potential length of the regulatory authorization process and the risk that governmental authorities, including the LPSC, whose approval is a condition to the obligation of the parties to close the Merger, may seek to impose unfavorable terms or conditions on the required authorizations, including terms and conditions that Parent is not required to accept;

•

the restrictions on the conduct of Cleco’s business during the period between execution of the Merger Agreement and the consummation of the Merger, which may delay or prevent Cleco from undertaking business opportunities that may arise during the term of the Merger Agreement;

•

the risk that the pendency of the Merger could adversely affect Cleco’s relationships with its customers, suppliers, regulators and any other persons with whom Cleco has a business relationship, or pose difficulties in attracting and retaining key employees;

•

the fact that following the Merger, due to the fact that the consideration is all-cash consideration, Cleco’s shareholders will cease to participate in any of Cleco’s post-Merger earnings or growth and will not benefit from any potential post-Merger appreciation in Cleco’s value;

•

the restrictions that the Merger Agreement places on Cleco’s ability to solicit competing proposals, the requirement that Cleco pay a termination fee to Parent in connection with a superior proposal and Parent’s matching rights, which could act as possible deterrents to other potential bidders;

•	the possible disruption to Cleco’s business that might result from the announcement of the Merger and the resulting distraction of the attention to Cleco’s management;

•

the possibility that if the Merger is not consummated, Cleco would have incurred significant risks and transaction and opportunity costs, including the diversion of management and employee attention and the potential effect of such diversion and restrictions on Cleco’s business and its relations with regulators;

•	the requirement that we may have to reimburse Parent for its expenses up to $18 million if the approval of the Merger Agreement by Cleco’s shareholders is not obtained at the special meeting; and

•	the fact that for U.S. federal income tax purposes, the cash Merger Consideration will be taxable to Cleco’s shareholders that are entitled to receive such consideration.

The foregoing discussion of information and factors considered by the Board is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Board viewed its determinations and recommendations as being based on the totality of information and factors presented to and considered by the Board. Moreover, each member of the Board applied his or her own personal business judgment to the process, and may have given different weight to different factors than other members.

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Recommendation of our Board:

Our Board unanimously recommends that you vote “FOR” the Merger Proposal.

Opinion of Goldman, Sachs & Co.

Goldman Sachs delivered to the Board its opinion that, as of October 17, 2014 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 17, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of the shares of Common Stock should vote with respect to the Merger Agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Cleco for the five years ended December 31, 2013;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Cleco;

•	certain other communications from Cleco to its shareholders;

•	certain publicly available research analyst reports for Cleco; and

•

certain internal financial analyses and forecasts for Cleco prepared by its management, as approved for Goldman Sachs’s use by Cleco, including Cleco’s financial forecasts provided in this document under the heading “—Certain Unaudited Forecasted Financial information” beginning on page 51, which we refer to as the Forecasts.

Goldman Sachs also held discussions with members of Cleco senior management regarding their assessment of the past and current business operations, financial condition and future prospects of Cleco; reviewed the reported price and trading activity for the shares of Common Stock; compared certain financial and stock market information for Cleco with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the electric utility industry and in other industries; and performed such other studies and analyses, and considered such other factors as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of Cleco, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of Cleco that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Cleco. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Cleco or its subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement would be obtained without any adverse effect on the expected benefits of the transactions contemplated by the Merger Agreement in any way meaningful to its analysis. Goldman Sachs assumed that the transactions contemplated by the Merger Agreement would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’s opinion did not address the underlying business decision of Cleco to engage in the transactions contemplated by the Merger Agreement, or the relative merits of the transactions contemplated by the Merger Agreement as compared to any strategic alternatives that may be available to Cleco; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’s opinion addressed only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the shares of Common Stock, as of the date of its opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transactions contemplated by the Merger Agreement, including the fairness of the transactions contemplated by the Merger Agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Cleco; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cleco, or class of such persons, in connection with the transactions contemplated by the Merger Agreement, whether relative to the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the transactions contemplated by the Merger Agreement on the solvency or viability of Cleco or Parent, or the ability of Cleco or Parent to pay their respective obligations when they come due. Goldman Sachs’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’s advisory services and its opinion were

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provided for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of the shares of Common Stock should vote with respect to the Merger Agreement or any other matter. Goldman Sachs’s opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 16, 2014, the last trading day prior to the date of the Merger Agreement, and is not necessarily indicative of current market conditions.

Illustrative Discounted Cash Flow Analysis.

Goldman Sachs performed an illustrative discounted cash flow analysis for Cleco using the Forecasts to determine a range of present values per share of Common Stock. Goldman Sachs conducted its illustrative discounted cash flow analysis using estimated unlevered free cash flows of Cleco for fiscal years ending 2015 through 2028. Goldman Sachs discounted the unlevered free cash flows to December 31, 2014, assuming mid-year convention and applying an illustrative range of discount rates of 5.3% to 6.2%, reflecting estimates of Cleco’s weighted average cost of capital. Goldman Sachs then derived a range of illustrative terminal values by applying an illustrative range of LTM (Last Twelve Months) earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA; exit multiples of 8.0x to 10.0x to Cleco’s estimated terminal year EBITDA and discounted such implied terminal values to December 31, 2014, using the same range of discount rates as described above. Goldman Sachs then added the present values of the illustrative terminal values with the present values of the estimated unlevered free cash flows for each of the fiscal years ending 2015 through 2028 and subtracted the amount of net debt of $1.3 billion of Cleco expected to be outstanding as of December 31, 2014, as set forth in the Forecasts, to calculate the present values of illustrative equity values of Cleco as of December 31, 2014. Goldman Sachs then divided such present values of illustrative equity values by the estimated number of the shares of Common Stock outstanding on a fully diluted basis as of December 31, 2014, using the Forecasts, to calculate the illustrative per-share equity values. This analysis resulted in a range of illustrative value indications of $45.38 to $66.35 per share of Common Stock.

In the illustrative discounted cash flow analysis described in the previous paragraph, unlevered free cash flow, which is Cleco’s projected EBITDA, minus taxes (calculated by multiplying Cleco’s estimated tax rate contained in the Forecasts by Cleco’s projected EBIT), minus Cleco’s projected capital expenditures and minus the projected increase in net working capital, was calculated using the Forecasts.

Selected Companies Analysis.

Goldman Sachs reviewed and compared certain financial information for Cleco to corresponding public market multiples for the following publicly traded corporations in the electric utility industry (collectively referred to as the selected companies):

•	PNM Resources, Inc.;

•	TECO Energy, Inc.;

•	Avista Corp.;

•	ALLETE, Inc.;

•	Alliant Energy Corporation;

•	Hawaiian Electric Industries, Inc.;

•	IdaCorp, Inc.;

•	Portland General Electric Company;

•	Pinnacle West Capital Corporation;

•	El Paso Electric Co.;

•	Great Plains Energy Incorporated;

•	UIL Holdings Corporation;

•	Westar Energy, Inc.; and

•	SCANA Corp.

Although none of the selected companies is directly comparable to Cleco, the companies included were chosen because they are publicly traded companies in the electric utility industry with operations that for purposes of analysis may be considered similar to certain operations of Cleco.

With respect to Cleco and each of the selected companies, Goldman Sachs calculated:

•	the closing share price on October 16, 2014, as a multiple of estimated earnings per share for 2014, 2015 and 2016; and

•

the enterprise value, which is the market value of common equity plus the book value of debt, preferred stock, and minority interest less cash and cash equivalents, as a multiple of estimated EBITDA for 2015.

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THE MERGER

The multiples for Cleco were calculated using both the Forecasts and the most recent median estimates for Cleco published by “IBES.” The multiples for each of the selected companies were calculated using the most recent median estimates for each company published by the Institutional Brokers’ Estimate System, or IBES. The following table presents the results of these calculations:

	Company		Selected Companies
	IBES	Management	Range
P / E
2014E	17.9x	19.8x	14.2x - 18.0x
2015E	17.9x	19.3x	13.8x - 17.0x
2016E	16.1x	18.0x	13.2x - 16.7x
EV / EBITDA
2015E	9.4x	9.3x	6.9x - 10.5x

Illustrative Present Value of Future Stock Price Analysis.

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Common Stock, using the Forecasts, which is designed to provide an indication of present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For purposes of this analysis, Goldman Sachs calculated the illustrative future price per share of Common Stock at year-end 2016 and 2019 by applying illustrative next twelve month price to earnings, or “NTM P/E,” multiples ranging from 16.0x to 20.0x to estimated earnings per share of Common Stock for 2017 and 2020, discounting back two or five years, respectively, using a discount rate of 7.4%, reflecting an estimate of Cleco’s cost of equity. The calculation was adjusted for the present value of shares of Common Stock repurchased and estimated dividends per share of Common Stock during 2015-2016 and 2015-2019 per the Forecasts. This analysis resulted in an illustrative range of implied present values of $41.88 to $50.62 per share of Common Stock discounted from year-end 2016, and an illustrative range of implied present values of $44.03 to $52.18 per share of Common Stock discounted from year-end 2019.

Selected Transactions Analysis.

Goldman Sachs reviewed certain information relating to the following selected transactions in the electric utility industry.

Announcement Date	Acquiror	Target
May 2005	Duke Energy Corp.	Cinergy Corp.
February 2006	National Grid	Key Span Corp.
July 2006	Macquarie	Duquesne Light Holdings
July 2006	WPS Resources Corporation	Peoples Energy
June 2007	Iberdrola SA	Energy East Corp.
October 2007	Macquarie	Puget Energy
February 2010	FirstEnergy	Allegheny Energy
January 2011	Duke Energy Corp.	Progress Energy, Inc.
April 2011	Exelon Corporation	Constellation Energy
April 2011	The AES Corporation	Dayton Power & Light
July 2011	Gaz Metro LP.	Central Vermont Public Service Corporation
February 2012	Fortis Inc.	CH Energy Group
May 2013	MidAmerican Energy Holdings Co.	NV Energy
December 2013	Fortis Inc.	UNS Energy Corporation
April 2014	Exelon Corporation	Pepco Holdings Inc.
June 2014	Wisconsin Energy Corp.	Integrys Energy Group

Note: Bolded text in the table above denotes transactions involving all cash consideration.

44	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

THE MERGER

While none of the companies that participated in the selected transactions is directly comparable to Cleco, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Cleco’s results, market size, industry, or product profile.

For each of the above selected transactions, Goldman Sachs calculated and compared, based on information it obtained from SEC filings, Capital IQ and Bloomberg (i) the announced transaction price, as a multiple of the target company’s estimated NTM P/E and (ii) the implied enterprise value of the target company based on the announced transaction price, as a multiple of the target company’s EBITDA for the next twelve-month period following the announcement of the transaction, or the “NTM EBITDA”. Goldman Sachs also calculated, based on the Forecasts and the Institutional Brokers’ Estimate System, which we refer to as IBES, (i) the implied enterprise value of Cleco based on the Merger Consideration as a multiple of NTM EBITDA, and (ii) the Merger Consideration as a multiple of NTM P/E. The following table presents the results of this analysis:

	Selected Transactions	Proposed Transaction
Range
Announced Transaction Price as a Multiple of NTM P/E	11.8x - 23.1x	20.5x(1) - 22.1x(2)
Implied Enterprise Value as a Multiple of NTM EBITDA	6.5x - 12.0x	10.2x(2) -10.3x(1)
(1)	Based on IBES median estimates as of October 16, 2014
(2)	Based on the Forecasts

Based on its review of a subset of the selected transactions (which included only those transactions for cash consideration):

•

Goldman Sachs applied illustrative purchase price to next twelve month earnings per share multiples ranging from 12.3x to 23.1x to Cleco’s estimated 2015 earnings per share based on the Forecasts to derive illustrative implied values per share of Common Stock ranging from $30.75 to $57.76.

•

Goldman Sachs applied illustrative enterprise value to NTM EBITDA multiples ranging from 7.7x to 11.5x to Cleco’s estimated 2015 EBITDA based on the Forecasts to derive a range of illustrative enterprise values of Cleco and then subtracted from such illustrative enterprise values the estimated amount of Cleco’s net debt of $1.3 billion as of December 31, 2014, as set forth in the Forecasts, to derive a range of illustrative equity values of Cleco. Goldman Sachs then divided the range of illustrative equity values by the estimated number of shares of Common Stock outstanding on a fully diluted basis as of December 31, 2014 based on the Forecasts to derive illustrative implied values per share of Common Stock ranging from $36.49 to $65.13.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’s opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Cleco or the transactions contemplated by the Merger Agreement.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’s providing its opinion to the Board as to the fairness from a financial point of view of the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Cleco, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration to be paid pursuant to the Merger Agreement was determined through arm’s-length negotiations between Cleco and Parent. Goldman Sachs did not, however, recommend any specific amount of consideration to Cleco or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the Merger Agreement.

As described above, Goldman Sachs’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Cleco, Parent, any of their respective affiliates and third parties, including each of the Investors and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs has acted as financial advisor to Cleco in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Alberta Teachers’ Retirement

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	45

THE MERGER

Fund Board, which we refer to as ATRF, and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint-bookrunner with respect to an offering of NCSG Crane & Heavy Haul Corp.’s 9.5% senior second-lien notes due 2019 (aggregate principal amount $305 million) in August 2014, which notes were issued to fund the acquisition of a majority interest in NCSG Crane & Heavy Haul Corp. by a group of investors including ATRF. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Northwestern Mutual Life Insurance Company, which we refer to as Northwestern Mutual, and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to Northwestern Mutual with respect to its agreement to sell its subsidiary, Russell Investments, to the London Stock Exchange Group plc, announced in June 2014 but not yet consummated. Goldman Sachs also has provided certain financial advisory and/or underwriting services to The Allstate Corporation, which we refer to as Allstate, and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint-bookrunner with respect to a public offering of Allstate’s fixed-to-floating rate subordinated debentures due 2053 (aggregate principal amount $500 million) in January 2013; as joint-bookrunner with respect to a public offering of Allstate’s 3.15% senior notes due 2023 (aggregate principal amount $500 million) and 4.50% senior notes due 2043 (aggregate principal amount $500 million) in June 2013; as joint-bookrunner with respect to a public offering of Allstate’s fixed-to-floating rate subordinated debentures due 2053 (aggregate principal amount $800 million) in August 2013; as financial advisor to Allstate with respect to its sale of Lincoln Benefit Life Company in April 2014; and as joint-bookrunner with respect to a private placement of catastrophe bonds in respect of hurricane and earthquake exposure in the United States (aggregate principal amount $750 million) in May 2014. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Grosvenor Capital Management, which we refer to as Grosvenor, and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint arranger with respect to an offering by Grosvenor of a seven-year term loan (aggregate principal amount $460 million) in November 2013, in connection with the financing of Grosvenor’s acquisition of Customized Fund Investment Group in January 2014, which we refer to as the CFIG Acquisition; and as financial advisor to Grosvenor with respect to the CFIG Acquisition. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Macquarie Group Limited, which we refer to as Macquarie and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint lead manager with respect to the initial public offering of shares of OzForex Group Limited, a former portfolio company of Macquarie, in October 2013; and as lead manager with respect to a public offering by Macquarie Bank Limited, an affiliate of Macquarie, of a EURIBOR floating rate debt instrument maturing in 2016 (aggregate principal amount €30 million) in November 2013. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Cleco, Parent and their respective affiliates and the Investors and their respective affiliates and portfolio companies, for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with the Investors and their affiliates from time to time and may have invested in limited partnership units of affiliates of certain of the Investors from time to time and may do so in the future.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Merger Agreement. Pursuant to a letter agreement, dated September 27, 2012, Cleco engaged Goldman Sachs to act as its financial advisor in connection with certain potential strategic transactions involving Cleco. The engagement letter between Cleco and Goldman Sachs provides for compensation to be paid to Goldman Sachs of $15 million, in connection with the transactions contemplated by the Merger Agreement, $7.5 million of which was paid upon announcement of the Merger and the remainder of which is contingent upon consummation of the Merger. Goldman Sachs may also receive an additional fee in Cleco’s discretion of up to $3 million. In addition, Cleco has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Tudor, Pickering, Holt & Co. Advisors, LLC

Cleco retained TPH to act as its financial advisor and to provide an opinion to the Board in connection with the transactions contemplated by the Merger Agreement, which we refer to as the Transactions. Cleco instructed TPH to evaluate the fairness, from a financial point of view, to the holders of the Common Stock (other than to “excluded holders”), of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. For purposes of this section, (a) “excluded holders” means (i) holders of “excluded shares” and (ii) holders of the Common Stock who are affiliates of Parent, and (b) “excluded shares” means shares of Common Stock that are (i) owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, (ii) owned by Cleco or any direct or indirect wholly-owned subsidiary of Cleco (and in each case not held on behalf of third parties (but not including the Common Stock held by any “rabbi trust” or other trust or similar arrangement in respect of any compensation plan or arrangement)) or (iii) outstanding immediately prior to the effective time of the Merger and whose holders have filed written objections with Cleco and voted against the Merger at the Cleco shareholders meeting and demanded properly in writing appraisal for such shares in accordance with applicable state law.

At a meeting of the Board held on October 17, 2014, TPH rendered its opinion orally to the Board that, as of October 17, 2014, based upon and subject to the factors and assumptions set forth in its written opinion and

46	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

THE MERGER

based upon such other matters as TPH considered relevant, the Merger Consideration of $55.37 in cash per share to be received by the holders of the Common Stock (other than excluded holders) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Subsequent to rendering its oral opinion, TPH confirmed its opinion in writing to the Board.

The opinion speaks only as of the date and the time it was rendered and not as of the time the Transactions may be completed or any other time. TPH’s opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, October 17, 2014. The opinion does not reflect changes that may occur or may have occurred after its delivery. TPH has disclaimed any obligation to update, revise or reaffirm its opinion, including with respect to circumstances, developments or events coming after the rendering of its opinion.

The full text of the TPH opinion, dated October 17, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinion, is incorporated by reference into this proxy statement and attached as Annex C hereto. The summary of the TPH opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Cleco shareholders are urged to read the TPH opinion carefully and in its entirety. TPH provided its opinion for the information and assistance of the Board in connection with its consideration of the Transactions. The TPH opinion was not intended to and does not constitute a recommendation as to the amount of the Merger Consideration or how any holder of interests in Cleco should vote or act with respect to the Transactions or any other matter.

TPH’s opinion and its presentation to the Board were among many factors taken into consideration by the Board in approving the Merger Agreement and making its recommendation regarding the Merger Agreement.

In connection with rendering its opinion and performing its related financial analysis, TPH reviewed, among other things:

•	a draft of the Merger Agreement dated October 16, 2014;

•	annual reports to shareholders and Annual Reports on Form 10-K of Cleco for the years ended December 31, 2013, 2012 and 2011;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Cleco;

•	certain other communications from Cleco to its shareholders;

•

certain internal financial information and forecasts, including the financial forecasts included under the heading “—Certain Unaudited Forecasted Financial Information” for Cleco prepared by Cleco’s management, which TPH discussed with the senior management of Cleco; and

•	certain publicly available research analyst reports with respect to the future financial performance of Cleco, which TPH discussed with the senior management of Cleco.

In addition, TPH also reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for Cleco with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the power and utility industry and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TPH assumed with Cleco’s consent that the internal financial information and forecasts for Cleco prepared by Cleco’s management referenced above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Cleco, and that such forecasts will be realized in the amounts and time periods contemplated thereby. TPH also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on Cleco, Parent, Merger Sub, the Surviving Corporation or the holders of shares of the Common Stock, and that the definitive Merger Agreement would not differ in any material respects from the last draft furnished to TPH. In addition, TPH has not made an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Cleco or any of its subsidiaries, and has not been furnished with any such evaluation or appraisal. TPH’s opinion does not address any legal, regulatory, tax or accounting matters. TPH understands that Cleco is relying on its legal counsel and accounting and tax advisors as to legal, tax and accounting matters in connection with the Transactions.

The estimates contained in TPH’s analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The description set forth below constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the Board. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH’s opinion was reviewed and approved by its fairness opinion committee.

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THE MERGER

TPH’s opinion addresses only the fairness, from a financial point of view, as of October 17, 2014, of the consideration to be received by the holders of the Common Stock (other than to excluded holders).

TPH’s opinion does not address the relative merits of the Transactions as compared to any alternative business transaction or strategic alternative that might be available to Cleco, nor does it address the underlying business decision of Cleco to engage in the Transactions. TPH does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Transactions or any other documents relating to the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of Cleco; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cleco, or any class of such persons, in connection with the Transactions, whether relative to the Merger Consideration provided pursuant to the Merger Agreement or otherwise. TPH has not been asked to consider, and its opinion does not address, the price at which the common stock of Cleco will trade at any time.

The data and analyses summarized herein are from TPH’s presentation to the Board delivered on October 17, 2014, which primarily utilized market closing prices as of October 16, 2014 (the last trading day before the date of the Merger Agreement). The analyses summarized herein include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be read with the text of each summary.

Summary of TPH’s Analysis

Selected Comparable Company Multiples Analysis

TPH reviewed and analyzed certain financial information including valuation multiples related to selected comparable publicly-traded regulated power and utility companies whose operations TPH believed, based on its experience with companies in the regulated power and utility industry, to be similar to Cleco’s operations for purposes of this analysis. The selected companies, which are referred to in this section as the “comparable companies,” were: Allete Inc., Avista Corp., El Paso Electric Co., Great Plains Energy Inc., Hawaiian Electric Industries Inc., IDACORP Inc., PNM Resources, Inc. and Westar Energy Inc.

TPH selected the comparable companies reviewed in this analysis because, among other things, the comparable companies operate businesses that have similar characteristics as Cleco. However, no selected company or group of companies is identical to Cleco. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Cleco and the comparable companies that could affect the public trading values of each also are relevant. TPH calculated and compared various financial multiples and ratios of each of the comparable companies, including, among other things:

•

the ratio of each comparable company’s (i) enterprise value, which is referred to as EV, calculated as the market capitalization of each company, plus book value of debt and non-controlling interests, less cash, cash equivalents and marketable securities, to its (ii) estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA; and

•	the ratio of each comparable company’s (i) price, calculated as the closing price per share of each comparable company, to its (ii) earnings per share.

All of these calculations were performed, and based on publicly available financial data and closing prices, as of October 16, 2014. The EBITDA and earnings estimates for each of the comparable companies used by TPH in its analysis were based on publicly available consensus estimates as reported by FactSet Research Systems Inc. The following table summarizes the results of TPH’s analysis:

	Multiple Range	Median
2014E EV/EBITDA	8.4x - 10.6x	9.1x
2015E EV/EBITDA	8.0x - 10.5x	8.8x
2014E Price/Earnings	15.0x - 18.2x	16.2x
2015E Price/Earnings	14.7x - 17.1x	15.5x

TPH applied each such range of EV to EBITDA multiples for the comparable companies in the table above to the respective estimated EBITDA of Cleco, as set forth in Cleco management’s financial forecasts under the heading “—Certain Unaudited Forecasted Financial Information,” and applied each such range of share price to earnings multiples for the comparable companies in the table above to the respective estimated earnings per share of Cleco, as set forth in Cleco management’s financial forecasts under the heading “—Certain Unaudited Forecasted Financial Information.”

This analysis resulted in an implied price per share range for the Common Stock, as compared to the per share Merger Consideration of $55.37 provided in the Merger Agreement, as set forth below:

	Implied Price Per Share Range	Median
2014E EV/EBITDA	$38.75 - $54.61	$43.90
2015E EV/EBITDA	$38.92 - $57.43	$44.80
2014E Price/Earnings	$36.51 - $44.27	$39.37
2015E Price/Earnings	$36.79 - $42.80	$38.81

48	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

THE MERGER

Selected Comparable Transaction Analysis

Using publicly available information and third-party research, TPH calculated multiples of EV to estimated EBITDA for the fiscal year immediately following the fiscal year in which the relevant transaction was announced, or FY1 period, based on the purchase prices paid in selected publicly announced transactions involving companies in the power and utility industry. TPH also calculated multiples of share price to estimated earnings for the FY1 period based on the per share acquisition price in selected publicly announced transactions involving companies in the power and utility industry. The selected transactions were chosen because one or both parties involved in the transaction were deemed by TPH to be similar to Cleco in one or more respects, including nature of the business, size and geographic concentration.

The following table sets forth the selected transactions reviewed:

Announcement Date	Acquiror	Target
June 23, 2014	Wisconsin Energy Corporation	Integrys Energy Group, Inc.
April 30, 2014	Exelon Corporation	Pepco Holdings, Inc.
December 11, 2013	Fortis Inc.	UNS Energy Corp
May 9, 2013	Berkshire Hathaway Inc.	NV Energy, Inc.
February 20, 2012	Fortis Inc. (Canada)	CH Energy Group Inc. (Holding Co.)
July 11, 2011	Gaz Metro	Central Vermont Public Service Corp.
April 28, 2011	Exelon Corporation	Constellation Energy Group Inc.
April 20, 2011	AES Corp.	DPL Inc.
January 8, 2011	Duke Energy Corp.	Progress Energy Inc.
October 16, 2010	Northeast Utilities	NSTAR
April 28, 2010	PPL Corp.	E.ON US LLC (Kentucky Utilities)
February 11, 2010	FirstEnergy Corp.	Allegheny Energy
October 26, 2007	Investor Group	Puget Energy Inc.
June 25, 2007	Iberdrola S.A.	Energy East Corp.
February 7, 2007	Great Plains Energy Inc.	Aquila Inc.
July 10, 2006	WPS Resources Corp	Peoples Energy Corporation
July 5, 2006	Investor Group	Duquesne Light Company
May 24, 2005	Berkshire Hathaway	PacifiCorp
May 9, 2005	Duke Energy Corp.	Cinergy Corp.

TPH determined that the range of multiples of EV implied by the respective acquisition prices to estimated EBITDA for the FY1 period for the selected comparable transactions was from 6.4x to 12.1x (with a median of 8.9x), and then obtained a range of enterprise values by multiplying the range of EV to estimated EBITDA multiples by Cleco’s estimated EBITDA for 2014, as set forth in Cleco’s management projections. Equity value was then calculated by subtracting net debt (calculated as the book value of debt less cash, cash equivalents and marketable securities) and non-controlling interests from enterprise value. From this analysis, TPH estimated an implied price per share range for the Common Stock of $24.45 to $65.07 (with a median of $42.32), as compared to the per share Merger Consideration of $55.37 provided in the Merger Agreement.

TPH also determined that the range of price to estimated earnings for the FY1 period for the selected comparable transactions was from 12.1x to 23.0x (with a median of 18.2x), and then multiplied the range of price to estimated earnings multiples by Cleco’s estimated earnings per share for 2014, as set forth in Cleco’s management projections. From this analysis, TPH estimated an implied price per share range for the Common Stock of $29.40 to $55.91 (with a median of $44.33), as compared to the per share Merger Consideration of $55.37 provided in the Merger Agreement.

Discounted Cash Flow Analysis

TPH performed a discounted cash flow analysis of Cleco as of January 1, 2015. Discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows of the company. TPH calculated the discounted cash flow value as the sum of the net present value of each of: (a) the estimated future cash flows that Cleco is expected to generate for each of the full years 2015 through 2028 and (b) a terminal value based on a multiple of management’s estimated EBITDA for 2028. The estimated future unlevered free cash flows were derived by TPH from data in Cleco management’s financial forecasts under the heading “—Certain Unaudited Forecasted Financial Information.” For its discounted cash flow calculations of Cleco, TPH applied unlevered discount rates ranging from 5.5% to 6.5% to the estimated future cash flows of Cleco. The discount rates applicable to Cleco were based, among other things, on TPH’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable companies discussed above in “—Selected Comparable Company Multiples Analysis.” The terminal value of Cleco was calculated applying various terminal value EBITDA multiples ranging from 8.0x to 10.0x. The terminal value EBITDA multiples were selected by TPH by reference to EV to EBITDA trading multiples calculated for selected comparable companies discussed above in “—Selected Comparable Company Multiples Analysis.” TPH applied such ranges of terminal value EBITDA multiples to Cleco’s estimated 2028 EBITDA, as set forth in “—Certain Unaudited Forecasted Financial Information,” to determine a terminal value for Cleco. The ranges of estimated future cash flows and terminal values were then discounted to present values as of January 1, 2015 using the range of discount rates referred to above. From this analysis, TPH estimated an implied price per share range for the

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	49

THE MERGER

Common Stock of $43.19 to $64.11, as compared to the per share Merger Consideration of $55.37 provided in the Merger Agreement.

Infrastructure Returns Analysis

TPH performed an illustrative infrastructure returns analysis assuming an acquisition of Cleco on January 1, 2015 and an exit on December 31, 2028 (a 14-year investment). TPH assumed debt financing of the acquisition of 4.5x management’s estimated 2014 EBITDA and equity financing for the remainder of the required proceeds. TPH assumed that between acquisition and exit, all free cash flow was distributed to the illustrative infrastructure investor as dividends, and that a maximum level of leverage of 4.5x debt/EBITDA would be maintained. The infrastructure returns analysis utilized terminal EV to EBITDA multiples ranging from 8.0x to 10.0x, based on EV to EBITDA multiples from the selected precedent transactions discussed above in “—Selected Comparable Transaction Analysis,” and an assumed required equity return ranging from 8.0% to 12.0%, based on an illustrative range of equity returns expected by long-term investors, in each case as applied to an assumed 2028 terminal year EBITDA of $842 million. The results of this analysis implied a price per share range for the Common Stock of $34.14 to $55.29, as compared to the per share Merger Consideration of $55.37 provided in the Merger Agreement.

Present Value of Future Share Price Analysis

TPH analyzed the implied present value per share of Cleco. Implied future share prices as of January 1, 2017 and January 1, 2020 of Cleco, which we refer to as the observed years, were calculated by first multiplying 2017E and 2020E earnings per share, respectively, by price to earnings multiples ranging from 15.5x to 17.5x, which were based on an analysis of the comparable companies discussed above in “—Selected Comparable Company Multiples Analysis.” Implied dividends were calculated by assuming an annual dividend yield of 3.3% (Cleco’s dividend yield as of October 16th, 2014, based on an annualized dividend of $1.60 and a share price of $48.22). All dividends were assumed to be reinvested in shares of Common Stock each year on a pre-tax basis and at valuations determined using the same valuation methodology as used for the observed years’ implied future share prices above, yielding a total number of implied future shares owned. The total future values of the implied future share prices were then calculated by multiplying the implied future share price of a single share of the Common Stock by the number of implied future shares owned. A discount rate range of 6.0% to 8.0%, reflecting an estimated range of Cleco’s cost of equity, was then used to discount the total future values of the implied future share prices of the Common Stock as of January 1, 2017 and January 1, 2020 to January 1, 2015. From this analysis, TPH estimated an implied price per share range for the Common Stock of $39.14 to $46.30 for 2017 and $40.35 to $50.49 for 2020, as compared to the per share Merger Consideration of $55.37 provided in the Merger Agreement.

Other Analysis

Cleco Historical Trading Analysis

TPH reviewed Cleco’s stock price performance from October 2009 to October 2014. TPH noted that, over the period from October 2013 to October 2014, Cleco’s stock price traded in a range from $45.07 to $58.95, and over the period from October 2009 to October 2014, Cleco’s stock price traded in a range from $24.38 to $58.95, as compared to the per share Merger Consideration of $55.37 provided in the Merger Agreement.

General

TPH and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Cleco, Parent or any of the other parties to the Merger Agreement or related transactions and any of their respective affiliates, and (ii) any currency or commodity that may be involved in the Merger.

In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Cleco, Parent, other prospective counterparties and their respective affiliates.

Cleco selected TPH to act as its financial advisor and to provide a fairness opinion in connection with the Merger because of TPH’s expertise, reputation and familiarity with the power and utility industry and because its investment banking professionals have substantial experience in transactions comparable to the Merger.

Other than in connection with TPH’s services as financial advisor to Cleco with respect to the Merger, TPH and its affiliates have not received fees for providing financial advisory services to Cleco during the last two years. TPH and its affiliates may provide investment banking or other financial services to Cleco, Parent or any of the other parties to the Transactions or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, TPH may receive compensation. TPH and its affiliates have not received fees for providing investment banking financial advisory services to Macquarie Group Limited or the Investors during the last two years.

Pursuant to the terms of the engagement of TPH, Cleco agreed to pay TPH a fee for its services, (i) $4.5 million of which was paid upon delivery of its opinion, (ii) $4.5 million of which is payable upon the consummation of the Merger and (iii) $2.0 million of which is payable in the sole discretion of Cleco. In addition, Cleco has agreed to reimburse TPH for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. Cleco has also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for liabilities arising in connection with or as a result of its rendering of services under its engagement, including liabilities under the federal securities laws.

50	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

THE MERGER

Certain Unaudited Forecasted Financial Information

While we provide public earnings guidance from time to time, we do not as a matter of course publicly disclose other financial forecasts as to future performance or results. However, in connection with the evaluation of a possible business combination transaction, we provided our Board, Goldman Sachs and TPH, Parent and other prospective bidders who entered into confidentiality agreements with us with certain non-public financial forecasts that were prepared by our management and not for public disclosure.

We have included a summary of those financial forecasts to give our shareholders access to certain non-public information made available to our Board, Goldman Sachs and TPH, Parent and other prospective bidders in connection with their considering and evaluating a possible business combination transaction. We have not included these financial forecasts to influence the decision of our shareholders as to whether to vote for or against the Merger Proposal.

The inclusion of this information should not be regarded as an indication that Cleco or any of its affiliates, advisors, directors, officers, employees, agents or representatives considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these financial forecasts should not be relied upon as such.

The financial forecasts have been prepared by, and are the responsibility of, Cleco’s management. Cleco’s management believes that the financial forecasts were prepared in good faith and on a reasonable basis based on the best information available to Cleco’s management at the time the information was prepared. The financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The financial forecasts include non-GAAP financial measures, which were presented because Cleco’s management believed they could be useful indicators of Cleco’s projected future operating performance and cash flow. However, non-GAAP measures presented in the financial forecasts may not be comparable to similarly titled measures of other companies.

These financial forecasts were based on numerous variables, which are inherently uncertain and may be beyond our control. Because the financial forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business, regulatory decisions and the regulatory environment generally, general business and economic conditions, the occurrence of unusual weather events and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 24.

In addition, financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. The financial forecasts also do not take into account the Merger or other transactions contemplated by the Merger Agreement or the effect of the failure of the Merger to occur, and should not be viewed as necessarily indicative of actual or continuing results in that context.

Accordingly, there can be no assurance that the financial forecasts will be realized, and actual results may vary materially from those shown, including because of the risks and other factors described in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 24. Neither Cleco nor any of its affiliates, advisors, directors, officers, employees, agents or representatives can give any assurance that actual results will not differ from the financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial forecasts to reflect circumstances existing after the date the financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error.

Cleco does not intend to make publicly available any update or other revision to the financial forecasts, except as otherwise required by law. Neither Cleco nor any of its affiliates, advisors, directors, officers, employees, agents or representatives has made or makes any representation or warranty to any shareholder of Cleco or other person regarding the ultimate performance of Cleco compared to the information contained in the financial forecasts or that the financial forecasts will be achieved.

A summary of the financial forecasts that were prepared by our management follows (in millions, except per share data):

	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	723	$742	$756	$783	$778	$825	$832	$855	$876	$976	$1,021	$1,249	$1,262	$1,275	$1,292
EBITDA	435	$457	$459	$481	$479	$514	$511	$510	$522	$605	$641	$832	$834	$836	$842
Net Income	148	$141	$148	$152	$169	$169	$176	$194	$224	$227	$309	$265	$268	$270	$277
EPS	$2.44	$2.50	$2.68	$2.77	$3.09	$3.12	$3.27	$3.59	$4.15	$4.00	$5.33	$4.74	$4.89	$5.03	$5.24

A number of assumptions were made in preparing the foregoing financial forecasts, which are described below.

•	the rates established in the June 2014 extension of the formula rate plan were maintained throughout planning period with maximum regulated earnings achieved;
•	retail load growth at 1.25%; wholesale load growth at 2.0%;

•	all wholesale contracts renewed at expiration and the addition of 170MW in 2015 and 600MW in 2025;

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•	utility capital structure maintained at 51% equity and 49% debt of total rate base;

•	Cleco and Cleco Power maintain credit ratings of A3/BBB+; and
•	generation investment of $2.3 billion to offset plant retirements and load growth; transmission investment of $0.5 billion for MISO reliability and expansion.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board with respect to the Merger Proposal, you should be aware that our executive officers and directors may have certain interests in the Merger that may be different from, or in addition to, the interests of our shareholders generally. These interests may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement. These interests include the interests described in this section.

Our current executive officers are: Bruce A. Williamson, President and Chief Executive Officer; Thomas R. Miller, Senior Vice President—Chief Financial Officer and Treasurer; Darren J. Olagues, President—Cleco Power; Judy P. Miller, Senior Vice President—Corporate Services and Information Technology; Wade A. Hoefling, Senior Vice President—General Counsel and Director—Regulatory Compliance; Keith D. Crump, Senior Vice President—Commercial Operations—Cleco Power; and William G. “Bill” Fontenot, Senior Vice President—Utility Operations—Cleco Power.

Our non-employee directors are: Vicky A. Bailey, Elton R. King, Logan W. Kruger, William L. Marks, Peter M. Scott III, Shelley Stewart, Jr., and William H. Walker, Jr.

The amounts in this section have been calculated assuming that the Effective Time occurs on October 17, 2015 and are based on the other estimates and assumptions described in “Potential Change of Control Payments to our Named Executive Officers” beginning on page 54, among others provided below.

Treatment of Restricted Stock and Restricted Stock Units

Restricted Stock

Immediately prior to the Effective Time, each unvested share of Restricted Stock that is not subject to performance criteria will, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such shares of Restricted Stock will lapse, and each such share of Restricted Stock will be converted into the right to receive the Merger

Consideration less any applicable withholding taxes (except that applicable taxes will not be withheld with respect to such shares held by non-employee directors), without interest. Shares of Restricted Stock granted on or before October 17, 2014 that are subject to performance criteria will vest based on target performance levels without proration for the early termination of the applicable performance period, and for any shares of Restricted Stock granted after October 17, 2014, such performance criteria will be deemed to have been satisfied at target levels of attainment and such shares will vest on a pro-rata basis according to when the closing of the Merger occurs in the three-year performance period, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such shares of Restricted Stock will lapse, and each such share of Restricted Stock will be converted into the right to receive the Merger Consideration less any applicable withholding taxes, without interest.

Restricted Stock Units

Immediately prior to the Effective Time, each outstanding Restricted Stock Unit will, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Stock Unit, lapse. The holder of each Restricted Stock Unit will be entitled to receive a payment in cash equal to the product of the Merger Consideration and the number of shares represented by such Restricted Stock Units or the value of such units that are maintained in the form of dividend equivalents, less any applicable withholding taxes (except that applicable taxes will not be withheld with respect to such shares held by non-employee directors). In the case of any Restricted Stock Unit that constitutes deferred compensation within the meaning of Section 409A of the Code, payment will occur on the date that it would otherwise occur under the applicable plan or award agreement to the extent necessary to avoid any incremental U.S. federal income tax or the related penalty. No interest will be paid or accrued on any cash payable with respect to any Restricted Stock Unit.

For further discussion of the treatment of these awards, see “The Merger Agreement—Treatment of Common Stock, Restricted Stock and Restricted Stock Units” beginning on page 64.

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Each of our executive officers and non-employee directors (except for Ms. Bailey) hold unvested shares of Restricted Stock and/or Restricted Stock Unit awards. The value of the unvested Restricted Stock and Restricted Stock Unit awards held by our named executive officers is quantified in the table entitled “Golden Parachute Compensation” on page 55. Our non-employee directors hold an aggregate of 42,283 unvested shares of Restricted Stock and 16,333 Restricted Stock Units. The estimated amount of the consideration that our non-employee directors (as a group) would receive, in the aggregate, in respect of their unvested Restricted Stock and Restricted Stock Units in connection with the Merger is $3,245,568, payment of which may be delayed to the extent held in the form of Restricted Stock Units that are considered deferred compensation for Section 409A purposes. The following table shows the unvested shares of Restricted Stock and the Restricted Stock Units held by the non-employee directors as of October 30, 2014.

Non-employee Directors	Number of Unvested Shares of Restricted Stock	Number of Unvested Restricted Stock Units
Vicky A. Bailey	-	-
Elton R. King	9,904	-
Logan W. Kruger	9,904	-
William L. Marks	9,904	-
Peter M. Scott III	7,360	-
Shelley Stewart, Jr.	5,211	-
William H. Walker, Jr.	-	16,333

Deferred Compensation Plan

Certain of our directors participate in a voluntary deferral arrangement, the Cleco Corporation Deferred Compensation Plan. Payment of plan account balances that accrued before 2005 may be accelerated by means of an election made during the 30-day period following the Effective Time. One director, Mr. Walker, has elected to accelerate the payment of his account balance that has accrued after 2004 in the event he ceases to be a director during the 60 days preceding or the 36 month period following a change in control. Accelerated payment of any plan account balance will be made in the form of a single lump sum payment as soon as practicable following the Effective Time.

Employment Agreement

Cleco has entered into an executive employment agreement with Mr. Williamson, which we refer to herein as the Agreement. Pursuant to the terms of the Agreement, if Mr. Williamson terminates his employment for Good Reason (as defined in the Agreement) or Cleco involuntarily terminates Mr. Williamson’s employment without Cause (as defined in the Agreement), either at any time during the 180-day period preceding or the 24-month period following the Merger, he will become entitled to receive the following payments and benefits, subject to his execution of a release of all claims against Cleco: (a) an amount equal to three times the sum of his base salary and target bonus in effect at the time of his termination, (b) relocation benefits upon his request (including purchase of his Louisiana residence at the higher of its average appraised value or its documented cost (not to exceed 120% of the purchase price) and the reimbursement of relocation expenses, but only if he relocates his residence more than 60 miles), and (c) reimbursement of premiums paid for continuation of coverage under Cleco’s group medical plan for a period of 36 months, and thereafter reimbursement of the premiums paid by him under the Company’s retiree medical plan, including a tax equivalency bonus for each reimbursement such that he retains the full amount after all taxes and related charges have been paid.

Mr. Williamson is required to provide a release of claims in order to receive any severance benefits in connection with a termination of his employment. Mr. Williamson is also subject to a confidentiality covenant, a two year post-termination covenant not to solicit employees or customers, and a two year post-termination non-competition covenant.

The Agreement contains a “best-net” provision whereby Mr. Williamson’s total payments in the event of the Merger will either be (a) reduced to the limit imposed under Internal Revenue Code Section 280G minus $1.00 to avoid an excise tax liability or (b) paid in full such that he would incur the excise tax and be in a better position financially than he would have been had the payments been reduced to the limit imposed under Section 280G.

The value of the foregoing severance benefits that Mr. Williamson may be entitled to receive in the event of a qualifying termination in connection with the Merger is quantified in the table below entitled “Golden Parachute Compensation” on page 55.

Cleco has not entered into any executive employment agreements with any other of its executive officers other than the Agreement.

Executive Severance Plan

Our Executive Severance Plan provides our executive officers (other than Mr. Williamson) and other key employees with cash severance benefits in the event of a qualifying termination of employment in connection with the Merger. Under the terms of the Executive Severance Plan, an executive may receive (i) an amount up to two times the sum of the executive’s annualized base salary and the average bonus paid to such executive over the three fiscal years preceding his or her termination date, (ii) reimbursement of the executive’s premiums under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for up to 24 months, and (iii) the executive’s target bonus for the year of termination, prorated to reflect the executive’s period of service during such year. Benefits under

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THE MERGER

the severance plan may also include the purchase of the executive officer’s primary residence and reimbursement of relocation expenses, but only if the executive relocates his/her primary residence more than 100 miles. Cash severance under the plan will be reduced to the minimum extent necessary to avoid the imposition of an excise tax under Internal Revenue Code Section 280G by reducing cash payments.

In order to receive severance benefits in connection with the Merger, the executive officer’s termination must be initiated by Cleco without Cause or initiated by the executive on account of Good Reason (each as defined in the Executive Severance Plan) during the 60-day period preceding or the 24-month period following the Merger, and the executive officer must sign a release of all claims against Cleco.

The value of the foregoing severance benefits that the named executive officers other than Mr. Williamson may be entitled to receive in the event of a qualifying termination in connection with the Merger is quantified in the table below entitled “Golden Parachute Compensation” on page 55.

SERP

Each of our executive officers is a participant in our SERP, which is designed to provide retirement income of 65% of an executive officer’s final compensation beginning at normal retirement, age 65. The retirement benefit payable under the SERP becomes payable upon the later of (a) the executive’s attainment of age 55 or (b) the executive’s termination date, and is paid in the form of equal monthly payments during the executive’s life. The SERP also provides survivor benefits, which are payable to a participant’s surviving spouse or other beneficiary. Benefits under our SERP vest after ten years of service or upon death or disability while a participant is employed by Cleco except that Mr. Williamson’s SERP vesting period is four years. Absent the accelerated vesting that will occur in connection with the Merger, as described below, as of the Effective Time Mr. Williamson, Ms. Miller and Mr. Crump are the only executive officers who will be fully vested in his or her benefit under the SERP.

Final compensation, upon which the benefit payable under the SERP is determined, is calculated based on the sum of the highest annual salary paid to the executive during the five years prior to termination of employment, including the year of termination, and the average of the three highest cash incentive awards paid to the executive during the 60 months preceding termination. The SERP benefit rate at normal retirement is reduced by 2% per year for each year an executive retires prior to age 65, with a minimum benefit rate of 45% at age 55. The final benefit rate also may be reduced further if an executive separates from service prior to age 55, is vested and has elected to commence his or her SERP benefit prior to age 62.

In the event a SERP participant’s employment is involuntarily terminated by Cleco without cause, or the participant terminates his or her employment on account of good reason, either occurring within the 60-day period preceding, or the 36-month period following the Merger for all participants who commenced participation in the SERP prior to October 28, 2011 or within the 60-day period preceding, or the 24-month period following the Merger for all participants who commenced participation in the SERP on or after October 28, 2011, such participant’s SERP benefits shall: (i) become fully vested; (ii) be increased by adding three years to an affected participant’s age, subject to a minimum benefit of 50% of final compensation; and (iii) be subject to a modified reduction determined by increasing the executive’s age by three years. The value of the foregoing enhanced SERP benefits that each named executive officer may receive in connection with the Merger is quantified in the table below entitled “Golden Parachute Compensation” under the column “Pension/NQDC” on page 55.

Potential Change of Control Payments to our Named Executive Officers

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Cleco named executive officer that is based on or otherwise relates to the Merger. Under applicable SEC rules, Cleco’s named executive officers consist of Cleco’s executive officers who, during 2013, served as Cleco’s principal executive officer and principal financial officer and the three most highly compensated executive officers who were serving as such at the end of 2013. For 2013, Cleco’s named executive officers, which we refer to as NEOs, were:

•	Bruce A. Williamson, President and Chief Executive Officer

•	Thomas R. Miller, Senior Vice President—Chief Financial Officer & Treasurer

•	Darren J. Olagues, President—Cleco Power and former Senior Vice President—Chief Financial Officer

•	Judy P. Miller, Senior Vice President—Corporate Services & Information Technology

•	Wade A. Hoefling, Senior Vice President—General Counsel & Director—Regulatory Compliance

•	Keith D. Crump, Senior Vice President—Commercial Operations—Cleco Power

The Merger-related compensation payable to these individuals is subject to a non-binding, advisory vote of our shareholders, as described in the Merger Compensation Proposal beginning on page 81.

We anticipate making ordinary course equity grants in 2015 consistent with historical practice, that vest as follows: any applicable performance criteria will be deemed to have been satisfied at target levels of attainment and such shares will vest on a pro-rata basis if the closing of the Merger occurs in the three-year performance period.

The estimated value of the payments and benefits our named executive officers may receive in connection with the Merger is quantified in the table below. The amounts included in this table have been calculated based on the following estimates and assumptions, in addition to those provided in the footnotes to the table below:

•	Calculations related to the value of unvested Restricted Stock and Restricted Stock Unit awards were based on a price per share equal to $55.37, the Merger Consideration.

•

Payments for Restricted Stock and Restricted Stock Units were based on the named executive officer’s holdings as of the date of this proxy statement (including dividend equivalents), and do not reflect any 2015 grants.

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THE MERGER

•	In January 2015, our executive officers will receive an ordinary course equity grant having substantially the same value as the grant made in 2014.

•

The Effective Time will occur on October 17, 2015. As a result, all outstanding stock-based awards that are scheduled to vest prior to October 17, 2015 have been excluded from the amounts presented below.

•	Each current named executive officer’s employment with us will be terminated without cause as of October 17, 2015.

•	Base salary and target bonus levels for 2015 were assumed to be equal to the named executive officer’s base salary and target bonus for 2014.
•

Target bonus for 2014 was used in the cash severance calculation for Mr. Williamson under his Agreement. To calculate benefits under the Executive Severance Plan, the three-year average cash bonus was calculated using the cash bonuses for the years 2013, 2012 and 2011 for all eligible named executive officers, except for Mr. Miller, whose average cash bonus was for years 2013 and 2012 (because he has not been employed by Cleco during the three whole fiscal years preceding the Effective Time, whereby pursuant to the Executive Severance Plan the average shall be determined with respect to the amount payable during his period of eligibility).

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ benefits(4)	Tax reimbursement(5)	Other	Total(6)
Bruce A. Williamson	$4,470,000	$7,361,959	$1,761,168	$382,394	$145,220	-	$14,120,741
Thomas R. Miller	$905,120	$720,150	$2,825,748	$109,516	-	-	$4,560,534
Darren J. Olagues	$1,423,363	$1,605,484	$889,619	$121,372	-	-	$4,039,838
Judy P. Miller	$1,006,051	$885,124	$493,561	$118,924	-	-	$2,503,660
Wade A. Hoefling	$1,043,453	$816,578	$1,207,344	$95,068	-	-	$3,162,443
Keith D. Crump	$892,005	$776,509	$1,163,124	$121,372	-	-	$2,953,010
Total	$9,739,992	$12,165,804	$8,340,564	$948,646	$145,220	-	$31,340,226
(1)	For Mr. Williamson, the amount in this column represents a severance payment under the terms of his Agreement, equal to the sum of three times his base salary and target cash bonus, as described above under the heading “Employment Agreement”. For all other NEOs, the amounts in this column represent payments under the terms of the Executive Severance Plan, in an amount equal to the sum of (i) two times the sum of annualized base salary and the average cash bonus over the last three fiscal years (except in the case of Mr. Miller whose average cash bonus was for years 2013 and 2012) plus (ii) the NEOs target bonus for the year of termination, prorated to reflect the NEO’s period of service during such year, as described above under the heading “Executive Severance Plan”. Base salary for Messrs. Williamson, Miller, Olagues, Hoefling and Crump for the 2014 year is $745,000; $300,000; $390,000; $290,000; and $250,000, respectively; and $290,000 for Ms. Miller. Target bonus for Messrs. Williamson, Miller, Olagues, Hoefling and Crump for the 2014 year is $745,000, $150,000 $253,500; $145,000; and $125,000 respectively; and $145,000 for Ms. Miller. The average cash bonus amount used in the determination of the amounts in this column is $92,971; $220,976; $174,124; and $146,345 for Messrs. Miller, Olagues, Hoefling and Crump, respectively; and $155,423 for Ms. Miller.
(2)	The amounts in this column represent the value of unvested performance-based and time-based Restricted Stock and Restricted Stock Units outstanding on the date hereof that will vest in connection with the Merger based on a price per share equal to $55.37, the Merger Consideration, including the January 2015 grant that Cleco anticipates making in the ordinary course of business. Performance-based awards for Messrs. Williamson, Miller, Olagues, Hoefling and Crump total 111,065; 12,424; 26,099; 14,032; and 12,072; shares, respectively; and 13,940 shares for Ms. Miller. Time-based awards for Mr. Williamson, Mr. Olagues, Ms. Miller and Mr. Crump total 15,000; 1,500; 1,250; and 1,250 shares, respectively. Cash dividends on these shares also will vest in connection with the Merger and total $381,739, $32,232; $77,327; $39,625; and $38,869 for Messrs. Williamson, Miller, Olagues, Hoefling and Crump, respectively; and $44,052 for Ms. Miller.
(3)	The amounts in this column represent the present value of the enhanced benefit under the SERP upon the termination of an NEO’s employment as of the Effective Time, as described above under the heading “SERP”.
(4)	For Mr. Williamson, the amount in this column includes (i) $61,956 of reimbursement of premiums at prevailing COBRA rates for a period of 36 months, (ii) estimated present value of premiums that may be reimbursed under the Cleco retiree medical plan in the amount of $236,938 and (iii) relocation expenses estimated at $83,500, each as described under the heading “Employment Agreement”. For all other NEOs, the amounts in this column include (a) reimbursement of COBRA premiums for up to 24 months in the following amounts: Messrs. Miller, Olagues, Hoefling and Crump $26,016; $37,872; $11,568; and $37,872, respectively; and $35,424 for Ms. Miller, plus (b) reimbursement of relocation expenses if certain conditions are met, estimated at $83,500 for each NEO.
(5)	The amount in this column includes the tax equivalency bonus on the retiree medical plan reimbursement for Mr. Williamson as described above under the heading “Employment Agreement”.
(6)	Mr. Williamson’s agreement contains a “best-net” provision whereby his total payments in the event of a change in control will either be (a) reduced to the limit imposed under IRC Section 280G minus $1.00 to avoid an excise tax liability or (b) paid in full such that he would incur the excise tax and be in a better position financially, after the payment of the excise tax, than he would have been had the payments been reduced to the 280G limit. Payments to all other NEOs are subject to a “cutback” provision under the Executive Severance Plan whereby cash severance may be reduced to avoid the imposition of the excise tax.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, our directors and officers will be entitled to certain ongoing indemnification, advancement of expenses and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 75 for a description of such ongoing indemnification, advancement of expenses and insurance coverage obligations.

Section 16 Matters

Pursuant to the Merger Agreement, we have agreed to take all steps as may be required to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of shares of Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-3 and result from the transactions contemplated under the Merger Agreement by each officer or director of Cleco who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cleco.

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Continued Service of Cleco’s Executive Officers

Parent has informed us that, at the Closing, Mr. Darren Olagues, president of Cleco Power, is expected to become president and chief executive officer of Cleco. The Merger Agreement also provides that the officers of Cleco immediately prior to the Effective Time will be the initial officers of the Surviving Corporation immediately after the Effective Time (other than Mr. Williamson), and it is expected that most of our executive officers will remain executive officers of Cleco or Cleco Power following the Merger. However, no definitive plans or agreements have been made regarding the continuing service or compensation of any of our officers after the completion of the Merger.

Compensation and Employee Benefits

Under the terms of the Merger Agreement, for a period ending on the second anniversary of the Effective Time, Parent has agreed to provide or cause to be provided to the officers and employees of Cleco and our subsidiaries as of the Effective Time who remain employed by Cleco and our subsidiaries (i) an annual base salary and annual cash incentive compensation opportunities that are no less favorable than the annual base salary and annual cash incentive compensation opportunities provided to such persons under Cleco’s employee benefit plans immediately prior to the Effective Time, and (ii) other employee benefits that are substantially similar in the aggregate to the other employee benefits provided to such persons under our employee benefit plans immediately prior to the Effective Time. In addition, in connection with obtaining required regulatory authorizations, Parent has agreed to maintain the headcount, salaries and benefits at Cleco substantially consistent with or better than current levels, in the aggregate, and not to make any change in any of our pension plans or design, in each case, for a minimum of two years after the Closing. For more information about these and other employee benefits to be provided to our officers and employees after the Closing, see “The Merger Agreement—Employee Matters” beginning on page 74.

Closing and Effective Time of the Merger

The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m., Central time, on the later of the fifth business day after satisfaction or waiver of certain conditions set forth in the Merger Agreement and the fifth business day after the final day of the marketing period (as defined below), or such other date as may be agreed in writing between us and Parent. See “The Merger Agreement—Conditions to the

Merger” beginning on page 76. We currently expect the closing of the Merger to occur during the second half of 2015.

The Effective Time will occur at the closing of the Merger upon the filing of the Articles of Merger with the Secretary of State of Louisiana in such form as required by, and executed in accordance with, the LBCL.

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly, and in any event within five business days after the Effective Time, each holder of record of a certificate representing shares of our Common Stock (other than holders of excluded shares) will be sent a letter of transmittal and instructions regarding the procedures for effecting the surrender of our Common Stock in exchange for the Merger Consideration.

If you are a record holder of certificated shares of our Common Stock, you will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent, and you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in our transfer records, a check for any cash payable will only be issued if the certificate formerly representing such shares is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the Merger Consideration upon your surrender of your certificate or certificates.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in such reasonable amount as may be required by Parent as indemnity against any claim that may be made against it or the

Surviving Corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in their entirety.

Any holder of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more book entry shares whose shares were converted into the right to receive the Merger Consideration will, upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request), be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such share and each book entry share of such holder will forthwith be cancelled.

Parent, Merger Sub, the Surviving Corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the Merger Consideration. Any such amount that is withheld will be deemed to have been paid to the shareholder for whom it is withheld for income tax purposes.

From and after the Effective Time, there will be no transfers on our stock transfer books of shares of our Common Stock that were issued and

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outstanding immediately prior to the Effective Time. If, after the Effective Time, any person presents to the Surviving Corporation, Parent or the paying agent any certificate or book entry share, such certificate or book entry share will be cancelled and exchanged for the Merger Consideration to which such person is entitled pursuant to the Merger Agreement.

Any portion of the Merger Consideration deposited with the paying agent that remains unclaimed by our shareholders for one year after the

Effective Time will be delivered to the Surviving Corporation. Holders of our Common Stock who have not complied with the above-described exchange and payment procedures may thereafter only look to the Surviving Corporation for payment of the Merger Consideration. None of the Surviving Corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any of our former shareholders for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Regulatory Authorizations

To complete the Merger, we and Parent must obtain authorizations or consents from, or make filings with, a number of federal antitrust and other regulatory authorities and the LPSC. The material U.S. regulatory authorizations, consents and filings are described below. We are not currently aware of any other material governmental consents, authorizations or filings that are required to be obtained to permit the parties to complete the Merger, other than those described below. If additional authorizations, consents and filings are required to complete the Merger, we intend to seek, or to work with Parent to seek, such consents and authorizations and make such filings.

We expect to complete the Merger with Parent in the second half of 2015. Although we believe that we and Parent will receive the required consents and authorizations described below to complete the Merger, we cannot give any assurance as to the timing of these consents and authorizations or as to our or Parent’s ultimate ability to obtain such consents or authorizations (or any additional consents or authorizations which may otherwise become necessary). We also cannot ensure that we will obtain such consents or authorizations on terms and subject to conditions satisfactory to us or Parent.

LPSC

Cleco Power, our wholly-owned utility subsidiary, is subject to the jurisdiction of the LPSC. Under Louisiana law, the Merger cannot be completed unless and until the LPSC authorizes the Merger. In order to authorize a proposed merger under Louisiana law, the LPSC must determine that the public interest will not be harmed by the merger. To find an absence of harm to the public interest, the LPSC must conclude that the merger will not adversely affect reliable service at reasonable rates and that the utility will not be made financially unsound by the merger. The LPSC has specified an 18-factor test for determining whether these requirements are met, and the applicants seeking merger authorization from the LPSC have the burden of proof in demonstrating the satisfaction of these requirements. We expect to file our application with the LPSC for authorization of the Merger in January or February 2015. The LPSC is not subject to a requirement that it issue a decision on the Merger application within any specified period of time.

Antitrust Review

The Antitrust Division of the Department of Justice and the Federal Trade Commission, or the FTC, may assess the legality of the Merger under the federal antitrust laws. The Merger is subject to the requirements of the HSR Act, and its related rules and regulations, which provide that acquisition transactions that meet the HSR Act’s coverage thresholds may not be completed until a Notification and Report Form has been furnished to the Antitrust Division and the FTC, and that the waiting period required by the statute has been terminated or has expired.

Pursuant to the HSR Act requirements, we and Parent intend to file the required Notification and Report Forms with the Antitrust Division and the FTC in the first half of 2015.

We do not believe that the Merger will violate federal antitrust laws and do not expect the review of the transaction pursuant to the HSR Act to materially delay the expected consummation of the Merger. However, the Antitrust Division or the FTC could take action under federal antitrust laws as it deems necessary or desirable in the public interest, including seeking an injunction of the Merger or requiring us or Parent to divest a substantial portion of our or its assets. Private parties and individual states within the U.S. may also bring legal actions under federal antitrust laws. Additionally, we cannot guarantee that state enforcers with jurisdiction to enforce state antitrust laws will not take action with regard to the Merger.

Federal Power Act

Cleco and Parent and its affiliates have public utility subsidiaries subject to the jurisdiction of FERC under the FPA. Section 203 of the FPA provides that prior FERC authorization is required for any public utility to merge or consolidate, directly or indirectly, its FERC-jurisdictional facilities (or any part thereof) with FERC-jurisdictional facilities of any other person by any means whatsoever. Section 203 also requires prior authorization from FERC for transactions resulting in the direct or indirect change of control over a FERC jurisdictional public utility. Further, the prior authorization requirement of FPA Section 203 applies where a holding company in a holding company system that includes a transmitting utility or an electric utility (as such terms are defined in the FPA), seeks to purchase, acquire, merge or consolidate with a transmitting utility, an electric utility company or a holding company in a holding company system that includes a transmitting utility or electric utility company. Consequently, FERC’s approval of the Merger under Section 203 of the FPA is required.

Pursuant to FERC’s policy statement regarding FPA Section 203, FERC must evaluate whether the Merger is consistent with the public interest. FERC has stated that, in analyzing a merger or transaction under Section 203 of the FPA, it will evaluate the effect of such transaction on:

•	competition in electric power markets;

•	the applicants’ wholesale rates; and

•	state and federal regulation of the applicants.

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In addition, in accordance with Section 203 of the FPA, FERC also must find that the Merger will not result in the cross-subsidization by utilities of their non-utility affiliates or the improper encumbrance or pledge of utility assets. If such cross-subsidization or encumbrances were expected to occur as a result of the Merger, FERC must find that such cross-subsidization or encumbrances are consistent with the public interest.

FERC will review these factors to determine whether the Merger is consistent with the public interest. If FERC finds that the Merger would adversely affect competition in wholesale electric power markets, rates for transmission service or the wholesale sale of electric energy, or the ability to regulate the parties affected by the Merger, or that the Merger would result in cross-subsidies or improper encumbrances that are not consistent with the public interest, it may, pursuant to the FPA, impose upon the Merger remedial conditions intended to mitigate such effects or it may decline to authorize the Merger. FERC’s regulations require it to rule on a completed merger application not later than 180 days from the date on which the completed application is filed. FERC may, however, for good cause, issue an order extending the time for consideration of the merger application by an additional 180 days. If FERC does not issue an order within the statutory deadline, then the transaction is deemed to be approved. We anticipate that FERC will authorize the Merger within the initial 180-day review period. However, until FERC acts, there can be no assurance that FERC will not extend the time period for its review or not impose conditions on its authorization that are unacceptable to either Parent or us, should FERC authorize the Merger.

We, Parent, and our respective public utility subsidiaries anticipate filing our application under Section 203 of the FPA in January or February 2015.

FCC

Under FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding private radio licenses or authorizations for internal communications purposes generally must obtain the authorization of the FCC before the direct or indirect transfer of control or assignment of those licenses or authorizations. Certain of our subsidiaries hold certain FCC licenses or authorizations for private internal communications and, thus, must obtain FCC authorization prior to the consummation of the Merger. Once the FCC has consented to the transfer of control, we have 180 days to complete the Merger. If the Merger does not close within 180 days after receiving FCC consent, we can request an extension of time to consummate the transaction. The FCC customarily grants extension requests of this nature. We anticipate filing the required application with the FCC during the [        ] quarter of 2015.

CFIUS

CFIUS is an interagency committee of the U.S. government that has the ability to review transactions in connection with which a foreign person will acquire control of a U.S. business that raises national security or critical infrastructure concerns. CFIUS also has the ability to impose measures to mitigate any such concerns as appropriate. Parent and Cleco intend to file a voluntary notice with CFIUS regarding the transaction during the [            ] quarter of 2015. After the joint voluntary notice is submitted, CFIUS will undertake an initial 30 day review period. After the initial review period concludes, CFIUS will either clear the transaction or initiate an additional 45 day investigation. If, at the end of the additional 45 day period, CFIUS has not taken action with respect to the transaction, the notice will be sent to the President, who has 15 days to take action.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the Merger to beneficial owners of our Common Stock whose shares are converted into the right to receive cash in the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of our shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, including, without limitation, the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax. This summary only addresses shares of our Common Stock held as capital assets within the meaning of the Code, generally, property held for investment. This summary does not address the U.S. federal income tax consequences to holders of our shares who demand appraisal rights under the LBCL. This summary also does not address tax considerations applicable to any holder of our shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account, including the Cleco 401(k) plan;
•	a partnership (or other entity treated as a partnership for U.S. federal income tax purposes), an S corporation or other pass-through entity (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•

a holder of shares that received the shares through the exercise of an employee stock option, through time-based or performance-based Restricted Stock Units or other equity-based awards, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

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•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate.

This summary is based on the Code, its legislative history, the Treasury regulations promulgated under the Code and published rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service or the IRS, with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF OUR COMMON STOCK. WE URGE BENEFICIAL OWNERS OF OUR SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A non-U.S. holder means a beneficial owner of our Common Stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of our Common Stock, the U.S. federal income tax treatment of the partnership and its partners generally will depend on the status of the partners, the activities of the partners and the tax treatment of the partnership. A partner in a partnership holding shares of our Common Stock should consult such partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

U.S. Holders

General. The exchange of shares of our Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder whose shares of our Common Stock are converted into the right to receive cash in the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Information Reporting and Backup Withholding”) and the U.S. holder’s adjusted tax basis in the shares converted. Gain or loss will be determined separately for each block of shares of our Common Stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the Effective Time. Long-term capital gain recognized by a non-corporate U.S. holder generally is subject to tax at a reduced rate of U.S. federal income tax. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and in the case of corporations may only be used to offset capital gain. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (as defined in the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the ease of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares in the Merger.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the Merger will be subject to backup withholding (currently at a rate of 28%) unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

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Non-U.S. Holders

General. The exchange of shares of our Common Stock for cash pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the U.S. for 183 days or more during the taxable year of the Merger and certain other conditions are met;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; or

•

we are or have been a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares and the non-U.S. holder held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the Merger.

Gain of a non-U.S. holder described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year.

Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to any gain that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our U.S. and foreign real property interests. We have not made (and have not been requested to make) a determination as to whether or not we are or have been a USRPHC for U.S. federal income tax purposes during the time period described above. If you are a non-U.S. holder and held (actually or constructively) more than 5% of our shares at any time during the five (5)—year period immediately preceding the date you exchange your shares and we are a USRPHC, any gain you recognize on the exchange of your shares will be treated as income that is effectively connected to a U.S. trade or business.

Information Reporting and Backup Withholding. Information reporting and backup withholding (currently at a rate of 28%) will generally apply to payments made pursuant to the Merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAXATION DOES NOT DISCUSS ALL TAX CONSEQUENCES RELATING TO THE MERGER THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF OUR COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS AND, IF APPLICABLE, THE TREATMENT OF RESTRICTED STOCK OR RESTRICTED STOCK UNITS OR OTHER EQUITY-BASED AWARDS OR ANY OTHER MATTERS RELATING TO EQUITY COMPENSATION OR BENEFIT PLANS.

Litigation Related to the Merger

In connection with the proposed Merger, as of the date of this proxy statement, four lawsuits have been filed in the Ninth Judicial District Court for Rapides Parish, Louisiana and three lawsuits were filed in the Civil District Court for Orleans Parish captioned as follows:

•

Cleco, its directors, Parent and Merger Sub were named as defendants in a putative class action, styled Braunstein v. Cleco Corporation, in the Ninth Judicial District Court for Rapides Parish, Louisiana. The complaint alleges, among other things, that the directors breached their fiduciary duties to Cleco’s shareholders by approving the Merger Agreement because it does not value Cleco adequately, failing to structure a process through which shareholder value would be maximized and engaging in self-dealing by ignoring conflicts of interest. The complaint further alleges that Cleco, Parent and Merger Sub aided and abetted the directors’ breaches of fiduciary duty. On

November 14, 2014, plaintiff filed a motion for voluntary dismissal of his complaint, which was granted on November 19, 2014.

•

Cleco, its directors, Parent, Merger Sub, MIRA, MIP III, bcIMC and John Hancock Financial were named as defendants in a putative class action and derivative lawsuit, styled Moore v. Macquarie Infrastructure and Real Assets, in the Ninth Judicial District Court for Rapides Parish, Louisiana. The complaint alleges, among other things, that the directors breached their fiduciary duties to Cleco’s shareholders and grossly mismanaged Cleco by approving the Merger Agreement because it does not value Cleco adequately, failing to structure a process through which shareholder value would be maximized and engaging in self-dealing by ignoring conflicts of interest. The complaint further alleges that Parent, Merger Sub, MIRA, MIP III, bcIMC and John Hancock Financial aided and abetted the directors’ actions. On

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November 12, 2014, a petition for intervention was filed in the Moore action. The petition for intervention, which is asserted as a putative class action, also alleges that the directors breached their fiduciary duties to Cleco’s shareholders by negotiating and approving the Merger Agreement, and that Parent, Merger Sub, MIRA, MIP III, bcIMC and John Hancock Financial aided and abetted the directors’ actions. Cleco believes that the allegations of the complaint and the petition for intervention are without merit and that it has substantial meritorious defenses to the claims set forth in each complaint.

•

Cleco, its directors, Parent, Merger Sub, MIRA, MIP III, bcIMC and John Hancock Financial were named as defendants in a putative class action and derivative lawsuit, styled Trahan v. Williamson, in the Ninth Judicial District Court for Rapides Parish, Louisiana. The complaint alleges, among other things, that the directors breached their fiduciary duties to Cleco’s shareholders and grossly mismanaged Cleco by approving the Merger Agreement because it does not value Cleco adequately, failing to structure a process through which shareholder value would be maximized, engaging in self-dealing by ignoring conflicts of interest and failing to disclose material information about the Merger. The complaint further alleges that Parent, Merger Sub, MIRA, MIP III, bcIMC and John Hancock Financial aided and abetted the directors’ actions. Cleco believes that the allegations of the complaint are without merit and that it has substantial meritorious defenses to the claims set forth in the complaint.

•

Cleco, its directors, Parent, Merger Sub, MIRA, bcIMC and John Hancock Financial were named as defendants in a putative class action, styled Butler v. Cleco Corporation, in the Civil District Court for Orleans Parish, Louisiana. The complaint alleges, among other things, that the directors breached their fiduciary duties to Cleco’s shareholders by approving the Merger Agreement because it does not value Cleco adequately and failing to structure a process through which shareholder value would be maximized. The complaint further alleges that Cleco, Parent, Merger Sub, MIRA, bcIMC and John Hancock Financial aided and abetted the directors’ breaches of fiduciary duty. Cleco believes that the allegations of the complaint are without merit and that it has substantial meritorious defenses to the claims set forth in the complaint.

•

Cleco, its directors, Parent, Merger Sub and MIRA were named as defendants in a putative class action, styled Creative Life Services, Inc. v. Cleco Corporation, in the Civil District Court for Orleans Parish, Louisiana. The complaint alleges, among other things, that the directors breached their fiduciary duties to Cleco’s shareholders by approving the Merger Agreement because it does not value Cleco adequately, failing to structure a process through which shareholder value would be maximized, engaging in self-dealing by ignoring conflicts of interest and failing to disclose material information about the Merger. The complaint further alleges that Cleco, Parent, Merger Sub and MIRA aided and abetted the directors’ breaches of fiduciary duty. Cleco believes that the allegations of the complaint are without merit and that it has substantial meritorious defenses to the claims set forth in the complaint.

•

Cleco, its directors, Parent, Merger Sub, MIRA, MIP III, bcIMC and John Hancock Financial were named as defendants in a putative class action and derivative lawsuit, styled L’Herisson v. Macquarie Infrastructure and Real Assets, in the Ninth Judicial District Court for Rapides Parish, Louisiana. The complaint alleges, among other things, that the directors breached their fiduciary duties to Cleco’s shareholders and grossly mismanaged Cleco by approving the Merger Agreement because it does not value Cleco adequately, failing to structure a process through which shareholder value would be maximized and engaging in self-dealing by ignoring conflicts of interest. The complaint further alleges that Parent, Merger Sub, MIRA, MIP III, bcIMC and John Hancock Financial aided and abetted the directors’ actions. Cleco believes that the allegations of the complaint are without merit and that it has substantial meritorious defenses to the claims set forth in the complaint.

•

Cleco, its directors, Parent, Merger Sub, MIRA, bcIMC and John Hancock Financial were named as defendants in a putative class action, styled Cashen v. Cleco Corporation, in the Civil District Court for Orleans Parish, Louisiana. The complaint alleges, among other things, that the directors breached their fiduciary duties to Cleco’s shareholders by approving the Merger Agreement because it does not value Cleco adequately, and failing to structure a process through which shareholder value would be maximized. The complaint further alleges that Cleco, Parent, Merger Sub, MIRA, bcIMC and John Hancock Financial aided and abetted the directors’ breaches of fiduciary duty. Cleco believes that the allegations of the complaint are without merit and that it has substantial meritorious defenses to the claims set forth in the complaint.

These lawsuits were filed against Cleco, Parent and Merger Sub, as well as members of our Board.

The complaints generally allege, among other things, that the members of the Board breached their fiduciary duties by, among other things, conducting an allegedly inadequate sale process and agreeing to the Merger at a price that allegedly undervalues Cleco, and that Parent, Cleco, Merger Sub and, in some cases, certain of the Investors aided and abetted those purported breaches of duty. The complaints seek various remedies, including an injunction against the Merger and monetary damages, including attorneys’ fees and expenses.

All defendants deny any wrongdoing in connection with the proposed Merger and plan to vigorously defend against all pending claims.

Consequences if the Merger is not Completed

If the Merger is not completed, whether because it is not approved by our shareholders or for any other reason, we will remain an independent public company, and we and Cleco Power will remain SEC reporting companies. In addition, our Common Stock will continue to be listed and traded on the NYSE. Our shareholders will not receive any payment for their shares of Common Stock in connection with the Merger. Under specified circumstances, we may be required to pay to Parent, or be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement, and/or to reimburse Parent and its affiliates for their documented out-of-pocket fees and expenses, as described under “The Merger Agreement—Termination Fee Payable by Cleco” and “The Merger Agreement—Termination Fee Payable by Parent” beginning on page 78.

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Delisting and Deregistration of Cleco Common Stock

If the Merger is completed, our Common Stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act. We will no longer be required under Sections 13 or 14 of the Exchange Act to file periodic reports and proxy and information statements with the SEC on account of our Common Stock. We currently expect that, after the Effective Time, Cleco Power will continue to file annual, quarterly and current reports with the SEC pursuant to Section 15(d) of the Exchange Act with respect to publicly issued debt of Cleco Power.

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THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about us contained in this proxy statement or in our public reports filed with the SEC may supplement, update or modify the factual disclosures about us contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by us, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by us, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, the representations, warranties and covenants contained in the Merger Agreement have been made solely for the purpose of such agreement and as of specific dates, for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties and covenants (i) may have been qualified by confidential disclosures exchanged between the parties, (ii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors and (iii) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of facts. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of actual facts or circumstances, and the subject matter of representations and warranties may change after the date as of which such representations or warranties were made. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date the Merger Agreement was originally executed. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement, the documents incorporated by reference into this proxy statement, and reports, statements and filings that we publicly file with the SEC from time to time. See the section entitled “Where You Can Find More Information” beginning on page 90.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The Merger Agreement provides for the Merger of Merger Sub with and into Cleco upon the terms, and subject to the conditions, set forth in the Merger Agreement. As the Surviving Corporation, we will continue to exist as an indirect, wholly-owned subsidiary of Parent following the Merger.

The board of directors of the Surviving Corporation will, from and after the Effective Time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. Our officers at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

The articles of incorporation and the bylaws of the Surviving Corporation will be our articles of incorporation and bylaws as in effect immediately prior to the Effective Time, until amended in accordance with their terms or by applicable law.

Following the completion of the Merger, our Common Stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act. We will no longer be required under Sections 13 or 14 of the Exchange Act to file periodic reports and proxy and information statements with the SEC on account of our Common Stock. We currently expect that, after the Effective Time, Cleco Power will continue to file annual, quarterly and current reports with the SEC pursuant to Section 15(d) of the Exchange Act with respect to publicly issued debt of Cleco Power.

Exchange and Payment Procedures

General

Prior to or concurrently with the Effective Time, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate Merger Consideration to the holders of shares of our Common Stock (other than excluded shares).

Promptly, and in any event within five business days, after the date of the Effective Time, each holder of record of a certificate representing shares of

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our Common Stock (other than holders who hold excluded shares) will be sent a letter of transmittal and instructions describing how such record holder may exchange his, her or its shares of our Common Stock for the Merger Consideration.

If you are a record holder of certificated shares of our Common Stock, you will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent, and you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in our transfer records, a check for any cash to be exchanged will only be issued if the certificate formerly representing such shares is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the Merger Consideration upon your surrender of your certificate or certificates.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent to post a bond in a reasonable amount as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in its entirety.

Any holder of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more book entry shares whose shares were converted into the right to receive the Merger Consideration will upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request), be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such share and the book entry shares of such holder will forthwith be cancelled.

Certain Exchange and Payment Procedures Applicable to Both Holders of Certificated Shares and Holders of Book Entry Shares

Parent, Merger Sub, the Surviving Corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the Merger Consideration. Any sum that is withheld will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

From and after the Effective Time, there will be no transfers on our stock transfer books of shares of our Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any person presents for transfer to the Surviving Corporation, Parent or the paying agent any certificate or book entry share with respect to our Common Stock, such certificate or book entry share will be cancelled and exchanged for the cash amount to which such person is entitled pursuant to the Merger Agreement.

Any portion of the Merger Consideration deposited with the paying agent that remains unclaimed by our shareholders for one year after the Effective Time will be delivered to the Surviving Corporation upon demand. Our shareholders (to the extent that they hold shares other than excluded shares) who have not complied with the above-described exchange and payment procedures must thereafter only look to the Surviving Corporation for payment of the Merger Consideration. None of the Surviving Corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any former shareholder for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Treatment of Common Stock, Restricted Stock and Restricted Stock Units

Common Stock

At the Effective Time, each share of our Common Stock issued and outstanding immediately prior thereto (other than excluded shares) will be converted into the right to receive the Merger Consideration, without interest. All excluded shares will be cancelled without payment of consideration. No dissenters’ rights will be available to shareholders in connection with the Merger.

Restricted Stock

Immediately prior to the Effective Time, each unvested share of Restricted Stock that is not subject to performance criteria will, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such shares of Restricted Stock will lapse, and each such share of Restricted Stock will be converted into the right to receive the Merger Consideration less any applicable withholding taxes (except that applicable taxes will not be withheld with respect to such shares held by non-employee directors), without interest. Shares of Restricted Stock granted on or before October 17, 2014 that are subject to performance criteria will vest based on target performance levels without proration for the early termination of the applicable performance period. For any shares of Restricted Stock granted after October 17, 2014, such performance criteria will be deemed to have been satisfied at target levels of attainment and such shares will vest on a pro-rata basis according to when the closing of the Merger occurs in the three-year performance period.

Restricted Stock Units

Immediately prior to the Effective Time, each outstanding Restricted Stock Unit will, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Stock Unit, will lapse. The holder of each Restricted Stock Unit will be entitled to receive a payment in cash equal to the product of the Merger Consideration and the number of shares represented by such Restricted Stock Units or the value of such units that are maintained in the form of dividend equivalents, less

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any applicable withholding taxes (except that applicable taxes will not be withheld with respect to such shares held by non-employee directors). In the case of any Restricted Stock Unit that constitutes deferred compensation within the meaning of Section 409A of the Code, payment will occur on the date that it would otherwise occur under the applicable plan or award agreement to the extent necessary to avoid any incremental U.S. federal income tax or the related penalties. No interest will be paid or accrued on any cash payable with respect to any Restricted Stock Unit.

Representations and Warranties

We made customary representations and warranties to Parent and Merger Sub in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, in the disclosure letter that we delivered in connection with the Merger Agreement, or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our due organization, existence and good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•

the absence of any subscription, subscription rights, options, warrants, rights, stock appreciation rights, preemptive rights or other contracts, commitments, understandings or arrangements that obligate us or any of our subsidiaries to issue or sell any shares of capital stock, grant, redeem or otherwise acquire any such shares of capital stock or other equity interest, or provide a material amount of funds to, or make a material investment in, us or our subsidiaries;

•	the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote with our shareholders on any matter;

•	our corporate power and authority to enter into, perform our obligations under, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against us;

•

the declaration of advisability of the Merger Agreement and the Merger by our Board, the determination by the Board that the Merger Agreement and the Merger are fair to and in the best interests of Cleco and our shareholders, and the recommendation that our shareholders approve the Merger Agreement;

•

the absence of violations of, or conflicts with, our, our subsidiaries’, or our joint ventures’ governing documents, governmental orders, applicable law and certain agreements as a result of our entering into and performing under the Merger Agreement;

•	the required filings with, and the consents and authorizations of, governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	our SEC filings since January 1, 2011 and the financial statements included therein;

•	our disclosure controls and procedures and internal control over financial reporting;

•	the conduct of our business in the ordinary course since December 31, 2013;
•	the absence since December 31, 2013 of certain changes, events, or developments that would have or would be reasonably likely to have a material adverse effect on us (as described below);

•	the absence of certain undisclosed liabilities;

•

the absence of legal proceedings, investigations and governmental orders against us, our subsidiaries or our joint ventures, and the absence of certain government proceedings that would have or are reasonably likely to have a material adverse effect on us (as described below);

•	the accuracy of the information supplied by us in this proxy statement;

•	permits and compliance with applicable laws;

•	compliance with Sarbanes-Oakley Act of 2002 since January 1, 2011, and compliance with the applicable listing and corporate governance rules and regulations of the NYSE;

•

compliance with material data protection, privacy and other applicable laws governing the collection or use of personal information and material privacy policies or related policies, programs or other notices that concern our, our subsidiaries’, or any of our joint ventures’ collection or use of personal information of any person;

•	tax matters;

•	employee benefit plans;

•	certain labor matters;

•	environmental matters;

•	intellectual property;

•	computer systems, including software, hardware, networks, interfaces, applications, platforms and related systems owned or leased or licensed to us or any of our subsidiaries;

•	good title to, and absence of liens on, real property;

•	the required vote of our shareholders to approve the Merger Agreement;

•	receipt of fairness opinions from Goldman Sachs and TPH;

•	the inapplicability of any anti-takeover law or regulations;

•	insurance policies;

•	energy price risk management;

•	the absence of any default under certain material contracts and compliance with, and validity and effectiveness of, certain material contracts;

•	our regulation as a “holding company” and Cleco Power’s regulation as a “public utility”; and

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•	the absence of any undisclosed broker’s or finder’s fees.

Many of our representations and warranties are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on us and our subsidiaries, as defined in the Merger Agreement).

Under the Merger Agreement a material adverse effect with respect to us and our subsidiaries is generally defined as any change, effect, event, occurrence, development or state of facts that is materially adverse to the business, financial condition, assets, liabilities, results of operations or properties of Cleco and our subsidiaries, taken as a whole, or that would prevent or materially delay us from performing our obligations under the Merger Agreement or consummating the transactions contemplated by the Merger Agreement. The definition excludes any effect relating to or resulting from:

•	changes in international or national political or regulatory conditions generally;

•	changes in the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which we or any of our subsidiaries operate;

•	changes or developments in national or regional wholesale or retail markets for electric power, capacity or fuel or related products;

•	changes or developments in natural or regional electric transmission or distribution systems;

•	any changes in law or GAAP or interpretations thereof; and

•	any weather-related or other force majeure event or outbreak or escalation of hostilities or act of war or terrorism;

provided that with respect to each of the foregoing, only to the extent that such event does not disproportionately affect us and our subsidiaries, taken as a whole, compared to similarly situated entities;

•

our failure in and of itself to meet any internal or published projections, forecasts or revenues predictions; provided that this exception will not prevent or otherwise affect a determination that any change, effect, event, occurrence, development or state of facts underlying such failure has resulted in, or contributed to, a material adverse effect on us; and

•

the negotiation, execution or announcement of, or compliance with, the Merger Agreement (including any adverse changes in our or our subsidiaries’ relationship with our or their employees, independent contractors, customers or suppliers resulting from such negotiation, execution or announcement).

The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub to us that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their power and authority to enter into, perform their obligations under, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against them;

•

the absence of violations of, or conflicts with, their governing documents, governmental orders, licenses, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and completing the Merger;

•	the required filings with, and the consents and authorizations of, governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of legal proceedings, investigations and governmental orders against Parent and Merger Sub;

•	the accuracy of the information supplied by Parent or Merger Sub in this proxy statement;

•	the absence of any vote requirement;

•	debt and equity financing available for the Merger and the sufficiency of funds to pay the aggregate Merger Consideration and related fees and expenses;

•	solvency, including solvency after giving effect to the transactions contemplated by the Merger Agreement;

•	formation, ownership and activities of Merger Sub;

•

the absence of certain arrangements between Parent or any of its controlled affiliates, on the one hand, and any of our directors, officers or employees or any of our subsidiaries or any beneficial owner of more than five percent of our Common Stock, as of the date of the Merger Agreement;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the Limited Guarantee; and

•

acknowledgement as to the absence of any representations and warranties with respect to any estimates, projections, forecasts, forward-looking information, business plans or cost-related plans provided by us or our subsidiaries.

Covenants Regarding Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letter we delivered to Parent and Merger Sub in connection with the Merger Agreement, between October 17, 2014 and the Effective Time, unless Parent gives its prior written approval (which cannot be unreasonably withheld, conditioned or delayed) or unless required by applicable law or by any governmental authority, we and our subsidiaries will conduct our businesses in the ordinary course and will use our commercially reasonable efforts to preserve our business organizations intact in all material respects, maintain in effect all our existing permits and to timely submit renewal applications (as applicable) and, subject to prudent management of workforce and business needs, to keep available the

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services of our key officers and employees, to maintain our assets and properties in good working order and condition and to preserve our relationships with governmental entities, material customers and suppliers, joint venture partners, lenders, landlords, and other persons having significant business dealings with us.

Except as required by applicable law or any governmental authority, as otherwise expressly permitted by the Merger Agreement or set forth in the disclosure letter that we delivered in connection with the Merger Agreement, or with prior written approval by Parent (which cannot be unreasonably withheld, delayed or conditioned), we will not, and we will not permit our subsidiaries to, take any of the following actions:

•	make changes to our or their organizational documents;

•

declare, set aside, make or pay any dividends or other distributions with respect to our capital stock other than regular quarterly cash dividends not to exceed $0.40 per share for each quarterly dividend, with usual record and payment dates for such dividends in accordance with past dividend practice, and dividends from any of our wholly-owned subsidiaries, other than Cleco Power, to its parent;

•

split, combine, reclassify or take similar action with respect to, directly or indirectly, any of our capital stock or share capital or issue or authorize or propose the issuance of any other securities for shares of our capital, except for shares issuances permitted under the Merger Agreement;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, or other reorganization;

•	directly or indirectly redeem, repurchase or otherwise acquire any shares of our capital stock or any option with respect to our capital stock;

•

issue, deliver or sell any shares of our capital stock, any Restricted Stock or any Restricted Stock Units or any option with respect thereto (other than the issuance of shares to settle awards of Restricted Stock Units outstanding on October 17, 2014, and the grant of Restricted Stock and Restricted Stock Units in the ordinary course not to exceed an aggregate of 125,000 shares of our capital stock);

•

make any capital expenditures, or acquire any other person, organization or division or any assets outside of the ordinary course of business, except for any acquisition or capital expenditure by Cleco Power each of which not exceeding, in the aggregate, $10 million, and capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident or incurred in connection with the repair or replacement of facilities damaged by unscheduled outages at our power plants that occur during the normal course of operations;

•

sell, lease, license, grant any security interest in or otherwise dispose of or encumber (i) any of our assets or properties if the aggregate value of all such dispositions exceeds or may exceed, in the aggregate, $50 million or (ii) any of our material intellectual property or company systems outside of the ordinary course of business;

•

incur any indebtedness or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain any financial condition of another person, except for, with respect to Cleco Power, (i) short-term indebtedness incurred in the ordinary course of business consistent with past practice, (ii) letters of credit obtained in the ordinary course of business consistent with past practice, (iii) borrowings under existing credit facilities in the ordinary course of business consistent with past practice or in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident, (iv) indebtedness incurred in connection with the refunding or refinancing of existing indebtedness (A) within ninety days before or after maturity or upon final mandatory redemption, or (B) at a lower cost of funds so long as such indebtedness is prepayable at par without interest or penalty, (v) guarantees or other credit support issued pursuant to energy price risk management or marketing positions established prior to the date of the Merger Agreement or (vi) additional guarantees or other credit support issued in connection with energy price risk management or marketing activities in the ordinary course of business consistent with past practice;

•

except as required by certain agreements or benefit plans, (i) enter into, create, adopt, amend or terminate any of our benefit plans (subject to exceptions for amendments that are immaterial or administrative in nature), (ii) increase the compensation or benefits of any director, executive officer, or other employee (subject to exceptions for normal increases for our and our subsidiaries’ non-executives in the ordinary course of business consistent with past practice), (iii) pay any benefit or vest or accelerate the funding of any payment or benefit not required by any plan or arrangement in effect as of October 17, 2014 and disclosed to Parent (subject to exceptions for normal salary and wage payments in the ordinary course of business consistent with past practice), or (iv) enter into any collective bargaining agreements or newly certified bargaining units regarding mandatory subjects of bargaining; except that we may (1) make ordinary-course performance based promotions, (2) pay compensation to newly hired employees or increase the compensation of current employees, as long as the total compensation does not exceed $200,000, (3) make severance agreements in the ordinary course of business consistent with past practice with non-executive officer employees in connection with terminations of employment; and (4) provide compensation increases for our executive officers (other than Mr. Williamson) that in the aggregate do not exceed 3% of the aggregate base salaries of our executive officers before such increase;

•

make any changes with respect to our or our subsidiaries’ accounting methods materially affecting our or our subsidiaries’ reported consolidated assets, liabilities or results of operations, except as required by law of GAAP;

•

fail to maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in amounts and against such risks and losses as are customary for companies engaged in our and our subsidiaries’ business;

•

except as permitted under the terms of certain agreements and understandings, make or changes any tax election or annual accounting period, file any amended tax return, settle any material tax claim, surrender any right to claim a refund, offset or other reduction in tax liability, or consent to any extension or waiver of the limitations period applicable to any tax claim;

•

other than with respect to ordinary course non-material settlements with governmental entities and litigation arising out of the Merger or the Merger Agreement, waive, release, assign, settle or compromise any

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claim any proceeding that (i) involves the payment by us or our subsidiaries of more than the amounts specifically reserved with respect to such claims on our December 31, 2013 balance sheet or more than $1.5 million individually or $5.0 million in the aggregate during any consecutive 12-month period or (ii) imposes or requires actions that would be material to us and our subsidiaries, taken as a whole;

•	enter into any material contract that would materially restrict Parent and its subsidiaries from engaging or competing in any line of business or in any geographic area;

•	modify or terminate any material contract or waive, release, or assign any material rights or claims under any material contract;

•	enter into any contract that contains a change of control provision that would require a payment in connection with the consummation of the Merger;

•	fail to diligently pursue our rate cases consistent with past practice or file any new rate case or take any actions to modify or amend any existing rate order;

•	fail to notify Parent about any material developments or communications with FERC or the LPSC relating to any rate cases, to the extent permitted by law; or

•

fail to consult with Parent prior to making any commitments or settlement offers in any rate case or fail to obtain Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the extent such commitment or settlement would result in an outcome for us and our subsidiaries that would be materially adverse to us or our subsidiaries taking into account requests and resolutions in the proceeding and other proceedings and Parent’s reasonable expectations for such outcome.

No Solicitation

Except as permitted by the terms of the Merger Agreement described below, we have agreed in the Merger Agreement that neither we, our Board or any committee of our Board will (i) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, our recommendation, fail to include our recommendation in the proxy statement, or fail to publicly reaffirm our recommendation within ten business days after Parent’s written request, or recommend or otherwise declare advisable, or propose to recommend or otherwise declare advisable (publicly or otherwise), a takeover proposal, or (ii) enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement (other than a confidentiality agreement pursuant to the Merger Agreement) providing for any transaction or series of transactions involving a takeover proposal, which we refer to as a takeover transaction.

From and after October 17, 2014 until the Effective Time or the termination of the Merger Agreement, we, our subsidiaries and our representatives may not, directly or indirectly:

•	solicit, initiate, or knowingly encourage any inquiries, offer or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•	engage in, continue or otherwise participate in negotiations or discussions regarding any actual or potential takeover proposal;

•	furnish any nonpublic information regarding us or our subsidiaries to any person in connection with or in response to any actual or potential takeover proposal;

•	approve, endorse or recommend any takeover proposal except in connection with a change of recommendation (as described below); or

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover law, or fail to enforce any standstill or confidentiality agreement.

However, at any time prior to the time our shareholders approve the Merger Agreement, we may engage or participate in any discussions or negotiations with, and we may provide non-public information about us and our subsidiaries in response to a request by, any person who has made an unsolicited bona fide written takeover proposal that our Board or any committee of our Board determines in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a superior proposal or could reasonably be expected to result in a superior proposal if (i) we did not breach our non-solicitation covenants, (ii) our Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to result in a breach of our directors’ fiduciary duties under applicable law, (iii) we receive from that person an executed confidentiality and standstill agreement on terms and conditions that are not less restrictive in any material respect to the other party than those contained in the confidentiality and standstill agreement between us and MIP III; and (iv) we promptly make available to Parent any such material non-public information to the extent not previously disclosed or provided.

Neither we nor our directors, officers or representatives are prohibited from contacting any person who has made a takeover proposal solely to request the clarification of the terms and conditions of the takeover proposal to the extent necessary to permit our Board or applicable committee of the Board to determine whether such takeover proposal is, or could reasonably be expected to result in, a superior proposal.

We are required to notify Parent within 24 hours of the receipt of any takeover proposal or any request for nonpublic information in connection with a takeover proposal or request, including providing the identity of the person or group of persons making or submitting the takeover proposal or request, and (i) if it is in writing, a copy of the takeover proposal and any related draft agreements or (ii) if it is oral, a reasonably detailed summary of the takeover proposal. We are required to keep Parent informed on a reasonably prompt basis (and in any event within 24 hours) of any change to the material terms of any takeover proposal.

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THE MERGER AGREEMENT

At any time prior to the time our shareholders approve the Merger Agreement, our Board or a committee of our Board may make a change of recommendation in respect of a takeover proposal and terminate the Merger Agreement pursuant to the terms of the Merger Agreement to enter into a written definitive agreement providing for a takeover transaction, if:

•	the takeover proposal is made to us after October 17, 2014 and has not been withdrawn;

•	the takeover proposal did not result from a breach of our non-solicitation covenants set forth in the Merger Agreement;

•

our Board or applicable committee of our Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such takeover proposal is a superior proposal and that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable law;

•

we provide Parent four business days’ prior written notice of our intention to effect a change of recommendation, which notice includes the identity of the person or group of persons making or submitting the superior proposal and including a copy of the superior proposal and any related draft agreements (any material revision or amendment to the terms of the superior proposal will require a new notice and, in such case, three business days additional prior written notice);

•

we negotiate, if requested by Parent, in good faith with Parent and its representatives regarding any adjustments or modifications to the terms of the Merger Agreement during the four (or three) business days following the date on which the notice is delivered to Parent; and

•

at the end of such four (or three) business day period, our Board or applicable committee of our Board again makes the determination in good faith, after consultation with its financial advisors and outside legal counsel, after taking into account any adjustments or modifications proposed in writing by Parent during such period, that the takeover proposal continues to constitute a superior proposal and determines that the failure to effect a change of recommendation would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable law.

At any time prior to the time our shareholders approve the Merger Agreement, our Board or a committee of our Board may make a change of recommendation in response to any event, change, effect, development, condition or occurrence that affects or would reasonably be likely to affect our or our subsidiaries’ business, financial condition or results of operations, taken as a whole, that (i) is material, individually or in the aggregate, with any other such events, changes, effects, developments, conditions or occurrences, (ii) does not involve or relate to a takeover proposal, the required regulatory authorizations or Parent and (iii) was not known nor reasonably foreseeable as of the date of the Merger Agreement if:

•

we provide four business days’ prior written notice to Parent of our intention to effect a change of recommendation, which notice will include the information with respect to any such events, changes, effects, developments, conditions or occurrences;

•

during such four business day period we negotiate in good faith with Parent and its representatives, if requested by Parent, regarding any adjustments or modifications to the terms of the Merger Agreement; and

•

at the end of such four business day period, our Board or applicable committee of the Board determines in good faith after consultation with its outside legal counsel (after taking into account any adjustments or modifications to the terms of the Merger Agreement proposed in writing by Parent during such four business day period) that the failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable laws.

Nothing contained in the Merger Agreement will prohibit us or our Board (or any committee of our Board), directly or indirectly through our representatives, from disclosing to our shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any other disclosure to our shareholders, in each case in connection with a takeover proposal, if our Board (or any committee of our Board) has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, that any such disclosure that constitutes or has the effect of a change of recommendation will be subject to the non-solicitation provisions of the Merger Agreement (it being understood, however, that the disclosure of a “stop, look and listen” notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act in and of itself will not be deemed a company change of recommendation).

In this proxy statement a takeover proposal means any bona fide proposal or offer from any person or group of persons relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 20% or more of our and our subsidiaries’, taken as a whole, net revenues, net income or assets (including equity securities) (which we refer to as a Company Material Business), (ii) any direct or indirect acquisition or purchase of 20% or more of any class of our voting securities or the voting securities of any of our subsidiaries owning, operating or controlling a Company Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of our voting securities or (iv) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries owning, operating or controlling a Company Material Business.

In this proxy statement a superior proposal means any written takeover proposal (with the percentages set forth in the definition of such term changed from 20% to 75%) that our Board or committee of our Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable (taking into account (i) all financial and strategic considerations, including legal, financial, regulatory and other aspects of such takeover proposal and the Merger and the other transactions contemplated by the Merger Agreement deemed relevant by our Board (or applicable committee), (ii) the identity of the third party making such takeover proposal and (iii) the conditions, prospects and timing for completion of such takeover proposal) to our shareholders

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THE MERGER AGREEMENT

than the Merger and the other transactions contemplated by the Merger Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by the Merger Agreement), except that a takeover proposal will only be deemed to refer to a transaction involving Cleco, and not any of our subsidiaries or Company Material Businesses alone, and any references to our subsidiaries owning, operating or controlling a Company Material Business will be deemed to be deleted.

Financing for the Merger

Parent and Merger Sub estimate that approximately $3.5 billion in cash will be required to pay the aggregate Merger Consideration, to pay the cash amounts payable to holders of outstanding Restricted Stock Units and shares of Restricted Stock, to refinance Cleco’s indebtedness following the closing of the Merger, and to pay related fees and expenses, including the fees and expenses of obtaining debt financing. Parent and Merger Sub anticipate that Parent will obtain such funds from a combination of committed equity and debt financings described below.

The equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters described below, including conditions that do not relate directly to the Merger Agreement. Although obtaining the equity or debt financing is not a condition to the completion of the Merger, the failure of Parent to obtain sufficient financing at the Effective Time of the Merger would likely result in the failure of the Merger to be completed. However, pursuant to the Merger Agreement, we have the right to specifically enforce Parent’s obligations to use reasonable best efforts to obtain, or cause to be obtained, the financings under the circumstances described under “The Merger Agreement—Remedies” on page 79. If we elect not to specifically enforce Parent’s obligation to obtain the financings under the circumstances and to the extent permitted under the terms of the Merger Agreement, or are unsuccessful in doing so, Parent may be obligated to pay us certain fees as described under “The Merger Agreement—Termination Fee Payable by Parent” on page 79. Payment of such fees is guaranteed by the Investors (as described below) as described under “The Merger Agreement—Limited Guarantee” beginning on page 72.

The consummation of the Merger is not subject to any financing conditions, although funding of the equity and debt financings is subject to the satisfaction of the conditions set forth in the commitment letters described below under which the equity and debt financings will be provided.

Equity Financing

Parent has obtained an equity commitment letter, dated October 17, 2014, which we refer to as the Equity Commitment, from MIP III, MCGL, bcIMC, Alberta Teachers Retirement Fund, The Northwestern Mutual Life Insurance Company, GCM Infrastructure Holdings I, L.P., Lombard Odier Macquarie Infrastructure Fund L.P., Halifax Regional Municipality Master Trust, John Hancock Life Insurance Company (U.S.A.) and Allstate Insurance Company, which we collectively refer to as the Investors, pursuant to which the Investors have, on a several and not joint basis, committed to make or secure capital contributions to Parent at or prior to the closing of the merger up to an aggregate amount of $2.17 billion, which we refer to as the Equity Financing. The Investors are permitted to capitalize Parent directly or indirectly through one more or more affiliated entities or other co-investors designated by it (including, but not limited to, funding their contributions indirectly through one or more newly formed holding companies).

The obligations of the Investors to fund the Equity Financing are conditioned upon: (i) the terms of the Equity Commitment, (ii) the satisfaction or waiver of the conditions to the closing of the Merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), and (iii) all the conditions to the Debt Financing (defined below) having been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions, and the funding of the equity financing) and the substantially concurrent receipt by Parent of the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment, in an amount that, together with the Equity Financing, is sufficient to fund the payment of the aggregate amount of Merger Consideration payable in accordance with the Merger Agreement, together with related fees and expenses. We are a third party beneficiary of the Equity Commitment entitling us in certain instances to seek specific performance of the obligations of the Investors to fund their respective commitments under the Equity Commitment as described under “The Merger Agreement—Specific Performance” beginning on page 80.

Each Investor has the right to assign its rights and obligations under the Equity Commitment to fund all or any portion of its pro rata share of the Equity Commitment to any affiliate of such Investor, provided that no such assignment shall relieve such Investor from any obligation under the Equity Commitment. Additionally, MIP III and MCGL each has the right to assign all or a portion of its rights and obligations, including the obligation to fund all or a part of its pro rata share of the Equity Commitment, to any other person, and MIP III or MCGL, as applicable, will then be released from any liability or obligation with respect to its pro rata share of the Equity Commitment that has been so assigned.

Each Investor’s obligation to fund under the Equity Commitment will terminate upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the contributions to Parent in performance of such Investor’s obligations under the Equity Commitment, (iii) the date that we or any of our affiliates asserts in any litigation or other legal proceeding any claim against the Investors or certain other parties relating to the Equity Commitment or the Merger Agreement or any of the transactions contemplated thereby other than claims (x) under, and made in accordance with, the Limited Guarantee, (y) seeking specific performance of such Investor’s obligations to fund the Equity Commitment pursuant to the Equity Commitment or (z) against such Investor pursuant to any confidentiality agreement entered into with such Investor, (iv) the payment in full of the amounts due by Parent in accordance with the Merger Agreement, and (v) the occurrence of any event which, by the terms of the Limited Guarantee, is an event which terminates the Investors’ obligations or liabilities under the Limited Guarantee.

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Debt Financing

On October 17, 2014, Parent received a binding debt commitment letter, which we refer to as the Debt Commitment, and together with the Equity Commitment, we refer to both as the Financing Commitments. Pursuant to the Debt Commitment, each of Canadian Imperial Bank of Commerce, New York Branch, Credit Agricole Corporate and Investment Bank, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc, and RBS Securities Inc., which we refer to collectively as the Lenders, have committed to provide (i) to Merger Sub (and, immediately upon the Merger, Cleco) a three-year acquisition loan facility in an aggregate principal amount of up to $1.45 billion, which we refer to as the Acquisition Loan Facility, (ii) to Merger Sub (and, immediately upon the Merger, Cleco) a five-year revolving loan facility in the aggregate principal amount of $100 million, and (iii) to Merger Sub (and, immediately upon the Merger, Cleco Power) a five-year revolving loan facility in the aggregate principal amount of $350 million, which we refer to collectively as the Debt Financing, and together with the Equity Financing, as the Financing.

Unless otherwise agreed by the parties, the Debt Commitment will terminate on the earliest to occur of (i) October 17, 2015 (subject to an automatic extension to the Termination Date), (ii) the closing of the Merger without the use of the Debt Financing, (iii) the termination of the Merger Agreement in accordance with its terms in the event the Merger is not consummated and (iv) the execution of definitive documentation with respect to the Debt Financing.

The Debt Financing is conditioned on the due authorization, execution and delivery of the Merger Agreement, as well as other conditions, including, but not limited to the following:

•	the execution and delivery of definitive documentation, consistent with the Debt Commitment;

•	delivery of certain audited, unaudited and pro forma financial statements and financial models;

•

the receipt of the Equity Financing by Parent (which may not be less than 35% of the sum of (i) aggregate third party borrowed money of us and our subsidiaries plus (ii) total equity contributed by the Investors to Parent, measured after giving effect to the Merger);

•	the delivery of customary closing documents, including customary legal opinions, customary officers’ certificates, customary evidence of existing insurance, and a solvency certificate;

•	the payment in full of all fees, expenses and other amounts payable in connection with the Debt Financing;

•	all conditions precedent to the closing of the Merger pursuant to the Merger Agreement will have been satisfied without any amendment, modification, or waiver thereof;

•	the accuracy of (i) the representations and warranties made by us or with respect to our business in the Merger Agreement as are material to the interests of the lenders of the Debt Financing, but only to the extent that Merger Sub has the right to terminate its obligations under the Merger Agreement as a result of a breach thereof and (ii) customary representations and warranties of the Merger Sub relating to organizational status, organizational power and authority to enter into the definitive debt documents, due authorization, execution, delivery and enforceability of the definitive debt documents, no conflicts with or consents required under applicable law or charter documents, solvency, use of proceeds, Federal Reserve margin regulations, the U.S.A. Patriot Act, Anti-Terrorism Laws, OFAC and anti-money laundering laws and the Investment Company Act;

•	receipt by the Lenders of customary documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act);

•	the absence of a “material adverse effect on the Company” (as such term is defined in the Merger Agreement) since the date of the Merger Agreement;

•	receipt of ratings applicable to the Debt Financing from any two of S&P, Moody’s and Fitch;

•	evidence of the repayment of certain of our and our subsidiaries’ specified existing indebtedness;

•	use of commercially reasonable efforts by Merger Sub and the Investors party to the Debt Commitment to assist in the syndication of the Debt Commitment; and

•	no attempted or actual syndication or issuance by the Investors parties to the Debt Commitment of any other debt of us, Cleco Power or Merger Sub other than as contemplated under the Debt Commitment.

The Debt Commitment is not subject to a due diligence condition or “market out” condition, which would allow the Lenders to not fund their respective commitments if the financial markets are materially adversely affected. Although obtaining the proceeds of any financing, including the Equity Financing and the Debt Financing under the Financing Commitments, is not a condition to Parent or Merger Sub’s obligation to complete the Merger, the failure of Parent to obtain such financing (whether under the Financing Commitments or otherwise) is likely to result in the failure of the Merger to be completed. We believe the amounts committed under the Financing Commitments will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the Financing Commitments fails to fund the committed amounts in breach of such Financing Commitments or if the conditions to the commitments to fund the amounts set forth in such Financing Commitments are not met. The failure of Parent to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the Merger to be consummated. In that case, Parent may be obligated to pay a termination fee to us, as described under “The Merger Agreement—Termination Fee Payable by Parent.”

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Marketing Period

Under the Merger Agreement, we have agreed to allow Parent and its financing sources a period of 20 consecutive business days to market the Debt Financing, which we refer to as the marketing period. The “marketing period” is the first period of 20 consecutive business days (subject to certain exceptions) commencing after the date of the Merger Agreement and throughout which period (i) Parent has received certain financial information required to be provided by us under the Merger Agreement and such financial information is deemed “compliant” under the Merger Agreement, which we refer to as the required financial information, (ii) certain specified conditions (including shareholder approval of the Merger Agreement, the absence of any legal prohibitions or a burdensome regulatory condition, receipt of the required regulatory authorizations, the accuracy of the representations and warranties of us, Parent and Merger Sub, and compliance with our respective obligations under the Merger Agreement) (other than those conditions that by their terms are to be satisfied at closing) have been satisfied, and (iii) nothing has occurred and no conditions exist that would cause any of the conditions to closing the Merger to fail to be satisfied assuming the closing were to be scheduled for any time during such 20 business day period.

Limited Guarantee

Pursuant to the limited guarantee, dated October 17, 2014, in favor of us, which we refer to as the Limited Guarantee, each of the Investors has guaranteed, on a several and not joint basis, the due and punctual payment when due of the obligations of Parent up to an aggregate cap of $180 million, on a pro rata basis with such Investor’s respective Equity Commitments, to pay (i) the Parent termination fee, (ii) damages resulting from any knowing or intentional breach by Parent or Merger Sub of the Merger Agreement, and (iii) indemnification or reimbursement obligations of Parent or Merger Sub owing to us under the Merger Agreement.

Each Investor has the right to assign its rights and obligations under the Limited Guarantee to any affiliate of such Investor, provided that no such assignment shall relieve such Investor from any obligation under the Limited Guarantee. Additionally, MIP III and MCGL each has the right to assign all or a portion of its rights and obligations under the Limited Guarantee to any person who it has assigned its obligations under the

Equity Commitment, and MIP III or MCGL, as applicable, will then be released from any liability or obligation with respect to its obligations under the Limited Guarantee.

Each Investor’s obligations under the Limited Guarantee will terminate upon the earliest to occur of (i) the closing of the merger, (ii) the time at which the Investors have paid to us in full the guaranteed obligations up to the cap, and (iii) the three-month anniversary of the termination of the Merger Agreement in accordance with its terms, unless we have made a claim against Parent under the Merger Agreement or against the Investors under the Limited Guarantee prior to such date, in which case the relevant date shall be the earlier of the date such claim is (x) resolved as agreed in a written agreement between the Investors and us (subject to certain conditions) and (y) resolved by a final, non-appealable judgment of a court of competent jurisdiction determining that the Investors do not owe any amount under the Limited Guarantee.

Special Meeting of Our Shareholders

As promptly as practicable after this proxy statement is cleared by the SEC for mailing to our shareholders, we are required to duly call, give notice of, convene and hold a special meeting, for the purpose of obtaining shareholder approval of the Merger Agreement. If on a date for which the shareholders meeting is scheduled, we have not received proxies representing a sufficient number of shares to constitute a quorum and to obtain shareholder approval of the Merger Agreement, whether or not a quorum is present, we may make one or more successive postponements or adjournments of the shareholders meeting solely for the purpose of and for the minimum amount of time necessary to obtain a quorum or to obtain shareholder approval of the Merger Agreement. However, without Parent’s express written consent, we cannot postpone or adjourn the shareholders meeting to a date that is more than 30 days after the date for which the shareholders meeting was originally scheduled and in no event later than five business days prior to the Termination Date of the Merger Agreement, in each case after taking into account all postponements and/

or adjournments. Notwithstanding any change in recommendation by our Board, unless the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be submitted to our shareholders at the shareholders meeting. Subject to the provisions of the Merger Agreement discussed above under “The Merger Agreement—No Solicitation” beginning on page 68, our Board has recommended that our shareholders vote to approve the Merger Agreement and, unless and until there has been a change of recommendation, has included that recommendation in this proxy statement.

Unless there has been a change of recommendation, our Board is required to use its reasonable best efforts to solicit from our shareholders proxies in favor of the approval of the Merger Agreement, and to take all other action necessary or advisable to secure shareholder approval of the Merger Agreement.

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Regulatory Matters; Consents; Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, we, together with Parent and Merger Sub, agreed to use our reasonable best efforts to take, or cause to be taken, promptly any and all actions and promptly make any and all undertakings necessary to obtain our required statutory authorizations and Parent’s required statutory authorizations, as described below, so as to enable the parties to close the transactions contemplated by the Merger Agreement as promptly as practicable, including by (i) accepting terms, conditions, liabilities, obligations, commitments or sanctions or proposing, negotiating, agreeing or committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, disposition or limitation on usage of any business, product line, properties, license, right, operations or assets of Parent or its subsidiaries or us or the Surviving Corporation or any of our or their subsidiaries, (ii) otherwise taking or committing to take actions that after the closing would limit Parent’s or its subsidiaries’ (including, after the closing, the Surviving Corporation’s) freedom of action with respect to, or its or their ability to retain, one or more of its or its subsidiaries’ (including, after the closing, the Surviving Corporation’s) businesses, product lines, properties, licenses, rights, operations or assets, (iii) taking or committing to take actions to maintain the credit rating of Cleco Power at investment grade levels, (iv) accepting financial restrictions on Parent or its subsidiaries or on us, the Surviving Corporation or our or their subsidiaries and (v) accepting governance and operational restrictions, including restrictions on the ability to change rates or charges or standards of service or the scope of the business of Parent or its subsidiaries or us, the Surviving Corporation or our or their subsidiaries and taking or committing to take actions related to customary “ring-fencing” at Cleco Power.

Our required statutory authorizations include (i) compliance with, and filings under, the HSR Act, (ii) authorization of FERC under the FPA, (iii) authorization of the LPSC, and (iv) required preapprovals of license transfers with the FCC. Parent’s required statutory authorizations include the items set forth in clauses (i) through (iv) of the foregoing sentence, and clearance by CFIUS.

Subject to certain exceptions, Parent is not required to take any action or make any undertaking, or commit to take any action or make any undertaking, including accepting any term, condition, liability, obligation, commitment or sanction, that would impose any undertaking, term, condition, liability, obligation, commitment or sanction on any Investor or any affiliate of or any entity in which such Investor directly or indirectly owns any equity interests (other than Parent or its subsidiaries).

The Merger Agreement does not require (and reasonable best efforts do not require) us, Parent or Merger Sub or any of our respective subsidiaries or affiliates to agree to or take any action, make any undertaking or agree to any term, condition, liability, obligation, commitment or sanction in connection with the Merger or other transactions contemplated by the Merger Agreement that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a Burdensome Effect.

As used in this proxy statement, a Burdensome Effect means any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon or otherwise affecting, directly or indirectly, us or Parent, our respective subsidiaries, any direct or indirect owner of Parent, or any of our joint ventures (i) in any order or consent of a governmental authority with respect to the transactions contemplated by the Merger Agreement, including our required statutory authorizations and Parent’s required statutory authorizations, which we refer to as the required regulatory authorizations, or (ii) under any merger law that, in the case of either clause (i) or (ii), individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or results of operations of (A) Cleco and our subsidiaries, taken as a whole, or (B) Parent and its subsidiaries, taken as whole (in the case of Parent and its subsidiaries, after giving effect to the Merger and the other transactions contemplated by the Merger Agreement). For the purpose of determining whether a Burdensome Effect has occurred or would be reasonably likely to occur, (a) we and our subsidiaries, in the aggregate, will be deemed to have the assets, liabilities, businesses and results of operations of a hypothetical company that has 50% of our and our subsidiaries’ aggregate assets, liabilities, businesses and results of operations, and (b) any terms, conditions, liabilities, obligations, commitments or sanctions that implement any of the regulatory commitments specified in the Merger Agreement will not be taken into account. Such regulatory commitments, which we and Parent intend to propose to the LPSC when we file the application for authorization of the Merger by the LPSC, include (but are not limited) to the following:

•	we will remain a Louisiana entity and our headquarters will remain in Pineville, Louisiana;

•

the chief executive officer, and senior management of Cleco Power’s operations (generation, distribution, transmission, regulatory and commercial) and senior management of corporate support functions (financial, human resources, and legal) will be Louisiana residents to the extent practicable;

•	we will maintain our customer service call center in Pineville, Louisiana;

•	we will maintain our support functions, such as management of generation operations, distribution, transmission, and storm restoration, in Louisiana;

•	a minimum of four members of the Board will be Louisiana residents, with one of those being the chairman;

•

we will maintain headcount, salaries and benefits substantially consistent or better than current levels in the aggregate for a minimum of two years with no material changes in pension plans or current benefits for retiree medical plan participants for that same period;

•

we will maintain capital investment, transmission, maintenance and procurement practices and will maintain vegetation management and pole replacement practices to maintain or improve service reliability;

•	we will maintain an investment grade rating at Cleco Power, maintain public debt and file required SEC financial reports at Cleco Power;

•	we will not seek any recovery of the acquisition premium, transaction costs or executive change of control payments in rates;

•	we will improve liquidity by increasing our revolving credit facility to provide for increased financial flexibility;

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•	we will establish appropriate ring fence provisions at Cleco Power to ensure financial stability;

•	we will maintain current levels of funding (approximately $500,000 per year) for state and local organizations; and

•	we will establish a new charitable foundation and the annual charitable contributions from this new foundation will meet or exceed current charitable contributions (approximately $600,000 per year).

Neither Parent nor Merger Sub, is permitted to, directly or indirectly through one or more of their respective subsidiaries or affiliates, acquire any regulated electric or gas distribution utility in the State of Louisiana, other than pursuant to the terms of the Merger Agreement, that would reasonably be expected to cause a material delay in the satisfaction of the conditions to closing described under “The Merger Agreement—Conditions to the Merger” beginning on page 76 or in consummation of the Merger.

We and Parent have agreed that (i) the applications submitted to FERC and the LPSC with respect to the Merger will include the information concerning the Merger, us, our subsidiaries, and Parent required by applicable laws of the State of Louisiana and such other jurisdictions as may be mutually determined by us and Parent, (ii) those applications and any amendments or supplements to them will include the regulatory commitments that Parent has agreed to make and which are set out in Appendix [A] to the Merger Agreement to the extent applicable to those jurisdictions and any additional agreements or commitments that we and Parent agree are advisable to obtain prompt authorization of such applications, and (iii) neither we nor Parent will agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Merger pursuant to any settlement or otherwise with the LPSC or any other governmental authority, in the case of any agreement, commitment or condition to which we or any of our subsidiaries is a party or otherwise affecting us or any of our subsidiaries, without the prior written consent of Parent, and in the case of any agreement, commitment or condition to which Parent is a party and affecting us or any of our subsidiaries, without our prior written consent if that agreement, commitment or condition is effective prior to the Effective Time.

Employee Matters

During the two-year period following the Effective Time, Parent has agreed to provide (or cause to be provided) to each of our and our subsidiaries’ officers and employees who is employed by us or one of our subsidiaries as of the Effective Time who remain employed by Cleco and our subsidiaries, referred to as an Affected Employee, annual base salary and annual cash incentive compensation opportunities which are, in each case, no less than those provided to each such Affected Employee under our employee benefit plans immediately prior to the Effective Time; and (ii) other employee benefits that are substantially similar in the aggregate to other employee benefits provided to such Affected Employees under our employee benefit plans immediately prior to the Effective Time.

For purposes of participation, vesting and level of vacation or severance benefits, and eligibility to participate under Parent’s and its subsidiaries’ benefit plans, programs and policies, each Affected Employee will be credited with his or her years of service to the same extent and for the same purpose he or she was entitled, immediately before the Effective Time, to credit for such service under any of our similar benefit plans in which he or she participated or was eligible to participate immediately prior to the Effective Time (except under any defined benefit pension plans or retiree medical plans or programs of Parent and its affiliates or with respect to the level of allocation or benefit accrual if such crediting will not result in the duplication of benefits).

Parent will cause each Affected Employee to be immediately eligible to participate in Parent’s benefit plans, to the extent coverage under such plan is replacing comparable coverage under one of our employee benefit plans. For purposes of each of Parent’s benefit plans providing medical, dental, pharmaceutical and/or vision benefits, Parent will cause any evidence of insurability requirements, pre-existing condition exclusions and actively-at-work requirements of such plan will be waived for such

Affected Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under our comparable benefit plans.

Parent will also cause any eligible expenses incurred by any Affected Employee and his or her covered dependents during the applicable portion of the plan year of our benefit plan to be taken into account under Parent’s corresponding plan for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year; provided that such amount was taken into account for the same purpose under our benefit plan for such period and would not result in the duplication of benefits.

Parent will, or will cause the Surviving Company to, assume and honor our and our subsidiaries’ obligations under all employment, severance, consulting, retirement and other compensation contracts between either Cleco or any of our subsidiaries, on the one hand, and any current or former director, officer or employee thereof, on the other hand, to the extent listed in the disclosure letter, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under our employee benefit plans, in accordance with their terms as in effect on October 17, 2014.

The terms of the Merger Agreement do not prohibit amendments to or termination of any of Parent’s benefit plans in accordance with the terms thereof or as agreed by the parties in connection with the Merger Agreement. The terms of the Merger Agreement with respect to employee matters are solely for the benefit of the parties of the Merger Agreement and no current or former employee, officer, director or independent contractor or any other individual is regarded as a third-party beneficiary of the Merger Agreement for any purpose.

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THE MERGER AGREEMENT

Expenses

We will share equally the cost and expenses (other than attorneys’ fees and expenses) incurred by each of us and Parent in connection with (i) the filing, printing and mailing of this proxy statement (including SEC filing fees), (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees), and (iii) the preparation and filing of all applications, filings or other materials with the LPSC. As described above in “The Merger Agreement—Termination Fee Payable by Cleco,” we have agreed to reimburse Parent for all the documented out-of-pocket expenses incurred by it, Merger Sub and their respective affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum of $18 million if Parent terminates the Merger Agreement due to a Shareholder Vote Termination Event. Except as otherwise provided with regard to certain circumstances involving termination fees set forth in

“The Merger Agreement—Termination Fee Payable by Cleco” and “The Merger Agreement—Termination Fee Payable by Parent,” whether or not the Merger is consummated, all other costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense.

The Surviving Corporation will file any state or local tax return and pay any state or local taxes (including any related penalties or interest), if any, that are attributable to (i) the transfer of the beneficial ownership of our real property and (ii) the transfer of our Common Stock pursuant to the Merger Agreement as a result of the Merger. We and Parent have agreed to cooperate with respect to the filing of such returns, including supplying any information that is reasonably necessary to complete them.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing on October 17, 2014 in favor of the current or former directors and officers, and the fiduciaries currently indemnified under our and our subsidiaries’ benefit plans, as provided in our and our subsidiaries’ respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, advancement or exculpation, will survive the Merger and will continue in full force and effect in accordance with their terms, and that for six years from and after the Effective Time, no such provision in any certificate or articles of incorporation, bylaws (or comparable organizational document) or other agreement will be amended, modified or repealed in any manner that would adversely affect the rights or protections in such documents to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. From and after the Effective Time, Parent will cause the Surviving Corporation and its subsidiaries to honor and perform, in accordance with their respective terms, the indemnification, exculpation and insurance covenants in the Merger Agreement.

In addition, Parent has agreed that for a period of six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies we currently maintain covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by our respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable to our and our subsidiaries’ officers and directors, determined as of October 17, 2014, and any person who becomes such a director or officer before the Effective Time, which we refer to as the Indemnified Parties, than those set forth in the relevant policy in effect on October 17, 2014; provided that the annual cost thereof will not exceed 300% of the annual cost of such policies as of October 17, 2014. If such insurance coverage cannot be maintained for such cost, Parent will maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, we may purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to the Indemnified Parties than the existing directors’ and officers’ liability (and fiduciary) insurance we maintain, covering without limitation the Merger. The aggregate cost of such tail policy may not exceed 600% of the annual cost of the directors’ and officers’ liability (and fiduciary) insurance we maintained on October 17, 2014.

Parent has agreed that, for a period of six years from the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless each of the Indemnified Parties against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, amounts paid in settlement, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement), to the fullest extent permitted by applicable law (and Parent will cause the Surviving Corporation to also advance expenses (including reasonable attorneys’ fees, costs and expenses) to such persons as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

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THE MERGER AGREEMENT

Litigation Related to the Merger

The Merger Agreement requires us to promptly notify Parent and keep Parent reasonably informed with respect to the status of any shareholder litigation related to the Merger Agreement, the Merger or other transactions contemplated by the Merger Agreement that is brought or threatened in writing against us and/or the members of our Board. We will give Parent the opportunity to participate in the defense of any such shareholder litigation and will not settle or agree to settle any shareholder litigation without Parent’s prior written consent, which will not be unreasonably withheld, delayed or conditioned. For a description of the shareholder litigation related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement brought against us as of the date of this proxy statement, see “The Merger—Litigation Related to the Merger” beginning on page 60.

Other Covenants and Agreements

The Merger Agreement contains additional agreements among us, Parent and Merger Sub relating to:

•	providing the representatives of Parent reasonable access to our officers, employees, auditors, properties, offices and other facilities, books and records;

•	our notifying Parent of certain communications from governmental authorities;

•	Parent’s agreement to keep the information provided to it confidential;

•	taking actions necessary to exempt the transactions contemplated by the Merger Agreement from the effect of any takeover statutes;
•	the issuance of press releases or other public statements relating to the Merger Agreement and/or the Merger; and

•

our Board (or applicable committee of our Board) taking steps to cause the disposition of our Common Stock or other equity interest in connection with the Merger by each of our officers and directors who are covered persons or purposes of Section 16 of the Exchange Act to be exempt transactions for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Merger

The respective obligations of us, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been duly approved by shareholders;

•

no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement will have been issued and be continuing in effect;

•

no applicable federal, state or local law will be in effect (i) prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) which, if enacted for the purpose of imposing terms, conditions, liabilities, obligations, commitments or sanctions in connection with the Merger, which we refer to as a Merger Law, constitutes a Burdensome Effect; and

•

each of the required regulatory authorizations will have been obtained and be in effect, and no orders or consents of any governmental authority in connection with the Merger, including the required regulatory authorizations will, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions that constitute a Burdensome Effect.

Our obligation to effect the Merger is also subject to the satisfaction or waiver by us at or prior to the Effective Time of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub, without giving effect to any limitation as to materiality or material adverse effect, set forth in the Merger Agreement must be true and correct in all respects except where the failure of such representations and warranties to be so true and correct does not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	each of Parent and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement at or prior to the date of the closing of the Merger; and

•

Parent must have delivered to us a certificate signed by an executive officer of Parent certifying that both of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

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THE MERGER AGREEMENT

•

our representations and warranties regarding our organization and qualification, the absence of any material adverse effect, and the required vote to approve the Merger Agreement must be true and correct in all respects;

•

our representations and warranties regarding certain aspects of our capitalization must be true and correct (without giving effect to any limitation as to materiality or material adverse effect) except for de minimis inaccuracies;

•

our representations and warranties regarding corporate authority, inapplicability of certain anti-takeover statutes and absence of brokers must be true and correct (without giving effect to any limitation as to materiality or material adverse effect) in all material respects;

•

our other representations and warranties set forth in the Merger Agreement (without giving effect to any limitation as to materiality or material adverse effect) must be true and correct, except where the failure to be true and correct does not have, and could not be reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•	we must have performed in all material respects our obligations under the Merger Agreement at or prior to the date of the closing of the Merger;

•

since October 17, 2014, there must not been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on us; and

•

we must have delivered to Parent a certificate signed by one of our executive officers certifying that all of the above conditions with respect to the representations and warranties and performance of our obligations have been satisfied.

Termination of the Merger Agreement

We and Parent may, by mutual written consent, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by our shareholders.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

•	by either Parent or us, if:

•

any governmental authority has denied either our required statutory authorizations (other than the FCC pre-authorizations) or a Parent required statutory authorization (other than the FCC pre-authorizations) and such denial has become final and nonappealable. The termination right is available only to the extent the party seeking to terminate the Merger Agreement uses its reasonable best efforts to contest, appeal, reverse, overturn or otherwise render invalid or of no effect such denial;

•

any law or order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger will have become final and non-appealable. This termination right is not available to any party whose failure to comply with its reasonable best efforts obligations as described in “The Merger Agreement—Regulatory Matters; Consents; Reasonable Best Efforts” is the cause of the imposition of such law or order;

•

the Merger has not been consummated by the Termination Date (subject to extension until April 17, 2016 if on October 17, 2015, all required regulatory authorizations have not been obtained (but remain capable of being obtained) or the required regulatory have been obtained but the marketing period has not started or has started and has not been completed, but all other conditions to closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at closing) and no orders or consents of any governmental authority in connection with the Merger, including the required regulatory authorizations, will individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions that constitute a Burdensome Effect), unless Parent and we have agreed in writing prior to the initial Termination Date that the Termination Date will not be so extended; provided that this right will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of the failure of the Merger to occur on or before the Termination Date. This termination right, which we refer to as the Termination Date Termination Event, will not be available to us if Parent has the right to terminate the Merger Agreement because our Board has failed to recommend that our shareholders approve the Merger Agreement, the Merger and the transaction contemplated by the Merger Agreement, effected a change of recommendation or we have materially breached or are deemed to have breached or obligations described under “The Merger Agreement—No Solicitation”; or

•

our shareholders have not approved the Merger Agreement at the shareholders meeting (or any adjournment or postponement thereof) where such matter was presented to our shareholders for approval, which we refer to as a Shareholder Vote Termination Event.

•	by us, if:

•

at any time prior to the approval of the Merger Agreement by our shareholders, (i) in order to enter into a takeover agreement with respect to a superior proposal in accordance with the Merger Agreement and (ii) substantially concurrently with the termination of the Merger Agreement, we enter into takeover agreement with respect to such superior proposal, and (iii) prior to or substantially concurrently with such termination, we pay Parent the termination fee discussed under “The Merger Agreement—Termination Fee Payable by Cleco” beginning on page 78, which we refer to as a Superior Proposal Termination Event;

•

there has been a breach of a representation, warranty, covenant or agreement in the Merger Agreement on the part of Parent or Merger Sub, and such breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the condition to the closing of the Merger relating to conditions to

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THE MERGER AGREEMENT

each party’s obligation to close and our obligation to close, and such breach has not been or cannot be cured within 45 days after written notice is given by us to Parent (provided that we are not in material breach of the Merger Agreement so as to cause any of the mutual closing conditions or Parent’s and Merger Sub’s closing conditions to not be satisfied), which we refer to as a Parent Breach Termination Event; or

•

(i) the marketing period has ended and all of the conditions set forth in each party’s condition to close and Parent’s and Merger Sub’s condition to close have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, each of which will have been capable of being satisfied on the date the closing should have occurred pursuant to the terms of Merger Agreement), (ii) we have irrevocably notified Parent in writing that (A) all of our conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, each of which will have been capable of being satisfied on the date the closing should have occurred pursuant to terms of the Merger Agreement) or have been irrevocably waived by us and (B) we are ready, willing and able to consummate the closing, and (iii) Parent and Merger Sub fail to complete the closing prior to the earlier of the first business day preceding the Termination Date on which the Debt

Financing can be funded under the terms of the Debt Commitment and five business days following delivery of such written notice from us, which we refer to as a Parent Failure to Close Termination Event.

•	by Parent, if:

•

(i) our Board fails to recommend that our shareholders approve the Merger Agreement, (ii) our Board makes a change of recommendation, or (iii) we materially breach or are deemed to have materially breached our obligations described under “The Merger Agreement—No Solicitation”, any of which we refer to as a Change of Recommendation Termination Event; or

•

we have breached any of our representations, warranties, covenants or agreements in the Merger Agreement, and such breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the condition to the closing of the Merger relating to conditions to each party’s obligation to close and Parent’s obligation to close, and such breach has not been or cannot be cured within 45 days after written notice is given by Parent to us (provided that neither Parent nor Merger Sub is in material breach of the Merger Agreement so as to cause any of the mutual closing conditions or our closing conditions to not be satisfied), which we refer to as a Cleco Breach Termination Event.

Termination Fee Payable by Cleco

We are required to pay Parent or its designee a cash termination fee in the amount of $120 million if:

•	Parent terminates the Merger Agreement at any time prior to our shareholders’ approval of the Merger Agreement due to a Change of Recommendation Termination Event;

•	we terminate the Merger Agreement due to a Superior Proposal Termination Event; or

•

(i) we or Parent terminate the Merger Agreement due to a Termination Date Termination Event or because of a Shareholder Vote Termination Event, and (ii) a takeover proposal has been publicly announced after October 17, 2014 but prior to the termination of the Merger Agreement, and within 12 months after such termination we enter into a takeover agreement with respect to a takeover transaction or we consummate a takeover transaction; or

•

(i) Parent terminates the Merger Agreement due to a Cleco Breach Termination Event, and (ii) a takeover proposal has been publicly announced after October 17, 2014, but prior to the termination of the Merger Agreement, and within 12 months after such termination we enter into a takeover agreement with respect to a takeover transaction or we consummate a takeover transaction.

In the circumstances described in the first bullet above, we must promptly pay Parent the termination fee within three business days following the delivery of Parent’s notice of termination. In the circumstance described in the second bullet above, we must pay the termination fee immediately prior to or concurrently with, but as a condition to, the termination of the Merger Agreement. In the circumstance described in the third and fourth bullets above, we must pay the termination fee on or prior to the earlier of the date of consummation of the takeover transaction or the date of execution of the takeover agreement with respect to such takeover transaction. In this case, “takeover proposal” has the meaning set forth above in “The Merger Agreement—No Solicitation,” except all percentages therein will be changed to 50%. In no event will we be required to pay the termination fee more than once.

We have agreed to reimburse Parent for all the documented out-of-pocket expenses incurred by it, Merger Sub and their respective affiliates in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum of $18 million if Parent terminates the Merger Agreement due to a Shareholder Vote Termination Event. In such circumstances, we must promptly pay Parent expenses within three business days following delivery of Parent’s notice of termination of the Merger Agreement. The amount of any Parent expenses actually paid by us will be credited against any termination fee subsequently payable by us as described in the third or fourth bullet point above.

78	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

THE MERGER AGREEMENT

Termination Fee Payable by Parent

Parent is required to pay us a cash termination fee in the amount of $180 million if:

•

we terminate the Merger Agreement due to (i) a Parent Breach Termination Event relating solely to Parent’s or Merger Sub’s breach of its representations and warranties relating to their financing obligations and commitments or their covenants relating to their efforts to obtain financing or their regulatory commitments and (A) with respect to the breach of Parent’s and Merger Sub’s representations, warranties and covenants relating to their financing obligations and commitments, such breach has resulted in the Debt Financing (including any alternative financing that has been obtained with and satisfies the conditions of the terms of the Merger Agreement) not being able to be funded on the terms set forth in the Debt Commitment, which we refer to as a Parent Financing Breach Termination Event, or (B) in the case of a breach of Parent’s and Merger Sub’s covenants and agreements related to their regulatory commitments, such breach has resulted in the failure of our, Parent’s and Merger Sub’s conditions to closing to be satisfied or to be capable of being satisfied, which we refer to as a Parent Commitment Breach Termination Event, or (ii) a Parent Failure to Close Termination Event; or

•

Parent terminates the Merger Agreement due to a Termination Date Termination Event and at the time of the termination of the Merger Agreement, we would have been entitled to terminate the Merger Agreement due to a Parent Financing Breach Termination Event or a Parent Failure to Close Termination Event under the circumstances described in the bullet above.

In the circumstances described in the first bullet point, Parent must pay the termination fee within three business days following the delivery of our notice to terminate the Merger Agreement. In the circumstances described in the second bullet point, Parent must pay the termination fee within three business days of its delivery of its notice to terminate the Merger Agreement. In no event will Parent be required to pay Parent termination fee on more than one occasion.

Remedies

No termination of the Merger Agreement will relieve any party to the Merger Agreement of any liability or damages to the other party resulting from any knowing and intentional breach of the Merger Agreement, except as otherwise provided in the Merger Agreement. In no event will Parent’s and Merger Sub’s liability under the Merger Agreement, exceed $180 million, in the aggregate.

Except as provided above:

•

None of (i) Parent and Merger Sub and (ii) the former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholders or assignees of Parent or Merger Sub or any Investor, as guarantor, or (iii) any lender, prospective lender, arranger or agent of or under the Financing or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, affiliates, managers or agents (we refer to the persons referenced in clauses (i), (ii), and (iii), collectively as the Parent Group) shall, in the case of clause (i) and (ii) above only, upon full payment of the Parent termination fee, and in the case of clause (iii) above only, at any time, have any liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement (including the Financing) to us or our subsidiaries or any of our or their former, current or future, direct or indirect, shareholders, directors, officers, employees, agents, representatives, affiliates or assignees, which we refer to collectively as the Company Group, or any other person (whether at law, in equity, in contract, in tort or otherwise).

•

Neither we nor any other person will have any claim or recourse against any member of the Parent Group as a result of the breach of any representation, warranty, covenant or agreement of Parent or Merger Sub, as applicable, contained in the Merger Agreement or otherwise arising out of or in connection with the transactions contemplated by the Merger Agreement (including the Financing).

•

Following a termination of the Merger Agreement in any circumstance that entitles Cleco to payment of the Parent termination fee, in no event may the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from, or any other recourse or remedy from, any member of the Parent Group in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement, other than payment of the Parent termination fee and certain expense reimbursements. Such payment will be the sole and exclusive remedy of the Company Group under the Merger Agreement in the event of such a termination of the Merger Agreement.

•

Our payment of the termination fee and/or Parent expenses will be the sole and exclusive remedy of the Parent Group under the Merger Agreement in the event of the termination of the Merger Agreement as described in the bullet points under “Merger Agreement—Termination Fee Payable by Cleco” above not resulting from our knowing and intentional breach of the Merger Agreement.

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THE MERGER AGREEMENT

Specific Performance

Parent, Merger Sub and we have agreed that irreparable harm may occur if any provision of the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. Subject to the following paragraph, the parties will be entitled to seek equitable relief, including injunctive relief to prevent breaches of the provisions of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Notwithstanding the foregoing, the parties have explicitly agreed that our right to seek an injunction, specific performance or other equitable remedies with respect to enforcing Parent’s obligation to cause the Equity Financing to be funded and/or to consummate the Merger and other transactions contemplated by the Merger Agreement will be available only if:

•	the marketing period has ended;

•

all conditions to the obligations of all parties and of Parent and Merger Sub to consummate the Merger (other than those conditions that by their nature are to be satisfied at closing and remain capable of being satisfied at closing) have been satisfied at the time the closing would have occurred as required by the Merger Agreement but for the failure of the Equity Financing to be funded on the terms set forth in the Equity Financing Commitment Letter;

•

the Debt Financing (including any alternative financing that has been obtained in accordance with and satisfying the conditions of the terms set forth in the Merger Agreement) has been funded or will be funded at the closing on the terms set forth in the Debt Financing Commitments if the Equity Financing is funded at the closing on the terms set forth in the Equity Financing Commitment Letter; and

•

we have confirmed to Parent in writing that if the Equity Financing and Debt Financing are funded on the terms set forth in the Equity Financing Commitment Letter and Debt Financing Commitment Letter, respectively, we would take the actions within our control to cause the closing to occur pursuant to the terms of the Merger Agreement.

All of the parties to the Merger Agreement are permitted to pursue both a grant of specific performance and the payment of any applicable termination fee, damages and/or expense reimbursement. However, under no circumstance will any party be permitted or entitled to receive both a grant of specific performance and any applicable termination fee, any expense reimbursement or any damages.

Amendment of Merger Agreement

The Merger Agreement may be amended by us, Parent and Merger Sub at any time prior to the Effective Time. However, after approval of the Merger Agreement by our shareholders, no amendment can be made that, pursuant to applicable law or in accordance with the rules of any relevant stock exchange, would require further approval or adoption by our shareholders. Any amendment to the Merger Agreement must be made by a written instrument signed by us, Parent and Merger Sub.

Governing Law

The parties have agreed that the Merger Agreement will be governed by Delaware law, except that matters related to the fiduciary obligation of our Board are governed by Louisiana law. Each party has irrevocably and unconditionally submitted to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware) in any action, suits or proceeding arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; provided however, the parties have agreed that the parties nor their respective affiliates will bring, or support the bringing of any claim, against any Debt Financing source in any way relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, anywhere other than in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York.

OUR BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

80	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

PROPOSAL #2: MERGER COMPENSATION ADVISORY VOTE

PROPOSAL #2: MERGER COMPENSATION ADVISORY VOTE

Merger Compensation Proposal

In accordance with SEC rules, we are submitting for a non-binding, advisory vote of our shareholders at the special meeting compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 55. This proposal gives our shareholders the opportunity to express their views on the Merger-related compensation of our named executive officers.

The compensation that Cleco’s named executive officers may be entitled to receive from Cleco in connection with the Merger is quantified in the table entitled “Golden Parachute Compensation” on page 55 and described in the section entitled “The Merger—Interests of Our

Directors and Executive Officers in the Merger” beginning on page 52. The Board encourages you to review those sections carefully.

At the special meeting, the following resolution will be submitted to a non-binding, advisory vote of our shareholders:

RESOLVED, that the compensation that may be paid or become payable to Cleco’s named executive officers, in connection with the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled Golden Parachute Compensation and the related narrative disclosures is hereby APPROVED on a non-binding advisory basis.

Vote Required and Recommendation of the Board

The vote on this proposal is a vote separate from the vote on the Merger Proposal. Accordingly, you may vote “AGAINST” the Merger Compensation Proposal and vote “FOR” the approval of the Merger Proposal, and vice versa. Because the vote is advisory in nature, it will not be binding on us, or on Parent. Approval of the Merger Compensation Proposal is not a condition to completion of the Merger, and the failure of shareholders to approve the Merger Compensation Proposal will have no effect on the vote to approve the Merger Agreement. Accordingly, if the Merger is completed, then the compensation that is related to the Merger will be payable to the extent that Cleco is contractually obligated to pay such compensation, regardless of the outcome of the advisory vote on the Merger Compensation Proposal.

OUR BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE MERGER COMPENSATION PROPOSAL.

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PROPOSAL #3: ADJOURNMENT OF THE SPECIAL MEETING

PROPOSAL #3: ADJOURNMENT OF THE SPECIAL MEETING

Our shareholders may be asked to adjourn the special meeting to a later date or time if necessary, to solicit additional proxies if there are not sufficient votes at the time of the adjournment to approve the Merger

Agreement. The vote on the Adjournment Proposal is separate and apart from the vote to approve the Merger Agreement.

Vote Required and Recommendation of Our Board

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes present in person or by proxy. A vote on the Adjournment Proposal does not require the presence of a quorum.

OUR BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

82	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

DISSENTERS’ RIGHTS UNDER LOUISIANA LAW

DISSENTERS’ RIGHTS UNDER LOUISIANA LAW

No dissenters’ rights will be available to the shareholders in connection with the Merger.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	83

CURRENT MARKET PRICE OF OUR COMMON STOCK

CURRENT MARKET PRICE OF OUR COMMON STOCK

Shares of our Common Stock are traded on the NYSE under the ticker symbol “CNL.” The following table sets forth during the periods indicated the high and low sales prices of our Common Stock for each of the specified periods:

	Dividend per Share	Market Price—High	Market Price—Low
2014
First Quarter	$0.3625	$50.99	$45.52
Second Quarter	$0.400	$59.13	$49.32
Third Quarter	$0.400	$59.21	$48.06
Fourth Quarter ending December 31, 2014 (though November 25, 2014)	$0.400	$53.94	$46.11
2013
First Quarter	$0.3375	$47.17	$40.39
Second Quarter	$0.3625	$49.52	$43.75
Third Quarter	$0.3625	$50.42	$43.76
Fourth Quarter	$0.3625	$47.79	$43.69
2012
First Quarter	$0.3125	$40.10	$36.15
Second Quarter	$0.3125	$42.45	$38.16
Third Quarter	$0.3375	$45.30	$40.09
Fourth Quarter	$0.3375	$43.75	$38.46

The closing sale price of our Common Stock on October 17, 2014, which was the last trading day before the Merger was publicly announced, was $48.27 per share. On [                    ], 201[5], the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for our Common Stock was $[        ] per share.

We encourage you to obtain current market quotations prior to making any decision with respect to the Merger. The market price of shares of our Common Stock may fluctuate between the date of this proxy statement and the completion of the Merger.

The most recent quarterly dividend that we declared prior to the date of this proxy statement was $0.40 per share of Common Stock declared on November 7, 2014 and to be paid on November 17, 2014. Our current dividend is $1.60 per share of Common Stock on an annual basis. Under the Merger Agreement, we are permitted to continue to pay a regular quarterly dividend of up to $0.40 per share prior to completion of the Merger.

84	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table describes the Cleco Common Stock beneficially owned by Cleco directors, the executive officers named in the Summary Compensation Table below, and the directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days, as in the case of the stock options set forth under the “Options Exercisable Within 60 Days” column in the following table.

All information in the table is as of October 30, 2014, and is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock
	Direct(1)	Options Exercisable Within 60 Days(2)	Other(3)		Percent of Class
Directors
Vicky A. Bailey	1,631	-	-		*
J. Patrick Garrett(4)	30,000	-	29,695	(5)	*
Elton R. King	59,548	-	-		*
Logan W. Kruger	11,535	-	-		*
William L. Marks	43,633	-	1,450		*
Peter M. Scott III	10,991	-	1,800		*
Shelley Stewart, Jr.	6,842		-		*
William H. Walker, Jr.	60,965	-	46,625	(5)	*
Named Executive Officers
Bruce A. Williamson(6)	207,042	-	-		*
Thomas R. Miller	9,800	-	-		*
Darren J. Olagues	57,727	-	-		*
Judy P. Miller	36,573	-	-		*
Wade A. Hoefling	47,204	-	-		*
Keith D. Crump	43,827	-	-		*
All directors and executive officers as a group (20 persons, including those listed above)	782,070		84,112		1.43%
*	Less than 1% of the issued and outstanding shares of the class of Common Stock.
(1)	“Direct” represents shares as to which each named individual has sole voting or dispositive power, including shares of Cleco Common Stock allocated under the 401(k) Savings Plan and shares of Common Stock granted as Restricted Stock awards under Cleco’s Long-Term Incentive Plan, or LTIP. Shares of Common Stock under the 401(k) Savings Plan and/or the ESPP Plan were held by the persons in the table above as follows: Mr. Williamson, 3,076; Mr. Miller, 0; Mr. Olagues, 7,110; Ms. Miller, 4,445; Mr. Hoefling, 343; and Mr. Crump, 6,821. The other executive officers included in the amount shown for all directors, nominees and executive officers as a group held 24,955 shares of Common Stock under the 401(k) Savings Plan and/or the ESPP Plan. Shares of Common Stock awarded under the LTIP that were restricted as of October 30, 2014 were held by the persons in the table above as follows: Mr. Williamson, 130,607; Mr. Miller, 9,132; Mr. Olagues, 25,474; Ms. Miller, 15,992; Mr. Hoefling, 15,307; Mr. Crump, 14,211; and the other executive officers included in the amount shown for all directors, nominees and executive officers as a group, 46,895.
(2)	“Options Exercisable Within 60 Days” reflects the number of shares of Cleco Common Stock that could be purchased by exercise of options at October 30, 2014 or within 60 days thereafter under Cleco’s LTIP.
(3)	“Other” represents the number of shares of Cleco Common Stock as to which the named individuals share voting and dispositive power with another person and shares of phantom stock related to shares of Restricted Stock granted under Cleco’s LTIP.
(4)	Mr. Garrett retired from the Board effective April 24, 2014.
(5)	Represents shares of phantom stock related to shares of Restricted Stock granted under Cleco’s LTIP. Mr. Garrett and Mr. Walker have elected to defer receipt of these shares of Restricted Stock granted to them under the LTIP. Each share of phantom stock is the economic equivalent of one share of Cleco Common Stock.
(6)	Mr. Williamson is also a director of Cleco.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	85

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 30, 2014, each person known to Cleco to be the beneficial owner of more than 5% of the issued and outstanding shares of any class of Cleco’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. (“BlackRock”)(1) 40 East 52nd Street New York, NY 10022	7,691,871	12.70%
Common Stock	The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	3,551,790	5.87%
Common Stock	Systematic Financial Management, L.P.(3) 300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, NJ 07666	2,333,210	3.86%
(1)	Based solely on a Schedule 13G/A filed with the SEC on January 10, 2014. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). For purposes of the reporting requirements of the Securities Exchange Act of 1934, BlackRock Fund Advisors, a subsidiary of BlackRock, beneficially owns 5% or greater of the issued and outstanding shares of Cleco Common Stock.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2014.
(3)	Based solely on Schedule 13 G/A filed with the SEC on February 13, 2014.

86	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE SHAREHOLDERS

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE SHAREHOLDERS

If you have consented to the delivery of only one Notice, Annual Report or set of proxy materials, as applicable, to multiple Cleco shareholders who share your address, then only one Notice, Annual Report or set of proxy materials, as applicable, is being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the Notice, Annual Report or set of proxy materials, as applicable, to any shareholder at your address.

If you wish to receive a separate copy of the proxy materials, as applicable, you may call us at 1-800-253-2652 (Office of Shareholder Assistance) or write to us at Cleco Corporation, P.O. Box 5000, Pineville, Louisiana 71361-5000, Attn: Shareholder Assistance. Shareholders sharing an address who now receive multiple copies of the Notice, Annual Report or set of proxy materials, as applicable, may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Regardless of how you own your shares, if you received a single set of proxy materials as a result of householding, and one or more shareholders at your address would like to have separate copies of these materials with respect to special meeting or in the future, please contact Computer Share Trust Company, N.A. our transfer agent, using the following contact information:

Computer Share Trust Company, N.A.

250 Royall Street

Canton, MA 02021

(866)-612-5819

Computer Share Trust Company, N.A. will deliver the requested materials promptly to you. If you own your shares in street name, your notification should include the name of your brokerage firm or bank and your account number.

If you are a record holder of shares of Common Stock who is receiving multiple copies of our shareholder communications at your address and you would like to receive only one copy for your household, please contact will deliver the requested materials promptly to you. If you own your shares in. If you own your shares in street name, please contact the intermediary. To enable us to provide better shareholder service, we encourage shareholders to have all the shares they hold of record registered in the same name and under the same address.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	87

SUBMISSION OF SHAREHOLDER PROPOSALS

SUBMISSION OF SHAREHOLDER PROPOSALS

Depending on when the Effective Time occurs, we may elect to hold our 2015 annual meeting of shareholders. If we hold our 2015 annual meeting of shareholders, and you are a shareholder on the applicable record date, you will be entitled to attend and participate in this meeting. If we hold our 2015 annual meeting of shareholders, we will provide notice of or otherwise publicly disclose the date on which such meeting will be held, and shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the annual meeting in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

In order to be considered for inclusion in our proxy statement for the 2015 annual meeting of shareholders, we must have received your shareholder proposal on or before November 14, 2014. However, if the date of such annual meeting is changed by more than 30 days from the anniversary of the date of the 2014 annual meeting, then the deadline would be a reasonable time before we begin to print and send our proxy materials.

The Bylaws of Cleco also require advance notice of other proposals by shareholders to be presented at any meeting of Cleco shareholders. In the case of the 2015 annual meeting of shareholders, the required notice generally must be received by Cleco’s corporate secretary no later than December 24, 2014. The advance notice provisions of the Bylaws are the exclusive means for a shareholder to make director nominations or submit other business before a meeting of shareholders (other than matters properly brought under Rule 14a-8 of the SEC’s proxy rules, which contains its own procedural requirements) and to require that any shareholder submitting a proposal or a nomination of a person for election as a director to include certain additional information, as summarized below. Accordingly, in order for a matter to be properly presented at the special meeting, any notice of a proposal by a shareholder must set forth as to each such matter of business proposed:

•	a brief description of the matter and the reasons for conducting it at the special meeting;

•	the shareholder’s name and address;

•	the name of all other persons, if any, with whom the shareholder is acting in concert;

•	the class and number of Cleco shares beneficially owned by the shareholder;

•	the class and number of Cleco shares beneficially owned by all other persons, if any, with whom the shareholder is acting in concert;

•	any material interest of the shareholder’s or any person with whom the shareholder is acting in concert in the business proposed; and

•

as to the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made (each such shareholder or beneficial owner, which we refer to as a Proposing Person):

•	all ownership interests, including any derivatives, hedged positions and other economic and voting interests;

•	any proportionate interest in shares of Cleco Common Stock or derivative instruments held by a general or limited partnership in which such Proposing Person is a general partner or beneficially owns an interest in a general partner;

•	any pledge by or short interest of such Proposing Person of any shares of Cleco Common Stock;

•	any rights to dividends on shares of Cleco Common Stock owned beneficially by such Proposing Person that are separated or separable from the underlying shares;

•	any performance-related fees to which such Proposing Person is entitled based on any increase or decrease in the value of shares of Cleco Common Stock or derivative instruments;

•

a representation regarding whether such Proposing Person intends to solicit proxies with respect to the business desired to be brought before special meeting and whether such Proposing Person intends to appear in person or by proxy at the special meeting; and

•	any other information relating to such Proposing Person that would be required to be disclosed in solicitations of proxies for the proposal.

Proposals by Shareholders

If a shareholder desired to nominate a director or amend Cleco’s Amended and Restated Articles of Incorporation or Bylaws at the 2015 annual meeting, the Bylaws require that the shareholder had given written notice to Cleco’s corporate secretary no later than October 24, 2014. Any notice for nomination of a director must set forth, in addition to certain information regarding the business experience of and the shareholder’s relationship to his/her nominee:

•	the number of Cleco shares beneficially owned by the shareholder;

•	the names of all other persons, if any, with whom the shareholder is acting in concert;

•	the number of Cleco shares beneficially owned by each such person; and

•

a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among any Proposing Person and their respective affiliates, on the one hand, and each proposed nominee and his or her respective affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

Any notice for amendment of Cleco’s Amended and Restated Articles of Incorporation or Bylaws must be accompanied by:

•	the text of the shareholder’s proposed amendment;

•	evidence, reasonably satisfactory to Cleco’s corporate secretary, of the shareholder’s status as a shareholder and the number of Cleco shares beneficially owned by the shareholder;

88	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

SUBMISSION OF SHAREHOLDER PROPOSALS

•

a list of the names of all other persons, if any, with whom the shareholder is acting in concert, and the number of Cleco shares beneficially owned by them; an opinion of counsel, reasonably satisfactory to Cleco’s board of directors, to the effect that Cleco’s Amended and Restated Articles of Incorporation or Bylaws, would not conflict with Louisiana law; and

•	the additional information required by the Bylaws to be included in a notice by a shareholder of a proposal to be presented at any meeting of Cleco shareholders, as summarized above.

With respect to any notices for a proposal by shareholders to be presented at any meeting of Cleco shareholders, for nomination of a director or for amendment of Cleco’s Amended and Restated Articles of Incorporation or Bylaws, the Bylaws also provide that a Proposing Person must be a shareholder of record as of the time of giving the notice provided for in the Bylaws and at the time of the special meeting at which the nomination or proposal will be considered. The Proposing Person must update and supplement the required information as of the record date and within 10 business days prior to the date of the applicable meeting. The foregoing description of the information required in any such notice does not purport to be complete and is qualified in its entirety by reference to the Bylaws filed as Exhibit 3(b)(1) to the 2013 Form 10-K filed with the SEC on February 25, 2014.

The Bylaws, in which these procedures are set forth, are posted on Cleco’s web site at www.cleco.com; Investors—Organizational Documents. Shareholders also may obtain a copy of Cleco’s Bylaws upon written request to Corporate Secretary, Cleco, P.O. Box 5000, Pineville, Louisiana 71361-5000.

CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders	89

WHERE YOU CAN FIND MORE INFORMATION

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our Common Stock is listed on the NYSE under the ticker symbol “CNL.” You can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that we furnish, rather than file, in accordance with the rules of the SEC under the Exchange Act) after the date of this proxy statement and before the date of the special meeting.

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, filed with the SEC on April 28, 2014; June 30, 2014, filed with the SEC on July 30, 2014 and September 30, 2014, filed with the SEC on October 28, 2014;

•	our Current Reports on Form 8-K filed with the SEC on March 17, 2014; June 18, 2014; October 20, 2014 and October 24, 2014.

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Cleco, 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, Attention: Corporate Secretary. Our telephone number is (318) 484-7400.

Current filings are also available on our website at www.Cleco.com. Information contained on our website is specifically not incorporated by reference into this proxy statement, and any website references contained in this proxy statement are intended to be made only through inactive hyperlinks.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                    ], 201[5]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not and will not create any implication to the contrary.

90	CLECO CORPORATION - Proxy Statement for Special Meeting of Shareholders

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

COMO 1 L.P.,

COMO 3 INC.

AND

CLECO CORPORATION

Dated as of October 17, 2014

A-i

(continued)

A-ii

INDEX OF DEFINED TERMS

Location of Definition
2005 Act	Section 3.01(y)
Affected Employees	Section 5.04(a)
affiliate	Section 8.03(a)
Aggregate Merger Consideration	Section 8.03(b)
Agreement	Preamble
Articles of Merger	Section 1.03
Benefit Period	Section 5.04(a)
Book-Entry Share	Section 2.01(b)
Burdensome Effect	Section 5.03(b)
Business Day	Section 8.03(c)
capital stock	Section 8.03(d)
Certificates	Section 2.01(b)
CFIUS	Section 8.03(e)
CFIUS Clearance	Section 8.03(e)
Cleco Power	Section 3.01(y)(i)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(f)
Company	Preamble
Company Board	Recitals
Company Change of Recommendation	Section 4.02(d)
Company Common Stock	Section 3.01(b)(i)(A)
Company Disclosure Letter	Section 3.01
Company Employee Benefit Plan	Section 3.01(l)(ii)(B)
Company Employee Stock Plans	Section 2.03(a)
Company Financial Advisors	Section 3.01(s)
Company Financial Statements	Section 3.01(e)(iii)
Company Group	Section 7.04(b)
Company Indemnified Parties	Section 5.05(c)
Company Intellectual Property	Section 3.01(o)(ii)
Company Joint Venture	Section 8.03(f)
Company Material Business	Section 4.02(a)
Company Material Contract	Section 3.01(x)
Company Option	Section 3.01(b)(i)(B)
Company Recommendations	Section 4.02(d)
Company Required Statutory Approvals	Section 3.01(d)(ii)
Company Restricted Stock	Section 3.01(b)(i)(B)
Company Risk Management Guidelines	Section 3.01(w)
Company SEC Reports	Section 3.01(e)(i)
Company Shareholder Approval	Section 3.01(r)
Company Shareholders Meeting	Section 5.01(c)
Company Superior Proposal	Section 4.02(e)
Company Systems	Section 3.01(p)
Company Takeover Proposal	Section 4.02(a)
Company Takeover Transaction	Section 4.02(d)
Company Termination Fee	Section 7.03(a)
Company Voting Debt	Section 3.01(b)(iii)
Compliant	Section 8.03(g)
Confidentiality Agreement	Section 4.02(a)

A-iii

Location of Definition
Consents	Section 3.01(d)(ii)
Contract	Section 8.03(h)
control	Section 8.03(a)
Controlled Group	Section 3.01(l)(ii)(D)
Controlled Group Liability	Section 3.01(l)(ii)(A)
Debt Commitment Letter	Section 3.02(g)(i)
Debt Financing	Section 3.02(g)(i)
Debt Financing Commitments	Section 3.02(g)(i)
Debt Financing Sources	Section 3.02(g)(i)
Dissenting Shares	Section 2.04
DPA	Section 8.03(e)
Effective Time	Section 1.03
Engagement Letter	Section 3.02(g)(i)
Environmental Claim	Section 3.01(n)(viii)(A)
Environmental Laws	Section 3.01(n)(viii)(B)
Environmental Permits	Section 3.01(n)(ii)
Equity Financing	Section 3.02(g)(ii)
Equity Financing Commitment	Section 3.02(g)(ii)
ERISA	Section 3.01(l)(i)
ESPP	Section 2.03(a)
Exchange Act	Section 3.01(d)(ii)
Exchange Fund	Section 2.02(a)
Excluded Shares	Section 2.01(a)
FCC	Section 3.01(d)(ii)
FCC Pre-Approvals	Section 3.01(d)(ii)
FERC	Section 3.01(d)(ii)
Financing	Section 3.02(g)(ii)
Financing Commitments	Section 3.02(g)(ii)
Financing Sources	Section 7.04(b)
GAAP	Section 3.01(e)(iii)
Governmental Authority	Section 3.01(d)(i)
Guarantors	Section 3.02(l)
Hazardous Materials	Section 3.01(n)(viii)(C)
HSR Act	Section 3.01(d)(ii)
indebtedness	Section 8.03(i)
Intellectual Property	Section 3.01(o)(iv)
IRS	Section 3.01(l)(i)
Joint Venture	Section 8.03(j)
knowledge	Section 8.03(k)
laws	Section 3.01(d)(i)
LBCL	Section 1.01
Leased Real Property	Section 8.03(l)
Leases	Section 8.03(m)
Lien	Section 3.01(b)(ii)
Limited Guarantee	Section 3.02(l)
LPSC	Section 3.01(d)(ii)
Marketing Period	Section 8.03(n)
material adverse effect on the Company	Section 8.03(o)
Merger	Recitals
Merger Consideration	Section 2.01(b)
Merger Law	Section 6.01(b)

A-iv

Location of Definition
Merger Sub	Preamble
New Equity Financing Source	Section 4.04(a)(ii)
New Plans	Section 5.04(b)
NYSE	Section 3.01(d)(ii)
Offering Documents	Section 8.03(p)
Old Plans	Section 5.04(b)
Options	Section 3.01(b)(i)(B)
orders	Section 3.01(d)(i)
Owned Real Property	Section 8.03(q)
Parent	Preamble
Parent Expenses	Section 7.03(c)
Parent Group	Section 7.04(b)
Parent Liability Limitation	Section 7.04(c)
Parent Required Statutory Approvals	Section 3.02(c)(ii)
Parent Termination Fee	Section 7.04(a)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)
Permitted Encumbrances	Section 3.01(q)(vi)
person	Section 8.03(r)
Plan	Section 3.01(l)(ii)(C)
Power Act	Section 3.01(d)(ii)
Proxy Statement	Section 3.01(d)(ii)
Rate Cases	Section 3.01(h)
Real Property	Section 8.03(s)
Regulatory Commitments	Section 8.03(t)
Release	Section 3.01(n)(viii)(D)
Representative	Section 4.02(a)
Required Information	Section 8.03(u)
Required Regulatory Approvals	Section 6.01(c)
Restricted Stock Units	Section 2.03(b)
Retiree Welfare Plan	Section 3.01(l)(iv)
Scheduled IP	Section 3.01(o)(i)
SEC	Section 3.01(d)(ii)
Section 16	Section 5.10
Securities Act	Section 3.01(e)(i)
Shares	Section 2.01(a)
shares of capital stock	Section 8.03(d)
Single Employer Pension Plan	Section 3.01(l)(iv)
Solvent	Section 8.03(v)
SOX	Section 3.01(e)(i)
subsidiary	Section 8.03(w)
Surviving Corporation	Section 1.01
Takeover Agreement	Section 4.02(d)
Takeover Laws	Section 3.01(t)
Takeover Notice Period	Section 4.02(e)
Tax Return	Section 3.01(k)
Taxes	Section 3.01(k)
Termination Date	Section 7.01(c)
Transaction Litigation	Section 5.08
Treasury	Section 3.01(l)(viii)

A-v

AGREEMENT AND PLAN OF MERGER, dated as of October 17, 2014 (this “Agreement”), by and among Como 1 L.P., a Delaware limited partnership (“Parent”), Como 3 Inc., a Louisiana corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Cleco Corporation, a Louisiana corporation (the “Company”).

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company on the terms and conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company;

WHEREAS, the general partner of Parent and the Board of Directors of Merger Sub have, upon the terms and subject to the conditions set forth herein, adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company in accordance with the Louisiana Business Corporation Law (the “LBCL”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Louisiana and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the LBCL and shall become, as a result of the Merger, an indirect, wholly-owned subsidiary of Parent.

Section 1.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on the later of (a) the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time) and (b) the fifth (5th) Business Day after the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than five (5) Business Days’ prior notice to the Company, unless another time or date is agreed to by the parties hereto (such date, the “Closing Date”). The Closing shall be held at such location as is agreed to by the parties hereto.

Section 1.03 Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date, the parties thereto shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Louisiana in such form as required by, and executed in accordance with, the LBCL. The Merger shall become effective at such time as is specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall generally have the effects set forth in this Agreement and the applicable provisions of the LBCL.

Section 1.05 Articles of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law, in each case consistent with the obligations set forth in Section 5.05.

(b) At the Effective Time, the by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law, in each case consistent with the obligations set forth in Section 5.05.

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) The parties shall take, or cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of capital stock of the Company or Merger Sub:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (a “Share” and collectively, the “Shares”) that is (i) owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, or (ii) owned by the Company or any direct or indirect wholly-owned subsidiary of the Company (and in each case not held on behalf of third parties (but not including Shares held by any “rabbi trust” or other trust or similar arrangement in respect of any compensation plan or arrangement)) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Dissenting Share shall only represent the right to receive the payment to which reference is made in Section 2.04. Each Share referred to in clause (i) or (ii) of the second preceding sentence, and each Dissenting Share, is referred to herein as an “Excluded Share” and collectively, “Excluded Shares”).

(b) Conversion of Company Common Stock. Each Share (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $55.37 per Share in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) representing any Shares (other than Excluded Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration as contemplated by this Section 2.01(b) paid in consideration therefor upon the surrender of Certificates or receipt of an “agent’s message” in accordance with Section 2.02, without interest.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to or concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares (other than Excluded Shares), a cash amount in immediately available funds equal to the Aggregate Merger Consideration (the “Exchange Fund”). The Paying Agent agreement pursuant to which Parent shall engage the Paying Agent shall be in form and substance reasonably acceptable to the Company. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent; provided that such investments shall be in (i) obligations of or guaranteed by the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s, respectively, (iii) deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise), (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment or (v) a combination of the foregoing, in each case, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the level required to make prompt cash payment of the Aggregate Merger Consideration shall be promptly returned to the Surviving Corporation. Subject to the terms of this Agreement, the Paying Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to this Section 2.02, out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to promptly make such cash payments.

(b) Procedures for Surrender.

(i) Certificates. Promptly after the Effective Time (and in any event within five (5) Business Days), Parent shall cause the Paying Agent to mail to each holder of a Certificate whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares formerly represented by such Certificates, and the Certificates so surrendered shall forthwith be cancelled.

(ii) Book-Entry Shares. Any holder of Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each holder of record of one of more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt by the Paying Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Paying Agent may reasonably request) be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares formerly represented by such Book-Entry Shares. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) Transfer of Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment pays any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated by this Section 2.02, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the portion of the Aggregate Merger Consideration into which the Shares theretofore represented by such Certificate or such Book-Entry Share have been converted pursuant to Section 2.01(b). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be canceled and, subject to the procedures set forth in Section 2.02(b), exchanged as provided in this Article II, except as otherwise required by law.

(d) Termination of Exchange Fund; Abandoned Property. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent with respect to all of the funds made available to it) that remains undistributed to the holders of the Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as general creditor thereof (subject to abandoned property, escheat and other similar laws) for payment of their claim for Merger Consideration.

(e) No Liability. Notwithstanding anything to the contrary in Section 2.02(d), none of Parent, Merger Sub, the Surviving Corporation or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.02(g)) shall not have been surrendered prior to the date on which the Merger Consideration represented by such Certificate would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder of Shares, Company Restricted Stock and Restricted Stock Units immediately prior to the Effective Time such amounts as the Paying Agent may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of applicable federal, state, local or foreign Tax law. To the extent that amounts are so withheld by the Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be (i) remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the holders of Shares in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue, or pay or cause to be paid, in exchange for such lost, stolen or destroyed Certificate, an amount (after giving effect to any required Tax withholdings as provided in Section 2.02(f)) equal to (i) the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Merger Consideration.

(h) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 2.02(h) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.03 Treatment of Stock Plans. The Company will take all actions necessary to effect the following, including obtaining consent of applicable holders of relevant equity awards:

(a) Company Restricted Stock. Immediately prior to the Effective Time, each unvested Share of Company Restricted Stock granted pursuant to any equity incentive plan or arrangement of the Company, including the Cleco Corporation 2010 Long-Term Incentive Compensation Plan, as amended, and the Cleco Corporation Employee Stock Purchase Plan (the “ESPP”), as amended, and any other compensatory plan, program or arrangement under which Shares are reserved for issuance (collectively, the “Company Employee Stock Plans”) shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Shares of Company Restricted Stock shall lapse, and each Share of Company Restricted Stock shall be converted into the right to receive a payment in cash equal to the Merger Consideration, without interest (subject to any withholding in accordance with Section 2.02(f)); provided, however, that (i) in the case of any Company Restricted Stock subject to performance-based vesting conditions as of the Effective Time, the applicable performance criteria shall be deemed to have been satisfied based on target level of attainment without proration for the early termination (if any) of the applicable performance period, and (ii) in the case of any Company Restricted Stock granted after the date hereof, such grant shall vest in accordance with its terms.

(b) Treatment of Restricted Stock Units. Immediately prior to the Effective Time, each restricted stock unit, performance stock unit and dividend equivalent unit (collectively, “Restricted Stock Units”), granted pursuant to any Company Employee Stock Plan that is outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, vest in full, and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Stock Unit shall lapse, and each

Restricted Stock Unit shall be entitled to receive, in settlement therefor and full satisfaction thereof, a payment in cash (subject to any withholding in accordance with Section 2.02(f)) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Restricted Stock Unit. In the case of any Restricted Stock Units that constitute deferred compensation within the meaning of Section 409A of the Code, payment shall occur on the date that it would otherwise occur under the applicable plan or award agreement absent the application of this Section 2.03 to the extent necessary to avoid the imposition of any penalty or other Taxes under Section 409A of the Code. No interest shall be paid or accrued on any cash payable with respect to any Restricted Stock Unit.

(c) Treatment of ESPP. In accordance with the terms of the ESPP, the “Offering Period” under the ESPP shall terminate as of the date hereof and all outstanding options under the ESPP shall be immediately exercised as of the date hereof. The Company shall take such actions as necessary to provide that (i) no new “Offering Period” shall commence following the date hereof, and (ii) the ESPP shall terminate no later than as of the Effective Time, and to return all ESPP participants’ accumulated payroll deductions thereunder to the extent not used to exercise options, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

(d) Termination of Company Employee Stock Plans. After the Effective Time, all Company Employee Stock Plans shall be terminated and no further Shares of Company Restricted Stock, Restricted Stock Units or other rights with respect to Shares shall be granted hereunder.

Section 2.04 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the LBCL, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who filed written objections with the Company and voted against the Merger at the Company Shareholders Meeting and who shall have demanded properly in writing appraisal for such Shares in accordance with 12:131 of the LBCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall instead be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of 12:131 of the LBCL, except that all Dissenting Shares held by shareholders who shall have withdrawn or lost their rights to appraisal of such Shares under 12:131 of the LBCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares or transfer of Book-Entry Shares in the manner provided in Section 2.02. The Company shall give Parent and Merger Sub (a) prompt written notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the LBCL and received by the Company relating to the right to receive the appraised value of Dissenting Shares and (b) the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the LBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of any Shares or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company.

Except (i) as set forth in the letter dated the date of this Agreement and delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (it being understood that disclosure of any item in any section or subsection of such disclosure letter shall also be deemed to be disclosed with respect to any other section or subsection to which the relevance of such item is readily apparent from the face of such disclosure) (the “Company Disclosure Letter”) or (ii) to the extent the qualifying nature of such disclosure is readily apparent therefrom, as set forth in the Company SEC Reports publicly filed with the SEC on or after January 1, 2013 and at least two (2) calendar days prior to the date hereof (but excluding any forward-looking statements, risk factors and other similar statements that are predictive, forward-looking or primarily cautionary in nature, and provided that no such disclosure shall be deemed to modify or qualify the representations and warranties set forth in Section 3.01(a) (Organization and Qualification), Section 3.01(b) (Capital Stock), Section 3.01(c) (Authority), Section 3.01(d) (No Conflicts; Approvals and Consents) or Section 3.01(t) (Takeover Laws Inapplicable)), the Company represents and warrants to Parent as follows:

(a) Organization and Qualification.

(i) Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has full power and authority to conduct its business as presently conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and could not be reasonably expected to have a material adverse effect on the Company. Each of the Company and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Company. Section 3.01(a) of the Company Disclosure Letter sets forth as of the date of this Agreement the name and jurisdiction of organization of each subsidiary of the Company. No subsidiary of the Company owns any stock in the Company. The Company has disclosed or delivered to Parent prior to the date of this Agreement a true and complete copy of the Company’s and its subsidiaries’ articles of incorporation and by-laws or comparable organizational and governing documents, each as amended through the date hereof, and each as so disclosed or delivered is in full force and effect on the date of this Agreement.

(ii) Section 3.01(a) of the Company Disclosure Letter sets forth a list of all the Company Joint Ventures, including (A) the name of each such entity and (B) a brief description of the principal line or lines of business conducted by each such entity.

(iii) Except for interests in the subsidiaries of the Company and the Company Joint Ventures, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

(b) Capital Stock.

(i) The authorized capital stock of the Company consists of:

(A) 100,000,000 shares of common stock, par value $1.00 per share (the “Company Common Stock”), of which 60,775,294 shares were outstanding as of the close of business on September 30, 2014 (which number (1) includes 397,628 Shares subject to outstanding awards of Company Restricted Stock, (2) does not include 100,267 Shares subject to awards of Restricted Stock Units held by certain members of the Company Board pursuant to the Company’s deferred compensation plan, and (3) does not include 673,620 Shares held in the treasury of the Company); and

(B) 1,491,900 shares of preferred stock of the par value of $100 per share and 3,000,000 shares of preferred stock of the par value of $25 per share, in each case, none of which are outstanding as of the date of this Agreement.

As of the close of business on September 30, 2014, 673,620 Shares were held in the treasury of the Company, no Shares were subject to outstanding stock options granted under Company Employee Stock Plans or otherwise, 397,628 Shares were subject to outstanding awards of restricted stock of Company Common Stock (“Company Restricted Stock”), 100,267 Shares were subject to awards of Restricted Stock Units held by certain members of the Company Board pursuant to the Company’s deferred compensation plan, no Shares were subject to other equity based awards and 1,714,359 additional Shares were reserved for issuance pursuant to the Company Employee Stock Plans. As of September 30, 2014, $889,097 of dividends or dividend equivalents were payable with respect to outstanding Company Restricted Stock. Section 3.01(b)(i) of the Company Disclosure letter sets forth a schedule of Company Restricted Stock and Restricted Stock Units awards outstanding as of the date hereof and the grant date and holder of each such award. As of the date hereof, no ESPP options are outstanding. Since September 30, 2014, no Shares have been issued. All of the issued and outstanding Shares are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement there are no outstanding subscriptions, subscriptions rights, options, warrants, rights (including stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”, and each such Option granted pursuant to any Company Employee Stock Plans, a “Company Option”), obligating the Company or any of its subsidiaries to (A) issue or sell any shares of capital stock of the Company, (B) grant, extend or enter into any Option with respect thereto, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any of their respective subsidiaries.

(ii) All of the outstanding shares of capital stock of each subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a subsidiary of the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities, charges, rights of first refusal, transfer restrictions (other than federal and state securities laws restrictions) or voting restrictions of any kind (each a “Lien”). All of the equity in each Company Joint Venture that is held by the Company or any subsidiary of the Company is duly authorized and validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or such subsidiary of the Company, free and clear of Liens. There are no (A) outstanding Options obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of any subsidiary of the Company or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its subsidiaries is a party in favor of any person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of the Company, any subsidiary of the Company or the Company Joint Ventures.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, “Company Voting Debt”) on any matters on which the Company shareholders may vote are issued or outstanding nor are there any outstanding Options obligating the Company or any of its subsidiaries to issue or sell any Company Voting Debt or to grant, extend or enter into any Option with respect thereto.

(iv) No Shares, Company Options, Company Restricted Stock, Restricted Stock Units or other equity-based awards (A) have been issued or granted since September 30, 2014, except as permitted by this Agreement, or (B) have been issued or granted in contemplation of the Merger or the transactions contemplated in this Agreement. All grants of Company Options, Company Restricted Stock, Restricted Stock Units and other equity-based awards were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable laws and recorded on the consolidated financial statements of the Company in accordance with GAAP.

(c) Authority.

(i) The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject only to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly adopted and unanimously approved by the Company Board and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, other than obtaining the Company Shareholder Approval. The Agreement, the Merger and the transactions contemplated hereby have been duly and validly approved by at least eighty percent (80%) of the directors of the Company Board elected pursuant to a solicitation of proxies by the Company Board at an annual meeting of shareholders at least ninety (90) days before the date of this Agreement and who have served continuously since such election, or directors elected by continuing directors to fill a vacancy. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles.

(ii) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (A) adopting, approving and declaring advisable this Agreement and the other transactions contemplated hereby, including the Merger, (B) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, and (C) recommending that the holders of the Company Common Stock of the Company approve this Agreement, which resolutions, subject to Section 4.02, have not been subsequently withdrawn or modified in any manner adverse to Parent.

(d) No Conflicts; Approvals and Consents.

(i) Except as disclosed in Section 3.01(d)(i) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its subsidiaries or any of the Company Joint Ventures under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of the Company or any of its subsidiaries or any of the Company Joint Ventures, or (B) subject to the obtaining of the Company Shareholder Approval and the taking of the actions described in paragraph (ii) of this Section 3.01(d), including the Company Required Statutory Approvals, (x) any statute, law, rule, regulation or ordinance (together, “laws”), or any judgment, order, writ, injunction or decree (together, “orders”), of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational (each, a “Governmental Authority”) applicable to the Company or any of its subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, credit agreement, indenture, license, franchise, permit, concession, contract, lease, deed of trust, partnership agreement, joint venture agreement, obligation or other instrument to which the Company or any of its subsidiaries or any of the Company Joint Ventures is a party or by which the Company or any of its subsidiaries or any of the Company Joint Ventures or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Company.

(ii) Except for (A) compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement relating to the approval of this Agreement by the Company’s shareholders (as amended and supplemented from time to time, the “Proxy Statement”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and (2) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required under the rules and regulations of the New York Stock Exchange (the “NYSE”); (D) authorization of the Federal Energy Regulatory Commission (“FERC”) under the Federal Power Act, as amended (the “Power Act”); (E) compliance with and such filings as may be required by the Louisiana Public Service Commission (the “LPSC”); (F) compliance with and such filings as may be required by the LBCL and (G) required pre-approvals (the “FCC Pre-Approvals”) of license transfers with the Federal Communications Commission (the “FCC”) (the items set forth above in clauses (A), (D), (E) and (G), collectively, the “Company Required Statutory Approvals”), no consent, approval, license, permit, order or authorization (“Consents”) or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made by the Company, its subsidiaries or the Company Joint Ventures in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company.

(e) SEC Reports, Financial Statements.

(i) Except as disclosed in Section 3.01(e)(i) of the Company Disclosure Letter, the Company and its subsidiaries (including, for the avoidance of doubt, Cleco Power) have timely filed or furnished each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company or any of its subsidiaries pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) or the Exchange Act with the SEC since January 1, 2011 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Company SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2011, neither the Company nor any of its subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Company SEC Report, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iv) The Company maintains internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Company Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to Parent prior to the date of this Agreement.

(f) Absence of Certain Changes or Events. Since December 31, 2013, through the date hereof, (i) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the Company, and (iii) there has not been any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 4.01(c), (e), (f), (g), (h), (i), or (k).

(g) Absence of Undisclosed Liabilities. Except for (i) matters reflected, provided or reserved against in the audited consolidated balance sheet (or notes thereto) as of December 31, 2013 included in the Company Financial Statements, (ii) liabilities or obligations that were incurred in the ordinary course of business consistent with past practice since December 31, 2013, (iii) liabilities or obligations that are incurred in connection with the Merger or the transactions contemplated by this Agreement or (iv) liabilities or obligations that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Company, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto). Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries, in the Company Financial Statements or the Company SEC Reports.

(h) Legal Proceedings. (i) There are no claims, actions, suits, grievances, charges, hearings, arbitrations, investigations or other proceedings or investigations, inquiries, audits or reviews of any Governmental Authority or arbitrator pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, any of its subsidiaries or any of the Company Joint Ventures or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the Company, and (ii) neither the Company nor any of its subsidiaries nor any of the Company Joint Ventures or any of their respective assets is a party to or subject to any order, judgment, decree, settlement, award, injunction or rule of any Governmental Authority applicable to the Company or any of its subsidiaries or the Company Joint Ventures that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Company. Other than the rate cases existing on the date of this Agreement and listed on Section 3.01(h) of the Company Disclosure Letter (the “Rate Cases”), neither the Company nor any of its subsidiaries has rates that have been or are being collected subject to refund, pending final resolution of any proceedings pending before a Governmental Authority or on appeal to the courts.

(i) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

(j) Permits; Compliance with Laws and Orders.

(i) The Company, its subsidiaries and the Company Joint Ventures hold all material permits, licenses, certificates, notices, authorizations, approvals and similar Consents of all Governmental Authorities (“Permits”) necessary to own, lease and operate their respective assets and for the conduct of their respective businesses and no such Permit is the subject of any suit or proceeding seeking the revocation, suspension, non-renewal or material impairment of such Permit. The Company, its subsidiaries and the Company Joint Ventures are in compliance in all material respects with the terms of such Permits and neither the Company, nor its subsidiaries nor the Company Joint Ventures has received any written claim or notice that it is not in compliance in all material respects with the terms of any such Permits.

(ii) Except as has not had, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company: (A) the Company, its subsidiaries and the Company Joint Ventures are not, and since January 1, 2011 have not been, in violation of or default under any material law or order of any Governmental Authority, and neither the Company nor its subsidiaries nor the Company Joint Ventures has been given written notice of, or been charged with, any material violation of any material law or order of any Governmental Authority and (B) the Company is, and since January 1, 2011 has been, in compliance in all material respects with (1) SOX and (2) the applicable listing standards and corporate governance rules and regulations of the NYSE.

(iii) Except as has not had, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, each of the Company and its subsidiaries, and each Company Joint Venture, is, and since January 1, 2011 has been, in compliance with (A) all applicable material data protection, privacy and other applicable laws governing the collection or use (including the storage, display, transfer and other disposition) of any personal information and (B) any material privacy policies or related policies, programs or other notices that concern the Company’s or any of its subsidiaries’ or any of the Company Joint Ventures’ collection or use of any personal information of any person. Since January 1, 2011, there have not been any incidents of material data security breaches or complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority) regarding the unauthorized or illegal collection or use (including the storage, display, transfer and other disposition) of personal information of any person by the Company or any of its subsidiaries or any material violation of applicable law, and no such claim is pending or, to the knowledge of the Company, threatened, that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Company.

(k) Taxes. Except as has not had, and could not reasonably be expected to have, a material adverse effect on the Company:

(i) Each of the Company, its subsidiaries and the Company Joint Ventures has timely filed, or has caused to be timely filed on its behalf, all income and other Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes, whether or not shown to be due and owing on such Tax Returns, have been timely paid. The Company and each of its subsidiaries has properly paid, collected and remitted all amounts required to have been paid, collected or withheld with respect to Taxes, including, for the avoidance of doubt, any Taxes arising from sales to its customers or otherwise related to the provision of utilities in the jurisdictions in which the Company, its subsidiaries and the Company Joint Ventures operate.

(ii) The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements.

(iii) Except as disclosed in Section 3.01(k)(iii) of the Company Disclosure Letter, there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any income and other Taxes or income and other Tax Return of the Company, its subsidiaries and the Company Joint Ventures, and, to the knowledge of the Company, neither the Company nor its subsidiaries nor the Company Joint Ventures has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company, its subsidiaries and the Company Joint Ventures, as applicable, does not file a Tax Return that the Company or such subsidiary is or may be subject to taxation by that jurisdiction. No deficiency with respect to any income or other Taxes has been proposed, asserted or assessed against the Company, its subsidiaries and the Company Joint Ventures, and no requests for waivers of the time to assess any income or other Taxes are pending.

(iv) Except as disclosed in Section 3.01(k)(iv) of the Company Disclosure Letter, there are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any income Taxes or deficiencies against the Company or any of its subsidiaries, and no power of attorney granted by either the Company or any of its subsidiaries with respect to any income Taxes is currently in force.

(v) Neither the Company nor its subsidiaries nor the Company Joint Ventures is a party to any agreement providing for the allocation or sharing of income Taxes imposed on or with respect to any individual or other person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among the Company, its subsidiaries and the Company Joint Ventures), and neither the Company nor its subsidiaries nor the Company Joint Ventures (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated Tax Return (other than the group the common parent of which is the Company, its subsidiaries and the Company Joint Ventures) or (B) has any liability for the Taxes of any person (other than the Company, its subsidiaries and the Company Joint Ventures) (I) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor by contract, pursuant to any law, rule or regulation, or otherwise.

(vi) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company, its subsidiaries or the Company Joint Ventures.

(vii) Since the date that is two (2) years prior to the date hereof, neither the Company nor any of its subsidiaries nor the Company Joint Ventures has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(viii) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(ix) Except as set forth on the face of the Company Financial Statements publicly filed with the SEC prior to the date hereof, neither the Company nor any of its subsidiaries nor the Company Joint Ventures will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (v) election by the Company or any subsidiary thereof under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(x) Neither the Company nor any of its subsidiaries nor the Company Joint Ventures has requested any extension of time for filing any Tax Return that has not been filed, or consented to extend the period in which any Tax may be assessed or collected by any Tax authority.

(xi) There is no request for a private letter ruling or similar formal tax guidance pending with respect to the Company, any of its subsidiaries or the Company Joint Ventures in respect of Taxes in any jurisdiction, nor has the Company nor any of its subsidiaries nor the Company Joint Ventures ever received such a private letter ruling or similar formal tax guidance.

For purposes of this Agreement:

“Taxes” means any and all federal, state, local, foreign taxes or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Tax Return” means any return, report or similar statement (including the schedules attached thereto) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

(l) Employee Benefit Plans; ERISA.

(i) Each material Company Employee Benefit Plan is listed on Section 3.01(l)(i) of the Company Disclosure Letter. All the Company Employee Benefit Plans have been established, maintained, funded and administered in all material respects in compliance with their terms and all applicable requirements of law, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), and the Code. There does not now exist, nor do any circumstances exist that could result in, any material Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing. The only employment agreements, severance agreements or severance policies applicable to the Company or any of its subsidiaries are the agreements and policies disclosed in Section 3.01(l)(i) of the

Company Disclosure Letter. With respect to each applicable Company Employee Benefit Plan, the Company has provided to Parent correct and complete copies, including amendments, of the following (to the extent applicable): (A) the current and most recent Company Employee Benefit Plan document (including any related trust agreements), (B) the current and most recent summary plan descriptions or similar descriptions of Company Employee Benefit Plans not subject to ERISA, (C) the most recently filed Form 5500 and schedules thereto, (D) the most recent determination letters of the United States Internal Revenue Service (the “IRS”), and (E) the most recent allocation or actuarial reports.

(ii) As used herein:

(A) “Controlled Group Liability” means any and all liabilities and obligations (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code;

(B) “Company Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its subsidiaries for the benefit of the current or former employees or directors of the Company or any of its subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement, or with respect to which the Company or any of its subsidiaries has or could reasonably be expected to have any present or future actual or contingent liabilities;

(C) “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, retention, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA; and

(D) “Controlled Group” means any person that, at any relevant time, could be treated as a single employer with the Company or any of its subsidiaries pursuant to 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(iii) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, that has had or could reasonably be expected to result in material liability to the Company. Each Company Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that such Company Employee Benefit Plan is so qualified, and, to the knowledge of the Company, nothing has occurred since the date of such determination that could adversely affect the qualification of such Company Employee Benefit Plan.

(iv) Except as set forth on Section 3.01(l)(iv) of the Company Disclosure Letter, neither the Company nor any member of the Controlled Group maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (A) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA (“Single Employer Pension Plan”), (B) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (C) any employee benefit plan, program or arrangement that provides for post-employment or retiree medical or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code for which the covered individual pays the full cost of coverage) (“Retiree Welfare Plan”). Except as set forth under an executive employment agreement made available to Parent, each Retiree Welfare Plan, including Company cost sharing or funding provisions, can be amended, modified, or terminated by the Company at any time without the consent of any participant in such Retiree Welfare Plan.

(v) With respect to the Single Employer Pension Plan: (A) the Company has complied with the minimum funding requirements of Sections 412 of the Code and 302 of ERISA, and there have been no applications for variance from minimum funding standards (as described in Section 412(c) of the Code or Section 302(c) of ERISA) or optional elections for funding relief under the Pension Relief Act of 2010 (PRA 10), (B) there have been no violations of the applicable benefits restrictions under Section 436 of the Code, (C) no lien on the assets of the Company or any Controlled Group member has arisen under ERISA or the Code, nor does the Company expect such lien to arise, (D) no event described in Section 4043, 4062(e) or 4069 of ERISA has occurred or is reasonably expected to occur, and (E) all premiums described in Section 4006 of ERISA payable to the Pension Benefit Guaranty Corporation under Section 4007 of ERISA have been timely paid.

(vi) Except as could not reasonably be expected to result in material liability to the Company or any of its subsidiaries: (A) none of the Company, a Controlled Group member, or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other “party in interest” or “disqualified person” (as such terms are defined in ERISA and the Code) with respect to a Company Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; (B) there has not been a breach of fiduciary duty (as determined under ERISA) by any of the Company, a Controlled Group member or any current or former employee, director or officer of any of them, nor, to the knowledge of the Company, any other person with respect to any Company Employee Benefit Plan; and (C) no action, investigation, audit, suit, proceeding, hearing or claim with respect to any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

(vii) Section 3.01(l)(vii) of the Company Disclosure Letter identifies each Company Employee Benefit Plan that provides, upon the occurrence of a change in the ownership or effective control of the Company or its subsidiaries or a change in the ownership of all or a substantial portion of the assets of the Company or its subsidiaries, either alone or upon the occurrence of any additional or subsequent events and whether or not applicable to the transactions contemplated by this Agreement, for (A) an acceleration of the time of funding, payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former employee, director or officer of the Company or its subsidiaries, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such employee, director or officer or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

(viii) Each Company Employee Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) materially complies and, at all times after December 31, 2011 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (B) between January 1, 2009 and December 31, 2011 was operated in material reasonable, good faith compliance with Section 409A of the Code, as determined under applicable guidance of the United States Department of the Treasury (the “Treasury”) and the IRS.

(ix) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any individual would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(x) Neither the Company nor its subsidiaries has incurred nor does any of them reasonably expect to incur any liability arising in connection with the termination of, or a complete or partial withdrawal from, any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(xi) Any individual who performs services for the Company or any of its subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its subsidiaries is not an employee under applicable law or for any purpose including, without limitation, for Tax withholding purposes or Company Employee Benefit Plan participation purposes. The Company and its subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its subsidiaries in any capacity being improperly excluded from participating in a Company Employee Benefit Plan.

(m) Labor Matters. Neither the Company nor any of its subsidiaries is a party to, or bound by any collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of the Company, there are no activities or proceedings (other than infrequent, isolated activities involving a small number of employees) by any union or labor organization to organize any employees of the Company, and no such activities or proceedings have occurred within the past five (5) years. Since December 31, 2010, there has been no work stoppage, strike, slowdown, lockout or any other material labor dispute by or affecting employees of the Company or any of its subsidiaries and, to the knowledge of the Company, no such action has been threatened. Since January 1, 2010, neither the Company nor any of its subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law.

(n) Environmental Matters. Except as set forth on Section 3.01(n) of the Company Disclosure Letter:

(i) Each of the Company, its subsidiaries and the Company Joint Ventures since January 1, 2009 has been and is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company.

(ii) Each of the Company, its subsidiaries and the Company Joint Ventures has obtained all Permits required under Environmental Laws (collectively, the “Environmental Permits”), including all Environmental Permits necessary for the construction of their leased, operated, managed or owned facilities or properties and the conduct of their operations as of or prior to the date of this Agreement, as applicable, and all such Environmental Permits are validly issued, in full force and effect, and final. No formal, written Environmental Claims, actions or proceedings have been brought and are pending to challenge, modify, revoke or terminate any such Environmental Permits, and the Company, its subsidiaries and the Company Joint Ventures are and since January 1, 2009 have been in material compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, the failure of such Permits to be in good standing or, where applicable, the failure of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on the Company. With respect to such Environmental Permits:

(A) the Company has not received written notification from any Governmental Authority or any third party that any construction or modification of the Company’s, its subsidiaries’ or the Company Joint Ventures’ currently leased, operated, managed or owned facilities prior to the Closing Date has triggered, or will trigger, the requirement to amend or modify any such Environmental Permit; and

(B) the Company or its respective subsidiary or the respective Company Joint Venture can maintain present operations of its facilities in material compliance with all Environmental Laws without any modification (other than a minor modification) of the Environmental Permits or need to obtain any additional Environmental Permits.

(iii) Except as set forth on Section 3.01(n)(iii) of the Company Disclosure Letter, there is no Environmental Claim pending or, to the knowledge of the Company, threatened:

(A) against the Company or any of its subsidiaries or any of the Company Joint Ventures;

(B) against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any of its subsidiaries or any of the Company Joint Ventures; or

(C) against any real or personal property or operations that the Company or any of its subsidiaries or any of the Company Joint Ventures owns, leases or manages, in whole or in part, or formerly owned, leased or managed, in whole or in part, except in the case of clause (A), (B) or (C) for such Environmental Claims that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a material adverse effect on the Company.

(iv) There have not been any Releases of or exposure of any person to any Hazardous Material that has or would reasonably be expected to give rise to any Environmental Claim against or liability of the Company or any of its subsidiaries or any of the Company Joint Ventures, except in each case for such Releases or exposure that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a material adverse effect on the Company.

(v) The Company, its subsidiaries and the Company Joint Ventures have not received any written notice or other information regarding any actual or alleged material violation of or material liability relating to any of them, their business or their facilities arising under any Environmental Laws (including any notice of any denial or potential denial by the LPSC of any rate reimbursement for material environmental costs).

(vi) There is no site, property or facility at or to which the Company or any of its subsidiaries, or any of the Company Joint Ventures or any of their respective predecessors, has transported or arranged for the transport, treatment, storage, handling or disposal of Hazardous Materials, which has resulted in or would reasonably be expected to result in a material adverse effect on the Company.

(vii) The Company and its subsidiaries have made available to Parent copies of all non-privileged environmental site assessment reports, Environmental Permits, environmental investigations, studies, audits, tests, reviews and other analyses in their possession that relate to the past or current operations, properties or facilities of the Company or its subsidiaries or any of the Company Joint Ventures or any of their respective predecessors.

(viii) Section 3.01(n)(viii) of the Company Disclosure Letter sets forth all emission reduction credits and emissions allowances that have been allocated to the Company, its subsidiaries, and the Company Joint Ventures as of the date of this Agreement. The Company, its subsidiaries and the Company Joint Ventures do not require emission reduction credits, and hold sufficient emission allowances for the ownership and operation of their properties.

As used in this Section 3.01(n):

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation by any person (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit, or relating to Hazardous Materials or Releases;

(B) “Environmental Laws” means all domestic or foreign federal, state and local laws, principles of common law, statutes, regulations, ordinances and similar provisions having the force or effect of law, and orders and determinations, relating to pollution, the environment (including natural resources, indoor and ambient air, surface water, groundwater, land surface or subsurface strata), protection of human health and safety as it relates to the environment, including any relating to the presence or Release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials;

(C) “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls and (b) any chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and

(D) “Release” means any spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(o) Intellectual Property.

(i) Section 3.01(o)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the following that are owned by the Company or any of its subsidiaries: (i) applied for, patented or registered material Intellectual Property (including Internet domain names) (“Scheduled IP”) and (ii) material proprietary software (and specifies for each of the foregoing, the owner and other relevant information). All Scheduled IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(ii) The Company and its subsidiaries solely own all right, title and interest in and to, or have the right to use pursuant to a valid written license, all material Intellectual Property used or held for use in, or that is necessary for, the operation of the Company’s or any of its subsidiaries’ business as currently conducted (including all Scheduled IP), free and clear of all Liens (collectively, the “Company Intellectual Property”). Each of the Company and its subsidiaries has taken all actions reasonably necessary, and those common in the industry, to maintain, protect and enforce the Company Intellectual Property, including the confidentiality and value of its trade secrets and other confidential information, and, as applicable, requiring assignments of ownership of any software and other Intellectual Property developed for it by any other person.

(iii) Except as set forth on Section 3.01(o)(iii) of the Company Disclosure Letter, (A) no material claims are pending and none have been asserted during the past six (6) years against the Company or any of its subsidiaries, and to the knowledge of the Company, none have been threatened, by any person that (1) allege that the Company or any of its subsidiaries or the conduct of its or their business has infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any person, or (2) contest the use, ownership, validity, enforceability or registrability of any Company Intellectual Property; (B) to the knowledge of the Company, neither the Company nor any of its subsidiaries, nor the conduct of the business of the Company or any of its subsidiaries, has infringed, misappropriated or otherwise violated any Intellectual Property or other rights of any person, and (C) to the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Company Intellectual Property in any material respect, in each of clause (A), (B) and (C), except as that, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on the Company.

(iv) As used herein, “Intellectual Property” means all intellectual property and all corresponding rights throughout the world, including (A) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and all other indicia of origin, together with all applications, registrations and renewals and goodwill associated with any of the foregoing; (B) all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations in connection therewith; (C) works of authorship (whether or not copyrightable), copyrights and all applications, registrations and renewals associated therewith and all data, databases and database rights; (D) trade secrets, know-how and proprietary and other confidential information, including inventions (whether or not patentable), improvements, technologies, processes, methods, protocols, specifications, plans, techniques, technical data, customer and supplier lists, pricing and cost information and business and marketing plans, reports and proposals; (E) software (including source code, executable code, systems, tools, data, databases, firmware and related documentation) and (F) copies and tangible embodiments or descriptions of any of the foregoing.

(p) Company Systems. The computer systems, including the software, firmware, hardware, networks, interfaces, applications, platforms and related systems owned or leased by or licensed to the Company or any of the subsidiaries (collectively, the “Company Systems”) in the conduct of its business are sufficient for the immediate, and the currently anticipated, needs of the Company and its subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. In the last eighteen (18) months, there have been no material failures, breakdowns, continued substandard performance or other adverse events materially affecting any Company Systems that have caused or could reasonably be expected to result in any substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company or any of its subsidiaries. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith in all material respects and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(q) Real Property.

(i) Section 3.01(q)(i) of the Company Disclosure Letter sets forth a description of each Owned Real Property. The Company or its respective subsidiary holds good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances.

(ii) Section 3.01(q)(ii) of the Company Disclosure Letter sets forth the address of each Leased Real Property. The Company has delivered to Parent a true and complete copy of each Lease relating to such Leased Real Property.

(iii) The Owned Real Property identified in Section 3.01(q)(i) of the Company Disclosure Letter and the Leased Real Property identified in Section 3.01(q)(ii) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its subsidiaries.

(iv) There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any material Real Property or any material portion thereof or material interest therein.

(v) The Company and its subsidiaries have all easements, licenses, crossing agreements or other agreements with respect to any gas, electric, or water supply rights or other utility or access rights which are material to the conduct of the business of the Company and its subsidiaries. All such easements, licenses, and other agreements are (A) free and clear of all Liens except for Permitted Encumbrances and (B) in full force and effect. The Company or a subsidiary holds a valid and existing, legally binding, and enforceable interest under such easement, license or other agreement. Neither the Company nor any subsidiary has received any written notice of any material default which remains uncured under any such easement, license or other agreement.

(vi) For purposes of this Section 3.01(q), “Permitted Encumbrances” shall mean (1) zoning restrictions, easements, rights-of-way, other encumbrances on title or other restrictions on the use of real property which, to the knowledge of the Company, are not violated by the current use or occupancy of such location and which do not materially interfere with the use of such real property or the Company’s or its subsidiaries’

operation of their respective businesses as currently operated at such location, (2) Liens under workmen’s compensation, unemployment insurance or similar laws, or security for contested Taxes or other governmental charges, in each case incurred or made in the ordinary course of business consistent with past practice and for which appropriate reserves have been established in accordance with GAAP, (3) Liens imposed by law, including carriers’, warehousemen’s, landlords’ and mechanics’ or other similar Liens, in each case incurred in the ordinary course of business consistent with past practice relating to obligations not yet due or the validity or amount of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (4) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or the validity or amount of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (5) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (6) licenses granted to third parties in the ordinary course of business by the Company or its subsidiaries, (7) Liens set forth on Section 3.01(q)(i) of the Company Disclosure Letter and (8) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

(r) Vote Required. The affirmative vote of the holders of record of a majority of votes entitled to be cast at the Company Shareholders Meeting, with respect to the approval of this Agreement (the “Company Shareholder Approval”), is the only vote of the holders of any class or series of the capital stock of the Company or its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby; provided, that if the Company Shareholders Meeting occurs on, or the record date for the Company Shareholders Meeting is set for, a date prior to January 1, 2015, the affirmative vote of the holders of record of at least two-thirds of the voting power of the Company Common Stock present at the Company Shareholders Meeting, with respect to the approval of this Agreement, shall be the only vote of the holders of any class or series of the capital stock of the Company or its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

(s) Opinions of Financial Advisors. The Company Board has received the opinion, dated as of the date of this Agreement, of each of Goldman, Sachs & Co. and Tudor, Pickering, Holt & Co. (the “Company Financial Advisors”) that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

(t) Takeover Laws Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including Sections 12:132 through 12:140.2 of the LBCL (the “Takeover Laws”). The Company does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement.

(u) Joint Venture Representations. Each representation or warranty made by the Company in this Section 3.01 relating to a Company Joint Venture that is neither operated nor managed solely by the Company or a Company subsidiary shall be deemed made only to the knowledge of the Company.

(v) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Company, since January 1, 2012, each of the Company and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by the Company and its subsidiaries during such time period. All of the material insurance policies of the Company are in full force and effect. Neither the Company nor any of its subsidiaries has received any notice of any pending or threatened cancellation, termination or premium increase with respect to any insurance policy maintained by the Company or any of its subsidiaries, except with respect to any cancellation, termination or premium increase that, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on the Company.

(w) Energy Price Risk Management. The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Risk Management Committee of the Company (the “Company Risk Management Guidelines”) and monitors compliance by the Company and its subsidiaries with such energy price risk parameters. The Company has provided the Company Risk Management Guidelines to Parent prior to the date of this Agreement. Except for exceptions approved in accordance with the Company Risk Management Guidelines or otherwise handled in all material respects according to the Company Risk Management Guidelines as in effect at the time at which such exceptions were handled, the Company and its subsidiaries are, and since January 1, 2011 have been, operating in compliance with the Company Risk Management Guidelines.

(x) Company Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, none of the Company, any of its subsidiaries or the Company Joint Ventures is a party to or bound by any Contract (each Contract described in clauses (A) through (C) below, whether or not set forth in Section 3.01(x) of the Company Disclosure Letter, a “Company Material Contract”):

(A) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B) that (1) purports to limit in any material respect (w) the type of business in which the Company, its subsidiaries or the Company Joint Ventures (or, after the Effective Time, Parent or its subsidiaries) or any of their respective affiliates may engage, (x) the persons with whom they may engage in or do business with (including by granting a right of exclusivity to any person), (y) the terms on which they may engage in business or (z) the manner or geographic area in which any of them may so engage in any business, (2) would require the disposition of any material assets or line of business of the Company, its subsidiaries or the Company Joint Ventures (or, after the Effective Time, Parent or its subsidiaries) or any of their respective affiliates as a result of the consummation of the transactions contemplated by this Agreement, (3) is a material Contract that grants “most favored nation” status that, following the Effective Time, would reasonably be expected to impose obligations upon Parent or its subsidiaries, including the Company and its subsidiaries, or (4) contains a change of control provision, termination right or material fee, or any other restriction or other material penalty that would be triggered by a change of ownership of the Company, its subsidiaries or the Company Joint Ventures; or

(C) that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $30,000,000 (I) evidencing indebtedness for borrowed money of the Company or any of its subsidiaries to any third party, (II) guaranteeing any such indebtedness of a third party, (III) containing a covenant restricting the payment of dividends or distributions in respect of the capital stock of the Company, any of its subsidiaries or the Company Joint Ventures, prohibiting the pledging of capital stock of the Company, any of its subsidiaries or the Company Joint Ventures, or prohibiting the issuance of guarantees by any subsidiary of the Company or (IV) obligating the Company or its subsidiaries to make any capital commitment or capital expenditure, or (2) has the economic effect of any of the items set forth in subclause (1) above;

(ii) Except as disclosed in Section 3.01(x)(ii)(A) of the Company Disclosure Letter, (A) none of the Company, any subsidiary of the Company or any Company Joint Venture is in breach of or default under the terms of any Company Material Contract and no event has occurred that (with or without notice or lapse of time or both) could result in a breach or default under any Company Material Contract where such breach or default has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. Except as disclosed in Section 3.01(x)(ii)(B) of the Company Disclosure Letter, (B) to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company, the subsidiary of the Company or the Company Joint

Venture which is party thereto, and to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, relating to creditors’ rights generally and to general equitable principles.

(y) Regulatory Matters.

(i) The Company is a “holding company” as defined under Section 1262 of the Public Utility Holding Company Act of 2005, as amended (the “2005 Act”). Cleco Power, LLC (“Cleco Power”) is (A) a “public utility” under and as defined in the Power Act and as such is subject to regulation thereunder and (B) subject to regulation as a public utility in the State of Louisiana. Except for the regulation of Cleco Power as set forth in this Section 3.01(y), neither the Company nor any of its subsidiaries is subject to regulation as a public utility or public service company (or similar designation) by FERC, any state in the United States or in any foreign nation.

(ii) All material filings required to be made by the Company, any of its subsidiaries or the Company Joint Ventures since January 1, 2012, under the 2005 Act, the Power Act, the Natural Gas Act, the Natural Gas Policy Act of 1978, the Communications Act of 1934 and applicable state laws and regulations, have been timely filed with the SEC, FERC, the Department of Energy, the FCC or the LPSC, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the applicable statute and the rules and regulations thereunder.

(z) Brokers. Except for the Company Financial Advisors, there is no investment banker, broker, finder, financial advisor or other person that has been retained by or is authorized to act on behalf of the Company or any of its subsidiaries that is entitled to any fee from the Company or any of its subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.02 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not prevent or materially delay Parent or Merger Sub from consummating the Merger. Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, would not prevent or materially delay Parent or Merger Sub from consummating the Merger.

(b) Authority. Each of Parent and Merger Sub has full power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to any regulatory approvals referenced in Section 3.02(c)(ii). The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub and no other corporate or other legal entity, as the case may be, proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the approval of this Agreement by the sole shareholder of Merger Sub. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general equitable principles.

(c) No Conflicts; Approvals and Consents.

(i) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or Merger Sub under, any of the terms, conditions or provisions of (A) the certificates or articles of incorporation or by-laws (or other comparable organizational documents) of Parent or Merger Sub, (B) subject to the taking of the actions described in paragraph (ii) of this Section 3.02(c), including the Parent Required Statutory Approvals, any laws or orders of any Governmental Authority applicable to Parent or Merger Sub or any of their respective assets or properties or (C) any note, bond, mortgage, security agreement, credit agreement, indenture, license, franchise, permit, concession, contract, lease, obligation or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties is bound, excluding from the foregoing clauses (B) and (C) such items that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) Except for (A) compliance with, and filings under, the HSR Act; (B) the filing with and, to the extent required, the clearance by, the SEC of reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required under rules and regulations of the NYSE; (D) authorization of FERC under the Power Act; (E) compliance with and such filings as may be required by the LPSC; (F) compliance with and such filings as may be required by the LBCL; (G) the FCC Pre-Approvals; and (H) CFIUS Clearance (the items set forth above in clauses (A), (D), (E), (G) and (H), collectively, the “Parent Required Statutory Approvals”), no Consents or action of, registration, declaration or filing with or notice to any Governmental Authority is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Legal Proceedings. As of the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any Governmental Authority investigations, inquiries or audits pending or threatened against, relating to or affecting, Parent or Merger Sub or any of their respective assets and properties that, in each case, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) neither Parent nor Merger Sub nor any of Parent’s material assets is subject to any order of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will, as of the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) No Vote Required. No vote of the holders of any class or series of the capital stock of Parent or Merger Sub (other than the approval of this Agreement by the sole shareholder of Merger Sub) is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

(g) Financing.

(i) Parent has delivered to the Company true, correct and complete copies of an executed debt commitment letter, dated on or about the date of this Agreement (the “Debt Commitment Letter”), and corresponding engagement (the “Engagement Letter”) and fee letters (with only the fee and certain other economic provisions (none of which would reasonably be expected to adversely affect the conditionality, enforceability, termination, principal amount or availability of the Debt Financing) redacted) from each of the lenders identified therein (the “Debt Financing Sources”) (such commitment letter, including all exhibits, schedules, annexes, supplements and amendments thereto and each such redacted fee letter, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (collectively, the “Debt Financing”). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other party to the Debt Financing Commitments, under any term or condition therein or that would, individually or in the aggregate, permit the financial institutions party thereto to terminate, or not to make available, the Debt Financing upon satisfaction of all conditions thereto.

(ii) Parent has delivered to the Company a true, correct and complete copy of an executed equity commitment letter, dated on or about the date of this Agreement (including all exhibits, schedules, annexes, supplements and amendments thereto, the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”) from the Guarantors pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(iii) Except as expressly set forth in the Financing Commitments, as of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements to which Parent or Merger Sub or any of their affiliates is a party related to the funding or investing, as applicable, of the Financing which could adversely affect the amount, availability or conditions of the Financing, other than any customary engagement letters and non-disclosure agreements that do not impact the conditionality of the Financing or the amount of the Financing. Assuming satisfaction of the conditions set forth in Section 6.01 and Section 6.03 and the commencement and completion of the Marketing Period, Parent and Merger Sub do not have any reason to believe, as of the date of this Agreement, that they will be unable to satisfy all material terms and conditions to be satisfied by it with respect to any of the Financing Commitments at the time it is required to consummate the Closing hereunder, nor does Parent or Merger Sub have knowledge, as of the date of this Agreement, that the Financing will not be available to Parent or Merger Sub on the Closing Date in accordance with its terms and conditions. There are no conditions precedent related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments.

(iv) Assuming the Financing is funded in accordance with the Financing Commitments, the aggregate net proceeds contemplated by the Financing Commitments, together with the cash and cash equivalents of the Company and the Company’s subsidiaries, shall provide Parent and Merger Sub with cash proceeds on the

Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Financing Commitments, including the payment of the Aggregate Merger Consideration and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Financing, in each case at the Closing.

(v) As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute legal, valid and binding obligations of Parent and Merger Sub and, to the knowledge of Parent, each other party thereto, enforceable in accordance with their terms (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub or, to the knowledge of Parent, any other party thereto under the terms and conditions of the Financing Commitments. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Financing Commitments on or before the date of this Agreement. As of the date hereof, (i) none of the Financing Commitments has been modified, amended or altered, and, except as contemplated by the Debt Financing Commitments, no such modification, amendment or alteration to the Debt Financing Commitments is contemplated by Parent or Merger Sub, and (ii) none of the respective commitments under any of the Financing Commitments have been withdrawn, terminated or rescinded.

(h) Solvency. Based on information available to Parent as of the date of this Agreement, assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (ii) the material accuracy of the representations and warranties of the Company in this Agreement (without giving effect to any materiality, material adverse effect or knowledge qualification) and material compliance by the Company with the covenants contained in this Agreement and (iii) the accuracy of all financial information and forecasts of the Company and its subsidiaries made available to Parent prior to the date hereof (notwithstanding the limitations set forth in Section 3.02(m)), as of the Effective Time and immediately following the Closing (and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses), the Surviving Corporation will be Solvent.

(i) Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and activities incidental thereto. All of the outstanding capital stock of Merger Sub is, and at the Effective Time, will be owned directly or indirectly by Parent. Except for obligations or liabilities incurred in connection with its incorporation, as contemplated by this Agreement or otherwise relating to the Financing, Merger Sub has not, and prior to the Effective Time will not have, incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

(j) Absence of Certain Arrangements. As of the date hereof, neither Parent nor any of its controlled affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, with any director, officer or employee of the Company or any of its subsidiaries or any beneficial owner of more than five percent (5%) of the Company Common Stock, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

(k) Brokers. As of the date hereof, none of Parent or Merger Sub, nor any of their respective shareholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent or Merger Sub, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement for which the Company would have any liability prior to the Effective Time.

(l) Limited Guarantee. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the limited guarantee of each of the parties to the Equity Financing Commitment (the “Guarantors”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent under this Agreement on the terms specified therein (including all exhibits, schedules, annexes, supplements and amendments thereto, the “Limited Guarantee”). As of the date of this Agreement, the Limited Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of each respective Guarantor, except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and general equitable principles, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Limited Guarantee.

(m) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans). Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its subsidiaries, nor any of their respective shareholders, members, directors, officers, employees, affiliates, advisors, agents or Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans).

ARTICLE IV

COVENANTS

Section 4.01 Covenants of the Company. From and after the date of this Agreement until the Effective Time, the Company covenants and agrees as to itself and its subsidiaries that (except as expressly permitted by this Agreement, as set forth in Section 4.01 of the Company Disclosure Letter, as required by a Governmental Authority or applicable law, or to the extent that Parent shall otherwise previously consent in writing, such consent not to be unreasonably withheld, conditioned or delayed):

(a) Ordinary Course. The Company and each of its subsidiaries shall conduct their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Company and its subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations, to maintain in effect all existing Permits and to timely submit renewal applications (as applicable) and, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition (ordinary wear and tear excepted) and to preserve their relationships with Governmental Authorities, material customers and suppliers, joint venture partners, lenders, landlords and other persons having significant business dealings with them.

(b) Organizational Documents. The Company shall not amend or propose to amend its articles of incorporation or its by-laws or its subsidiaries’ articles of incorporation or by-laws (or other comparable organizational documents).

(c) Dividends and Other Capital Stock Transactions. The Company and its subsidiaries shall not:

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or share capital, except:

(A) that the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Stock, not to exceed $0.40 per share for each quarterly dividend, with usual record and payment dates for such dividends in accordance with past dividend practice, and

(B) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of the Company other than Cleco Power solely to its parent;

(ii) split, combine, reclassify or take similar action with respect to, directly or indirectly, any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital, except for share issuances permitted by Section 4.01(d);

(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(iv) except as disclosed in Section 4.01(c)(iv) of the Company Disclosure Letter, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto.

(d) Share Issuances. Except as disclosed in Section 4.01(d) of the Company Disclosure Letter, the Company and its subsidiaries shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, any Restricted Stock, any Restricted Stock Units, or any Other Equity-Based Awards or any Option with respect thereto (other than the issuance of Shares to settle awards of Restricted Stock Units outstanding on the date hereof).

(e) Acquisitions; Capital Expenditures. Except for (i) acquisitions by Cleco Power of, or capital expenditures relating to, the entities, assets and facilities identified in Section 4.01(e) of the Company Disclosure Letter (which section sets forth the fair market value or amount of such acquisitions or capital expenditures), (ii) expenditures of amounts set forth in the Company’s capital expenditure plan included in Section 4.01(e) of the Company Disclosure Letter, (iii) expenditures required to satisfy the Company’s funding obligations with respect to USB NMTC Fund 2008-1 LLC, in each case in the amounts set forth in Section 4.01(e) of the Company Disclosure Letter, (iv) capital expenditures (A) required by law or Governmental Authorities, (B) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), and then only to the extent necessary to restore or resume ordinary course functions and operations disrupted as a result of such casualty or accident, or (C) incurred in connection with the repair or replacement of facilities damaged by unscheduled outages at Company power plants that occur during the normal course of operations, and then only to the extent necessary to restore and resume ordinary course functions and operations disrupted as a result of such unscheduled outages, the Company and its subsidiaries shall not make any capital expenditures, or acquire or agree to acquire (whether by merger, consolidation, purchase, acquisition of equity interests or assets or otherwise) any other person or any organization or division of any other person or any assets outside of the ordinary course of business, except for (1) any acquisition or acquisitions or series of acquisitions by Cleco Power of any asset or property with a purchase price that does not exceed, in the aggregate, $10,000,000, or (2) capital expenditures by Cleco Power that do not exceed, in the aggregate, $10,000,000.

(f) Dispositions. Except for (i) dispositions by Cleco Power set forth in Section 4.01(f) of the Company Disclosure Letter, (ii) dispositions of obsolete equipment or assets, dispositions of assets being replaced or dispositions of facilities that are no longer deemed used and useful, in each case in the ordinary course of business consistent with past practice, and (iii) dispositions by the Company or its subsidiaries of its assets in accordance with the terms of restructuring and divestiture plans mandated by applicable local or state regulatory agencies, the Company and its subsidiaries shall not sell, lease, license, grant any security interest in or otherwise dispose of or encumber (A) any of its assets or properties if the aggregate value of all such dispositions exceeds or may exceed, in the aggregate, $50,000,000 or (B) any material Company Intellectual Property or Company Systems. For the purposes of this Section 4.01(f), the value of any disposition or series of related dispositions shall mean the greater of (1) the book value or (2) the sales price, in each case of the person, asset or property which is the subject of such disposition and, in each case, together with the indebtedness and amounts paid for negative energy price risk management positions transferred by the Company or its subsidiaries in connection with such disposition.

(g) Indebtedness. Except as disclosed in Section 4.01(g) of the Company Disclosure Letter, the Company and its subsidiaries shall not (i) incur, assume or otherwise become liable for, or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than, with respect to Cleco Power, (A) short-term indebtedness incurred in the ordinary course of business consistent with past practice, (B) letters of credit obtained in the ordinary course of business consistent with past practice (including with respect to the individual and aggregate outstanding amounts of such letters of credit), (C) borrowings under existing credit facilities (or replacement facilities permitted by this Section 4.01(g)) (1) in the ordinary course of business consistent with past practice or (2) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident to the extent permitted under Section 4.01(e)(iv)(B), (D) indebtedness incurred in connection with the refunding or refinancing of existing indebtedness (x) within ninety (90) days before or after maturity or upon final mandatory redemption (without the need for the occurrence of any special event) or (y) at a lower cost of funds; provided that, in the case of clause (x) or (y), such indebtedness is prepayable at par without interest or penalty, (E) guarantees or other credit support issued pursuant to energy price risk management or marketing positions established prior to the date of this Agreement or (F) in addition to the guarantees or other credit support contemplated by subsection (i)(E) of this Section 4.01(g), additional guarantees or other credit support issued in connection with energy price risk management or marketing activities in the ordinary course of business consistent with past practice or (ii) grant or incur any Lien that is material to the Company and its Subsidiaries.

(h) Employee Benefits. Except as required by law, or the terms of any collective bargaining agreement or any Company Employee Benefit Plan listed on Section 3.01(l)(i) of the Company Disclosure Letter as in effect on the date hereof, or as disclosed specifically in Section 4.01(h) of the Company Disclosure Letter or as otherwise expressly permitted by this Agreement, the Company and its subsidiaries shall not (i) enter into, create, adopt, amend or terminate any Company Employee Benefit Plan, or other agreement, arrangement, Plan or policy between the Company or one of its subsidiaries and one or more of its directors, officers or employees (other than any amendment that is immaterial or administrative in nature), (ii) except for normal increases for non-executives of the Company and its subsidiaries in the ordinary course of business consistent with past practice, increase in any manner the compensation or benefits of any director, executive officer or other employee, (iii) except for normal salary and wage payments in the ordinary course of business consistent with past practice, pay any benefit or vest or accelerate the funding of any payment or benefit not required by any Plan or arrangement in effect as of the date of this Agreement and disclosed to Parent or (iv) enter into any collective bargaining agreements or newly certified bargaining units regarding mandatory subjects of bargaining under applicable law; provided, however, that the foregoing shall not restrict the Company or its subsidiaries from (A) entering into or making available to newly hired employees (other than officers) or to employees (other than officers) in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, agreements, benefits and compensation arrangements (including non-equity incentive grants) that have, consistent with past practice, been made available to newly hired or promoted officers and employees as long as the total annual compensation of such employee does not exceed

$200,000, or (B) entering into severance agreements in the ordinary course of business consistent with past practice with employees who are not executive officers in connection with terminations of employment of such employees.

(i) Accounting. The Company and its subsidiaries shall not make any changes in their respective accounting methods materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except as required by law or GAAP.

(j) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

(k) Taxes. Except (i) as could not have a material adverse effect on the Company, (ii) as required or permitted pursuant to the terms and conditions of (A) that certain Settlement Agreement entered into by and between the Company, Cleco Power and the Department of Revenue for the State of Louisiana and executed on August 8, 2014; (B) that certain Pre-Compliance Assurance Process (PRE-CAP) Memorandum of Understanding entered into between the IRS and the Company and its subsidiaries dated April 2, 2013; (C) that certain Compliance Assurance Process (CAP) Memorandum of Understanding entered into between the IRS and the Company and its subsidiaries dated February 3, 2014; (D) that certain CAP Application and resulting Memorandum of Understanding for the fiscal year ending December 31, 2015 filed with the IRS prior to the execution of this Agreement; (E) that certain Settlement Agreement entered into by and between the Company, Cleco Power, Cleco Support Group LLC and the Rapides Parish Sales and Use Tax Department and executed on August 29, 2014, in each case, in the form made available to Parent prior to the date of this Agreement; or (iii) as required by law, the Company and its subsidiaries shall not make or change any election, change any annual accounting period, adopt or change any method of accounting, file any amended Tax Return, enter into any closing agreement, settle any claim or assessment, surrender any right to claim a refund, offset or other reduction in liability, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes.

(l) Release of Claims. Except as disclosed in Section 4.01(l) of the Company Disclosure Letter and except with respect to any non-material settlements or agreements with or before any Governmental Authorities in the ordinary course of business or, subject to Section 5.08, any Transaction Litigation, the Company and its subsidiaries shall not waive, release, assign, settle or compromise any claim, action or proceeding against the Company or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (A) equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2013 included in the Company SEC Reports or (B) do not exceed $1,500,000 individually or $5,000,000 in the aggregate during any consecutive twelve-month period, and (ii) with respect to any non-monetary terms and conditions therein, impose or require actions that would not be material to the Company and its subsidiaries, taken as a whole.

(m) Contracts. Except as permitted by Section 4.01(h), (i) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or otherwise enter into any Contract that would materially restrict, after the Effective Time, Parent and its subsidiaries (including the Surviving Corporation and its subsidiaries) with respect to engaging or competing in any line of business or in any geographic area, (ii) waive, release, or assign any material rights or claims under, or materially modify or terminate any Company Material Contract or any other Contract that is material to the Company and its subsidiaries, taken as a whole, or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (iii) enter into any Contract that contains a change of control or similar provision that would require a payment to any counterparty thereto in connection with the consummation of the Merger and/or the other transactions contemplated in this Agreement, (A) in any manner that is materially adverse to the Company or (B) which would prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(n) Real Property.

(i) The Company and its subsidiaries shall maintain all material Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing improvements or erect new improvements on any material Real Property or any portion thereof.

(ii) The Company and its subsidiaries shall not amend, modify, extend, renew or terminate any material Lease and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any material Real Property.

(o) Rate Cases. Between the date of this Agreement and the Closing, the Company and its subsidiaries shall continue to diligently pursue the Rate Cases consistent with past practice and shall not file any new rate case or take any actions to modify or amend any existing rate order. To the extent permitted by law, the Company shall notify Parent about any material developments, or material communications with FERC or the LPSC, relating to any rate case (including the Rate Cases). Prior to making any commitments or settlement offers in any rate case (including the Rate Cases), the Company shall (and shall cause its subsidiaries to) consult with Parent and consider in good faith any suggestions made by Parent in connection therewith, and the Company shall not (and shall cause its subsidiaries not to) make any commitments regarding, or settle, any rate case (including the Rate Cases) without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent any such commitment or settlement would result in an outcome for the Company and its subsidiaries that would be materially adverse to the Company or any of its subsidiaries, taking into account the requests made by the Company and its subsidiaries in the proceeding, the resolution of similar recent proceedings by the Company and its subsidiaries and the reasonable expectations of Parent as of the date hereof for such outcome.

Section 4.02 Non-Solicitation.

(a) Except as expressly permitted by this Section 4.02, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its subsidiaries and its and their respective directors, officers or employees not to, and shall instruct and use its reasonable best efforts to cause its and their respective investment bankers, financial advisors, attorneys, accountants and other representatives (each, a “Representative”) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries, offers or the making of any proposal that constitutes or could reasonably be expected to lead to any Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding any actual or potential Company Takeover Proposal, (iii) furnish any nonpublic information regarding the Company or any of its subsidiaries to any person (other than Parent or Merger Sub) in connection with or in response to any actual or potential Company Takeover Proposal, (iv) approve, endorse or recommend any Company Takeover Proposal except in connection with a Company Change of Recommendation pursuant to Section 4.02(e), or (v) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Law, or fail to enforce any standstill or confidentiality agreement; provided, however, that this Section 4.02 shall not prohibit the Company, at any time prior to, but not after, obtaining the Company Shareholder Approval, from furnishing nonpublic information regarding the Company or any of its subsidiaries to, or entering into or participating in discussions or negotiations with, any person (and such person’s Representatives) in response to an unsolicited, written Company Takeover Proposal made after the date hereof that the Company Board or any committee thereof concludes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a Company Superior Proposal, if (A) such Company Takeover Proposal did not result from a breach of this Section 4.02, (B) the Company Board or any committee thereof concludes in good faith that, after consultation with its outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable law, (C) the Company has received from the person making such Company Takeover Proposal an executed confidentiality and standstill agreement between the Company and such person containing terms and conditions that are no less restrictive in any material respect to the other party than those contained in the Confidentiality Agreement, dated as of July 9, 2014 (the “Confidentiality Agreement”), between Macquarie Infrastructure Partners III, L.P. and the Company and (D) the Company promptly makes available to Parent any material non-public information concerning the Company and its subsidiaries that is provided to the person making such Company Takeover Proposal or its Representatives that was not previously made available to Parent or its Representatives. For purposes of this Agreement, “Company Takeover Proposal” means any bona fide proposal or offer from any person or group of persons relating to (i) any direct or indirect acquisition or purchase of a business that constitutes or generates 20% or more of the net revenues, net income or assets (including equity securities) of the Company and its subsidiaries, taken as a whole (a “Company Material Business”), (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of the Company or of any subsidiary of the Company owning, operating or controlling a Company Material Business, (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of the Company or (iv) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company or any subsidiary of the Company owning, operating or controlling a Company Material Business, in each case other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4.02(a) shall prohibit the Company or its directors, officers or Representatives from contacting any person who has made a Company Takeover Proposal solely to request the clarification of the terms and conditions thereof to the extent necessary to permit the Company Board or applicable committee to determine whether such Company Takeover Proposal is, or could reasonably be expected to result in, a Company Superior Proposal. The Company agrees that in the event any of its subsidiaries or Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 4.02, the Company shall be deemed to be in breach of this Section 4.02.

(b) The Company shall promptly, and in no event later than 24 hours after its receipt of any Company Takeover Proposal or any request for nonpublic information in connection with a Company Takeover Proposal, advise Parent orally and in writing of such Company Takeover Proposal or request (including providing the identity of the person or group of persons making or submitting such Company Takeover Proposal or request, and, (i) if it is in writing, a copy of such Company Takeover Proposal and any related draft agreements or (ii) if it is oral, a reasonably detailed summary thereof). The Company shall keep Parent informed on a reasonably prompt basis (and in no event later than twenty-four (24) hours following any such change) with respect to any change to the material terms of any such Company Takeover Proposal.

(c) Upon the execution of this Agreement, the Company shall, and shall cause its subsidiaries and its and their respective officers, directors and employees, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent) that relate to any Company Takeover Proposal and shall deliver a written notice to each such person to the effect that the Company is ending all activities, discussions and negotiations with such person with respect to any actual or potential Company Takeover Proposal, effective on the date of this Agreement, and shall use its reasonable best efforts, including the exercise of any contractual rights of the Company or its subsidiaries, to obtain the prompt return or destruction of any confidential information previously furnished to such persons within twelve (12) months of the date hereof.

(d) Except as otherwise expressly provided in Section 4.02(e) or (f), none of the Company, the Company Board or any committee thereof may (i) (A) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, the recommendation of the Company Board that the Company’s shareholders approve this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”), (B) fail to include the Company Recommendation in the Proxy Statement, (C) recommend or otherwise declare advisable or propose to recommend, or otherwise declare advisable (publicly or otherwise), any Company Takeover Proposal, or (D) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing (any of the foregoing, a

“Company Change of Recommendation”); or (ii) enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement (other than a confidentiality agreement pursuant to Section 4.02(a)) (a “Takeover Agreement”) providing for any transaction or series of transactions involving a Company Takeover Proposal (a “Company Takeover Transaction”).

(e) Notwithstanding anything in this Agreement to the contrary, the Company Board or any committee thereof may, at any time prior to receipt of the Company Shareholder Approval, (i) effect a Company Change of Recommendation in respect of a Company Takeover Proposal; and (ii) terminate this Agreement pursuant to Section 7.01(h) in order to enter into a written definitive agreement providing for a Company Takeover Transaction, in the case of clause (i) and clause (ii) if: (A) a Company Takeover Proposal is made to the Company after the date of this Agreement and has not been withdrawn; (B) such Company Takeover Proposal did not result from any breach of Section 4.02; (C) the Company Board or applicable committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that such offer constitutes a Company Superior Proposal and that failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable law; (D) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Company Superior Proposal that is specified in Section 4.02(b) (it being understood that any material revision or amendment to the terms of such Company Superior Proposal shall require a new notice and, in such case, all references to four (4) Business Days in this Section 4.02(e) shall be deemed to be three (3) Business Days); (E) during the applicable period described in clause (D) (the “Takeover Notice Period”), the Company negotiates in good faith with Parent and its Representatives, if requested by Parent, regarding any adjustments or modifications to the terms of this Agreement; and (F) at the end of the Takeover Notice Period, the Company Board or applicable committee again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed in writing by Parent during the Takeover Notice Period), that the Company Takeover Proposal continues to be a Company Superior Proposal and determines that the failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable law. For purposes of this Agreement, “Company Superior Proposal” means any written Company Takeover Proposal that the Company Board or committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable (taking into account (i) all financial and strategic considerations, including legal, financial, regulatory and other aspects of such Company Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Company Board (or applicable committee), (ii) the identity of the third party making such Company Takeover Proposal and (iii) the conditions, prospects and timing for completion of such Company Takeover Proposal) to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that (A) the references to “20%” in clauses (i), (ii) and (iii) of the definition of “Company Takeover Proposal” in Section 4.02(a) shall each be deemed to be a reference to “75%”, (B) a “Company Takeover Proposal” shall only be deemed to refer to a transaction involving the Company, and not any of its subsidiaries or Company Material Businesses alone, and (C) the references to “or any subsidiary of the Company owning, operating or controlling a Company Material Business” in clauses (ii) and (iv) shall be deemed to be deleted.

(f) Notwithstanding anything in this Agreement to the contrary, the Company Board or any committee thereof may, at any time prior to the receipt of the Company Shareholder Approval, effect a Company Change of Recommendation in response to any event, change, effect, development, condition or occurrence that affects or would reasonably be likely to affect the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that (i) is material, individually or in the aggregate with any other such events, changes, effects, developments, conditions or occurrences, (ii) does not involve or relate to a Company Takeover Proposal, the Required Regulatory Approvals or Parent and (iii) is not known nor reasonably foreseeable as of or prior to the date hereof if: (x) the Company provides four (4) Business Days prior written notice to Parent, which notice shall include the information with respect to any such events, changes, effects, developments, conditions or occurrences; (y) during such four (4) Business Day period described in clause (x), the Company negotiates in good faith with Parent and its Representatives, if requested by Parent, regarding any adjustments or modifications to the terms of this Agreement; and (z) at the end of the four (4) Business Day period described in clause (x), the Company Board or applicable committee determines in good faith after consultation with its outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed in writing by Parent during the period described in clause (x)) that the failure to take such action would be reasonably likely to result in a breach of the directors’ fiduciary duties under applicable laws.

(g) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board (or any committee thereof), directly or indirectly through its Representatives, from disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any other disclosure to its shareholders, in each case in connection with a Company Takeover Proposal, if the Company Board (or any committee thereof) has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that any such disclosure that constitutes or has the effect of a Company Change of Recommendation shall be subject to the provisions of this Section 4.02 with respect thereto (it being understood, however, that the disclosure of a “stop, look and listen” notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act in and of itself shall not be deemed a Company Change of Recommendation).

(h) The parties agree that a Company Change of Recommendation effected in accordance with Section 4.02(e) or Section 4.02(f) shall not in and of itself violate any other provision of this Agreement.

Section 4.03 Other Actions. Subject to the terms and conditions set forth in this Agreement, including Section 5.03, the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries and controlled affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its (or their) part under this Agreement and applicable law to (i) consummate and make effective the Merger as soon as practicable and (ii) cause the satisfaction of all conditions set forth in Article VI.

Section 4.04 Financing.

(a) Efforts to Obtain the Financing.

(i) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments, including using (and causing its controlled affiliates to use) reasonable best efforts (A) to maintain in effect the Debt Financing Commitments in accordance with their terms, (B) to negotiate and enter into definitive agreements with respect to the Debt Financing Commitments on the terms and conditions (including the flex provisions) contained in the Debt Financing Commitments or, if available, on other terms that are no less favorable, when taken as a whole (as determined by Parent and Merger Sub), to Parent and Merger Sub than the terms and conditions (including the flex provisions) in the Debt Financing Commitments and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein, (C) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all terms and conditions to funding in the Debt Financing Commitments and such definitive agreements in respect thereof within their control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in this Section 4.04) and in the Equity Financing Commitment, (D) to fully pay when due any and all commitment fees or other fees or amounts payable under the Financing Commitments and (E) to enforce their contractual rights under the Debt Financing Commitments, including using reasonable best efforts to cause the lenders thereunder to fund the Debt Financing at Closing.

(ii) Neither Parent nor its controlled affiliates shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Financing Commitments without the prior written consent of the Company to the extent such amendments, modifications or waivers would reasonably be expected to (A) reduce the aggregate amount of cash proceeds available from the Financing to fund the amounts required to be paid by Parent or Merger Sub under this Agreement below the amount required to consummate the Merger and the other transactions contemplated by this Agreement, (B) impose new or additional conditions under the Financing Commitments or otherwise expand, amend or modify any of the conditions under the Financing Commitments in a manner that would, in either case, reasonably be likely to prevent or delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement, (C) materially adversely affect the ability of Parent to enforce its rights under the Financing Commitments, (D) prevent or materially delay the Closing or (E) make the funding of the Debt Financing materially less likely to occur. Notwithstanding the foregoing or any other provision of this Agreement, Parent may terminate, replace, supplement, amend, change or modify the Debt Financing Commitments, the Equity Financing Commitment and the Limited Guarantee (1) in the case of the Debt Financing Commitments, to add or change lenders, lead arrangers, bookrunners, syndication agents or similar entities, in each case in accordance with the Debt Financing Commitments, and (2) in the case of the Equity Financing Commitment or the Limited Guarantee, to add or change equity financing sources and Guarantors (each, a “New Equity Financing Source”), so long as (x) in the case of this clause (2), the amount of the Equity Commitment (as defined in the Equity Financing Commitment) to be contributed by all New Equity Financing Sources shall not exceed, in the aggregate, the amount set forth in Section 4.04(a)(ii) of the Company Disclosure Letter and each New Equity Financing Source shall be a bona fide entity with cash or cash equivalents equal to or in excess of its pro rata share of the Equity Commitment (as defined in the Equity Financing Commitment) or the contractual right to call upon such cash or cash equivalents and (y) in the cases of clauses (1) and (2), any such termination, replacement, supplementation, amendment, change or modification (I) complies with the terms of this Agreement and the then-existing Financing Commitments (as they may have been so amended) and (II) does not adversely impact the ability of Parent to consummate the transactions contemplated by this Agreement or otherwise prevent or materially delay or materially impair the consummation of the transactions contemplated hereby. Any reference in this Agreement to the “Equity Financing Commitment” or the “Limited Guarantee” shall include the Equity Financing Commitment or the Limited Guarantee, as the case may be, as replaced, supplemented, amended, changed or modified in accordance with this Section 4.04(a)(ii), and any reference in this Agreement to a “Guarantor” shall include any New Equity Financing Source that has been added or substituted in accordance with this Section 4.04(a)(ii). For the avoidance of doubt, a Guarantor shall be released from and shall have no further liability or obligation to any member of the Parent Group or any member of the Company Group with respect to that portion of (xx) its pro rata share of the Equity Commitment (as defined in the Equity Financing Commitment) and (yy) its pro rata portion of the Guaranteed Obligations (as defined in the Limited Guarantee), in each case that has been transferred to and/or assumed by a New Equity Financing Source pursuant to this Section 4.04(a)(ii). Upon any replacement, supplementation, amendment, change or modification to the Equity Financing Commitment or the Limited Guarantee in accordance with this Section 4.04(a)(ii) that has the effect of substituting a New Equity Financing Source for an existing Guarantor in its entirety, any Guarantor so substituted shall be released from and shall have no further liability or obligation with respect to this Agreement, the Equity Financing Commitment, the Limited Guarantee or the transactions contemplated hereby or thereby, or otherwise, to any member of the Parent Group or any member of the Company Group. Parent and Merger Sub shall give the Company prompt notice (aa) of any waiver, amendment or modification of the Financing Commitments or the Limited Guarantee or any actual or alleged breach or default by any party to any of the Financing Commitments or the Limited Guarantee, in each case of which Parent or Merger Sub is aware, (bb) of the receipt of (xxx) any written notice or (yyy) any other written communication, in each case from any Financing Source with respect to any (AA) actual or alleged breach, default, termination or repudiation by any party to any of the Financing Commitments or any definitive document related to the Financing or (BB) material dispute or disagreement between or among any parties to any of the Financing Commitments with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, in each case which would make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or materially delay the availability of the Debt Financing, and (cc) if for any reason Parent or Merger Sub determine in good faith that it will not be able to obtain all or any portion of the Financing prior to the Termination Date. As soon as reasonably practicable, Parent and Merger Sub shall provide any material information reasonably requested by the Company relating to any circumstance referred to in clause (aa), (bb) or (cc) of the immediately preceding sentence. Upon the occurrence of any circumstance referred to in clause (aa), (bb) or (cc) of the second preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts to promptly arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions not less favorable to Parent or Merger Sub (in the reasonable judgment of Parent) than the terms set forth in the Debt Financing Commitments (including the flex provisions thereof). Any reference in this Agreement to the “Debt Financing” shall include any such alternative financing, any reference in this Agreement to the “Debt Financing Commitments” shall include the commitment letter and the corresponding fee letter with respect to any such alternative financing, and any reference in this Agreement to the “Debt Financing Sources” shall include the financing institutions contemplated to provide any such alternative financing. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or Merger Sub be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Financing Commitments (including the flex provisions), or agree to any “market flex” term less favorable to Parent, Merger Sub or the Surviving Corporation than such corresponding market flex term contained in or contemplated by the Debt Financing Commitments (in either case, whether to secure waiver of any conditions contained therein or otherwise). Parent shall keep the Company informed on a prompt basis in reasonable detail of the status of its efforts to arrange the Financing and shall promptly provide to the Company copies of all alternative financing commitments and related fee letters, redacted to the same extent as copies of the Debt Financing Commitments delivered by Parent on or prior to the date hereof.

(b) Financing Cooperation. Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its subsidiaries and controlled Company Joint Ventures to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting advisors, and controlled Company Joint Ventures to provide, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent and Merger Sub that is necessary or advisable in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Commitments to be satisfied, including using reasonable best efforts in:

(i) assisting with the preparation of Offering Documents,

(ii) preparing and furnishing to Parent and the Debt Financing Sources as promptly as practicable all Required Information and all other pertinent information and disclosures relating to the Company and its subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent and customary to assist in preparation of the Offering Documents,

(iii) having the Company designate members of senior management of the Company to execute customary authorization letters with respect to Offering Documents and participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing, including direct contact between such senior management of the Company and its subsidiaries and the Financing Sources and other potential lenders in the Financing,

(iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Financing Commitments,

(v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent auditors,

(vi) assisting in the preparation of, and executing and delivering, as of the Closing, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be reasonably required in connection with the Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its subsidiaries on a consolidated basis to the extent required by the Debt Financing Sources) and other customary documents as may be reasonably requested by Parent,

(vii) facilitating the pledging of collateral for the Financing,

(viii) assisting the Financing Sources in benefiting from the existing lending relationships of the Company and its subsidiaries,

(ix) requesting from the Company’s existing lenders such customary documents in connection with refinancings as reasonably requested by Parent in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge,

(x) furnishing Parent and the Debt Financing Sources with all documentation and other information required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and

(xi) cooperating with Parent to the extent within the control of the Company and its subsidiaries, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing;

provided, however, that (A) nothing in this Section 4.04(b) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries, (B) neither the Company nor any of its subsidiaries shall be required to commit to take any action relating to the Financing that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time (or, without limitation of the foregoing, execute any definitive financing documents (except the authorization letter delivered pursuant to the foregoing clause (iii) prior to the Closing, or any other agreement, certificate, document or instrument that would be effective prior to the Closing), or incur any other liability or provide or agree to provide any indemnity in connection with the Financing, in each case that is not subject to the occurrence of the Closing), (C) none of the Company Board or board of directors (or equivalent bodies) of any of the Company’s subsidiaries shall be required to adopt or enter into any resolutions or take similar action approving the Financing (except that concurrently with the Closing the boards (or their equivalent bodies) of subsidiaries of the Company may adopt resolutions or take similar actions that do not become effective until the Effective Time) and (D) that would reasonably be expected to cause any director, officer or employee of the Company or any of its subsidiaries to incur any personal liability relating to the Financing. The Company and its outside legal counsel shall be given reasonable opportunity to review and comment upon any private confidential information memoranda or similar documents, or any materials for rating agencies, in each case, prepared after the date hereof, that include information about the Company or any of its subsidiaries prepared in connection with the Debt Financing. Parent shall indemnify and hold harmless the Company, its subsidiaries and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 4.04(b) and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries provided in writing by the Company or its subsidiaries), except to the extent such losses, damages, claims, costs, expenses, interests, awards, judgments and penalties arise from the Company’s or any subsidiaries’ gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs

(including reasonable attorneys’ fees) incurred by the Company or its subsidiaries in connection with this Section 4.04(b)).

(c) Current Information. The Company hereby consents to the use of the Company’s logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries. In connection with any Offering Document prepared by Parent and used to market any debt securities contemplated pursuant to the Debt Financing Commitments prior to the Closing, the Company will, upon request of Parent, use its reasonable best efforts to periodically update any Required Information included in such Offering Document so that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(d) Nothing contained in this Section 4.04 or otherwise shall require the Company to issue any securities or become an obligor with respect to the Debt Financing prior to the Closing.

(e) Parent and Merger Sub acknowledge and agree that obtaining the Financing, or any alternative financing, is not a condition to Closing.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare a preliminary Proxy Statement and shall use its reasonable best efforts to cause such preliminary Proxy Statement to be filed with the SEC within twenty (20) Business Days following the date of this Agreement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act. Parent shall cooperate with the Company in the preparation and filing of the Proxy Statement, and shall furnish all information concerning it that is necessary in connection with the preparation of the Proxy Statement and is reasonably requested by the Company. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the date that the Company learns the Proxy Statement will not be reviewed by the SEC staff or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response (including by participating in any substantive discussions or meetings with the SEC) and shall give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will provide Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b) If, at any time prior to obtaining the Company Shareholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any untrue of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to the Company’s shareholders.

(c) The Company shall duly call, give notice of, convene and hold a meeting of its shareholders, to be held as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders in accordance with Section 5.01(a) (the “Company Shareholders Meeting”), for the purpose of obtaining the Company Shareholder Approval and any other matters required under applicable law and the NYSE rules and regulations to be considered at the Company Shareholders Meeting. Notwithstanding the foregoing, if on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to constitute a quorum and to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholders Meeting solely for the purpose of and for the minimum amount of time necessary to obtain such a quorum or to obtain the Company Shareholder Approval; provided, that, without Parent’s express written consent, the Company shall not postpone or adjourn the Company Shareholders Meeting to a date that is more than thirty (30) days after the date for which the Company Shareholders Meeting was originally scheduled and in no event later than five (5) Business Days prior to the Termination Date, in each case after taking into account all postponements and/or adjournments. Notwithstanding any Company Change of Recommendation, the Company Board shall present this Agreement for approval at the Company Shareholders Meeting. At the Company Shareholders Meeting, unless there shall have been a Company Change of Recommendation in accordance with Section 4.02(e) or Section 4.02(f), the Company Board will make the Company Recommendation, and the Company will, unless there has been a Company Change of Recommendation, use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and to take all other action necessary or advisable to secure the Company Shareholder Approval.

(d) If requested by Parent, the Company shall promptly conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Company Shareholders Meeting (based on a record date that is the shortest number of days permitted under applicable law and the Company’s organizational documents). If at any time the current record date for the Company Shareholders Meeting is not reasonably likely to satisfy the requirements of applicable law and the Company’s organizational documents, the Company shall set a new record date mutually determined by Parent and the Company and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

Section 5.02 Access to Information; Confidentiality; Effect of Review.

(a) Access. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries and each of their respective Representatives to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of the business conducted by the Company or any of its subsidiaries, upon prior written notice to the Company, to the officers, employees, auditors, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof; (ii) furnish promptly to Parent and Merger Sub and their respective Representatives such information concerning the business, properties, contracts, assets and liabilities of the Company and its subsidiaries as Parent and Merger Sub or their respective Representatives may reasonably request; and (iii) to the extent permitted by law, furnish promptly to Parent each report, schedule and other document filed or received by the Company or any of its subsidiaries pursuant to the requirements of federal or state securities or regulatory laws or filed with or sent to the SEC, FERC, the U.S. Department of Justice, the Federal Trade Commission or any other Governmental Authority; provided that the foregoing shall not require the Company or any of its subsidiaries or Representatives to furnish any such materials that are otherwise publicly available; provided, further, that the Company shall not be required to (or to cause any of its subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in a loss of attorney-client privilege or work-product protection; (B) violate any obligations of the Company or any of its subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its subsidiaries is a party; or (C) breach, contravene, or violate any applicable law (including the HSR Act or any other antitrust or competition law); provided, further, that the Company shall use commercially reasonable efforts to obtain any consents of third parties that are necessary to allow such information to be disclosed to Parent, Merger Sub and their respective Representatives and shall otherwise use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of clauses (A), (B) or (C) (including pursuant to the use of “clean room” arrangements pursuant to which Representatives of Parent could be provided access to such information).

(b) All information provided pursuant to Section 5.02(a) shall be subject to the applicable terms of the Confidentiality Agreement.

Section 5.03 Regulatory Matters; Reasonable Best Efforts.

(a) Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary and appropriate documentation, to effect all necessary and advisable applications, notices, petitions and filings, and, subject to the terms and conditions of this Agreement including Section 5.03(b), shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to, (i) obtain all approvals and authorizations of all Governmental Authorities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including the Company Required Statutory Approvals and the Parent Required Statutory Approvals, (ii) make all registrations and filings, and thereafter, make any other required submissions, and pay any fees due in connection therewith, with any Governmental Authority or other persons necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto, and (v) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Reasonable Best Efforts. In furtherance of the obligations set forth in Section 5.03(a), but subject to the terms and conditions of this Agreement, including this Section 5.03(b), each party agrees to use its reasonable best efforts to take (and to cause its subsidiaries and controlled affiliates to take) promptly any and all actions and promptly make any and all undertakings necessary to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including by (i) accepting terms, conditions, liabilities, obligations, commitments or sanctions or proposing, negotiating, agreeing or committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, disposition or limitation on usage of any business, product line, properties, license, right, operations or assets of Parent or its subsidiaries or of the Company or the Surviving Corporation or any of their respective subsidiaries, (ii) otherwise taking or committing to take actions that after the Closing would limit Parent’s or its subsidiaries’ (including, after the Closing, the Surviving Corporation’s) freedom of action with respect to, or its or their ability to retain, one or more of its or its subsidiaries’ (including, after the Closing, the Surviving Corporation’s) businesses, product lines, properties, licenses, rights, operations or assets, (iii) taking or committing to take actions to maintain the credit rating of Cleco Power at investment grade levels, (iv) accepting financial restrictions on Parent or its subsidiaries or on the Company, the Surviving Corporation or their respective subsidiaries and (v) accepting governance and operational restrictions, including restrictions on the ability to change rates or charges or standards of service or the scope of the business of Parent or its subsidiaries or of the Company, the Surviving Corporation or their respective subsidiaries and taking or committing to take actions related to customary “ring-fencing” at Cleco

Power; provided that, except with respect to the liabilities, obligations and commitments of each Guarantor under the Equity Financing Commitment and the Limited Guarantee, Parent shall not be required to take any action or make any undertaking, or commit to take any action or make any undertaking, including accepting any term, condition, liability, obligation, commitment or sanction, that would impose any undertaking, term, condition, liability, obligation, commitment or sanction on any Guarantor or any affiliate of or any entity in which such Guarantor directly or indirectly owns any equity interests (other than Parent or its subsidiaries). Notwithstanding the obligations set forth in this Section 5.03(b), nothing herein shall require (and reasonable best efforts shall in no event require) any party or its subsidiaries or affiliates to agree to or take any action, including any action of the type described above in clauses (i) through (v), make any undertaking or agree to any term, condition, liability, obligation, commitment or sanction in connection with the consummation of the transactions contemplated by this Agreement that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a Burdensome Effect. A “Burdensome Effect” shall mean any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon or otherwise affecting, directly or indirectly, Parent, the Company, their respective subsidiaries, any direct or indirect owner of Parent, or any Company Joint Venture (A) in any order or Consent of a Governmental Authority with respect to the transactions contemplated by this Agreement, including the Required Regulatory Approvals, or (B) under any Merger Law that, in the case of either clause (A) or clause (B), individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or results of operations of (1) the Company and its subsidiaries, taken as a whole, or (2) Parent and its subsidiaries, taken as whole (in the case of this clause (2), after giving effect to the Merger and the other transactions contemplated by this Agreement); provided, that for the purpose of determining whether a Burdensome Effect has occurred or would be reasonably likely to occur, the Company and its subsidiaries, in the aggregate, shall be deemed to have the assets, liabilities, businesses and results of operations of a hypothetical company that has 50% of the aggregate assets, liabilities, businesses and results of operations of the Company and its subsidiaries; and provided, further, that any such terms, conditions, liabilities, obligations, commitments or sanctions shall not be taken into account in determining whether a Burdensome Effect has occurred or would be reasonably likely to occur to the extent they implement any Regulatory Commitments. Neither Parent nor Merger Sub, directly or indirectly through one or more of their respective subsidiaries or affiliates, shall acquire any regulated electric or gas distribution utility in the State of Louisiana, other than pursuant to the transactions contemplated by this Agreement, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article VI or the consummation of the Merger.

(c) Nothing in this Section 5.03 shall obligate Parent or the Company or any of their respective subsidiaries to take any action that is not conditioned on the Closing.

(d) The Company and Parent agree (i) that the applications submitted to FERC and the LPSC with respect to the Merger shall include the information concerning the Merger, the Company and its subsidiaries, and Parent required by applicable laws of the State of Louisiana and such other jurisdictions as may be mutually determined by the Company and Parent, (ii) that such applications and any amendments or supplements thereto shall include the Regulatory Commitments to the extent applicable to such jurisdictions and such additional agreements or commitments as the Company and Parent agree are advisable to obtain prompt approval of such applications, and (iii) that, subject to compliance by each party with its obligations under Section 5.03(a) and Section 5.03(b), neither the Company nor Parent shall agree to, or accept, any additional or different agreements, commitments or conditions in connection with the Merger pursuant to any settlement or otherwise with the LPSC or any other Governmental Authority, in the case of any agreement, commitment or condition to which the Company of any of its subsidiaries is a party or otherwise affecting the Company or any of its subsidiaries, without the prior written consent of Parent, and in the case of any agreement, commitment or condition to which Parent is a party and affecting the Company or any of its subsidiaries, without the prior written consent of the Company if such agreement, commitment or condition is effective prior to the Effective Time.

(e) Unless prohibited by applicable law or by the applicable Governmental Authority, (i) to the extent reasonably practicable, neither Parent, Merger Sub nor the Company shall participate in or attend any meeting, or engage in any substantive conversation with any Governmental Authority (including any member of any Governmental Authority’s staff) in respect of this Agreement, the Merger or the other transactions contemplated by this Agreement (including with respect to any of the actions referred to in Section 5.03(a) or Section 5.03(b)) without the other, (ii) to the extent reasonably practicable, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall give the other party reasonable prior notice of any such meeting or conversation, (iii) in the event (A) Parent or (B) the Company is prohibited by applicable law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, the Company (in the event of (A)) or Parent (in the event of (B)) shall keep such other party reasonably apprised with respect thereto, (iv) the parties shall cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or the other transactions contemplated herein, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (v) to the extent reasonably practicable, each party shall furnish the other party with copies of all substantive correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its subsidiaries and affiliates and their respective Representatives, on the one hand, and any Governmental Authority (including any member of any Governmental Authority’s staff), on the other hand, with respect to this Agreement, the Merger or the other transactions contemplated herein.

(f) Notwithstanding anything in this Section 5.03 to the contrary, the Company and Parent shall cooperate and work jointly in the preparation and filing of any related applications, filings or other materials with any Governmental Authority (including the LPSC) and, to the extent reasonably practicable, (i) in all communications with such Governmental Authority, (ii) for scheduling and conducting any meeting with such Governmental Authority, (iii) for coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, such Governmental Authority, and (iv) for the purpose of obtaining the Parent Required Statutory Approvals, the Company Required Statutory Approvals or any other Consents required of any Governmental Authorities in connection with this Agreement, the Merger or the other transactions contemplated hereby; provided, however, in each case, that the Company and Parent, as applicable, shall consult with the other party reasonably in advance of taking any such action. Each party shall notify the other party promptly of (A) any notice or other communication from any person alleging that such person’s Consent is or may be required in connection with the transactions contemplated by this Agreement, (B) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and (C) any actions, suits, claims, litigations, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent, Merger Sub, the Company or any of their respective subsidiaries that, in any such case, relate to this Agreement, the Merger or the other transactions contemplated by this Agreement (other than litigation covered by Section 5.08).

(g) Parent hereby recognizes and acknowledges that the Company is subject to the plenary jurisdiction and regulatory authority of the LPSC and also is subject to the jurisdiction and regulatory authority of the FERC and that the Company’s business operations that are subject to the jurisdictions of the LPSC and FERC are ongoing and are contemplated to continue to be ongoing before and after the Effective Time and regardless of whether or not the Merger is consummated. Notwithstanding anything to the contrary in this Section 5.03, nothing in this Section 5.03 is intended to, or has the meaning and purpose of, preventing in any way or degree the Company’s normal and ordinary practices and abilities to meet with or have conversations with the LPSC and FERC concerning the Company’s ongoing operations that are subject to the LPSC’s or the FERC’s jurisdictions, respectively. Parent hereby recognizes and acknowledges that the Company, in the normal and ordinary course and scope of its meetings and conversations with the LPSC and FERC concerning the Company’s ongoing operations, may find it also appropriate to discuss the Merger (including, without limitation, responding to inquiries as to the potential effects of the Merger on the ongoing operations under discussion), without Parent being present and participating in such discussions, at all times consistent with the obligation of the Company under this Section 5.03 to use its reasonable best efforts to take (and to cause its subsidiaries and controlled affiliates to take) promptly any and all actions and promptly make any and all undertakings necessary to obtain the Company Required Statutory Approvals and the Parent Required Statutory Approvals so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable. In the event of such discussions by the Company with the LPSC or FERC, without Parent participating in such discussions, the Company promptly thereafter shall reasonably apprise Parent of such discussions concerning the Merger.

(h) Takeover Laws. Without limiting the generality of Section 5.03(b), the Company and Parent shall (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Law becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

Section 5.04 Employee Matters.

(a) Following the Effective Time and for a period ending on the second anniversary of the Effective Time (the “Benefit Period”), Parent shall provide, or shall cause to be provided, to officers and employees of the Company and its subsidiaries as of the Effective Time (“Affected Employees”) (i) an annual base salary and annual cash incentive compensation opportunities that are no less favorable than the annual base salary and annual cash incentive compensation opportunities provided to such Affected Employees under the Company Employee Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter immediately prior to the Effective Time, and (ii) other employee benefits that are substantially similar in the aggregate to the other employee benefits provided to such Affected Employees under the Company Employee Benefit Plans listed on Section 3.01(l)(i) of the Company Disclosure Letter immediately prior to the Effective Time.

(b) For purposes of participation, vesting and level of vacation or severance benefits (but not for benefit accrual purposes), and eligibility to participate under the employee benefit plans, programs and policies of Parent and its subsidiaries providing benefits to any Affected Employee during the Benefit Period (including the Company Employee Benefit Plans) (the “New Plans”), each Affected Employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Affected Employee was entitled, immediately before the Effective Time, to credit for such service under any similar Company Employee Benefit Plan in which such Affected Employee participated or was eligible to participate immediately prior to the Effective Time; provided that such service credit shall not be provided (i) under any defined benefit pension plans or retiree medical plans or programs of Parent and its affiliates or with respect to the level of allocations to any retirement plans of Parent and its affiliates, or (ii) if it would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, during the Benefit Period Parent shall cause (A) each Affected Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Employee Benefit Plan in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plans to be waived for such Affected Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. During the Benefit Period, Parent shall cause any eligible expenses incurred by any Affected Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Affected Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Affected Employee and his or her covered dependents for the applicable plan year; provided that such amount was taken into account for the same purpose under the similar Company Employee Benefit Plan for such period and would not result in the duplication of benefits.

(c) Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its subsidiaries under all employment, severance, consulting, retirement and other compensation contracts between either the Company or any of its subsidiaries, on the one hand, and any current or former director, officer or employee thereof, on the other hand, to the extent listed on Section 3.01(l)(i) of the Company Disclosure Letter, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Employee Benefit Plans, in accordance with their terms as in effect on the date hereof; provided that this shall not prohibit amendments or terms in accordance with the terms thereof or as set forth on Section 5.04(c) of the Company Disclosure Letter.

(d) The provisions of this Section 5.04 are solely for the benefit of the parties to this Agreement and no current or former employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement shall be construed as an amendment to any Company Employee Benefit Plan, New Plan or other employee benefit plan for any purpose. No provision of this Agreement shall create any right in any employee or officer of the Company or any of its subsidiaries to continued employment by Parent or any of its affiliates, including the Surviving Corporation, or preclude the ability of Parent or any of its affiliates, including the Surviving Corporation, to terminate the employment of any employee or officer for any reason.

Section 5.05 Indemnification, Exculpation and Insurance.

(a) Each of Parent, Merger Sub and the Company agrees that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers, and the fiduciaries currently indemnified under benefit plans of the Company and its subsidiaries, as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification, advancement or exculpation, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and that for six (6) years from and after the Effective Time, no such provision in any certificate or articles of incorporation, by-laws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.05.

(b) For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by the Company covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by the Company’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable to the Company Indemnified Parties than those set forth in the relevant policy in effect on the date of this Agreement; provided that the annual cost thereof shall not exceed 300% of the annual cost of such policies as of the date hereof. If such insurance coverage cannot be maintained for such cost, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, the Company may purchase a six-year “tail” prepaid policy on terms and conditions no less favorable to the Company Indemnified Parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering without limitation the transactions contemplated hereby; provided that the aggregate cost thereof shall not exceed 600% of the annual cost of the directors’ and officers’ liability (and fiduciary) insurance maintained by the Company as of the date hereof. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, it shall satisfy the obligations set forth in the first two sentences of this paragraph (b).

(c) For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present director and officer of the Company or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the “Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, amounts paid in settlement, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and Parent shall cause the Surviving Corporation to also advance expenses (including reasonable attorneys’ fees, costs and expenses) to such persons as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(d) The obligations of Parent and the Surviving Corporation under this Section 5.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Company Indemnified Party, or any other person entitled to the benefit of Section 5.05(a) and Section 5.05(b), as the case may be, to whom this Section 5.05 applies without the consent of the affected Company Indemnified Party, or such other person, as the case may be. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent, or the Surviving Corporation, as the case may be, set forth in this Section 5.05.

(e) The provisions of this Section 5.05 are (i) intended to be for the benefit of, and, from and after the Effective Time, will be enforceable by, each of the Company Indemnified Parties and their respective heirs and personal representatives and (ii) in addition to, and not in substitution for or in limitation of, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise.

Section 5.06 Fees and Expenses. Except as provided in this Section 5.06, Section 7.03 and Section 7.04, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall each bear and pay one-half of the costs and expenses (other than attorneys’ fees and expenses) incurred in connection with (a) the filing, printing and mailing of the Proxy Statement (including SEC filing fees), (b) the filings of the premerger notification and report forms under the HSR Act (including filing fees) and (c) the preparation and filing of all applications, filings or other materials with the LPSC. The Surviving Corporation shall file any return with respect to, and shall pay, any state or local Taxes (including penalties or interest with respect thereto), if any, that are attributable to (i) the transfer of the beneficial ownership of the Company’s real property and (ii) the transfer of Company Common Stock pursuant to this Agreement as a result of the Merger. The Company and Parent shall cooperate with respect to the filing of such returns, including supplying any information that is reasonably necessary to complete such returns.

Section 5.07 Public Announcements. The Company and Parent will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as the Company or Parent, as the case may be, after consultation with outside counsel, determines is required by applicable law or applicable rule or regulation of the NYSE (in which case, the party required to issue or make such press release or announcement shall give reasonable notice to the other party, including the opportunity to review or comment on such press release or announcement to the extent reasonably practicable) or (b) in connection with a Company Change of Recommendation.

Section 5.08 Shareholder Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, threatened in writing, against the Company and/or the members of the Company Board after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation, and the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.09 Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, promptly following execution of this Agreement, cause the sole shareholder of Merger Sub to approve this Agreement in its capacity as sole shareholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving this Agreement in accordance with applicable law and the articles of incorporation and bylaws of Merger Sub. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as contemplated by this Agreement.

Section 5.10 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or other equity interest in the Company (including Company Restricted Stock and Restricted Stock Units) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.11 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of any such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger not to be satisfied. The delivery of any notice pursuant to this Section 5.11 shall not cure any breach of any representation, warranty, covenant or agreement requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to satisfaction or waiver by the Company and Parent of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement shall have been issued and be continuing in effect or (ii) applicable federal, state or local law shall be in in effect (A) prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement or (B) which, if enacted for the purpose of imposing terms, conditions, liabilities, obligations, commitments or sanctions in connection with the Merger (a “Merger Law”), constitutes a Burdensome Effect.

(c) Statutory Approvals. Each of the Company Required Statutory Approvals and the Parent Required Statutory Approvals (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Merger and the transactions contemplated by this Agreement) (the “Required Regulatory Approvals”) shall have been obtained and be in effect, and no orders or Consents of any Governmental Authority in connection with the Merger, including the Required Regulatory Approvals, shall, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions that constitute a Burdensome Effect.

Section 6.02 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver by the Company of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub, without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein, shall be true and correct both as of the date of this Agreement and as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Certificates. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver by Parent of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.01(a) (Organization and Qualification), Section 3.01(f)(ii) (Absence of Certain Changes or Events) and Section 3.01(r) (Vote Required) shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in Section 3.01(b)(i) (Capital Stock) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) except for de minimis inaccuracies, (iii) the representations and warranties of the Company set forth in Section 3.01(c) (Authority), Section 3.01(t) (Takeover Laws Inapplicable) and Section 3.01(z) (Brokers) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) in all material respects and (iv) each of the other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) except where the failure of such other representations and warranties to be so true and correct does not have, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, in the case of clauses (i) through (iv), as of the date of this Agreement and as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Company.

(d) Closing Certificates. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied.

Section 6.04 Frustration of Closing Conditions. Neither the Company, Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company in the event (i) any Governmental Authority has denied either a Company Required Statutory Approval (other than the FCC Pre-Approvals) or Parent Required Statutory Approval (other than the FCC Pre-Approvals) and such denial has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(i) shall have used its reasonable best efforts to contest, appeal, reverse, overturn or otherwise render invalid or of no effect such denial; or (ii) any law or order permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall not be available to any party whose failure to comply with its obligations under Section 5.03 has been the cause of the imposition of such law or order;

(c) by either Parent or the Company in the event that the Merger shall not have been consummated by October 17, 2015 whether such date is before or after receipt of the Company Shareholder Approval (the “Termination Date”); provided, however, that if on the Termination Date the condition to closing set forth in Section 6.01(c) is not satisfied or has been satisfied but the Marketing Period has not started or has started and has not been completed, but all other conditions to the Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) and no orders or Consents of any Governmental Authority in connection with the Merger, including the Required Regulatory Approvals, shall, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions that constitute a Burdensome Effect and the conditions set forth in Section 6.01(c) remain capable of being satisfied, then the Termination Date shall be automatically extended to April 17, 2016 (and such date shall then be the “Termination Date”) unless Parent and the Company have agreed in writing prior to the initial Termination Date that the Termination Date shall not be so extended; provided, further, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of the failure of the Merger to occur on or before the Termination Date. Notwithstanding the foregoing, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent has the right to terminate this Agreement pursuant to Section 7.01(d);

(d) by Parent, in the event that (i) the Company Board has failed to make the Company Recommendation, (ii) the Company Board has effected a Company Change of Recommendation, whether or not permitted by the terms hereof, or (iii) the Company has materially breached or is deemed to have materially breached its obligations under Section 4.02;

(e) by the Company in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied, and which is not cured within forty-five (45) days following written notice to Parent or by its nature or timing cannot be cured within such time period (provided that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied);

(f) by Parent in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied, and which is not cured within 45 days following written notice to the Company or by its nature or timing cannot be cured within such time period (provided that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied);

(g) by either Parent or the Company in the event that the Company Shareholder Approval is not obtained at the Company Shareholders Meeting (or any adjournment or postponement thereof) where such matter was presented to such shareholders for approval and properly voted upon;

(h) by the Company, at any time prior to the receipt of the Company Shareholder Approval, in order to enter into a Takeover Agreement with respect to a Company Superior Proposal in accordance with Section 4.02(e) and otherwise in compliance with the terms of this Agreement (including the other provisions of Section 4.02), provided that the Company shall (x) prior to or substantially concurrently with the termination of this Agreement pursuant to this Section 7.01(h), pay to Parent or its designee by wire transfer of immediately available funds the Company Termination Fee pursuant to Section 7.03(a), and (y) substantially concurrently with such termination enter into a Takeover Agreement with respect to such Superior Proposal; or

(i) by the Company if (i) the Marketing Period has ended and all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall have been capable of being satisfied on the date the Closing should have occurred pursuant to Section 1.02), (ii) the Company has irrevocably notified Parent in writing that (A) all of the conditions set forth in Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall have been capable of being satisfied on the date the Closing should have occurred pursuant to Section 1.02) or have been irrevocably waived by the Company and (B) the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing prior to the earlier of the first Business Day preceding the Termination Date on which the Debt Financing can be funded under the terms of the Debt Financing Commitments and five (5) Business Days following delivery of such written notice from the Company.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives or affiliates), except that (a) the provisions of

Section 5.06, this Section 7.02, Section 7.03, Section 7.04 and Article VIII shall survive any such termination and abandonment, and (b) no such termination shall relieve any party from liability or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement; provided, that in no event shall Parent’s liability pursuant to this Agreement exceed the amount of the Parent Termination Fee.

Section 7.03 Company Termination Fee. Notwithstanding anything to the contrary in this Agreement, including Section 5.06:

(a) if (i) Parent terminates this Agreement pursuant to Section 7.01(d) at any time prior to the receipt of the Company Shareholder Approval or (ii) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent or its designee, (A) in the case of clause (i), by wire transfer of immediately available funds within three (3) Business Days following delivery of Parent’s notice of termination, and (B) in the case of clause (ii), immediately prior to or substantially concurrently with, but as a condition to, the termination of this Agreement, an amount equal to $120,000,000 (the “Company Termination Fee”); or

(b) if (i)(A) this Agreement is terminated (1) by either the Company or Parent pursuant to Section 7.01(c), (2) by either the Company or Parent pursuant to Section 7.01(g), or (3) by Parent pursuant to Section 7.01(f), (B) any person shall have made or shall have publicly announced a Company Takeover Proposal after the date of this Agreement but prior to such termination and (C) within twelve (12) months after such termination the Company shall have entered into a Takeover Agreement with respect to a Company Takeover Transaction or shall have consummated a Company Takeover Transaction (but for purposes of this clause (C) changing the references to the “20%” amounts in the definition of Company Takeover Proposal (as used in the definition of Company Takeover Transaction) to “50%”), then the Company shall pay to Parent by wire transfer of immediately available funds on or prior to the earlier of the date of consummation of such Company Takeover Transaction or the date of execution of a Takeover Agreement with respect to such Company Takeover Transaction, an amount equal to the Company Termination Fee less any Parent Expenses previously paid by the Company pursuant to Section 7.03(c).

(c) If this Agreement is terminated by Parent pursuant to Section 7.01(g), the Company shall promptly, but in no event later than three (3) Business Days following delivery of Parent’s notice of termination, pay to Parent or its designee all of the documented, out-of-pocket expenses incurred by Parent, Merger Sub or their respective affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum of $18,000,000 (the “Parent Expenses”), by wire transfer of immediately available funds. The amount of any Parent Expenses actually paid by the Company pursuant to this Section 7.03(c) shall be credited against any Company Termination Fee subsequently payable by the Company pursuant to Section 7.03(b).

(d) The payment by the Company of the Company Termination Fee pursuant to Section 7.03(a) and Section 7.03(b), the payment of any Parent Expenses pursuant to Section 7.03(c) and the payment of any expenses as provided in Section 7.03(e) shall be the sole and exclusive remedy of the Parent Group in the event of termination of this Agreement pursuant to the bases specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c) not resulting from a knowing and intentional breach of this Agreement by the Company. In no event shall the Company be required to pay the Company Termination Fee more than once.

(e) The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement, and that any amounts payable pursuant to this Section 7.03 do not constitute a penalty but constitute payment of liquidated damages and that the Company’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Parent’s and Merger Sub’s breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. In furtherance of the foregoing, if the Company fails to pay promptly any fee payable by it pursuant to this Section 7.03, then the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate published in the Wall Street Journal from the date such payment was due under this Agreement until the date of payment.

Section 7.04 Parent Termination Fee.

(a) If (i) this Agreement is terminated by the Company pursuant to (A) Section 7.01(e) due to a breach by Parent or Merger Sub of Section 3.02(g), Section 4.04(a) or Section 5.03 which (1) in the case of such a breach of Section 3.02(g) or Section 4.04(a), has resulted in the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 4.04(a)) not being funded or not being able to be funded on the terms set forth in the Debt Financing Commitments or (2) in the case of such a breach of Section 5.03, has resulted in the failure of the conditions set forth in Section 6.01(b) or Section 6.01(c) to be satisfied or to be capable of being satisfied or (B) Section 7.01(i), or (ii) Parent terminates this Agreement pursuant to Section 7.01(c) and at the time of such termination the Company would have been entitled to terminate this Agreement pursuant to Section 7.01(e) or Section 7.01(i) solely under the circumstances described in Section 7.04(a)(i), then, in the case of either clause (i) or (ii), Parent shall pay or cause to be paid to the Company a fee (the “Parent Termination Fee”) in cash equal to $180,000,000 by wire transfer of immediately available funds (x) in the case of clause (i), within three (3) Business Days following delivery of the Company’s notice of termination, and (y) in the case of clause (ii), within three (3) Business Days following delivery of Parent’s notice of termination, it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(b) None of (i) Parent or Merger Sub, (ii) the former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees of Parent or Merger Sub or any Guarantor, or (iii) any lender, prospective lender, arranger or agent of or under the Financing or any of their respective former, current or future equityholders, controlling persons, directors, officers, employees, affiliates, managers or agents (collectively, the “Financing Sources”) (the Persons described in clauses (i), (ii), and (iii) shall be collectively referred to as the “Parent Group”) shall, in the case of clause (i) and (ii) above only (but not, for the avoidance of doubt, with respect to any Debt Financing Sources), upon full payment of the Parent Termination Fee, have any further liability with respect to this Agreement or the transactions contemplated hereby (including the Financing) to any member of the Company Group or any other person (whether at law, in equity, in contract, in tort or otherwise), and neither the Company nor any other person (including any other member of the Company Group) shall have any claim or recourse against any member of the Parent Group as a result of the breach of any representation, warranty, covenant or agreement of Parent or Merger Sub, as applicable, contained herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement (including the Financing). Without limiting the foregoing, following a termination of this Agreement in any circumstance that shall entitle the Company to payment of the Parent Termination Fee, in no event shall (A) the Company or any of its subsidiaries, or (B) any former, current or future, direct or indirect, stockholder, director, officer, employee, agent, representative, affiliate or assignee of any of the Company or any of its subsidiaries (the persons described in clauses (A) and (B) shall be collectively referred to as the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from, or any other recourse or remedy from, any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereby (including the Financing), other than (without duplication) payment of the Parent Termination Fee as provided in Section 7.04(a) and any expenses as provided in Section 7.04(d), and such payment shall constitute the sole and exclusive remedy of the Company Group in such circumstance. The provisions of this Section 7.04(b) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

(c) Subject only to the Company’s right to seek specific performance solely in accordance with Section 8.11, the maximum aggregate liability of Parent and Merger Sub under or relating to this Agreement to any member of the Company Group or any other person shall be limited to the amount of the Parent Termination Fee (the “Parent Liability Limitation”), and in no event shall the Company or any of its affiliates seek, obtain or accept, or permit to be sought (and no liability shall attach to the any member of the Parent Group with respect to), any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, under or in connection with this Agreement, the Financing Commitments or the Limited Guarantee or the transactions contemplated hereby or thereby, against Parent, Merger Sub, any Guarantor or any other member of the Parent Group, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Guarantors or any other member of the Parent Group, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, other than against Parent or Merger Sub pursuant to this Agreement or against a Guarantor pursuant to (and subject to the terms, conditions and limitations of) the Limited Guarantee, in each such case not to exceed, in the aggregate, the Parent Liability Limitation, and in no event shall the Company and its affiliates be entitled to an aggregate amount equal to more than the Parent Liability Limitation. While the Company may pursue both a grant of specific performance in accordance with Section 8.11 and the payment of the Parent Termination Fee under Section 7.04, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of Parent’s obligation to consummate the Merger and any money damages, including all or any portion of the Parent Termination Fee.

(d) All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made by any party hereto only against the persons that are expressly identified as parties hereto. Without prejudice to the foregoing, no Debt Financing Source or any affiliate thereof shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) to any party to this Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Debt Financing Source or any affiliate thereof; provided, however, that notwithstanding the foregoing, nothing in this Agreement, including this Section 7.04(d), shall in any way limit or modify any rights, claims or causes of action (whether in contract or in tort, in law or in equity) of Parent or Merger Sub that may be based upon, arise out of or relate to the Debt Financing or the Debt Financing Commitments or the negotiation, execution, performance or non-performance thereof.

(e) Parent and Merger Sub each acknowledge that the agreements contained in this Section 7.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement, and that any amounts payable pursuant to this Section 7.04 do not constitute a penalty but constitute payment of liquidated damages and that the Company’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Parent’s and Merger Sub’s breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. In furtherance of the foregoing, if Parent fails to pay promptly any fee payable by it pursuant to this Section 7.04, then Parent shall pay to the Company, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate published in the Wall Street Journal from the date such payment was due under this Agreement until the date of payment

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

Section 8.02 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Como 1 L.P.
125 West 55th Street
New York, NY 10019
Telecopy No.: (212) 231-1828
Attention:	Michael Kernan, Managing Director, Legal
Email:	michael.kernan@macquarie.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telecopy No.: (212) 446-4900
Attention:	Thomas W. Christopher
Mark Director
Michael Brueck
Email:	thomas.christopher@kirkland.com
mark.director@kirkland.com
michael.brueck@kirkland.com

if to the Company, to:

Cleco Corporation
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
Telecopy No.: (318) 484-7701
Attention:	Wade A. Hoefling, General Counsel
Email:	wade.hoefling@cleco.com

with a copy (which shall not constitute notice) to:

Locke Lord LLP
JPMorgan Chase Tower
600 Travis, Suite 2800
Houston, Texas 77002
Telecopy No.: (713) 223-3717

Attention:	Bill Swanstrom
David F. Taylor
Email:	BSwanstrom@lockelord.com
DTaylor@lockelord.com

and with a copy (which shall not constitute notice) to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219
Telecopy No.: (804) 343-4864
Attention:	Jeff A. Jones, III
Steven M. Haas
Email:	jjones@hunton.com
shaas@hunton.com

Section 8.03 Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a) and shares of Company Restricted Stock);

(c) “Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York City, New York;

(d) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation;

(e) “CFIUS Clearance” means (i) the parties hereto shall have received written notice from the Committee on Foreign Investment in the United States (“CFIUS”) that review under Section 721 of the U.S. Defense Protection Act 1950 as amended by the Foreign Investment and National Security Act of 2007 (the “DPA”) of the transactions contemplated by this Agreement has been concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and advised that action under Section 721 of the DPA, and any investigation related thereto, has been concluded with respect to the transactions contemplated by this Agreement; (ii) CFIUS shall have concluded that none of the transactions contemplated by this Agreement is a covered transaction, and that the transactions contemplated by this Agreement are not subject to review under Section 721 of the DPA; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the joint voluntary notice submitted by Parent and the Company pursuant to the DPA with respect to the transactions contemplated by this Agreement submitted by the Company and Parent and either (A) the period under Section 721 of the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by this Agreement shall have expired without any such action being announced or taken, or (B) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement.

(f) “Company Joint Venture” shall mean any Joint Venture of the Company or any of its subsidiaries;

(g) “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-3, (iii) the Company’s auditors have not withdrawn, or notified the Company that they intend to withdraw, their audit opinion with respect to any of the financial statements included in the Required Information, (iv) the Company or its auditors have not determined to undertake a restatement, in whole or in part, of any financial statements included in the Required Information, (v) the Company’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period, and (vi) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit a registration statement on Form S-3 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period;

(h) “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense;

(i) “indebtedness” means (i) indebtedness of the Company or any of its subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instrument, (iii) obligations of the Company or any of its subsidiaries under capitalized leases, (iv) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (v) all obligations of the Company or any of its subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of its subsidiaries;

(j) “Joint Venture” of a person shall mean any person that is not a subsidiary of such first person, in which such first person or one or more of its subsidiaries owns directly or indirectly an equity interest, other than equity interests held for passive investment purposes that are less than 5% of each class of the outstanding voting securities or equity interests of such second person;

(k) “knowledge” means (i) with respect to the Company, the actual knowledge of the persons listed in Section 8.03(k) of the Company Disclosure Letter after reasonable inquiry, and (ii) with respect to Parent, the actual knowledge of the persons listed in Schedule 8.03(k) after reasonable inquiry;

(l) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its subsidiaries;

(m) “Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its subsidiaries thereunder;

(n) “Marketing Period” means the first period of twenty (20) consecutive Business Days commencing after the date hereof and throughout which: (i) Parent shall have all of the Required Information and during which period such information shall remain Compliant; provided, that if the Company shall in good faith reasonably believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery) in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and within five (5) Business Days after delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered to Parent) and (ii) the conditions set forth in Article VI shall be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VI to fail to be satisfied, assuming that the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, that such twenty (20) consecutive Business Day period (A) shall not be required to be consecutive to the extent that it would include November 28, 2014 through and including November 29, 2014 (which dates shall not count for purposes of the twenty (20) consecutive Business Days period) and (B) if not ended on or prior to December 20, 2014, shall commence no earlier than January 6, 2015; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained by Parent;

(o) “material adverse effect on the Company” means any change, effect, event, occurrence, development or state of facts (i) that is materially adverse to the business, financial condition, assets, liabilities, results of operations or properties of the Company and its subsidiaries, taken as a whole, but excluding any of the foregoing to the extent resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes in the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which the Company or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (C) changes or developments in national or regional wholesale or retail markets for electric power, capacity or fuel or related products (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (D) changes or developments in natural or regional electric transmission or distribution systems (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (E) any changes in law or GAAP or interpretations thereof (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (F) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism (in each case, to the extent not disproportionately affecting the Company and its subsidiaries, taken as a whole, as compared to similarly situated persons), (G) the failure in and of itself of such person to meet any internal or published projections, forecasts or revenues predictions, provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, development or state of facts underlying such failure has resulted in, or contributed to, a material adverse effect on the Company, (H) the negotiation, execution or announcement of, or compliance with, this Agreement in accordance with the terms hereof (including any adverse changes in the relationship of the Company or its subsidiaries with its employees, independent contractors, customers or suppliers resulting directly therefrom), provided that the exception in this clause (H) shall not apply to the representations and warranties contained in Section 3.01(d) to the extent that the negotiation, execution or announcement of, or compliance with, this Agreement would result in a breach or inaccuracy of the representations and warranties set forth in Section 3.01(d), or (I) any taking of any action by the Company or its subsidiaries at the express written request of Parent, or (ii) that would prevent or materially delay the Company from performing its obligations under this Agreement or consummating the transactions contemplated hereby;

(p) “Offering Documents” means prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Financing;

(q) “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its subsidiaries;

(r) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(s) “Real Property” means the Owned Real Property and the Leased Real Property;

(t) “Regulatory Commitments” means the actions, commitments and agreements set forth on Appendix A;

(u) “Required Information” means all customary financial information of the Company and its subsidiaries that is reasonably available to or readily obtainable by the Company that is required (i) to permit Parent and Merger Sub to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days prior to the Closing Date (or ninety (90) days in case such four-fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the transactions contemplated hereby as if the transactions contemplated hereby had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and (ii) to permit Parent and Merger Sub to satisfy the requirements under paragraph 3 of the Debt Commitment Letter (as in effect on the date of this Agreement) and the paragraph entitled “Cooperation to Complete Sale” under the Engagement Letter (as in effect on the date of this Agreement), including financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data regarding the Company and its subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-3 (or any successor form thereto) under the Securities Act (excluding information required by Rules 3-10 and 3-16 under Regulation S-X), and of the type and form, and for the periods, customarily included in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made; provided, that with respect to the pro forma data described in clause (i) above, the following shall not be considered part of the Required Information: (a) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma data, and (b) any other information concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent;

(v) “Solvent” means that, with respect to any person, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (A) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or any other available resources or a combination thereof, to meet its obligations as they become due; and

(w) “subsidiary” means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person.

Section 8.04 Interpretation and Other Matters.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Appendix, such reference shall be to an Article or Section of, or an Exhibit or Appendix to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns.

(b) Each of Parent and the Company has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(c) Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries; Suits for Damages. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns, except after the Effective Time (A) for the provisions of Section 5.05 (which shall be enforceable by the Company Indemnified Parties), and (B) for the rights of the Company’s shareholders to receive the Merger Consideration pursuant to this Agreement in the event the Merger is consummated. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the provisions of Sections 7.04(b), 7.04(c), 7.04(d), 8.07, 8.08, 8.09 and 8.13 and this Section 8.06 (and the definitions related thereto) shall be enforceable by each Debt Financing Source (and each is an intended third party beneficiary thereof).

Section 8.07 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after receipt of the Company Shareholder Approval, there shall not be made any amendment that by law or in accordance with the rules or any relevant stock exchange, requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, Sections 7.04(b), 7.04(c), 7.04(d), 8.06, 8.08, 8.09 and 8.13 and this Section 8.07 may not be modified or amended in a manner that is adverse to a Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided that no such extension to or waiver of Sections 7.04(b), 7.04(c), 7.04(d), 8.06, 8.07, 8.09 or 8.13 or this Section 8.08 that is adverse to a Debt Financing Source shall be valid without the prior written consent of such Debt Financing Source. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.09 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws, except that matters related to the fiduciary obligations of the Company Board shall be governed by the laws of the State of Louisiana. No party hereto, nor any of its affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, anywhere other than in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York.

(b) Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 8.02 shall be effective service of process for any action, suit or proceeding brought against it.

Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, each of Parent and Merger Sub may (a) assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its affiliates (but no such assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder) and (b) collaterally assign any of its rights, but not its obligations, under this Agreement to any of its Financing Sources. Any attempted or purported assignment in violation of this Section 8.10 shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 8.10, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.11 Specific Performance.

(a) The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.11(b), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages.

(b) Notwithstanding Section 8.11(a), it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies with respect to enforcing Parent’s obligation to cause the Equity Financing to be funded, and/or to consummate the Merger and the other transactions contemplated by this Agreement, including to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be available if and only if (A) the Marketing Period has ended, (B) all conditions in Section 6.01 and Section 6.03 were satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions remain capable of being satisfied as of such date)) at the time when the Closing would have occurred as required by Section 1.02 but for the failure of the Equity Financing to be funded on the terms set forth in the Equity Financing Commitment and continue to be satisfied and Parent and Merger Sub shall fail to complete the Closing by the date that the Closing is required to occur pursuant to Section 1.02, (C) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 4.04(a)) has been funded or will be funded at the Closing on the terms set forth in the Debt Financing Commitments if the Equity Financing is funded at the Closing on the terms set forth in the Equity Financing Commitment and (D) the Company has confirmed in writing to Parent that if the Equity Financing and Debt Financing are funded on the terms set forth in the Equity Financing Commitment and the Debt Financing Commitments, respectively, then the Company would take such actions that are within its control to cause the Closing pursuant to Section 1.02 to occur.

(c) Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other parties hereto have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) For the avoidance of doubt, while a party may pursue both a grant of specific performance in accordance with Section 8.11(b) and the payment of any applicable termination fee, damages and/or expense reimbursement, as applicable, under no circumstances shall any party be permitted or entitled to receive both (i) a grant of specific performance and (ii) any applicable termination fee, any expense reimbursement or any damages.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.13 Waiver of Jury Trial. Each party to this Agreement knowingly and voluntarily waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating to the Debt Financing Commitments or the performance thereof or the Debt Financing.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMO 1 L.P.

By: Como 1 GP LLC
Its: General Partner

By:	/s/ Christopher J. Leslie
Name:	Christopher J. Leslie
Title:	President

By:	/s/ J. Andrew Murphy
Name:	J. Andrew Murphy
Title:	Vice President

COMO 3 INC.

By:	/s/ Christopher J. Leslie
Name:	Christopher J. Leslie
Title:	President

By:	/s/ J. Andrew Murphy
Name:	J. Andrew Murphy
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

CLECO CORPORATION

By:	/s/ Bruce A. Williamson
Name:	Bruce A. Williamson
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX A

Commitments to Louisiana Public Service Commission

Cleco Power is a Louisiana Utility:

•	Cleco Power will remain a Louisiana entity, and its headquarters will remain in Pineville, Louisiana.

•

The Chief Executive Officer, and senior management of Cleco Power’s operations (generation, distribution, transmission, regulatory and commercial) and senior management of corporate support functions (financial, human resources, and legal) will be Louisiana residents to the extent practical.

•	Maintain customer service call center in Pineville, Louisiana.

•	Maintain support functions in Louisiana, such as management of generation operations, distribution, transmission, and storm restoration.

•	A minimum of four (4) board members will be Louisiana residents, with one (1) of those being the chairman.

Employees:

•	Maintain headcount, salaries and benefits substantially consistent with or better than current levels, in the aggregate, across the company for a minimum of two years.

•	No material change in pension plans or design, or in current benefits for retiree medical plan participants, for a minimum of 2 years.

Operations:

•	Maintain capital investment, transmission, maintenance and procurement practices.

•	Maintain vegetation management and pole replacement practices to maintain or improve service reliability.

Financial Stability and Flexibility:

•	No recovery of acquisition premium, transactions costs or executive change of control payments in rates.

•	Maintain investment grade rating at Cleco Power.

•	Maintain public debt and file required SEC financial reports at Cleco Power.

•	Improve liquidity by increasing revolving credit facility to provide for increased financial flexibility.

•	Establish appropriate “ring-fence” provisions at Cleco Power to ensure financial stability.

Economic Development:

•	Maintain current levels of funding (approximately $500,000 per year) for state and local organizations.

Charitable Contributions:

•

Establish a Cleco charitable foundation to make charitable contributions consistent with Cleco’s current practices. Annual charitable contributions from the new Cleco foundation will meet or exceed current charitable contributions (approximately $600,000 per year).

Appendix A to Merger Agreement

ANNEX B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 17, 2014

Board of Directors

Cleco Corporation

2030 Donahue Ferry Road

Pineville, LA 71360

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Como 1 L.P. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Cleco Corporation (the “Company”) of the $55.37 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 17, 2014 (the “Agreement”), by and among Parent, Como 3 Inc., an indirect, wholly-owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including each of the Guarantors (as defined in the Agreement) and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a portion of which is payable upon announcement of the Transaction and the remainder of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain financial advisory and/or underwriting services to Alberta Teachers’ Retirement Fund Board (“ATRF”) and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint-bookrunner with respect to an offering of NCSG Crane & Heavy Haul Corp.’s 9.5% senior second-lien notes due 2019 (aggregate principal amount $305 million) in August 2014, which notes were issued to fund the acquisition of a majority interest in NCSG Crane & Heavy Haul Corp. by a group of investors including ATRF.

We also have provided certain financial advisory and/or underwriting services to Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial adviser to Northwestern Mutual with respect to its agreement to sell its subsidiary, Russell Investments, to the London Stock Exchange Group plc, announced in June 2014 but not yet consummated. We also have provided certain

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Cleco Corporation

October 17, 2014

financial advisory and/or underwriting services to The Allstate Corporation (“Allstate”) and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint-bookrunner with respect to a public offering of Allstate’s fixed-to- floating rate subordinated debentures due 2053 (aggregate principal amount $500 million) in January 2013; as joint-bookrunner with respect to a public offering of Allstate’s 3.15% senior notes due 2023 (aggregate principal amount $500 million) and 4.50% senior notes due 2043 (aggregate principal amount $500 million) in June 2013; as joint-bookrunner with respect to a public offering of Allstate’s fixed-to-floating rate subordinated debentures due 2053 (aggregate principal amount $800 million) in August 2013; as financial adviser to Allstate with respect to its sale of Lincoln Benefit Life Company in April 2014; and as joint-bookrunner with respect to a private placement of catastrophe bonds in respect of hurricane and earthquake exposure in the United States (aggregate principal amount $750 million) in May 2014. We also have provided certain financial advisory and/or underwriting services to Grosvenor Capital Management (“Grosvenor”) and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint arranger with respect to an offering by Grosvenor of a seven-year term loan (aggregate principal amount $460 million) in November 2013, in connection with the financing of Grosvenor’s acquisition of Customized Fund Investment Group in January 2014 (the “CFIG Acquisition”); and as financial adviser to Grosvenor with respect to the CFIG Acquisition. We also have provided certain financial advisory and/or underwriting services to Macquarie Group Limited (“Macquarie”) and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead manager with respect to the initial public offering of shares of OzForex Group Limited, a former portfolio company of Macquarie, in October 2013; and as lead manager with respect to a public offering by Macquarie Bank Limited, an affiliate of Macquarie, of a EURIBOR floating rate debt instrument maturing in 2016 (aggregate principal amount €30 million) in November 2013. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates and the Guarantors and their respective affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with the Guarantors and their affiliates from time to time and may have invested in limited partnership units of affiliates of certain of the Guarantors from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 1O-K of the Company for the five years ended December 31, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the electric utility industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not

Board of Directors

Cleco Corporation

October 17, 2014

made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $55.37 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $55.37 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $55.37 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

ANNEX C

October 17, 2014

The Board of Directors

Cleco Corporation

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

Dear Members of the Board of Directors:

We understand that Como 1 L.P., a Delaware limited partnership (“Parent”), Como 3 Inc., a Louisiana corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Cleco Corporation, a Louisiana corporation (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”). You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of the Company, other than to (i) holders of Excluded Shares (as defined in the Merger Agreement) or (ii) holders of Shares who are affiliates of Parent (such holders of Shares described in clauses (i) and (ii) are referred to herein as the “Excluded Holders”), of the Merger Consideration (as defined below) to be received by such holders pursuant to the Merger Agreement. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which the Company will be the surviving corporation (the “Surviving Corporation”), and each issued and outstanding Share, other than the Excluded Shares, will be converted into the right to receive $55.37 in cash (the “Merger Consideration”). The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions.” The summary of the Transactions is qualified in its entirety by the terms of the Merger Agreement.

Tudor, Pickering, Holt & Co. Advisors, LLC (“TPH”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent, any of the other parties to the Transactions and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Merger Agreement. In addition, TPH and its affiliates and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Company, Parent, other prospective counterparties and their respective affiliates. We have acted as financial advisor to the Company in connection with the Transactions and expect to receive a fee for our services, (i) a portion of which is payable upon delivery of this opinion, (ii) a portion of which is payable contingent upon the consummation of the Transactions, and (iii) a portion of which is payable in the sole discretion of the Company, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We may provide investment banking or other financial services to the Company, Parent or any of the other parties to the Transactions or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) a draft of the Merger Agreement dated October 16, 2014; (ii) annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2013; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain other communications from the Company to its stockholders; (v) certain internal financial information and forecasts for the Company prepared by the management of the Company (the “Forecasts”), which we discussed with the senior management of the Company; and (vi) certain publicly available research analyst reports with respect to the future financial performance of the Company, which we discussed with the senior management of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the power and utility industry and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that such Forecasts will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Company, Parent, Merger Sub, the Surviving Corporation or the holders of Shares, and that the definitive Merger Agreement will not differ in any material respects from the last draft thereof furnished to us prior to the date hereof. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to the Company. This opinion addresses only the fairness to specified holders of the Shares from a financial point of view, as of the date hereof, of the Merger Consideration pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, in connection with the Transactions, whether relative to the Merger Consideration pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the price at which the Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions, and such opinion does not constitute a recommendation as to how any holder of interests in the Company should vote with respect to such Transactions or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of the Shares (other than Excluded Holders) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

Tudor, Pickering, Holt & Co. Advisors, LLC

By:
Name: John Rice
Title: Managing Director

CLECO CORPORATION 2030 DONAHUE FERRY ROAD PINEVILLE, LA 71361-5000

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CLECO CORPORATION

The Board of Directors recommends a vote FOR proposals 1, 2 and 3:		For	Against	Abstain

1.	To approve the Agreement and Plan of Merger, dated as of October 17, 2014 (the “Merger Agreement”), among Cleco Corporation, Como 1 L.P., a Delaware limited partnership, and Como 3 Inc., a Louisiana corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), whereby Merger Sub will be merged with and into Cleco, with Cleco being the surviving corporation (the “Merger”).	☐	☐	☐

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Cleco Corporation in connection with the completion of the Merger.	☐	☐	☐

3.	To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time to approve the proposal to approve the Merger Agreement.	☐	☐	☐

NOTE: To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement are available at www.proxyvote.com.

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M66380-P45921

CLECO CORPORATION

Special Meeting of Shareholders

            , 2015 10:00 A.M.

IF YOU ARE A SHAREHOLDER:

This proxy is solicited by the Board of Directors.

The undersigned appoints Bruce A. Williamson, Wade A. Hoefling and Julia E. Callis or any of them (each with full power to act alone and with power of substitution) as proxies, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote all shares of common stock of Cleco Corporation held of record by the undersigned as of the close of business on             , 2015, at the annual meeting of shareholders to be held on             , 2015, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no specific directions are given, the shares will be voted FOR Proposals 1, 2 and 3. The individuals designated above will vote in their discretion on any other matter that may properly come before the special meeting and any adjournment(s) or postponement(s) thereof.

IF YOU ARE A 401(K) PARTICIPANT OR AN ESPP PARTICIPANT:

This proxy is solicited on behalf of the Trustee of the Cleco Power LLC 401(k) Savings and Investment Plan and/or the Custodian of the Cleco Corporation Employee Stock Purchase Plan.

The undersigned participant in the Cleco Power LLC 401(k) Savings and Investment Plan and/or the Cleco Corporation Employee Stock Purchase Plan hereby appoints, as applicable, JPMorgan Chase Bank, trustee of the Savings and Investment Plan and/or The Bank of New York, custodian of the Employee Stock Purchase Plan (each, as applicable, with full power of substitution), as proxy(ies) with respect to the number of whole and fractional units representing shares of common stock allocated to the undersigned’s accounts in the plan(s) as of the close of business on             , 2015, to represent the undersigned, and to vote upon all matters that may properly come before the meeting, including the matters described in the proxy statement furnished herewith (receipt of which is hereby acknowledged), subject to any directions indicated on the reverse side, with full power to vote at the special meeting of shareholders to be held on             , 2015, and any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned participant(s). If no specific directions are given, shares subject to this proxy will NOT be voted by the trustee and/or the custodian, as applicable. The trustee and/or the custodian, as applicable, will vote, in their discretion, on any other matter that may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

The undersigned hereby revokes all proxies heretofore given in connection with the special meeting of shareholders with respect to common stock owned by the undersigned or allocated to the undersigned in the plan(s).

Continued and to be signed on reverse side